As filed with the Securities and Exchange Commission on February 4, 2025.

No. 333-284339

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SailPoint Parent, LP

to be converted as described herein to a corporation named

SailPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	88-2001765
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11120 Four Points Drive, Suite 100

Austin, TX 78726

(512) 346-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Chris Schmitt

Executive Vice President, General Counsel, and Secretary

11120 Four Points Drive, Suite 100

Austin, TX 78726

(512) 346-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Bradley C. Reed, P.C. Michael P. Keeley, P.C. Lanchi D. Huynh Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000	Nicole Brookshire Roshni Banker Cariello Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

SailPoint Parent, LP, the registrant whose name appears on the cover of this registration statement, is a Delaware limited partnership. Prior to effectiveness of this registration statement, SailPoint Parent, LP intends to convert into a Delaware corporation pursuant to a statutory conversion and change its name to SailPoint, Inc. as described in the section titled “Corporate Conversion” in the accompanying prospectus. In the accompanying prospectus, we refer to all of the transactions related to SailPoint Parent, LP’s conversion to a corporation as the Corporate Conversion. As a result of the Corporate Conversion, the partners of SailPoint Parent, LP will become holders of shares of common stock of SailPoint, Inc. Shares of common stock of SailPoint, Inc. are being offered by the accompanying prospectus.

Unless the context otherwise requires, all references in the accompanying prospectus to the “Company,” “SailPoint,” “we,” “us,” “our” and similar terms refer to SailPoint Parent, LP and, where appropriate, its consolidated subsidiaries before the Corporate Conversion, and SailPoint, Inc. and, where appropriate, its consolidated subsidiaries from and after the Corporate Conversion.

Except as disclosed in the accompanying prospectus, the consolidated financial statements and other financial information included elsewhere in this registration statement are those of SailPoint Parent, LP and its consolidated subsidiaries and do not give effect to the Corporate Conversion. We do not expect that the Corporate Conversion will have a material effect on the results of our operations.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued February 4, 2025

50,000,000 Shares

COMMON STOCK

This is the initial public offering of common stock of SailPoint, Inc. We are offering 47,500,000 shares of our common stock, and the selling stockholders identified in this prospectus are offering 2,500,000 shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholders. No public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $19.00 and $21.00 per share.

We have applied to list our common stock on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SAIL.” However, no assurance can be given that our listing application will be approved. If our listing application is not approved by Nasdaq, we will not be able to consummate this offering.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 22.

PRICE $    A SHARE

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to SailPoint, Inc., before expenses	Proceeds to Selling Stockholders, before expenses
Per Share	$	$	$	$
Total	$	$	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the underwriters the right to purchase up to an additional 7,500,000 shares of common stock at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments, if any.

Immediately after this offering, assuming an offering size as set forth above, participation in this offering as set forth above and an initial public offering price of $20.00 (the midpoint of the estimated price range set forth above), funds controlled by our principal stockholder, Thoma Bravo, will own approximately 88.5% of our outstanding common stock (or 87.3% of our outstanding common stock if the underwriters exercise their option to purchase additional shares in full). See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Thoma Bravo controls us, and its interests may conflict with ours or yours in the future.” As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. See “Management—Corporate Governance—Controlled Company Status.”

One or more entities affiliated with AllianceBernstein L.P. and one or more entities affiliated with Dragoneer Investment Group, LLC (collectively, the “cornerstone investors”) have, severally and not jointly, indicated an interest in purchasing up to an aggregate of 20% of the shares of common stock in this offering (excluding the underwriters’ option to purchase additional shares) at the initial public offering price. The shares to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less, or no shares in this offering or the underwriters may determine to sell more, less, or no shares to the cornerstone investors. The underwriters will receive the same discount on any shares of common stock purchased by the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on    , 2025.

MORGAN STANLEY	GOLDMAN SACHS & CO. LLC

J.P. MORGAN	EVERCORE ISI

BOFA SECURITIES	BARCLAYS	JEFFERIES	RBC CAPITAL MARKETS	BMO CAPITAL MARKETS
BTIG	MIZUHO	PIPER SANDLER	TD COWEN	TRUIST SECURITIES
NETREX CAPITAL MARKETS	ACADEMY SECURITIES	CASTLEOAK SECURITIES, L.P.	PENSERRA SECURITIES LLC	R. SEELAUS & CO., LLC

     , 2025

The core of enterprise security is identity

SailPoint®

The core of enterprise security is identity SailPoint®

MISSION Manage and secure dynamic access to critical applications and data for every enterprise identity with an intelligent and unified platform

$813MM ARR 30% ARR YoY Growth2 2,895 Customers3 67% YoY Growth of $1MM+ ARR Customers2 44 Rule of Metric4 114 Dollar-Based Net Retention Rate Note: All data as of October 31, 2024 (1) 1. For our definitions of Annual Recurring Revenue and Dollar-Based Net Retention Rate, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.” 2. “YoY Growth” is defined as the year-over-year growth of the applicable metric as compared to the metric at the same time in the prior fiscal year. 3. Customer count rounded down to nearest 5. 4. Based on the sum of ARR YoY Growth and LTM Adjusted Operating Margin as of FQ3 2025 ended October 31, 2024 .

(Re)introducing SailPoint

WHAT IS THE SAME	WHAT IS DIFFERENT
Our mission	Explosion in data, applications, and types of identities
Our culture and values	Evolution from governance product to security platform
Strength of the identity market	Software to SaaS transformation
Market leading product and platform innovation	Expanded AI-enabled product portfolio

Our strategic milestones

- **2005** – SailPoint founded
- **2007** – SailPoint pioneers **identity governance**[1]
- **2013** – First to market **SaaS based identity governance**[1]
- **2014** – Acquired by **Thoma Bravo**
- **2015** – Enhanced **Data Access Security** offering through acquisition of **Whitebox Security**
- **2017** – Completed first **IPO**; **First in industry** to incorporate AI and ML[1]
- **2020** – Strengthened **Cloud Infrastructure Entitlement Management (CIEM);** Acquisition of Orkus
- **2022** – Reacquired by **Thoma Bravo;** Launched **SailPoint Identity Security Cloud**
- **2023** – **SailPoint Atlas** platform launched; Acquisition of **SecZetta;** Acquired **Osirium** to enhance privileged offering
- **2024** – Acquired **Double Zero** to enhance threat offering

Pioneered **identity governance** and evolved into **identity security**

1. Based on management's beliefs.

(Re)introducing SailPoint WHAT IS THE SAME Our mission Our culture and values Strength of the identity market Market leading product and platform innovation WHAT IS DIFFERENT Explosion in data, applications, and types of identities Evolution from governance product to security platform Software to SaaS transformation Expanded AI-enabled product portfolio Our strategic milestones SailPoint founded SailPoint pioneers identity governance First to market SaaS based identitygovernance1 Acquired by ThomaBravo Enhanced Data Access Security offering through acquisition of Whitebox Security Completed first IPO;First in industry to incorporate AI and ML1 Strengthened Cloud Infrastructure Entitlement Management (CIEM); Acquisition of Orkus Reacquired by ThomaBravo; Launched SailPoint Identity Security Cloud SailPoint Atlas platform launched; Acquisition of SecZetta; Acquired Osirium to enhance privileged offering Acquired Double Zero to enhance threat offering Pioneered identity governance and evolved into identity security 2005 2007 2013 2014 2015 2017 2020 2023 2024 1.Based on management's beliefs.

Extensible architecture redesigned to support future innovation Identity Security Cloud Employees Non-Employees Machines Providing comprehensive coverage of all enterprise identities Lifecycle Management Compliance Management Access Modeling Analytics Non-Employee Risk Management Data Access Security Access Risk Management Cloud Infrastructure Entitlement Management Password Management Machine Identity Security Privileged Task Automation Artificial Intelligence Atlas Platform Orchestration Insights & Reporting Machine Learning Data Model Layer Unified data model establishing visibility and context Connectivity and Extensibility Layer Data from applications, security systems, third-party sources Artificial Intelligence

We, the selling stockholders, and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We, the selling stockholders, and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you.

We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: neither we, the selling stockholders, nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

Through and including     , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

BASIS OF PRESENTATION

SailPoint Parent, LP, the registrant whose name appears on the cover of the registration statement of which this prospectus forms a part, is a Delaware limited partnership. Prior to effectiveness of such registration statement, SailPoint Parent, LP intends to convert into a Delaware corporation pursuant to a statutory conversion and change its name to SailPoint, Inc. as described in the section titled “Corporate Conversion.” As a result of such conversion, the partners of SailPoint Parent, LP will become holders of shares of common stock of SailPoint, Inc. Shares of common stock of SailPoint, Inc. are being offered by this prospectus.

SailPoint Parent, LP indirectly owns all of the capital stock of SailPoint Technologies Holdings, Inc. (“STHI”), a Delaware corporation that was previously traded on the New York Stock Exchange under the symbol “SAIL” from November 2017 until it was acquired by Thoma Bravo in the Take-Private Transaction in August 2022. SailPoint Parent, LP was formed in connection with the Take-Private Transaction to serve as a holding company and did not have previous operations. Accordingly, STHI is viewed as the predecessor to SailPoint Parent, LP, and this prospectus includes certain historical consolidated financial and other data for STHI for periods prior to the Take-Private Transaction. The consolidated financial statements included elsewhere in this prospectus present consolidated financial information of (i) STHI as the predecessor for periods prior to the Take-Private Transaction and (ii) SailPoint, LP as the successor for periods from and after the Take-Private Transaction. Except as otherwise disclosed, the consolidated financial statements and other financial information included elsewhere in this prospectus do not give effect to the Corporate Conversion. We do not expect that the Corporate Conversion will have a material effect on the results of our operations.

Following this offering, the Company will continue to be a holding company and, after the application of the net proceeds from this offering, its sole material asset will be the capital stock of its wholly owned direct and indirect subsidiaries, including STHI.

Unless otherwise noted or the context otherwise requires, as used in this prospectus:

•

the “Company,” “our company,” “SailPoint,” “we,” “us” and “our” (i) for periods prior to the Take-Private Transaction, refer to STHI and, where appropriate, its consolidated subsidiaries, (ii) for periods from and after the Take-Private Transaction but prior to the Corporate Conversion, refer to SailPoint Parent, LP and, where appropriate, its consolidated subsidiaries, and (iii) after giving effect to the Corporate Conversion, refer to SailPoint, Inc. and, where appropriate, its consolidated subsidiaries;

•	“common stock” refers to the common stock of the issuer;

•

the “Corporate Conversion” refers to all of the transactions related to SailPoint Parent, LP’s conversion from a Delaware limited partnership to a Delaware corporation, which will happen prior to the effectiveness of the registration statement of which this prospectus forms a part;

•	the “issuer” refers to SailPoint, Inc.;

•	the “Predecessor” refers to the Company in the periods prior to the Take-Private Transaction;

•	the “Successor” refers to the Company in the periods from and after the Take-Private Transaction but prior to the Corporate Conversion;

•	the “Take-Private Transaction” refers to Thoma Bravo’s acquisition of STHI on August 16, 2022;

•

“Thoma Bravo” refers to Thoma Bravo UGP, LLC, the ultimate general partner of the Thoma Bravo Funds, and, unless the context otherwise requires, its affiliated entities, including Thoma Bravo, L.P., the management company of the Thoma Bravo Funds; and

•

the “Thoma Bravo Funds” refers to Thoma Bravo Executive Fund XIII, L.P., Thoma Bravo Fund XIII, L.P., Thoma Bravo Fund XIII-A, L.P., Thoma Bravo Executive Fund XV, L.P., Thoma Bravo Fund XV, L.P., Thoma Bravo Fund XV-A, L.P., Thoma Bravo Employee Fund, L.P., Project Hotel

ii

California Co-Invest Fund, L.P., Thoma Bravo Co-Invest Opportunities XV-1, L.P., Thoma Bravo Co-Invest Opportunities XV-3, L.P., and Project Quail Opportunities, L.P.

All information in this prospectus assumes or gives effect to the following unless otherwise indicated:

•

an approximately 60.91-for-1 forward unit split of the Class A units representing limited partner interests of the Company (“Class A Units”) and an approximately 0.45-for-1 reverse unit split of the Class B units representing limited partner interests of the Company (“Class B Units”) that were effected on January 31, 2025 (the “Unit Split”), with all units, share, and per unit or per share information for all periods presented in this prospectus adjusted to reflect the Unit Split on a retroactive basis;

•	the effectiveness of the Corporate Conversion prior to the consummation of this offering;

•	an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus; and

•	no exercise by the underwriters of their option to purchase up to 7,500,000 additional shares of common stock from us.

iii

for link

Letter from our CEO and founder Not many founding CEOs find themselves in a position to introduce their company to the public market for a second time, but I am grateful to be able to do precisely that and want to again thank you for considering an investment in our company. SailPoint has evolved as a company, as has the market we operate in, so I thought it would be helpful to share not just who SailPoint is today, but how we have evolved and enhanced our business and our offerings since our first IPO in 2017. Let’s start with what remains the same: Our mission: While we might use different words to capture our company ethos, the belief underpinning our mission remains the same. We believe that identity security is at the absolute core of enterprise security. To that end, we exist to help enterprises around the globe simplify and automate the process of managing and securing all enterprise identities and their access to critical applications and data. Our culture and values: I feel immense pride that in our nearly twenty years in business, SailPoint’s culture has proven to be meaningful and resilient. We are well-known in the industry for our integrity, our innovation, our impact, and our focus on individuals. These words form our “Four I” core values, and we strive to live them out every day in our interactions with our entire ecosystem, including customers, partners, industry influencers, investors, and each other. Successful strategy and strong execution: We understand the sophisticated and complex identity challenges that enterprises face worldwide and have demonstrated our adaptability in pivoting to address emerging threats. From the evolution of what defines an “identity” (moving beyond our initial focus on employees to embrace non-employees and even machine identities), to understanding the criticality of protecting not only access to applications but also the rapidly growing amount of enterprise data that emanates from those applications, we have continued to evolve in our ability to help our customers keep pace with the velocity of change they face every day in their businesses. Because of our deep understanding of this market, our commitment to building world-class enterprise-class technology, and our consistently strong execution, we have become a clear leader in our market. Strength of the identity market: At the time of our last IPO, identity security was increasingly being seen as essential to securing the enterprise. Today, we believe that view among CIOs and CISOs worldwide has amplified considerably. According to the Identity Defined Security Alliance, 90% of organizations surveyed experienced an identity-related incident in 2023. Enterprises now recognize that taking an “inside out” or “identity centric” approach to enterprise security is critical. As a result of this new reality, we believe demand for identity security solutions has continued to build in the years since our first IPO. Now, what’s different about the SailPoint of today versus the SailPoint of 2017? Software to SaaS transformation: We were in the early stages of our SaaS transformation during our first foray into the public markets. This SaaS transformation accelerated during the pandemic as organizations needed to digitize their operations quickly. We believe that embracing identity security enabled our customers to adopt new technologies including “work from anywhere, from any device” tools in a secure, efficient way. Today, our SaaS transformation is substantially complete, with the majority of our customer base using our SaaS solution, the bulk of all new customers choosing our SaaS solution, and many of our self-hosted customers in the process of or considering migrating to our SaaS solution.

Transformation from governance to security: When we founded SailPoint in 2005, our initial product offering was primarily focused on governance. Customers were asking “How do I manage the ‘who has access to what’ question across the business?” It wasn’t so much about protecting that access but understanding and managing or “governing” that access. The predominant belief today is that not just managing but securing identities and their access to applications and data is critical to enterprise security. It takes just one compromised identity or access point to unravel the security of a business – and we believe that this market, and the perception of its criticality, has evolved substantially in the last handful of years. Explosion in AI: Enterprises today are adopting AI to accelerate decision making, drive operational efficiency and reduce headcount demands. AI wasn’t nearly as prevalent back in 2017, yet we at SailPoint were an early-mover in our industry. We recognized the power that AI could have on identity security, from speeding up and streamlining the administration of identity security policy to infusing analytics and intelligence into identity and access decisions. Today, we believe that AI-enabled identity security is the best path forward for enterprises that can no longer keep up with the speed and complexity surrounding identity and access issues in their organizations. With this context in mind, let me share what we are doing at SailPoint today to address enterprise security through the lens of identity. From a product portfolio standpoint, we deliver comprehensive solutions that address the volume of identities under management, the velocity of change happening across the digital landscape and the inherent complexity of the variety of identities, technologies, and types of access required to keep organizations running smoothly, efficiently, and securely. From a management perspective, our team has never been stronger. We’ve enhanced and expanded our senior management team by attracting new leaders from across the industry who bring new skills and perspectives to complement our established leaders. I remain a firm believer that “none of us is as good as all of us,” which fuels our focus on attracting and retaining the industry-leading talent that we believe is represented in our leadership team today. And, from an execution perspective, our focus on consistent, strong execution remains, but we now deliver on a larger scale. We continue to attract the world’s most respected and well-known organizations as SailPoint customers. We now count half of the Fortune 500 and 25% of the Forbes Global 2000 as customers who have chosen to put their trust in SailPoint to protect their organizations from identity-based threats. We have built a best-in-class ecosystem with some of the world’s best and brightest partners, which includes over 1 million skilled professionals that can offer and implement our solutions globally. Our partnerships with leading technology partners, system integrators, value-added resellers, and managed security service providers help extend our reach and provide the most complete identity security solution to our customers. In closing, I am more optimistic than ever about our future path at SailPoint. This market is dynamic and evolving and I believe our depth of knowledge within identity is unmatched. Our technology is built on a unified, intelligent, and powerful platform that is designed to keep up with enterprise demand and ensure our customers are well-positioned for the changes that undoubtedly lie ahead. Finally, our team is committed, convictional, and prepared to continue delivering world-class solutions and services to the benefit of our customers and key stakeholders alike. With that, I hope you’ll join us on this new chapter in our journey. Sincerely, Mark McClain CEO and Founder

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of us and this offering, you should read and carefully consider the entire prospectus, including the more detailed information set forth under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the statements in this prospectus are forward-looking statements. See “Forward-Looking Statements.”

Our Vision

Our vision is to manage and secure dynamic access to critical applications and data for every enterprise identity with an intelligent and unified platform.

Overview

SailPoint delivers solutions to enable comprehensive identity security for the enterprise. We do this by unifying identity data across systems and identity types, including employee identities, non-employee identities (which include contractors, consultants, and partners), machine identities (autonomous non-human users such as application level accounts, infrastructure accounts, Internet of Things (“IoT”) devices, application programming interface (“API”) accounts, and bots), and artificial intelligence (“AI”) agents. Our software as a service (“SaaS”) and customer-hosted offerings leverage intelligent analytics to provide organizations with critical visibility into which identities currently have access to which resources, which identities should have access to those resources and how that access is being used. Our solutions enable organizations to establish, control, and automate policies that help them define and maintain a robust security posture and achieve regulatory compliance. Powered by AI, our solutions enable organizations to overcome the scale and complexity of managing identities in real-time across dynamic, complex information technology (“IT”) environments.

The evolving threat landscape requires a more comprehensive identity security approach than ever before. The number of cyber attacks continues to increase at an accelerating rate, fueled in part by the adoption of AI by threat actors. In 2023, 90% of organizations surveyed experienced an identity-related incident according to the Identity Defined Security Alliance (“IDSA”). In June 2024, a significant volume of data was stolen via compromised login credentials from customers of a data warehouse, including data from a large ticketing company and a major bank. Hacking groups extensively use compromised identities in their operations, conducting spear-phishing campaigns to access email accounts, harvesting multifactor authentication (“MFA”) codes and leveraging compromised service accounts to infiltrate victims. Once compromised, insufficiently governed identities enable attacks to access sensitive applications and data, presenting a significant risk to organizations.

Identity security is complicated by an evolving and increasingly complex IT environment. Increasingly distributed and remote workforces, the proliferation of infrastructure as a service (“IaaS”) and SaaS applications and an explosion of data have significantly contributed to this new IT paradigm. Non-employee and machine identities, AI-enabled or otherwise, are driving a significant expansion in the number and scope of identities that organizations must manage.

Organizations lack both the people and expertise needed to manage complex ecosystems, and the personnel and skills gap is widening as identity sprawl continues to proliferate. These factors are further exacerbated by regulatory trends toward greater data privacy requirements, leading organizations to demand more effective solutions for managing identity and data security risk.

We believe identity is core to enterprise security. We pioneered the market for enterprise identity governance almost two decades ago, and our leadership in the sector has been recognized by independent research firms, including Gartner, Forrester, and KuppingerCole. From this foundation, we have evolved our offerings to address the most challenging dimensions of identity security today.

Since SailPoint was last a public company, we continued to execute on our ambitious strategy to remain at the forefront of innovation in enterprise security by transforming our product offerings into the SailPoint Identity Security Cloud built on our unified Atlas platform. We accelerated the transition of our product offerings to be consumed as a cloud-native SaaS offering to meet our customers where they are in their digital transformation journey. We expanded the breadth of our Identity Security Cloud from our foundational strength in enterprise identity governance for human identities, to now cover all types of identities and a broad range of identity security use cases. Our strategic transformation has increased our long-term relevance with customers while meaningfully expanding our total addressable market.

Today, we offer a range of solutions to meet the varied needs of our customers across multiple deployment options, including Identity Security Cloud, our SaaS-based cloud solution built on our unified platform, Atlas, and IdentityIQ, our customer-hosted identity security solution. These solutions are designed to enable our customers to make more effective decisions regarding access, improve security processes, and provide them with a deeper understanding of identity and access.

Our solutions are underpinned by several key differentiators:

•	Our modular, extensible, and scalable Atlas platform, with its unified architecture and deep integration capability, provides us with the foundation for continued product innovation;

•

Our Identity Cube provides a 360-degree view of every enterprise identity, enabling a multidimensional approach to access management that encompasses various aspects of identity, such as attributes, entitlements, and effective permissions; and

•	Our use of AI and automation throughout our platform enhances decision-making, accelerates risk detection, and delivers seamless integrations.

Our customers include many of the world’s largest and most complex organizations, including large enterprises across all major verticals and governments. Our go-to-market approach consists primarily of tailored customer engagement strategies by market segment, which we believe is critical to ensuring successful implementation and ongoing customer success. Most new customers purchase one of our SaaS suites. We focus on expanding our customer relationships over time with significant up-selling and cross-selling opportunities, including suite upgrades and additional products.

In recent years, we have transitioned our business to a subscription model. This transition is substantially complete with subscription revenue, which consists primarily of SaaS, maintenance, and term subscriptions, comprising 89% and 92% of our total revenue for the year ended January 31, 2024 and the nine months ended October 31, 2024, respectively. As of October 31, 2024, our annual recurring revenue (“ARR”) was $813.2 million, reflecting an increase of 30% compared to October 31, 2023. Of the 30% increase in ARR, approximately 16% was attributable to new customers and approximately 15% was attributable to existing customers with approximately 3% of this increase attributable to migrations from our customer-hosted solutions (primarily maintenance on previously sold perpetual licenses as well as term subscriptions) to our SaaS solution. Today, our go-to-market motion is focused primarily on our SaaS solution and the growth in our ARR is primarily driven by an increase in SaaS ARR. As of October 31, 2024, our SaaS ARR was $485.7 million, reflecting an increase of 40% as compared to $346.0 million as of October 31, 2023. Of the 40% increase in SaaS ARR, approximately 24% was attributable to new customers and approximately 19% was attributable to existing customers with approximately 8% of this increase attributable to migrations from our customer-hosted solutions (primarily maintenance on previously sold perpetual licenses as well as term subscriptions) to our SaaS solution.

Our transformation has led to rapid growth while increasing the visibility and predictability of our financial model. As of January 31, 2022, 2023, and 2024, our ARR was $374.6 million, $520.1 million, and $681.8 million, respectively, representing year-over-year growth of 44%, 39%, and 31%, respectively. As of January 31, 2022, 2023, and 2024, our SaaS ARR was $166.9 million, $266.6 million, and $388.3 million, respectively, representing year-over-year growth of 83%, 60%, and 46%, respectively.

For the fiscal year ended January 31, 2022 (Predecessor), period from February 1, 2022 to August 15, 2022 (Predecessor), period from August 16, 2022 to January 31, 2023 (Successor), fiscal year ended January 31, 2024 (Successor), and nine months ended October 31, 2024 (Successor):

•	Our revenue was $450.0 million, $276.2 million, $276.7 million, $699.6 million, and $621.5 million, respectively.

•	Our gross profit margin was 74%, 70%, 58%, 60%, and 64%, respectively.

•	Our adjusted gross profit margin was 78%, 73%, 77%, 77%, and 78%, respectively.

•	Our subscription gross profit margin was 81%, 78%, 64%, 67%, and 69%, respectively.

•	Our adjusted subscription gross profit margin was 85%, 81%, 83%, 84%, and 84%, respectively.

•	Our operating margin was (13%), (52%), (62%), (48%), and (26%), respectively.

•	Our adjusted operating margin was 3%, (7%), 3%, 8%, and 14%, respectively.

•	Our net loss was $(63.2) million, $(149.2) million, $(183.3) million, $(395.4) million, and $(235.7) million, respectively.

Adjusted gross profit margin, adjusted subscription gross profit margin, and adjusted operating margin are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for our definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures, a discussion of the limitations of these non-GAAP financial measures, and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Industry Background

Several factors are causing organizations to transform their approach to identity security and adopt a comprehensive identity security strategy, including:

•

Organizations are Increasingly Being Targeted by Cyber Attackers Exploiting Identity-Related Vulnerabilities. Continued advances in cyber attack techniques, including the use of AI, and refinements to other proven approaches, such as spear-phishing and social engineering, have enabled attackers to launch more sophisticated and effective identity-focused attacks at an unprecedented scale. Innovations in AI, such as advanced voice cloning, video cloning, and algorithmic password hacking, have led to increased customer attention to security around identity-centric channels vulnerable to attacks of this nature. According to IDSA, 90% of organizations experienced an identity-related breach in 2023, with 28% of organizations surveyed experiencing a breach involving compromised privileged identities. Identity-related breaches, such as account compromise and phishing, are typically the first step used by advanced persistent threat perpetrators.

•

Identity Security is Mission-Critical to Minimizing an Organization’s Attack Surface. The proliferation of cyber attackers exploiting identity-related vulnerabilities has led to the elevation of identity security from what was historically a compliance and audit-driven function to what is now a core pillar of a modern security posture. The evolving threat landscape has made identity security a top consideration for Chief Information Officers (“CIOs”), Chief Information Security Officers (“CISOs”), and boards. According to IBM’s Cost of a Data Breach Report 2024, the global average cost of a data breach in 2024 is nearly $5 million, and according to IDSA’s 2024 Trends in Identity Security report, 73% of companies surveyed cite identity security as a top three security priority. However, many organizations do not have a comprehensive identity strategy. A survey done by KuppingerCole in August 2024 found that only 40% of companies have a comprehensive identity security posture.

•

IT Environments are Increasingly Complex. Organizations are undergoing a monumental IT shift that includes the move to cloud, hybrid, and multi-cloud environments. Combined with the rise of distributed workforces and the consumerization of enterprise software, these factors have significantly expanded the scope of infrastructure and the number of third-party applications and vendors that organizations must manage and secure. The increasing complexity of the IT environment and growth in the number and types of applications and identities that organizations must manage has led to a proliferation of over-access and over-provisioning, which greatly increases the attack surface and the potential damage of cyber attacks occurring from compromised identities accessing infrastructure, applications, and data.

•

Advances in Technology and Connectivity are Accelerating the Growth in the Number and Type of Identities. Historically, organizations have solely focused on managing employee identities. However, as organizations outsource and adopt new technologies, there has been a dramatic rise in non-employee identities (which include contractors, consultants, and partners), machine identities (which are autonomous non-human users such as application level accounts, infrastructure accounts, IoT devices, API accounts, and bots), and AI agents. The advancement of generative AI technology has the potential to significantly expand the number of machine identities via AI agents, autonomous intelligent systems performing tasks without human intervention, a new category of identities that must be managed in order to prevent them from being used by threat actors to breach organizations. We estimate that only a fraction of identities are currently governed. This lack of coverage, combined with the growing number of identities, makes it difficult to address the full breadth of potential vulnerabilities now and in the future.

•

Data is Growing Exponentially and Sprawling Beyond the Bounds of Traditional Applications. As a result of ongoing digital transformation, the volume of structured and unstructured data within organizations is growing exponentially. According to International Data Corporation (“IDC”), structured and unstructured data is projected to grow within organizations at a compound annual growth rate of 30% from 2023 to 2028. The confluence of these factors has resulted in the creation of highly sensitive critical data repositories where it is paramount to limit access to only authorized identities.

•

Organizations Face a Lack of Resources and Expertise to Implement and Manage a Comprehensive Identity Strategy. While organizations are increasingly prioritizing identity security, they face challenges in implementing an identity security strategy due to the shortage of cybersecurity professionals. According to the International Information System Security Certification Consortium (“ISC2”), a cybersecurity training and certification organization, in 2023, the gap between the number of cybersecurity workers needed and the number who are available increased by approximately 448,000, or 12.6%, year-over-year.

•

The Evolving Regulatory Landscape Further Underscores the Need for a Holistic Identity Security Strategy. The regulatory landscape is rapidly evolving. Since 2010, the number of identity-related regulations has grown seven-fold globally. As regulatory agencies heighten their focus on improving and enforcing strict data guardrails, remaining compliant has become a chief concern among organizations. Motivated by both regulatory requirements and financial consequences, organizations are turning to identity security solutions that simplify compliance and audit processes.

Limitations of Existing Solutions

Legacy and homegrown identity solutions face numerous inherent limitations in meeting the requirements of the evolving identity landscape and today’s complex IT environment, which include:

•

Insufficient Visibility Across the IT Environment Due to Limited Connectivity. Existing identity solutions lack the ability to comprehensively address the unique IT environment of each organization. Without full connectivity to all applications and tools, organizations are unable to fully govern their environment, significantly expanding the exposed attack surface.

•

Inability to Address the Breadth and Scale of All Identities. As the nature of an identity within a modern organization evolves, existing solutions are incapable of addressing the billions of identity permutations this can potentially create, limiting an organization’s ability to collect and analyze the data they need to enforce policy.

•

Inefficiency of Maintaining Identity Security Posture due to Lack of Automation. To maintain a robust identity security posture, an organization must continuously monitor and maintain all of its employee, non-employee, and machine identities, which can number from the hundreds to the millions. In solutions lacking automation capabilities, the process of managing identities is highly manual, time-consuming, and error-prone, resulting in significant inefficiency and heightened risk.

•

Inability to Dynamically Adjust Identity Policy due to a Lack of Advanced Analytics. The roles and application access requirements of identities in the modern organization are dynamic. Existing solutions, however, are not capable of accounting for, and adapting to, situational context. Without advanced analytics and machine learning (“ML”) capabilities, organizations are confined to static identity frameworks that result in default over-provisioning of sensitive applications and rights.

•

Inability to Address Evolving Customer Needs Due to Lack of Extensibility in Existing Solutions. While the scope of identity security continues to expand, existing solutions lack the extensible architecture required to address these processes within a single platform. As a result, organizations must either purchase discrete solutions from a legacy vendor or create a patchwork of point solutions from several vendors to address their identity security needs.

•

High Total Cost of Ownership. Legacy and homegrown solutions typically require significant investment in hardware and software updates, ongoing support, and specialized personnel to manage and troubleshoot issues. The high costs of these solutions limit organizations from utilizing effective identity procedures.

Our Solutions

We believe identity is core to enterprise security. During our nearly 20-year history, we have continuously evolved our offerings to address the most pressing challenges in identity security.

We offer multiple identity solutions to meet the diverse needs of our customers across a full range of deployment options:

•	The SailPoint Identity Security Cloud, which is built on our unified Atlas platform and enables organizations to consume our identity solution as a SaaS offering.

•	IdentityIQ, which is our customer-hosted identity security solution and meets the needs of organizations that are not able or ready to implement a SaaS solution.

Our solutions address nearly all types of systems and identities, including data and applications, employee identities, non-employee identities and machine identities, and enable smarter access decisions, improve business processes, and provide deeper understanding of identity and access.

Key Benefits of Our Solutions

The key benefits of our solutions for our customers include:

•

Comprehensive Connectivity and Integration, Providing Visibility and Control Over the Entire IT Ecosystem. Our solutions enable organizations to connect identities to the appropriate applications and data across their IT environment with pre-built connectors for a wide range of commercial software products from providers such as Epic, Microsoft, Oracle, Salesforce, SAP, ServiceNow and Workday. As a result, our solutions provide organizations with comprehensive visibility and control over the entire identity ecosystem.

•

Addresses the Expanding Scope of Identity Types, Resulting in Comprehensive Identity Security. Our solutions enable organizations to adapt to the expanding scope and complexity of all enterprise identity types, including employee, non-employee, and machine identities, as well as provide a dynamic view of each identity’s risk. Our unified data model, the Identity Cube, provides our customers with visibility into and management for the full, dynamic, and expanding range of parameters (e.g., role, job type and current security posture) that comprise a single identity. Additionally, the scalable architecture of our platform enables our solutions to handle the billions of potential identity permutations created by these parameters, while maintaining high levels of performance.

•

Efficient Management of Identities Through Workflows and Automation, Improving Security While Lowering Total Cost of Ownership. With purpose-built, identity-specific workflows and robust automation capabilities, our solutions enable organizations to adopt a real-time approach to identity security. Our low-code/no-code approach to streamlining and automating workflows enables business users and security professionals within organizations to address the massive volume and complexity of processes required for managing enterprise identities.

•

Dynamic Enforcement of Identity Security Policies Enabled by Advanced Analytics and AI. Our solutions leverage advanced analytics, AI, and ML to enable the risk-based and policy-driven governance of enterprise identities and to enable our customers to maintain regulatory compliance.

•	Provides a Single, Unified Solution for a Broad and Expanding Range of Identity Security Capabilities. We believe our platform provides a single, unified solution to manage an organization’s identity security posture through a single pane of glass, eliminating the need for organizations to purchase discrete solutions from a legacy vendor or create a patchwork of point solutions from several vendors.

•

Lower Total Cost of Ownership. Over time, our comprehensive identity solutions result in lower total cost of ownership by reducing the human and technology resources needed to implement and maintain legacy technology and manage manual identity processes and by limiting the impact of a breach.

Our Competitive Strengths

Our competitive strengths include:

•

Commitment to Expertise in Identity Security. We pioneered the identity-centric approach to enterprise security. Our depth of experience has positioned us to continue to define the next generation of identity security. Our leadership in the sector has been recognized by independent research firms, including Gartner, Forrester, and KuppingerCole.

•

Commitment to Innovation. Innovation is one of our core values. From our beginnings in on-premises software, we have pushed into cloud, multi-cloud, and hybrid environments and continually expanded our product offerings. We believe our Identity Security Cloud, based on our Atlas platform, was the first in the industry to integrate AI and ML.

•

Extensive Partner Ecosystem that Expands our Reach. We have built a robust ecosystem, which includes numerous skilled professionals that can offer and implement our solutions in more than 50 countries. Our partnerships help extend our reach through channel sales and platform functionality, and we believe this enables us to provide the most complete identity security solution to our customers.

•

Dedication to Long-Term Customer Success. Our proactive approach and prescriptive path for customers support their deployment of our solutions, and our focus on innovation helps our customers on their ongoing journey to adopt a more robust security posture. Our customer success efforts have resulted in a dollar-based net retention rate of 114% as of October 31, 2024.

•

A Deeply Engaged Community. We have built a highly engaged community of over 100,000 members, including our partners, customers, non-customers, and developers. These members have demonstrated strong levels of engagement, and a growing number have reached, and continue to maintain each quarter, our difficult-to-achieve Community Ambassador status.

•

Culture. We consider a healthy organizational culture the foundation for our long-term success. We continuously invest in the employee experience, which has allowed us to retain approximately 95% of our identified top talent in the last two years. Our investment in our team delivers real business value and helps win business the right way, by offering creative solutions that address real customer problems.

Our Market Opportunity

The increasing prevalence of identity-related breaches and continued advances in cyber-attack techniques is prompting organizations to transform their approach to identity security. At the same time, the growing complexity of the enterprise IT environment coupled with the shift to cloud and hybrid environments has made identity security more challenging. Our solutions are designed to address the challenges of all enterprises and mid-market organizations in adopting a comprehensive identity security strategy.

We estimate our market opportunity is approximately $55 billion in 2024. We calculate this figure using the total number of global companies with 100 or more employees, which we determined by referencing independent industry data from the S&P Capital IQ database. We then segment these companies into three cohorts based on the number of employees: companies that have between 100 and 999 employees, companies that have between 1,000 and 4,999 employees, and companies with 5,000 or more employees. We then multiply the number of companies in each cohort by the average ARR per customer in the corresponding employee count cohort. Average ARR per customer for each employee count cohort is calculated as the ARR attributable to customers in each cohort who subscribe to our Standard, Business, and Business Plus SaaS suites as of July 31, 2024, divided by the number of customers in that cohort who subscribe to a SaaS suite as of July 31, 2024. Our market opportunity estimate assumes that all companies within each cohort would subscribe to our solutions at the same level as our existing customers in such cohort; however, our actual market opportunity will vary depending on the adoption of our solutions by companies and the purchase levels of such companies once they have subscribed to our solutions.

We believe that we are currently underpenetrated in our existing customer base. We expect our estimated market opportunity will continue to grow as customers expand their usage of our solutions by adopting additional products.

For information regarding assumptions and limitations relating to our market opportunity, see “Risk Factors—Risks Related to Our Business and Industry—Our estimated market opportunity and forecasts of our market and market growth may prove to be inaccurate. Moreover, even if our estimate of the market size is accurate, there can be no assurance that we will serve a significant portion of the market, and even if our estimated market opportunity achieves the forecasted growth, there can be no assurance that our business will grow at similar rates or at all.”

Growth Strategies

The following are key elements of our growth strategy:

•

Drive New Customer Growth. We believe we have a significant opportunity to accelerate the growth of our customer base by enhancing our marketing efforts, increasing our sales capacity and productivity, and expanding and further leveraging our use of channel partners.

•

Expand Existing Customer Relationships. Our customer base of approximately 2,895 organizations, as of October 31, 2024, provides significant expansion opportunities. As our customers adopt new technologies and implement more comprehensive identity security strategies, we see a substantial opportunity to increase our relationships with existing customers through the increased adoption of our solutions.

•

Continue to Leverage and Expand Network of Partners and Alliances. We see a significant opportunity to increase the number of customers we can serve through our systems integrator and managed security service provider (“MSP”) partnerships. Additionally, our technology alliance partners help us extend our reach throughout a customer’s IT environment.

•

Expand our Global Footprint. Today, we offer our solutions in more than 60 countries. During the year ended January 31, 2024 and the nine months ended October 31, 2024, we generated 32% of our revenue from outside of the United States. In comparison, IDC forecasts approximately 50% of worldwide spending on security products in 2024 will be generated in markets outside of the United States, presenting a significant opportunity to deepen our existing global footprint and drive incremental sales.

•

Continue to Innovate and Expand our Portfolio. We recently launched new offerings in non-employee and risk management, data access security, access risk management and cloud infrastructure entitlement management. We are investing in AI, both to increase the capabilities of our solutions, as well as to help our customers protect their organizations while adopting AI for their own use cases.

Recent Developments

Presented below are certain preliminary estimates of selected key business metrics as of the year ended January 31, 2025. The following information reflects our preliminary estimates with respect to such data based on currently available information. These estimated metrics should not be viewed as a substitute for our financial statements prepared in accordance with GAAP included in this prospectus. In particular, ARR and SaaS ARR should be viewed independently of revenue and subscription revenue, respectively, as operating metrics that are not intended to be combined with or to replace revenue or subscription revenue, respectively, or as a forecast of future revenues. Further, our preliminary estimates below are not necessarily indicative of the metrics to be expected for any future period as a result of various factors, including, but not limited to, those discussed in “Risk Factors” and “Forward-Looking Statements.” This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

As of the year ended January 31, 2025, we expect:

•	ARR of $875 million to $877 million, and

•	SaaS ARR of $538 million to $540 million.

During the fourth quarter of the fiscal year ended January 31, 2025, we continued to experience strong year-over-year ARR and SaaS ARR growth. Based on the midpoint of the expected ranges above, total ARR grew approximately 28% year-over-year and SaaS ARR grew approximately 39% year-over-year. Management considers ARR and SaaS ARR as key metrics for gauging the health and growth of our subscription business.

Risk Factor Summary

There are a number of risks related to our business, this offering, and our common stock that you should consider before you decide to participate in this offering. Some of the principal risks related to an investment in our company include the following:

•	We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.

•

Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their arrangements with us, if we are unable to expand sales to our existing customers, or if we are unable to develop new solutions that achieve market acceptance.

•	If the market for identity security solutions does not grow, our ability to grow our business and our results of operations may be adversely affected.

•

If we are unable to maintain successful relationships with our channel partners, our ability to market, sell, distribute, and implement our solutions will be limited, and our business, financial condition, and operating results would be adversely affected.

•	Our quarterly results fluctuate significantly and may not fully reflect the underlying performance of our business.

•	Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense.

•

We face intense competition in our market, both from larger, well-established companies and from emerging companies, and we may lack sufficient financial and other resources to maintain and improve our competitive position.

•	We anticipate that our operations will continue to increase in complexity as we grow, which will add additional challenges to the management of our business in the future.

•	If we are not able to maintain and enhance our brand or reputation as an industry leader and innovator, our business and operating results may be adversely affected.

•	Our estimated market opportunity and forecasts of our market and market growth may prove to be inaccurate. Moreover, even if our estimate of the market size is accurate, there can be no assurance that we will serve a significant portion of the market, and even if our estimated market opportunity achieves the forecasted growth, there can be no assurance that our business will grow at similar rates or at all.

•

Our success depends on the experience and expertise of our senior management team and key employees. If we are unable to hire, retain, train, and motivate our personnel, or to maintain our corporate culture, our business, operating results, and prospects may be harmed.

•

Our introduction and use of AI, and the integration of AI with our solutions, may not be successful and may present business, compliance, and reputational challenges, which could lead to operational or reputational damage, competitive harm, legal and regulatory risk, and additional costs, any of which could adversely affect our business, financial condition, and results of operations.

•

Our ability to introduce new identity security solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions. If we do not adequately fund our research and development efforts or complete acquisitions successfully, we may not be able to compete effectively, and our business and results of operations may be harmed.

•

Cyber attacks or other cybersecurity breaches, incidents, or disruptions with respect to our networks, systems, or applications, including unauthorized access to, or disclosure or other processing of, our proprietary, confidential, or sensitive information, including personal information, could disrupt our operations, compromise sensitive information related to our business or personal information processed by us or on our behalf, and expose us to liability, which could harm our reputation and adversely affect our business, financial condition, and results of operations, and as we grow, we may become a more attractive target for cyber attacks.

•

Interruptions, outages, or other disruptions affecting the delivery of our SaaS solution, or any of the third-party cloud-based systems that we use in our operations, may adversely affect our business, operating results, and financial condition.

•

Real or perceived errors, failures or disruptions in our platform and solutions could adversely affect our customers’ satisfaction with our solutions and/or our industry reputation and business could be harmed.

•	We have a substantial amount of indebtedness, which could adversely affect our financial condition and ability to operate our business.

•	Thoma Bravo controls us, and its interests may conflict with ours or yours in the future.

These and other risks are more fully described in the section titled “Risk Factors” in this prospectus. If any of these risks actually occurs, our business, financial condition, results of operations, cash flows, and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common stock.

Our Principal Stockholder

Thoma Bravo is one of the largest software-focused investors in the world, with approximately $160 billion in assets under management as of June 30, 2024. Through its private equity, growth equity, and credit strategies, the firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging Thoma Bravo’s deep sector knowledge and strategic and operational expertise, the firm collaborates with its portfolio companies to implement operating best practices and drive growth initiatives. Over the past 20+ years, the firm has acquired or invested in more than 490 companies representing approximately $265 billion in enterprise value (including control and non-control investments). The firm has offices in Chicago, London, Miami, New York, and San Francisco.

In connection with this offering, we will enter into a director designation agreement (the “Director Designation Agreement”) with Thoma Bravo that provides Thoma Bravo the right to designate nominees to our board of directors (our “Board”), subject to certain conditions. The Director Designation Agreement will provide Thoma Bravo the right to designate: (i) all of the nominees for election to our Board for so long as Thoma Bravo beneficially owns 40% or more of the total number of shares of our common stock beneficially owned by Thoma Bravo upon completion of this offering, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split, or similar changes in our capitalization (such number of shares as may be adjusted, the “Original Amount”); (ii) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Thoma Bravo beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Thoma Bravo beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Thoma Bravo beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one nominee for election to our Board for so long as Thoma Bravo beneficially owns at least 5% of the Original Amount. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Director Designation Agreement” for more details with respect to the Director Designation Agreement.

Upon completion of this offering, assuming an offering size as set forth in “—The Offering,” participation in this offering as set forth in “Principal and Selling Stockholders,” and an initial public offering price of $20.00 (the midpoint of the estimated price range set forth on the cover page of this prospectus), Thoma Bravo will beneficially own approximately 88.5% of our common stock (or 87.3% of our common stock if the underwriters exercise their option to purchase additional shares in full) and will therefore be able to control all matters that require approval by our stockholders, including changes to our organizational documents and approval of acquisition offers and other significant corporate transactions. Thoma Bravo’s interests may not coincide with the interests of our other stockholders. Additionally, Thoma Bravo engages in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of its business activities, Thoma Bravo may engage in activities where its interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—Thoma Bravo controls us, and its interests may conflict with ours or yours in the future.”

In connection with our entry into the Credit Facilities (as defined below) on August 16, 2022, Thoma Bravo acquired $50.0 million of our Term Loan (as defined below), and as of January 15, 2025, Thoma Bravo held $32.7 million of our Term Loan. We expect to use a portion of our net proceeds from this offering to repay a portion of our Term Loan. As a result, assuming an initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect that Thoma Bravo will receive $21.7 million of our net proceeds in connection with such repayment. Also on August 16, 2022, we entered into an advisory services agreement with Thoma Bravo (as amended, the “Advisory Services Agreement”), pursuant to which we engaged Thoma Bravo as a financial, transactional, and management consultant for consultation and advice related to corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings. The Advisory Services Agreement will be terminated in connection with this offering, and we expect to use $9.3 million of our net proceeds from this offering to pay all outstanding fees payable under the Advisory Services Agreement. See “Use of Proceeds” for additional information regarding our expected use of our net proceeds from this offering.

Status as a Controlled Company

Upon completion of this offering, assuming an offering size as set forth in “—The Offering,” participation in this offering as set forth in “Principal and Selling Stockholders,” and an initial public offering price of $20.00 (the midpoint of the estimated price range set forth on the cover page of this prospectus), Thoma Bravo will own approximately 88.5% of our common stock (or 87.3% of our common stock if the underwriters exercise their option to purchase additional shares in full), and we will be a “controlled company” within the meaning of the rules of Nasdaq. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, and you will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements. See “Management—Corporate Governance—Controlled Company Status.”

Corporate Conversion

We currently operate as a Delaware limited partnership under the name SailPoint Parent, LP, which directly and indirectly holds all of the equity interests in our operating subsidiaries. Prior to the effectiveness of the registration statement of which this prospectus forms a part, SailPoint Parent, LP will convert into a Delaware corporation pursuant to a statutory conversion and will change its name to SailPoint, Inc. In this prospectus, we refer to all of the transactions related to our conversion into a corporation as the Corporate Conversion. Following the Corporate Conversion, we will remain a holding company and will continue to conduct our business through our operating subsidiaries. For more information, see the section titled “Corporate Conversion.”

Following the completion of the Corporate Conversion and prior to the closing of this offering, Thoma Bravo will own approximately 97.4% of SailPoint, Inc.’s common stock. SailPoint, Inc. will have several wholly owned direct and indirect subsidiaries that are legacies from the corporate structure that existed prior to this offering. See the section titled “Corporate Conversion.”

General Corporate Information

Our principal executive offices are located at 11120 Four Points Drive, Suite 100, Austin, Texas 78726. Our telephone number at that address is (512) 346-2000. Our website address is www.sailpoint.com. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

The SailPoint design logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of SailPoint Technologies, Inc., our wholly-owned subsidiary. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.

Channels for Disclosure of Information

Following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission (the “SEC”), the investor relations page on our website, blog posts on our website, press releases, public conference calls, webcasts, our Twitter feed (@SailPoint), our Instagram page (@lifeatsailpoint), and our LinkedIn page.

The information disclosed through the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website. Information contained on or accessible through any of the foregoing channels is not incorporated by reference into this prospectus.

THE OFFERING

Common stock offered by us	47,500,000 shares.

Common stock offered by the selling stockholders	2,500,000 shares.

Common stock to be outstanding after this offering	546,560,464 shares (or 554,060,464 shares if the underwriters exercise their option to purchase additional shares in full).

Option to purchase additional shares of common stock from us to cover over-allotments	7,500,000 shares.

Indications of interest

Prior to the date hereof, the cornerstone investors have, severally and not jointly, indicated an interest in purchasing up to an aggregate of 20% of the shares of common stock in this offering (excluding the underwriters’ option to purchase additional shares) at the initial public offering price. The shares to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less, or no shares in this offering or the underwriters may determine to sell more, less, or no shares to the cornerstone investors. The underwriters will receive the same discount on any shares of common stock purchased by the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $893.2 million (or approximately $1,036.1 million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares of common stock being offered by the selling stockholders.

The principal purposes of this offering are to repay indebtedness, increase our capitalization and financial flexibility, create a public market for our common stock, and enable access to the public equity markets for us and our stockholders.

We expect to use our net proceeds from this offering as follows (assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus): (i) approximately $52.8 million to settle in cash all outstanding equity awards that were issued in connection with the Take-Private Transaction, (ii) approximately $17.3 million to settle in cash all vested equity appreciation rights (“EARs”), (iii) approximately $9.3 million to pay all outstanding fees payable by us to Thoma Bravo pursuant to the Advisory Services Agreement, (iv) approximately $690.0 million to repay a portion of our Term Loan, and (v) the remainder for general corporate purposes.

In connection with our entry into the Credit Facilities on August 16, 2022, Thoma Bravo acquired $50.0 million of our Term Loan, and as of January 15, 2025, Thoma Bravo held $32.7 million of our Term Loan. We expect to use a portion of our net proceeds from this offering to repay a portion of our Term Loan. As a result, assuming an initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect that Thoma Bravo will receive $21.7 million of our net proceeds in connection with such repayment.

Controlled company

Upon completion of this offering, assuming an offering size and participation in this offering as set forth in this section, Thoma Bravo will own approximately 88.5% of our common stock (or 87.3% of our common stock if the underwriters exercise their option to purchase additional shares in full). As a result, we expect to be a controlled company within the meaning of the rules of Nasdaq. See “Management—Corporate Governance—Controlled Company Status.”

Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed trading symbol	“SAIL”

Except as otherwise indicated in this prospectus, the number of shares of our common stock to be outstanding after this offering and other information based thereon is based on 546,560,464 shares of our common stock outstanding as of January 15, 2025, after giving effect to the Corporate Conversion as if it occurred on January 15, 2025 and the issuance of shares of our common stock in this offering, assuming no exercise by the underwriters of their over-allotment option, and includes:

•

495,066,070 shares of our common stock that are issuable upon the conversion of partnership units that are issued, outstanding, and vested as of January 15, 2025, which conversion will occur in connection with the Corporate Conversion; and

•	3,994,394 shares of our restricted common stock issuable upon the conversion of incentive units that are issued, outstanding, and unvested as of January 15, 2025 (the “Exchange Restricted Common

Shares”), which conversion will occur in connection with the Corporate Conversion (including 3,126,563 shares of our restricted common stock that are expected to vest in connection with this offering).

The number of shares of our common stock to be outstanding after this offering excludes:

•

56,127,257 shares of our common stock that will be available for future issuance under our Omnibus Incentive Plan (the “Omnibus Plan”), which will be adopted in connection with this offering and under which we intend to issue:

•

158,302 shares of our common stock upon vesting and settlement of restricted stock units to be granted upon the exchange of EARs issued, outstanding, and unvested as of January 15, 2025 (after giving effect to the accelerated vesting of such EARs to be settled in cash in connection with this offering), which exchange will occur in connection with the Corporate Conversion (the “Exchange Grants”); and

•	up to 27,000,000 shares of common stock upon vesting and settlement of restricted stock units to be granted upon the closing of this offering to certain of our employees (the “IPO Grants”);

•	10,931,209 shares of our common stock that will become available for future issuance under our Employee Stock Purchase Plan (the “ESPP”), which will be adopted in connection with this offering; and

•	7,500,000 shares of our common stock that would be issued upon the underwriters exercising their option to purchase additional shares in full.

The Omnibus Plan and the ESPP each provides for annual automatic increases in the number of shares of our common stock reserved thereunder, as more fully described in the section titled “Executive Compensation—Actions Taken in Connection with this Offering.”

Unless otherwise indicated, all information in this prospectus, including the number of shares of common stock to be outstanding following this offering, assumes or gives effect to:

•	an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover of this prospectus;

•	no exercise by the underwriters of their option to purchase up to 7,500,000 additional shares of common stock from us;

•	the Unit Split, with all units, share, and per unit or per share information for all periods presented in this prospectus adjusted to reflect the Unit Split on a retroactive basis;

•

the filing of our certificate of incorporation and the adoption of our bylaws, the forms of which are included as exhibits to the registration statement of which this prospectus is a part, upon the Corporate Conversion; and

•	the effectiveness of the Corporate Conversion prior to the consummation of this offering.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the following summary consolidated financial and other data together with our audited consolidated financial statements and related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of the results to be expected in the future.

On August 16, 2022, STHI was acquired by Thoma Bravo in the Take-Private Transaction. We applied purchase accounting on the date of the Take-Private Transaction, and we refer to the Company as “Predecessor” in the periods before the Take-Private Transaction and as “Successor” in the subsequent periods.

The summary consolidated statements of operations data from February 1, 2021 to January 31, 2022 and from February 1, 2022 to August 15, 2022 relate to the Predecessor and are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the periods from August 16, 2022 to January 31, 2023 and from February 1, 2023 to January 31, 2024, and the consolidated balance sheet data as of January 31, 2023 and 2024, relate to the Successor and are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations data for the nine months ended October 31, 2023 and 2024, and the consolidated balance sheet data as of October 31, 2024, relate to the Successor and are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Consolidated Statement of Operations Data

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
					October 31, 2023	October 31, 2024
			(in thousands, except per share data)
					(unaudited)
Revenue
Subscription	$338,905	$227,398	$233,047	$622,830	$438,542	$569,540
Perpetual licenses	57,716	13,841	10,806	5,842	5,100	360
Services and other	53,414	34,915	32,820	70,900	53,223	51,590

Total revenue	450,035	276,154	276,673	699,572	496,865	621,490
Cost of revenue
Subscription(1)(2)	62,783	49,440	85,044	205,053	150,236	174,174
Perpetual licenses(2)	2,653	908	3,718	2,227	2,063	121
Services and other(1)	49,268	32,454	28,055	69,355	51,364	51,089
Impairment of intangible assets	744	—	—	—	—	—

Total cost of revenue	115,448	82,802	116,817	276,635	203,663	225,384

Gross profit	334,587	193,352	159,856	422,937	293,202	396,106
Operating expenses
Research and development(1)(2)	119,533	81,261	78,223	180,778	134,845	124,274
Sales and marketing(1)(2)	212,868	140,939	201,331	461,187	338,350	350,038
General and administrative(1)	62,477	115,723	51,896	113,701	87,508	80,314

Total operating expenses	394,878	337,923	331,450	755,666	560,703	554,626

Loss from operations	(60,291)	(144,571)	(171,594)	(332,729)	(267,501)	(158,520)
Other income (expense), net
Interest income	730	360	1,933	10,658	8,031	3,615
Interest expense	(2,676)	(1,492)	(74,844)	(187,059)	(139,490)	(140,125)

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
					October 31, 2023	October 31, 2024
			(in thousands, except per share data)
					(unaudited)
Other income (expense), net	(821)	(1,873)	(1,278)	(3,219)	(2,335)	(3,199)

Total other income (expense), net	(2,767)	(3,005)	(74,189)	(179,620)	(133,794)	(139,709)

Loss before income taxes	(63,058)	(147,576)	(245,783)	(512,349)	(401,295)	(298,229)
Income tax benefit (expense)	(99)	(1,663)	62,524	116,982	93,191	62,503

Net loss(3)	$(63,157)	$(149,239)	$(183,259)	$(395,367)	$(308,104)	$(235,726)

Class A yield			(250,638)	(583,672)	(431,512)	(472,439)

Net loss attributable to Class B unitholders(3)			$(433,897)	$(979,039)	$(739,616)	$(708,165)

Loss per unit attributable to Class B unitholders—basic and diluted(3)			$(5.46)	$(12.13)	$(9.19)	$(8.56)

Weighted average Class B units outstanding—basic and diluted			79,535	80,746	80,441	82,687

Pro forma basic and diluted loss per share available to common stockholders(4)(5)				$(0.77)		$(0.28)

Pro forma weighted-average shares used in computation of basic and diluted net loss per share(4)(5)				542,855		545,069

(1)	Includes equity-based compensation as follows:

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
					October 31, 2023	October 31, 2024
			(in thousands)
					(unaudited)

Cost of revenue
Subscription	$3,871	$2,246	$3,276	$6,675	$5,284	$5,120
Services and other	3,827	1,921	2,744	5,772	4,381	4,854
Operating expenses
Research and development	16,125	11,222	14,775	30,373	23,062	17,283
Sales and marketing	19,208	14,393	21,480	52,292	40,756	26,481
General and administrative	10,854	9,772	16,758	39,707	30,748	18,456

Total	$53,885	$39,554	$59,033	$134,819	$104,231	$72,194

(2)	Includes amortization expenses as follows:

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
					October 31, 2023	October 31, 2024
	(in thousands)
					(unaudited)
Cost of revenue
Subscription	$7,660	$4,603	$42,422	$100,820	$75,154	$77,466
Perpetual licenses	1,818	562	3,383	2,147	1,994	121
Operating expenses
Research and development	603	367	—	32	—	285
Sales and marketing	6,287	3,526	69,882	154,030	115,536	102,827

Total	$16,368	$9,058	$115,687	$257,029	$192,684	$180,699

(3)

All net losses for the Predecessor period for the year ended January 31, 2022 and the period from February 1, 2022 to August 15, 2022 were entirely attributable to Predecessor shareholders. Additionally, due to the impact of the Take-Private Transaction, the Company’s capital structures for the Predecessor and Successor periods are not comparable. As a result, the presentation of loss per share for the periods prior to the Take-Private Transaction is not meaningful.

(4)

The unaudited pro forma net loss attributable to common stockholders used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended January 31, 2024 was $(416.7) million. The unaudited pro forma weighted-average number of shares outstanding used to determine pro forma basic net loss per share attributable to common stockholders for the year ended January 31, 2024 was 542.9 million.

(5)

Pro forma basic and diluted net loss per share attributable to common stockholders and pro forma weighted-average shares outstanding have been computed giving effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” including (a) the issuance of 36,567,854.01 Class A Units and 7,988,951.20 Class B Units to Thoma Bravo and other equityholders of the Company for approximately $600.3 million ($550 million and $25 million of which were used to repay borrowings outstanding under our Term Loan and our Revolving Credit Facility, respectively), (b) the Corporate Conversion, and (c) our sale of shares of common stock in this offering and the application of our net proceeds from this offering set forth under “Use of Proceeds,” assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. In addition to other expected uses of our net proceeds as disclosed under “Use of Proceeds,” assuming an initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect to use approximately $690.0 million of our net proceeds from this offering to repay a portion of our Term Loan. Pro forma basic and diluted net loss per share attributable to common stockholders have been adjusted to reflect the reduction in interest expense and income tax benefit of $122.7 million and $11.7 million, respectively, as a result of the repayment of $550.0 million and $25.0 million of borrowings outstanding under our Term Loan and our Revolving Credit Facility, respectively, and the expected repayment of $690.0 million of borrowings outstanding under our Term Loan with a portion of our net proceeds from this offering. This pro forma data is presented for informational purposes only and does not purport to represent what our net loss or net loss per share actually would have been had this offering and use of proceeds therefrom occurred on January 31, 2024 or to project our net loss or net loss per share for any future period.

Consolidated Balance Sheet Data

	As of January 31, 2023	As of January 31, 2024	As of October 31, 2024
	Actual	Actual	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
			(unaudited)
Cash and cash equivalents	$424,323	$211,647	$68,166	$118,487	$228,793
Working capital, excluding deferred revenue(4)	564,069	404,687	253,292	303,613	426,800
Total assets	7,922,923	7,589,732	7,316,538	7,366,859	7,477,165
Deferred revenue, current and non-current	305,220	372,040	369,383	369,383	369,383
Long term debt, net of current portion	1,558,497	1,562,215	1,565,242	1,023,807	344,552
Total liabilities	2,317,788	2,292,063	2,236,534	1,693,179	973,869
Redeemable convertible units	5,788,394	5,838,864	5,834,148	6,434,469	—
Total partners’ deficit / stockholders’ equity	(183,259)	(541,195)	(754,144)	(760,789)	6,503,296

(1)

The unaudited pro forma balance sheet data gives effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” (a) including (i) the issuance of 36,567,854.01 Class A Units and 7,988,951.20 Class B Units to Thoma Bravo and other equityholders of the Company for approximately $600.3 million ($550 million and $25 million of which were used to repay borrowings outstanding under our Term Loan and our Revolving Credit Facility, respectively) and (ii) the Corporate Conversion, but (b) excluding our sale of shares of common stock in this offering. The pro forma as adjusted information discussed above is illustrative only and will depend on the actual initial public offering price and other terms of this offering determined at pricing.

(2)

The unaudited pro forma as adjusted balance sheet data gives effect to the transactions described in “Unaudited Pro Forma Condensed Consolidated Financial Information,” including (a) the items described in footnote (1) above and (b) our sale of 47,500,000 shares of common stock in this offering and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, total assets, working capital, and total partners’ (deficit) equity by approximately $45.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1,000,000 increase or decrease in the number of shares of common stock offered in this offering would increase or decrease each of cash and cash equivalents, total assets, working capital, and total partners’ (deficit) equity by approximately $19.1 million, based on an assumed initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

(4)	Working capital is defined as current assets less current liabilities.

Key Business Metrics

In addition to our financial information prepared in accordance with GAAP, we monitor the following key business metrics to help us measure and evaluate the effectiveness of our operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” for more information, including how we define these key business metrics. Although we believe we have a reasonable basis for each of these metrics, we caution you that these metrics are based on a combination of assumptions that may prove to be inaccurate over time. Please see the section titled “Risk Factors” for more information. In the key business metrics graphs below, “YoY Growth” is defined as the year-over-year growth of the applicable metric as compared to the metric at the same time in the prior fiscal year.

Annual Recurring Revenue

We believe ARR is a key metric to measure our business performance because it measures our ability to generate sales with new customers and to maintain and expand spend with existing customers. Our ARR has grown in each of the past three years, reflecting growth in new customers as well as expanded sales to existing customers. The following graph presents our ARR as of the end of each period noted below (dollars in millions):

SaaS Annual Recurring Revenue

In recent years, we have transitioned our business to a SaaS-first subscription model. As a result of those efforts, our SaaS ARR has more than doubled from October 31, 2022 to October 31, 2024, and the share of SaaS ARR to total ARR has increased from 49% to 60% from October 31, 2022 to October 31, 2024. We believe the share of ARR generated by our SaaS solution will continue to increase over time. The following graph presents our SaaS ARR as of the end of each period noted below (dollars in millions):

Dollar-Based Net Retention Rate

Our focus on growing our product portfolio as well as expanding customer relationships over time through cross-selling and up-selling has driven expansion of our dollar-based net retention rate from 109% as of October 31, 2022 to 114% as of October 31, 2024. Our dollar-based net retention rate reflects customer expansion, contraction, and churn. The following graph presents our dollar-based net retention rate as of the end of each period noted below:

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us. If any such risks or any of the following risks occur, our business, financial condition, operating results, and prospects could be materially and adversely affected. Also, the price of our common stock could decline due to any of these risks, and as a result, you could lose all or part of your investment.

Because of the following factors, as well as other factors affecting our businesses, financial condition, operating results, and prospects, past financial performance should not be considered a reliable indicator of future performance, and investors should not rely on historical trends to anticipate trends or results in the future.

Risks Related to Our Business and Industry

We have experienced rapid growth in recent periods, and our recent growth rates may not be indicative of our future growth.

We have experienced rapid growth in recent years. Our revenue grew from $365.3 million to $699.6 million from the fiscal year ended December 31, 2020 to the fiscal year ended January 31, 2024. Our revenue growth may not continue at a level consistent with historical performance. We believe our revenue growth depends on a number of factors, including, but not limited to:

•	our ability to attract new customers and retain and increase sales to existing customers;

•

our ability to, and the ability of our channel partners to, successfully deploy and implement our solutions, increase our existing customers’ use of our solutions, and provide our customers with excellent customer support;

•	our ability to hire and retain substantial numbers of marketing, research and development, and general and administrative personnel and expand our global operations;

•	our ability to develop our existing solutions and introduce new solutions; and

•	our ability to increase the number of our partners.

If we are unable to achieve any of these requirements, our revenue growth will be adversely affected.

Our future revenues and operating results will be harmed if we are unable to acquire new customers, if our customers do not renew their arrangements with us, if we are unable to expand sales to our existing customers, or if we are unable to develop new solutions that achieve market acceptance.

To continue to grow our business, it is important that we continue to acquire new customers to purchase and use our solutions. Our success in adding new customers depends on numerous factors, including our ability to (i) offer a compelling identity security platform and solutions, (ii) execute an effective sales and marketing strategy, (iii) attract, effectively train, and retain new sales, marketing, professional services, and support personnel in the markets we pursue, (iv) develop or expand relationships with channel partners, including system integrators, value-added resellers, technology partners, and MSPs, (v) expand into new geographies and vertical markets, (vi) deploy our platform and solutions for new customers, and (vii) provide quality customer support once deployed.

It is important to our continued growth that our customers renew their arrangements when existing contract terms expire. For Identity Security Cloud, our SaaS-based cloud solution, and IdentityIQ, our customer-hosted solution, our customers typically enter into three-year contracts with annual billing upfront. Our customers have no obligation to renew their maintenance and term subscriptions, and our customers may decide not to renew these agreements with a similar contract period, at the same prices and terms, or with the same or a greater number of identities. Our customer retention and expansion are difficult to accurately predict and may decline or fluctuate as a result of a number of factors. Our ability to increase revenue depends in large part on our ability to expand our customer relationships over time through up-selling and cross-selling opportunities including suite upgrades and additional products. Our ability to increase sales to existing customers depends on several factors, including their experience with implementing and using our solutions and the existing products they have implemented, their ability to integrate our solutions with existing technologies, and our pricing model.

If we are unable to successfully acquire new customers, retain our existing customers, expand sales to existing customers, or introduce new solutions, our business, financial condition, and operating results would be adversely affected. The adverse effect on our financial results may be particularly acute because of the significant research, development, marketing, sales, and other expenses we will have incurred in connection with the new solutions.

If our new solutions do not achieve adequate acceptance in the market, our competitive position could be impaired and our potential to generate new revenue or to retain existing revenue could be diminished. The adverse effect on our financial results may be particularly acute because of the significant research, development, marketing, sales, and other expenses we will have incurred in connection with the new solutions, and we may not have the ability to introduce compelling new solutions that address the requirements of our customers in light of the dynamic identity security market in which we operate.

Additionally, if the incidence of cyber attacks were to decline, or enterprises or governments perceive that the general level of cyber attacks has declined, our ability to attract new customers could be adversely affected. We may face additional difficulties in attracting organizations that use legacy products to purchase our solutions if they believe that these legacy products are more cost-effective or provide a level of security that is sufficient to meet their needs. Furthermore, the use of our solutions to manage identities and access is relatively new, and if we are unable to convince organizations of the benefits of our solutions, then we may be unable to acquire new customers or keep existing customers.

If the market for identity security solutions does not grow, our ability to grow our business and our results of operations may be adversely affected.

We believe our future success will depend in large part on the growth, if any, in the market for identity security solutions. The market for identity security solutions, including our platform and identity security solutions, is rapidly evolving. As such, it is difficult to predict this market’s potential growth, if any, customer adoption and retention rates, customer demand for identity security platforms or the success of competitive products. Any expansion in this market depends on a number of factors, including the cost, performance, and perceived value associated with our platform and identity security solutions and similar solutions of our competitors, including preference to manage security with existing infrastructure security tools alone, rather than investing in a platform-based identity security solution. The markets for some of our solutions are new, unproven, and evolving, and our future success depends on growth and expansion of these markets. If our platform and identity security solutions do not achieve widespread adoption or there is a reduction in demand for our platform and identity security solutions due to a lack of customer acceptance, technological challenges, competing products or solutions, privacy concerns, decreases in corporate spending, weakening economic conditions or otherwise, it could result in early terminations, reduced customer retention rates, or decreased revenue, any of which would adversely affect our business, financial condition, and results of operations.

If we are unable to maintain successful relationships with our channel partners, our ability to market, sell, distribute, and implement our solutions will be limited, and our business, financial condition, and operating results would be adversely affected.

We derive a significant portion of our revenue from sales influenced by, or made through, our channel partner network and expect these sales to continue to grow for the foreseeable future. Our channel partners provide implementation and other services to our customers in exchange for fees paid by those customers. We may not achieve anticipated revenue growth from our channel partners if we are unable to retain our existing channel partners and expand their sales or add additional motivated channel partners.

Our arrangements with our channel partners are generally non-exclusive, meaning they may offer customers the products of several different companies, including products that compete with our solutions and products. If our channel partners do not effectively market and sell our solutions, choose to use greater efforts to market and sell our competitors’ products or services, fail to meet the needs of our customers, or cease marketing our solutions or providing services to us, our ability to grow our business and sell our solutions may be adversely affected. Our channel partners may cease marketing our solutions with limited or no notice and with little or no penalty. In addition, certain of our channel partners are subject to independence requirements that have in the past or may in the future prevent them from providing services to us or cooperating with us in our go-to-market efforts if they also provide services for affiliates of our controlling stockholder, Thoma Bravo. If one or more of our channel partners determines that it is unable to both provide services to us or cooperate with us in our go-to-market efforts and also provide services to affiliates of our controlling stockholder, those channel partners may cease marketing our solutions or otherwise cease providing services to us or cooperating with us in our go-to-market efforts.

We also collaborate with adjacent technology vendors to offer comprehensive solutions to our customers. If we do not effectively collaborate with them, or if they elect to terminate their relationships with us or develop and market solutions that compete with our solutions, our growth would be adversely affected.

Our quarterly results fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly revenue and operating results tend to fluctuate from period-to-period, and we believe that our quarterly results may vary significantly in the future. Consequently, you should not rely on the results of any one quarter as an indication of future performance. Period-to-period comparisons of our revenue and operating results may not be meaningful and, as a result, may not fully reflect the underlying performance of our business.

Our quarterly operating results may fluctuate as a result of a variety of factors, including, but not limited to, those listed below, many of which are outside of our control:

•	the mix of revenue and associated costs attributable to subscription and professional services, which may impact our gross margins and operating income;

•	the mix of revenue attributable to larger transactions as opposed to smaller transactions and the associated volatility and timing of our transactions;

•	the mix of SaaS subscriptions compared to term subscriptions, which affects how we recognize revenue and may result in a decrease in gross margins as well as impact the results of our operations;

•	the loss or deterioration of our channel partner and other relationships influencing our sales execution;

•	the growth in the market for our solutions;

•	our ability to attract new customers and retain and increase sales to existing customers;

•	changes in customers’ budgets and in the timing of their purchasing decisions, including seasonal buying patterns for IT spending;

•	the timing and success of new product introductions by our competitors and by us;

•	changes in our pricing policies or those of our competitors;

•	significant security breaches of, technical difficulties with, or interruptions to the delivery and use of our platform;

•	changes in the legislative or regulatory environment;

•	foreign exchange gains and losses related to expenses and sales denominated in currencies other than the U.S. dollar or the functional currencies of our subsidiaries;

•	increases in and timing of sales and marketing and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•	costs related to the acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

•	our ability to control costs, including our operating expenses;

•	the collectability of receivables from customers and channel partners, which may be hindered or delayed if these customers or channel partners experience financial distress;

•	economic conditions specifically affecting industries in which our customers participate;

•	natural disasters or other catastrophic events; and

•	litigation-related costs, settlements, or adverse litigation judgments.

Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense.

The length and unpredictability of the sales cycle for our offerings makes it difficult to identify a regular cadence to our sales and the related revenue recognition. We and our channel partners are often required to spend significant time and resources to better educate and familiarize potential customers with the value proposition of our platform and solutions. Customers often view the purchase of our solutions as a strategic decision and significant investment and, as a result, frequently require considerable time to evaluate, test, and qualify our platform and solutions prior to purchasing our solutions. During the sales cycle, we expend significant time and money on sales and marketing and contract negotiation activities, which ultimately may not result in a sale. Additional factors that may influence the length and variability of our sales cycle include:

•	the discretionary nature of purchasing and budget cycles and decisions;

•	lengthy purchasing approval processes;

•	the evaluation of competing products during the purchasing process;

•	time, complexity, and expense involved in replacing existing solutions;

•	announcements or planned introductions of new products, features, or functionality by our competitors or of new solutions or modules by us;

•	the practice of large enterprises often driving their purchasing cycles based on internal factors rather than marketing cycles; and

•	evolving functionality demands.

If our efforts in pursuing sales and customers are unsuccessful, or if our sales cycles lengthen, our revenue could be lower than expected, which would have an adverse effect on our business, operating results, and financial condition.

We recognize most of our revenue ratably over the term of our agreements with customers and, as a result, downturns or upturns in sales may not be immediately reflected in our operating results.

In recent years, we have transitioned our business to a subscription model. As we continue this shift, our business, financial condition, operating results, and prospects could be materially and adversely affected if we fail to successfully manage such shift, which depends upon our ability to, among other things, properly price our subscription-based arrangements, deliver SaaS, retain our customers, and further develop or acquire related technologies and infrastructure.

We recognize most of our revenue ratably over the terms of our agreements with customers. As a result, a portion of the revenue that we report in each period will be derived from the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, a decline in new subscription sales or renewals in any one period may not be immediately reflected in our revenue results for that period. This decline, however, will negatively affect our revenue in future periods. Accordingly, the effect of significant downturns in sales and market acceptance of our solutions and potential changes in our rate of renewals may not be fully reflected in our operating results until future periods.

We expect to continue to invest in research and development, sales and marketing, general and administrative functions, and other areas to grow our business. Such costs are generally expensed as incurred (with the exception of sales commissions and certain research and development costs), as compared to the corresponding revenue, substantially all of which is recognized ratably in future periods. We are likely to recognize the costs associated with these investments earlier than some of the anticipated benefits, and the return on these investments may develop more slowly, or may be lower, than we expect, which could adversely affect our operating results.

We expect our revenue mix and certain business factors to impact the amount of revenue recognized period to period, which could make period-to-period revenue comparisons not meaningful and difficult to predict.

Our subscription revenue includes revenue from sales of SaaS subscriptions, which is recognized ratably over the contract period, and revenue from sales of term subscriptions, a majority of which is recognized upfront when we transfer control of the license to the customer. Due to the proportion of our contracts trending from term subscriptions and maintenance to SaaS subscriptions, our revenue may fluctuate and period-to-period revenue comparisons may not be meaningful, and our past results may not be indicative of future performance. We cannot be certain how long these factors may persist. These factors make it challenging to forecast our revenue as the mix of solutions and services, as well as the size of contracts, are difficult to predict.

We face intense competition in our market, both from larger, well-established companies and from emerging companies, and we may lack sufficient financial and other resources to maintain and improve our competitive position.

The market for identity security solutions is intensely competitive and is characterized by constant change and innovation. We face competition from large, well-known enterprise software vendors that offer identity solutions within their product portfolios, pure play identity vendors (including new market entrants), and vendors with whom we have not traditionally competed but who may either introduce new products or incorporate features into existing products that compete with our solutions. For example, our competitors include large public companies, such as IBM, Microsoft, and Oracle that offer identity solutions within their product portfolios, and identity centric solution providers, including CyberArk, Okta, and One Identity.

Many of our competitors are larger, have greater resources and existing customer relationships, and may be able to compete and respond more effectively than we can to new or changing opportunities, technologies, standards, or customer requirements. Our competitors may also seek to extend or supplement their existing offerings to provide identity security solutions that more closely compete with our offerings. Potential customers may also prefer to purchase, or incrementally add solutions, from their existing suppliers rather than a new or additional supplier regardless of product performance or features.

In addition, merger and acquisition transactions in the technology industry continue to occur, particularly transactions involving cloud-based technologies. Accordingly, there is a greater likelihood that we will compete with other large technology companies in the future. Some of our competitors have made acquisitions or entered into strategic relationships to offer a more comprehensive product than they individually had offered. Companies and alliances resulting from these possible consolidations and partnerships may create more compelling product offerings and be able to offer more attractive pricing, making it more difficult for us to compete effectively. In addition, continued industry consolidation may adversely impact customers’ perceptions of the viability of small and medium-sized technology companies and consequently their willingness to purchase from those companies.

New start-up companies that innovate and competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our solutions, and our business could be materially and adversely affected if such technologies or products are widely adopted. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors, or continuing market consolidation. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue, and gross margins, increased net losses, and loss of market share. Any failure to meet and address these factors would adversely affect our business, financial condition, and operating results.

We anticipate that our operations will continue to increase in complexity as we grow, which will add additional challenges to the management of our business in the future.

Our business has experienced significant growth and is becoming increasingly complex. We increased the number of our employees from 1,394 at December 31, 2020 to 2,645 at October 31, 2024 and the number of countries in which we have employees from 18 at December 31, 2020 to 22 at October 31, 2024. We have also experienced growth in the number of our customers from over 1,700 at December 31, 2020 to approximately 2,895 at October 31, 2024 and the number of countries in which we have customers from over 50 at December 31, 2020 to over 60 at October 31, 2024. We expect this growth to continue and for our operations to become increasingly complex. To effectively manage this growth, we have made, and plan to continue to make, substantial investments to improve our operational, financial, and management controls, as well as our reporting systems and procedures. Our success will depend in part on our ability to manage this complexity effectively without undermining our corporate culture, which we believe has been central to our success. If we are unable to manage this complexity, our business, operations, operating results, and financial condition may suffer.

As our customer base continues to grow, we likely will need to expand our professional services and other personnel, and maintain and enhance our existing partner network, to provide a high level of customer service. We also will need to effectively manage our direct and indirect sales processes as the number and type of our sales personnel and partner network continues to grow and become more complex and as we continue to expand into new geographies and vertical markets. This complexity is further driven by the various ways in which we sell our solutions, including on a per identity and per module basis through SaaS and other subscription offerings. If we do not effectively manage the increasing complexity of our business and operations, the quality of our solutions and customer service could suffer, and we may not be able to adequately address competitive challenges. These factors could impair our ability, and our channel partners’ ability, to attract new customers, retain existing customers, expand our customers’ use of existing solutions and adoption of more of our products, and continue to provide high levels of customer service, all of which would adversely affect our reputation, overall business, operations, operating results, and financial condition.

Seasonality may cause fluctuations in our sales, results of operations and remaining performance obligations.

Historically, we have experienced seasonality in remaining performance obligations (“RPO”) and customer sales, as we typically sell a higher percentage of our solutions to new customers and renewal subscriptions with existing customers in the fourth quarter of our fiscal year. We believe that this results from the procurement, budgeting, and deployment cycles of many of our customers, particularly our enterprise customers. We expect that this seasonality will continue to affect our sales, RPO, and results of operations in the future and might become more pronounced as we continue to target larger enterprise customers.

Our failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could adversely affect our financial position and lower our stock price.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our internal resources and personnel may in the future be insufficient to avoid accounting errors, and there can be no assurance that we will not have material weaknesses in the future. Any failure to develop or maintain effective controls or any difficulties encountered implementing required new or improved controls could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. Our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until our second annual report required to be filed with the SEC. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and operating results and could cause a decline in the price of our common stock.

If we are not able to maintain and enhance our brand or reputation as an industry leader and innovator, our business and operating results may be adversely affected.

We believe that maintaining and enhancing our reputation as a leader and innovator in the market for identity security solutions is critical to our relationship with our existing customers and our ability to attract new customers. The successful promotion of our brand attributes will depend on a number of factors, including our marketing efforts, our ability to continue to develop high-quality solutions, and our ability to successfully differentiate our platform and solutions from competitive products and services. Our brand promotion activities may not be successful or yield increased revenue. In addition, independent industry analysts often provide reports of our solutions, as well as those of our competitors, and perception of our solutions in the marketplace may be significantly influenced by these reports. If these reports are negative, or less positive as compared to those of our competitors, our reputation may be adversely affected. Additionally, the performance of our channel partners may affect our brand and reputation if customers do not have a positive experience with our solutions as implemented by our channel partners or with the implementation generally. The promotion of our brand requires us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new geographies and vertical markets, and as more sales are generated through our channel partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and reputation, our business and operating results may be adversely affected.

Sales to enterprise customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations.

We target our sales to enterprise customers and large organizations, which involves risks that may not be present or that are present to a lesser extent with sales to smaller customers, including the commercial customer segment. These risks include longer sales cycles and negotiations, more complex customer requirements (including audit and other requirements driven by such customers’ regulatory and industry contexts), substantial upfront sales costs, and less predictability in completing some of our sales. For example, enterprise customers may require considerable time to evaluate and test our platform and solutions and those of our competitors prior to making a purchase decision and placing an order or may need specialized security features to meet regulatory requirements. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our platform and solutions, the discretionary nature of purchasing and budget cycles, the macroeconomic uncertainty and challenges and resulting increased technology spending scrutiny, and the competitive nature of evaluation and purchasing approval processes. Since the processes for deployment, configuration, and management of our platform and solutions are complex, we are also often required to invest significant time and other resources to train and familiarize potential customers with our platform and solutions. Customers may engage in extensive evaluation, testing, and quality assurance work before making a purchase commitment, which increases our upfront investment in sales, marketing, and deployment efforts, with no guarantee that these customers will make a purchase or increase the scope of their subscriptions. In certain circumstances, an enterprise customer’s decision to use our platform and solutions may be an organization-wide decision, and therefore, these types of sales require us to provide greater levels of education regarding the use and benefits of our platform and solutions. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, has varied, and may continue to vary, significantly from customer to customer, with sales to large enterprises and organizations typically taking longer to complete. Moreover, large enterprise customers often begin to deploy our platform and solutions on a limited basis but nevertheless demand configuration, integration services, and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our identity security solutions widely enough across their organization to justify our substantial upfront investment.

Given these factors, it is difficult to predict whether and when a sale will be completed and when revenue from a sale will be recognized due to the variety of ways in which customers may purchase our platform and solutions. This may result in lower than expected revenue in any given period, which would have an adverse effect on our business, financial condition, and results of operations.

Because our long-term success depends, in part, on our ability to expand the sales and marketing of our solutions to customers located outside of the United States, and we perform a significant portion of our development outside of the United States, our business will be susceptible to risks associated with international operations.

At October 31, 2024, we had customers in over 60 countries and employees in over 20 countries, and we intend to continue expanding our international sales and marketing operations.

Conducting international operations subjects us to risks that we do not generally face in the United States. These risks include:

•	encountering existing and new competitors with stronger brand recognition in the new markets;

•	challenges developing, marketing, selling, and implementing our platform and solutions caused by language, cultural, and ethical differences, and the competitive environment;

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heightened risks of unethical, unfair, or corrupt business practices, actual or claimed, in certain geographies and of improper or fraudulent sales arrangements that may impact financial results and result in restatements of, and irregularities in, financial statements;

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global and domestic political instability, economic sanctions, terrorist activities, or international conflicts, including the conflict in Israel and the surrounding area and the ongoing conflict between Russia and Ukraine, which have in the past and may in the future impact the operations of our business or the businesses of our customers;

•	currency fluctuations;

•	the risks of currency hedging activities to limit the impact of exchange rate fluctuations, should we engage in such activities in the future;

•	difficulties in managing systems integrators and technology providers;

•	laws imposing heightened restrictions on data usage and increased penalties for failure to comply with applicable laws, particularly in the European Union (the “EU”);

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risks associated with trade restrictions and foreign import requirements, including the importation, certification, and localization of our solutions required in foreign countries, as well as changes in trade, tariffs, restrictions, or requirements;

•	potentially different pricing environments, longer sales cycles, and longer accounts receivable payment cycles and collections issues;

•	management communication and integration problems resulting from cultural differences and geographic dispersion;

•	increased turnover of international personnel as compared to our domestic operations;

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potentially adverse tax consequences, including multiple and possibly overlapping tax structures, the complexities of foreign value added tax systems, restrictions on the repatriation of earnings, and changes in tax rates;

•	greater difficulty in enforcing contracts, accounts receivable collection, and longer collection periods;

•	the uncertainty and limitation of protection for intellectual property rights in some countries;

•	increased financial accounting and reporting burdens and complexities; and

•	lack of familiarity with local laws, customs, and practices, and laws and business practices favoring local competitors or commercial parties.

The occurrence of any one of these risks could harm our international business and, consequently, our operating results. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to operate in other countries will produce desired levels of revenue or net income.

Unfavorable conditions in our industry or the global economy, including those caused by the ongoing conflicts around the world, or reductions in technology spending, could limit our ability to grow our business and negatively affect our results of operations.

Global business activities face widespread macroeconomic uncertainties, and our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy in the United States, Europe, or Asia and in the global economy, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, inflation and efforts to control further inflation, rising interest rates, bank failures, international trade relations, political turmoil (such as the conflict in Israel and the surrounding area and the ongoing conflict between Russia and Ukraine), potential U.S. federal government shutdowns, natural catastrophes, warfare, and terrorist attacks could cause a decrease in business investments by existing or potential customers, including spending on technology, and negatively affect the growth of our business. As an example, in the United States, capital markets have experienced and continue to experience volatility and disruption. Furthermore, inflation rates in the United States have recently increased to levels not seen in decades. Global economic and global and domestic political uncertainty may cause some of our customers or potential customers to curtail spending generally, or IT and identity security spending specifically, and may ultimately result in new regulatory and cost challenges to our international operations.

In addition to the foregoing, adverse developments that affect financial institutions, transactional counterparties, or other third parties, such as bank failures or concerns or speculation about any similar events or risks, could lead to market-wide liquidity problems, which in turn may cause third parties, including our customers, to become unable to meet their obligations under various types of financial arrangements as well as general disruptions or instability in the financial markets. Such economic volatility could adversely affect our business, financial condition, results of operations, and cash flows, and future market disruptions could negatively impact us. In particular, we have in the past experienced longer sales cycles and related negotiations for prospective customers and existing customer expansions, reduced contract sizes, or generally increased scrutiny on technology spending and budgets from existing and potential customers, due in part to the effects of macroeconomic uncertainty. These customer dynamics may again occur in the future, and to the extent there is a sustained general economic downturn, a recession, or another situation where technology budgets grow at a slower rate or contract, these customer dynamics may be exacerbated.

We have employees and contractors in locations throughout the Middle East, Europe, and Asia, including in Israel. If the global effect of the ongoing conflict in Israel and the surrounding area or the ongoing conflict between Russia and Ukraine escalates or expands, our ability to conduct business in these regions could be adversely impacted, potentially resulting in delays to product development, sales and marketing, and other key business functions. Additionally, in light of reports of an increase in Russian cyber attacks in connection with the current conflict, we may face a heightened risk of state-sponsored cyber attacks in the near term. Our competitors, many of whom are larger and have greater financial resources than we do, may respond to challenging market conditions by lowering prices in an attempt to attract our customers, which may require us to respond in kind and may negatively impact our existing customer relationships and new customer acquisition strategy. In addition, the increased pace of consolidation in certain industries may result in reduced overall spending on our identity security solutions. We cannot predict the timing, strength, or duration of any economic slowdown, instability, or recovery, generally or within any particular industry.

Our estimated market opportunity and forecasts of our market and market growth may prove to be inaccurate. Moreover, even if our estimate of the market size is accurate, there can be no assurance that we will serve a significant portion of the market, and even if our estimated market opportunity achieves the forecasted growth, there can be no assurance that our business will grow at similar rates, or at all.

Our estimated market opportunity and growth forecasts included in this prospectus relating to our market opportunity and the expected growth in that market are subject to significant uncertainty and are based on assumptions and estimates, which may prove to be inaccurate. In particular, our market opportunity estimate assumes that all companies within each cohort would subscribe to our solutions at the same level as our existing customers in such cohort; however, our actual market opportunity will vary depending on the adoption of our solutions by companies and the purchase levels of such companies once they have subscribed to our solutions. Moreover, even if this market meets our size estimate and experiences the forecasted growth, there can be no assurance that our business will serve a significant portion of this market, and we may not grow our business at a similar rate or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. See “—Risks Related to Our Business and Industry” for a discussion of risk factors that could impact our growth. Accordingly, our estimated market opportunity and the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

Any failure to offer high-quality customer support may adversely affect our relationships with our customers and our financial results.

We typically bundle customer support with arrangements for our solutions. In deploying and using our platform and solutions, our customers typically require the assistance of our support teams to resolve complex technical and operational issues. We may be unable to modify the nature, scope, and delivery of our customer support to compete with changes in product support services provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and adversely affect our operating results. We may also be unable to respond quickly enough to accommodate short-term increases in customer demand for support. Our sales are highly dependent on our reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality product support, could adversely affect our reputation and our ability to sell our solutions to existing and new customers.

If we fail to meet contractual commitments related to response time, service level commitments, or quality of professional services, we could be obligated to provide credits for future service or face contract termination, which could adversely affect our business, operating results, and financial condition.

Depending on the solutions purchased, our customer agreements contain service level agreements, under which we guarantee specified availability of our platform and solutions. If we are unable to meet the stated service level commitments to our customers or suffer extended periods of unavailability of our SaaS solution or other subscription offerings, we may be contractually obligated to provide affected customers with service credits or customers could elect to terminate and receive refunds for prepaid amounts. In addition, if the quality of our professional services does not meet contractual requirements, we may be required to re-perform the services at our expense or refund amounts paid for the services. Any failure to meet these contractual commitments could adversely affect our revenue, operating results, and financial condition, and any failure to meet service level commitments or extended service outages of our SaaS solution or other subscription offerings could adversely affect our business and reputation as customers may elect not to renew and we could lose future sales.

Our business depends, in part, on sales to the public sector, which are subject to a number of challenges and risks, and significant changes in the contracting or fiscal policies of the public sector could have an adverse effect on our business.

We derived approximately 12% to 14% of our revenue from sales of our solutions to federal, state, local, and foreign governments and public universities in each of the last three fiscal years, and we believe that the success and growth of our business will continue to depend in part on our successful procurement of government and other public sector contracts. Factors that could impede our ability to maintain or increase the amount of revenue derived from the public sector include:

•	changes in fiscal or contracting policies;

•	decreases in available government funding;

•	changes in government programs or applicable requirements;

•	the adoption of new laws or regulations or changes to existing laws or regulations; and

•	potential delays or changes in the government appropriations or other funding authorization processes.

The occurrence of any of the foregoing could cause governments, governmental agencies, and others in the public sector to delay or refrain from purchasing our solutions or otherwise have an adverse effect on our business, operating results, and financial condition.

Additionally, the sale of our solutions to the public sector is tied to budget cycles, and there are government requirements and authorizations that we may be required to meet. Further, we may be subject to audits and investigations relating to the contracts we enter into with the public sector, and violations could result in penalties and sanctions, including contract termination, refunding or forfeiting payments, fines and suspension, or debarment from future public sector business. Selling to these entities can be highly competitive, expensive, and time consuming, often requiring significant upfront time and expense. Public sector entities often require contract terms that differ from our standard arrangements and impose additional compliance requirements, require increased attention to pricing practices, or are otherwise time consuming and expensive to satisfy. For example, some of our government entity customers contract with us on the basis of our authorization under the U.S. Federal Risk and Authorization Management Program (“FedRAMP”), which has in the past and may in the future require us to undertake additional actions and expense to ensure compliance. Public sector entities may also have statutory, contractual, or other legal rights to terminate contracts with our partners for convenience, for lack of funding, or due to a default, and any such termination may adversely impact our future results of operations. If we represent that we meet certain standards, authorizations (such as FedRAMP), or requirements and do not meet them, or if such authorizations are suspended or revoked, we could be subject to increased liability from our customers, investigation by regulators, or termination rights. Even if we do meet them, the additional costs associated with providing our service to public sector entities could harm our margins. Moreover, changes in underlying regulatory requirements could be an impediment to our ability to efficiently provide our service to public sector customers and to grow or maintain our customer base. Any of these risks related to contracting with public sector entities could adversely impact our future sales and results of operations or make them more difficult to predict.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our operating results.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios, or restrict our ability to pay dividends or make acquisitions. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	develop and enhance our solutions;

•	continue to expand our product development, sales, and marketing organizations;

•	hire, train, and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.

We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, and acquisitions, particularly of development stage companies, may adversely affect our operating results and liquidity as well as our ability to meet expectations.

Our success will depend, in part, on our ability to expand our solutions and grow our business in response to changing technologies, customer demands, and competitive pressures. As we have in the past, we may in the future choose to do so through the acquisition of, or investment in, new or complementary businesses and technologies rather than through internal development. As a function of the industry in which we operate, we may acquire development stage companies that are not yet profitable, and that require continued investment, which could adversely affect our results of operations and liquidity as well as our ability to meet expectations, particularly if they were formulated prior to such acquisitions. Development stage companies generally involve a higher degree of risk and have not been proven, require additional capital to develop, and typically do not generate enough revenue to offset increased expenses associated therewith.

The identification of suitable acquisition or investment candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions or investments. The risks we face in connection with acquisitions and/or investments include:

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an acquisition may negatively affect our operating results because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by stockholders and third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel, or operations of any company that we acquire;

•	an acquisition or investment may disrupt our ongoing business, divert resources, increase our expenses, and distract our management;

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an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company;

•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products or effectively integrate them into or with our existing solutions;

•	our use of cash to pay for acquisitions or investments would limit other potential uses for our cash;

•	if we incur debt to fund any acquisitions or investments, such debt may subject us to material restrictions on our ability to conduct our business; and

•	if we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease.

The occurrence of any of these risks could adversely affect our business, operating results, and financial condition.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our operating results could be adversely affected.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to the fair value allocation of multiple performance obligations in revenue recognition, the expected period of benefit of contract acquisition costs, the assumptions underlying the fair value used for equity-based compensation expense and estimated useful lives, and impairment of intangible assets and goodwill arising from business combinations. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

Changes in existing financial accounting standards or practices, or taxation rules or practices, may harm our operating results.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could harm our operating results or the manner in which we conduct our business. Further, such changes could potentially affect our reporting of transactions completed before such changes are effective.

GAAP is subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results and could affect the reporting of transactions completed before the announcement of a change. Adoption of such new standards and any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

We track certain business and operational metrics, which are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and materially adversely affect our stock price, business, results of operations, and financial condition.

We track certain business and operational metrics, including metrics such as ARR, SaaS ARR, and dollar-based net retention rate, which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools are subject to a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate.

If our solutions fail to help our customers achieve and maintain compliance with certain government regulations and industry standards, our business and operating results could be materially and adversely affected.

We believe we generate a portion of our revenues from our solutions because our customers use our solutions as part of their efforts to achieve and maintain compliance with certain government regulations and industry standards, and we expect that will continue for the foreseeable future. Examples of industry standards and government regulations include the Federal Information Security Management Act (FISMA) and associated National Institute for Standards and Testing (NIST) Network Security Standards; the Sarbanes-Oxley Act; the Payment Card Industry Data Security Standard (PCI-DSS); Title 21 of the U.S. Code of Federal Regulations, which governs food and drug industries; the North American Electric Reliability Corporation Critical Infrastructure Protection Plan (NERC-CIP); the European General Data Protection Regulation (“GDPR”); the German Federal Financial Supervisory Authority (BaFin) Minimum Requirements for Risk Management; and the Monetary Authority of Singapore’s Technology Risk Management Notices. These industry standards may change with little or no notice, including changes that could make them more or less onerous for businesses. In addition, governments may also adopt new laws or regulations, or make changes to existing laws or regulations, that could affect whether our customers believe our solution assists them in maintaining compliance with such laws or regulations. If our solutions fail to expedite our customers’ compliance initiatives, our customers may lose confidence in our solutions and could switch to those offered by our competitors. In addition, if government regulations and industry standards related to IT security are changed in a manner that makes them less onerous, our customers may view compliance as less critical to their businesses, and our customers may be less willing to purchase our solutions. In either case, our sales and financial results would suffer.

Our success depends on the experience and expertise of our senior management team and key employees. If we are unable to hire, retain, train, and motivate our personnel, or to maintain our corporate culture, our business, operating results, and prospects may be harmed.

Our success has depended, and continues to depend, on the efforts and talents of our senior management team and key employees, including our CEO, leadership team, engineers, product managers, sales and marketing personnel, and professional services personnel. Our future success will also depend upon our continued ability to identify, hire, and retain additional skilled and highly qualified personnel, which will require significant time, expense, and attention.

The majority of our employees, including all of our officers and key employees, are employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of one or more members of our senior management team, particularly if closely grouped, could adversely affect our ability to execute our business plan and thus, our business, operating results, and prospects. We do not maintain key man insurance on any of our officers or key employees, and we may not be able to find adequate replacements.

Competition for well-qualified employees in all aspects of our business, including sales, professional services, and software engineering, is intense. We have from time to time experienced, and may in the future have, difficulty hiring and retaining employees with appropriate qualifications, and many of the companies with which we compete for experienced personnel have greater resources than we have. We may need to invest significant amounts of cash and equity to attract and retain new employes, and we may never realize returns on these investments. Additionally, many of our employees may be able to receive significant proceeds from sales of our common stock in the public markets after this offering, which may reduce their motivation to continue to work for us.

We believe that our corporate culture has been and will continue to be a key contributor to our success. The size of our workforce has grown significantly in recent years, and we expect headcount growth to continue for the foreseeable future. If we are not able to maintain our corporate culture as we grow, we may be unable to continue to foster the innovation, integrity, and collaboration we believe we need to support our growth, which could adversely affect our business.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our results of operations.

Our platform and solutions are billed in multiple currencies, and therefore, a portion of our revenue is subject to foreign currency risk. A strengthening of the U.S. dollar could increase the real cost of our platform and solutions to our customers outside of the United States, which could also adversely affect our results of operations. In addition, an increasing portion of our operating expenses are incurred outside the United States. These operating expenses are denominated in foreign currencies and are subject to fluctuations due to changes in foreign currency exchange rates. While we do not currently hedge against the risks associated with currency fluctuations, if our foreign currency risk increases in the future and we are not able to successfully hedge against the risks associated with currency fluctuations, our results of operations would be adversely affected.

Our business could be disrupted by catastrophic events.

Occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or commodity appliance malfunction, cyber attack, war, terrorist attack, explosion, or pandemic could impact our business. Our insurance coverage may not compensate us for losses that may occur in the event of a significant natural disaster. Additionally, we rely on third-party systems and enterprise applications, technology systems, and our website for our development, marketing, operational support, hosted services, and sales activities. In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our product development, lengthy interruptions in our identity security solutions, and breaches of data security, all of which could have an adverse effect on our results of operations. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster and to execute successfully on those plans in the event of a disaster or emergency, our business would be harmed.

Risks Related to Our Technology and Our Intellectual Property Rights

Our introduction and use of AI, and the integration of AI with our solutions, may not be successful and may present business, compliance, and reputational challenges, which could lead to operational or reputational damage, competitive harm, legal and regulatory risk, and additional costs, any of which could adversely affect our business, financial condition, and results of operations.

We have incorporated, and expect to continue to incorporate, AI in our solutions, and this incorporation of AI in our business and operations may become more significant over time. The use of generative AI, a relatively new and emerging technology in the early stages of commercial use, exposes us to additional risks, such as potential damage to our reputation, competitive position, and business, legal and regulatory risks, and additional costs. For example, generative AI has been known to produce false or “hallucinatory” inferences or output, and certain generative AI uses ML and predictive analytics, which can create inaccurate, incomplete, or misleading content, unintended biases, and other discriminatory or unexpected results, errors, or inadequacies, any of which may not be easily detectable by us or any of our related service providers. Accordingly, while AI systems may help provide more tailored or personalized user experiences, if the content, analyses, or recommendations that AI systems assist in producing in our solutions are, or are perceived to be, deficient, inaccurate, biased, unethical, or otherwise flawed, our reputation, competitive position, and business may be materially and adversely affected. In addition, new laws and regulations, or the interpretation of existing laws and regulations, in any of the jurisdictions we operate in may affect the use of our AI systems and our use of third-party AI tools and solutions and may expose us to government enforcement or civil suits.

As the legal and regulatory framework encompassing AI matures, it may result in increases in our operational and development expenses that impact our ability to earn revenue from or utilize any AI systems. Any of the foregoing and any similar issues, whether actual or perceived, could negatively impact our users’ experience and diminish the perceived quality and value of our offerings. This in turn could damage our brand, reputation, competitive position, and business. Additionally, if any of our employees, contractors, consultants, vendors, or service providers use any third-party AI-powered tools or solutions in connection with our business or the services they provide to us, it may lead to the inadvertent disclosure or incorporation of our confidential information into publicly available training sets, which may impact our ability to realize the benefit of, or adequately maintain, protect, and enforce our intellectual property or confidential information, harming our competitive position and business. Our ability to mitigate risks associated with disclosure of our confidential information, including in connection with AI systems, will depend on our implementation, maintenance, monitoring, and enforcement of appropriate technical and administrative safeguards, policies, and procedures governing the use of AI in our business.

Additionally, any output created by us using AI tools may not be subject to copyright protection, which may adversely affect our intellectual property rights in, or ability to commercialize or use, any such content. In the United States, a number of civil lawsuits have been initiated related to the foregoing and other concerns, any one of which may, among other things, require us to limit the ways in which our AI systems are trained and may affect our ability to develop our AI-powered solutions. For example, the output produced by AI tools may include information subject to certain privacy or right of publicity laws or constitute an unauthorized derivative work of the copyrighted material used in training the underlying AI model, any of which could also create a risk of liability for us, or adversely affect our business or operations. AI-related lawsuits to date have generally focused on AI service providers, which may increase our risks of liability. In addition, the use of AI has resulted in, and may in the future result in, cybersecurity breaches, incidents, or disruptions that implicate the personal information of clients of AI systems. To the extent that we do not have sufficient rights to use the data or other material or content used in or produced by the AI tools used in our business, or if we experience cybersecurity incidents in connection with our use of AI, it could adversely affect our reputation and expose us to legal liability or regulatory risk, including with respect to third-party intellectual property, privacy, data protection and cybersecurity, publicity, contractual, or other rights. Further, our competitors or other third parties may incorporate AI into their products more quickly or more successfully than us, which could impair our ability to compete effectively.

As the utilization of AI becomes more prevalent, we anticipate that it will continue to present new or unanticipated ethical, reputational, technical, operational, legal, competitive, and regulatory issues, among others. We expect that our incorporation of AI in our business will require additional resources, including the incurrence of additional costs, to develop and maintain our solutions and features to minimize potentially harmful or unintended consequences, to comply with applicable and emerging laws and regulations, to maintain or extend our competitive position and to address any ethical, reputational, technical, operational, legal, competitive, or regulatory issues which may arise as a result of any of the foregoing. As a result, the challenges presented with our use of AI could adversely affect our business, financial condition, and results of operations.

Our ability to introduce new identity security solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions. If we do not adequately fund our research and development efforts or complete acquisitions successfully, we may not be able to compete effectively, and our business and results of operations may be harmed.

To remain competitive, we must continue to offer new data security solutions and enhancements to our platform and existing solutions. This is particularly true as we further expand and diversify our capabilities. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. If we elect not to or are unable to develop solutions internally due to certain constraints, such as high employee turnover, lack of management ability, or a lack of other research and development resources, we may choose to expand into a certain market or strategy via an acquisition for which we could potentially pay too much or fail to successfully integrate into our operations. We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. For additional information about the risks we face in connection with acquisitions, see “—Risks Related to Our Business and Industry—We may acquire or invest in companies, which may divert our management’s attention and result in additional dilution to our stockholders. We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, and acquisitions, particularly of development stage companies, may adversely affect our operating results and liquidity as well as our ability to meet expectations.” Further, many of our competitors expend a considerably greater amount of funds on their respective research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors, and our business, financial condition, and results of operations could be adversely affected. Moreover, there is no assurance that our research and development or acquisition efforts will successfully anticipate market needs and result in significant new marketable solutions or enhancements to our solutions, design improvements, cost savings, revenues, or other expected benefits. If we are unable to generate an adequate return on such investments, we may not be able to compete effectively, and our business and results of operations may be adversely affected.

Cyber attacks or other cybersecurity breaches, incidents, or disruptions with respect to our networks, systems, or applications, including unauthorized access to, or disclosure or other processing of, our proprietary, confidential, or sensitive information, including personal information, could disrupt our operations, compromise sensitive information related to our business or personal information processed by us or on our behalf, and expose us to liability, which could harm our reputation and adversely affect our business, financial condition, and results of operations, and as we grow, we may become a more attractive target for cyber attacks.

Our solutions analyze and otherwise process proprietary and confidential information, including personal information. Increasingly, companies in our industry are subject to a wide variety of attacks on their networks and systems. As a well-known provider of identity security solutions, we pose an attractive target for such attacks, and as our footprint grows larger, we may become an even more attractive target for cyber attacks. We have previously experienced, and may in the future experience, various attempts to access or disrupt our networks, systems, and applications. We face threats from a variety of sources, including sophisticated nation-state and nation-state supported actors, cyber criminals, terrorists, and politically motivated groups or individuals that pose risks to our internal networks, our platform, our third-party service providers, and our customers’ systems and the proprietary, confidential, or sensitive information, including personal information processed by us or on our behalf.

The nature of the attacks perpetrated against us may include theft of sensitive information, exploitation of our solutions as part of a supply chain attack against our customers, manipulation of data, ransomware, or others. Any of these attacks, if successful, can lead to significant interruptions in our operations, loss of sensitive data and income, reputational harm, and diversion of funds. In the case of ransomware, extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. We do expend and may be required to expend significantly more capital and financial resources in the future to protect against any such threats or to alleviate problems caused by breaches in security.

Moreover, future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be increasingly difficult to integrate companies into our IT environment and security program successfully, or at all.

Despite significant efforts to create security barriers to safeguard against such threats, it is impossible for us to entirely mitigate these risks. Despite our security measures, our and our third-party service providers’ IT and infrastructure may be vulnerable to security risks, including unauthorized access to, use, or disclosure of customer data, theft of proprietary information, employee error or misconduct, denial of service attacks, loss or corruption of customer data, and computer hacking attacks or other cyber attacks subsequently originated from our infrastructure. The security measures we have integrated into our internal networks and platform, which are designed to detect unauthorized activity, protect our proprietary, confidential, or sensitive information, including personal information, prevent data loss and prevent or minimize security breaches, incidents, or disruptions, may not function as expected or may not be sufficient to protect our internal networks and platform against certain attacks. In addition, techniques used to sabotage or obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently, generally are not recognized until launched against a target, and may be difficult to discover for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. For example, threat actors may leverage emerging AI technologies to develop new hacking tools and attack vectors, exploit vulnerabilities, obscure their activities, and increase the difficulty of threat attribution and remediation. Such cyber attacks and other cybersecurity breaches, incidents, or disruptions may continue to evolve in frequency and sophistication, and as a result, we may be unable to anticipate these techniques or reasonably implement adequate preventative measures to prevent an electronic intrusion into our networks.

If an actual or perceived breach of our or our third-party service providers’ security occurs, whether as result of third-party action, employee error, malfeasance, or otherwise, the market perception of the effectiveness of our security measures could be harmed, our brand and reputation could be impacted, we could lose potential sales and existing customers, our ability to operate our business could be impaired, we could be subject to litigation, government enforcement actions, additional reporting requirements, and restrictions on data processing, and we may incur significant liabilities. Some of our contracts may not contain limitations of liability, and even where they do, there can be no assurance that any such limitations of liability are sufficient to protect us from liabilities, damages, or claims related to any such breaches. Additionally, while our insurance policies include liability coverage for certain breaches, subject to retention amounts that could be substantial, we cannot be sure that our insurance coverage will be sufficient to protect us from liabilities, damages, or claims related to any such breaches, that such coverage will continue to be available on commercially reasonable terms or at all or that such coverage will pay future claims. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or larger deductibles, could adversely affect our business, financial condition, and results of operations. Moreover, failure to maintain effective internal accounting controls related to identity security breaches and cybersecurity in general could impact our ability to produce timely and accurate financial statements and could subject us to regulatory scrutiny and/or government enforcement actions. Further, our solutions may be perceived as less desirable, which could negatively affect our business and damage our reputation. Our ability to retain existing customers, expand solutions, and use case penetration with existing customers and acquire new customers is dependent upon our reputation as a trusted intelligent security provider. The importance of our reputation in retaining existing business and acquiring new business is heightened by our focus on enterprise customers. In addition, we have a number of customers that operate in highly-regulated industries where our customers’ data is particularly sensitive, such as financial services and healthcare. A network or security breach could damage our relationships with customers, result in the loss of customers across one or more use case or solution, and make it more challenging to acquire new customers, and such damage would likely be heightened in the event a network or security breach occurred in the highly-regulated industries we serve. Because techniques used to obtain unauthorized access to, or sabotage, systems change frequently and may not be recognized until launched against a target, we and our customers may be unable to anticipate these techniques or implement adequate preventive measures.

Our operations involve analyzing and processing our customers’ and other third parties’ confidential and proprietary information, including, in some cases, personally identifiable information. We have legal and contractual obligations to protect the confidentiality and appropriate use of such information, including customer data. As a result, security incidents impacting our platform or the systems of our third-party service providers could result in a risk of loss or unauthorized access to or disclosure of the information we process on behalf of our customers. This, in turn, could require notification under applicable data privacy regulations and could lead to litigation, governmental audits and investigations, and possible liability, damage our relationships with our existing customers, trigger indemnification and other contractual obligations, cause us to incur investigation, mitigation, and remediation expenses, and have a negative impact on our ability to attract and retain new customers. Furthermore, any such incident, including a breach of our customers’ systems, could compromise our networks or networks secured by our solutions, creating system disruptions or slowdowns and exploiting security vulnerabilities of our or our customers’ networks, and the information stored on our or our customers’ systems could be accessed or disclosed without authorization, altered, lost, or stolen, which could subject us to liability and cause us financial harm. An actual or perceived breach of our networks, our customers’ networks, those of our third-party service providers or other networks secured by our solutions, whether or not due to a vulnerability in our platform, may also undermine confidence in our platform or our industry and result in expenditure of significant resources in efforts to analyze, correct, eliminate, or work around errors or defects, delayed or lost revenue, delay in the development or release of new solutions, an increase in collection cycles for accounts receivable, damage to our brand and reputation, negative publicity, loss of channel partners, customers and sales, increased costs to remedy any problem, increased insurance expense, and costly litigation.

In addition, if a high-profile security incident occurs with respect to another identity security solution provider, our customers and potential customers may lose trust in the value of the identity security solution business model generally, including the security of our solutions, which could adversely impact our ability to retain existing customers or attract new ones, potentially causing a negative impact on our business. Any of these negative outcomes could adversely impact market acceptance of our solutions and could adversely affect our business, results of operations, and financial condition.

Interruptions, outages, or other disruptions affecting the delivery of our SaaS solution, or any of the third-party cloud-based systems that we use in our operations, may adversely affect our business, operating results, and financial condition.

Our continued growth depends in part on the ability of our existing customers and new customers to consistently access our platform and solutions at any time and within an acceptable amount of time. In addition, our ability to access certain third-party SaaS solutions, including those of our service providers, is important to our operations and the delivery of our customer support and professional services. We have experienced, and may in the future experience, service disruptions, outages, and other performance problems both in the delivery of our SaaS solution and in third-party SaaS solutions we use due to a variety of factors, including infrastructure changes, malicious actors, human or software errors, or capacity constraints. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If our SaaS solution or the third-party SaaS solutions we depend on are unavailable or if our customers are unable to access features of our SaaS solution within a reasonable amount of time or at all, our business would be negatively affected.

We host our SaaS solution primarily using Amazon Web Services (“AWS”) data centers. Our related operations depend on protecting the virtual cloud infrastructure hosted in AWS by maintaining its configuration, architecture, features, and interconnection specifications, as well as the information stored in these virtual data centers and which third-party internet service providers transmit. Although we have disaster recovery plans that utilize multiple AWS locations, any incident affecting their infrastructure that may be caused by fire, flood, severe storm, earthquake, or other natural disasters, cyber attacks, terrorist, or other attacks, public health issues, or other similar events beyond our control could negatively affect our SaaS platform. A prolonged AWS service disruption affecting our SaaS platform for any of the foregoing or other reasons would negatively impact our ability to serve our customers and could damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, or otherwise harm our business. We may also incur significant costs for using alternative equipment or taking other actions in preparation for, or in reaction to, events that damage the AWS services we use, which would also likely require significant investments of time. In addition, AWS may terminate the agreement by providing 30 days’ prior written notice and may, in some cases, terminate the agreement immediately for cause upon notice. In the event that our AWS service agreements are terminated, or there is a lapse of service, elimination of AWS services or features that we utilize, interruption of internet service provider connectivity, or damage to such facilities, we could experience interruptions in access to our platform as well as significant delays and additional expense in arranging or creating new facilities and services and/or re-architecting our SaaS solution for deployment on a different cloud infrastructure service provider, which may adversely affect our business, operating results, and financial condition.

We rely on third-party software to provide many essential financial and operational services to support our business. Some of these vendors are less established and have shorter operating histories than traditional software vendors. Moreover, many of these vendors, including Salesforce, NetSuite, Workday, and ServiceNow, provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors to provide us with services that are always available and are free of errors or defects that could cause disruptions in our business processes. Interruptions, outages, or other disruptions affecting SaaS solutions that we rely on can significantly impact our business, operating results, and financial condition. Such disruptions could cause operational delays, inefficiencies, and customer dissatisfaction, which could result in increased customer churn, revenue loss, and increased mitigation costs and potential penalties for not meeting service-level agreements. Frequent or significant disruptions could damage our reputation, making it harder to attract and retain customers. Additionally, service disruptions can result in non-compliance with regulatory requirements, which could lead to legal penalties and increased scrutiny.

If we fail to adapt and respond effectively to rapidly changing technology, evolving industry standards, changing regulations, and changing customer needs, requirements, or preferences, our platform and solutions may become less competitive.

The market in which we compete is relatively new and subject to rapid technological change, evolving industry standards, and changing regulations, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to adapt and respond effectively to these changes on a timely basis. In addition, as our customers’ technologies and business plans grow more complex, we expect them to face new and increasing challenges. Our customers require that our solution effectively identifies and responds to these challenges without disrupting the performance of our customers’ IT systems. As a result, we must continually modify and improve our solutions and introduce or acquire new solutions in response to changes in our customers’ IT infrastructures.

We may be unable to anticipate future market needs and opportunities or be able to develop enhancements to our platform or existing solutions or new solutions to meet such needs or opportunities in a timely manner, if at all. Even if we are able to anticipate, develop, and commercially introduce enhancements to our platform and existing solutions and new solutions, those enhancements and new solutions may not achieve widespread market acceptance. Our enhancements or new solutions could fail to attain sufficient market acceptance for many reasons, including:

•	delays in releasing platform or solutions enhancements or new solutions;

•	inability to interoperate effectively with existing or newly introduced technologies, systems, or applications of our existing and prospective customers;

•	defects, errors, or failures in our platform or solutions;

•	negative publicity about the performance or effectiveness of our platform or solutions;

•	introduction or anticipated introduction of competing products by our competitors;

•	installation, configuration, or usage errors by our customers or partners; and

•	changing of regulatory requirements related to security.

If we were unable to enhance our platform or existing solutions or develop new solutions that keep pace with rapid technological and industry change, our business, operating results, and financial condition could be adversely affected. If new technologies emerge that are able to deliver competitive products and services at lower prices, more efficiently, more conveniently, or more securely, such technologies could adversely impact our ability to compete effectively.

Real or perceived errors, failures, or disruptions in our platform and solutions could adversely affect our customers’ satisfaction with our solutions and/or our industry reputation and business could be harmed.

Our platform and solutions are very complex and have contained and may contain undetected defects, vulnerabilities, or errors, especially when solutions are first introduced or enhanced. Our platform and solutions are often used in connection with large-scale computing environments with different operating systems, system management software, equipment, and networking configurations, which may cause errors or failures of products, or other aspects of the computing environment into which our solutions are deployed. If our platform and solutions are not implemented or used correctly or as intended, inadequate performance and disruption of service may result. In addition, deployment of our platform and solutions into complicated, large-scale computing environments may expose errors, failures, or vulnerabilities in our solutions. Any such errors, failures, or vulnerabilities may not be found until after they are deployed to our customers. Some of our software and features are powered by ML and AI, which depend on datasets and algorithms that could be flawed, including through inaccurate, insufficient, outdated, or biased data. From time to time, we have experienced errors, failures, and bugs in our platform that have resulted in customer downtime, and we cannot assure you that we will be able to mitigate future errors, failures, vulnerabilities, or bugs in a quick or cost-effective manner.

We and certain of our third-party service providers have in the past experienced, and may in the future experience, performance issues due to a variety of factors, including infrastructure changes, human or software errors, website, or third-party hosting disruptions or capacity constraints due to a number of potential causes including technical failures, cyber attacks, security incidents, natural disasters, or fraud. We have also been the target of distributed denial of service attacks and other cybersecurity attacks that attempt to disrupt our services. If our or our third-party service providers’ products, solutions, or corporate security are compromised, our website, professional services, customer support, or SaaS solution is unavailable, or there are flaws in our ML and AI processes, our business could be negatively affected. Moreover, if our security measures or solutions or third-party service providers are subject to cyber attacks that degrade or deny the ability of users to access our website or other solutions, our solutions may be perceived as insecure, and we may incur significant legal and financial exposure. In particular, our cloud-based solutions may be especially vulnerable to interruptions, performance problems, or cyber attacks. Furthermore, our solutions may not help detect situations in which a valid user identity has been compromised, for example as part of a highly sophisticated cyber attack of the type described below. If we, our third-party service providers, our partners, or one or more customers were to suffer a highly publicized breach, even if our platform and solutions perform effectively, such a breach could cause our customers or potential customers to lose trust in our identity security solutions in general, which could cause us to suffer reputational harm, lose existing commercial relationships and customers, or deter them from purchasing additional products, and prevent new customers from purchasing our solutions. Highly publicized cybersecurity events have heightened consumer, legislative, and regulatory awareness of these kinds of cybersecurity risks, while further emboldening individuals or groups to target IT systems more aggressively, highlighting the vulnerability of IT supply chains.

We continue to invest in the personnel, infrastructure, and third-party best practice software solutions and services necessary to mitigate these risks. However, if we are unable to attract and retain personnel with the necessary cybersecurity expertise, or fail to implement sufficient safeguarding measures, we may not be able to prevent, detect, and mitigate potentially disruptive events which could occur in the future. In some instances, we may not be able to identify the cause or causes of these events within an acceptable period of time. Even with these investments, we may not be able to stop a complex and sophisticated cyber attack. Such attacks can be particularly difficult to prevent or fully mitigate when they occur in the supply chain. If we are or become a target of such an attack, we may not be able to prevent, detect, and mitigate such an attack, which could cause disruptions in service or other performance problems, hurt our reputation and our ability to attract new customers and retain existing customers, and damage our customers’ businesses.

Since our customers use our platform and solutions for important aspects of their security environment and operational business, any real or perceived errors, failures, or vulnerabilities in our solutions, or disruptions in service or other performance problems, could hurt our reputation and may damage our customers’ businesses. Furthermore, defects, errors, vulnerabilities, or failures in our platform or solutions may require us to implement design changes or software updates. Any defects, vulnerabilities, or errors in our platform or solutions, or the perception of such defects, vulnerabilities, or errors, could result in: (i) expenditure of significant financial and product development resources in efforts to analyze, correct, eliminate, or work around errors or defects; (ii) loss of existing or potential customers or channel partners; (iii) delayed or lost revenue; (iv) delay or failure to attain market acceptance; (v) delay in the development or release of new solutions; (vi) negative publicity, which will harm our reputation; (vii) an increase in collection cycles for accounts receivable or the expense and risk of litigation; and (viii) harm to our operating results.

The contractual protections we have in our standard terms and conditions of sale, such as warranty disclaimers and limitation of liability provisions, may not fully or effectively protect us from claims by customers, commercial relationships, or other third parties. Any insurance coverage we may have may not adequately cover all claims asserted against us or may cover only a portion of such claims. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and the diverting of management’s time and other resources.

If our platform and solutions do not effectively interoperate with our customers’ existing or future IT infrastructure and applications, implementations could be delayed or cancelled, which would harm our business.

Our success depends on the interoperability of our platform and solutions with third-party applications and data that we have not developed and do not control. Any changes in such applications or data that degrade the functionality of our platform or solutions or give preferential treatment to competitive software could adversely affect the adoption and usage of our solutions. We may not be successful in adapting our platform or solutions to operate effectively with these applications or data. If it is difficult for our customers to access and use our platform or solutions, or if our platform or solutions cannot connect a broadening range of applications and data, then our customer growth and retention may be harmed, and our business and operating results could be adversely affected.

Incorrect or improper implementation or use of our platform and solutions could result in customer dissatisfaction and harm our business, financial condition, and results of operations.

Our platform and solutions are deployed in a wide variety of IT infrastructures, including large-scale, complex technology environments, and we believe our future success will depend, at least in part, on our ability to support such deployments. Implementations of our platform and solutions may be technically complicated, and it may not be easy to maximize the value of our platform and solutions without proper implementation, training, and support. Some of our customers have experienced difficulties implementing our platform and solutions in the past and may experience implementation difficulties in the future. If we or our customers are unable to implement our platform and solutions successfully, customer perceptions of our platform and solutions may be impaired, our reputation and brand may suffer, or customers may choose not to renew their subscriptions or purchase additional identity security solutions from us.

Any failure by customers to appropriately implement our platform and solutions or any failure of our platform and solutions to effectively integrate and operate within our customers’ data management infrastructure could result in customer dissatisfaction, impact the perceived reliability of our platform and solutions, result in negative press coverage, negatively affect our reputation, and harm our business, financial condition, and results of operations.

We use third-party licensed software, third-party licensed services, and cloud services subscriptions in or with our solutions, and the inability to maintain these licenses and subscriptions or issues with the software we license or services we leverage could result in increased costs or reduced service levels, which would adversely affect our business.

Our solutions include software or other intellectual property licensed from certain third parties, and we use certain software and other intellectual property licensed from third parties in our business. We anticipate that we will continue to rely on such third-party software and intellectual property in the future, and from time to time, we may be required to renegotiate our current third-party licenses or license additional technology from third parties to develop new solutions or enhancements thereto or to facilitate new business models. This exposes us to risks over which we may have little or no control. For example, the third-party software we currently license may not always be available, or available on commercially reasonable terms, and we may not have access to alternative third-party software in the event of any issues with such software. In addition, a third party may assert that we or our customers are in breach of the terms of applicable licenses, which could, among other things, force us to cease use of such software and give such third party the right to terminate the applicable license or seek damages from us, or both. Additionally, we may not have the right to control the maintenance, prosecution, preparation, filing, enforcement, defense, or litigation of intellectual property that we license from third parties and are reliant on our licensors to do so. We also cannot be certain that activities such as intellectual property protection, maintenance, prosecution, and enforcement by our licensors have been or will be conducted consistent with our best interests or in compliance with applicable laws and regulations or will result in valid and enforceable intellectual property rights. It is possible that our licensors’ infringement proceedings or defense activities may be less vigorous than had we conducted them ourselves or may not be conducted in accordance with our best interests. Furthermore, we cannot be certain that our licensors are not infringing, misappropriating, or otherwise violating the intellectual property rights of third parties or that our licensors have sufficient rights to the licensed intellectual property in all jurisdictions in which we may offer our solutions. Our inability to obtain or maintain certain licenses or other rights, to obtain or maintain such licenses or rights on favorable terms, or the need to engage in litigation or any other proceedings regarding these matters could result in delays in releases of new solutions and could otherwise disrupt our business, until equivalent technology can be identified, licensed, or developed, if at all. Also, to the extent that our platform and solutions depend upon the successful operation of third-party software in conjunction with our software, any undetected errors, vulnerabilities, compromises, or defects in such third-party software could prevent the deployment or impair the functionality of our solutions, delay new feature introductions, result in a failure of our platform, and injure our reputation. Any of the foregoing could materially adversely affect our business, financial condition, and results of operations.

If we fail to obtain, maintain, protect, defend, or adequately enforce our intellectual property or proprietary rights, our competitive position could be impaired, and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights.

We regard the protection of our copyrights, proprietary software, trademarks, domain names, trade secrets, and other intellectual property rights as critical to our success. We rely and expect to continue to rely on a combination of copyright, trademark, patent, trade secret, and unfair competition laws, as well as confidentiality procedures and agreements, protective covenant agreements, and other contractual protections with our employees, independent contractors, advisers, channel partners, resellers, and customers to protect our trade secrets, proprietary information, and intellectual property rights.

We strive to protect our intellectual property rights by relying on foreign, federal, state, and common law rights, as well as certain contractual restrictions. However, the steps we take to protect our intellectual property and proprietary rights, including physical, operational, and managerial protections of our confidential information, contractual obligations of confidentiality, assignment agreements with our employees and contractors, license agreements, the prosecution, defense, enforcement, protection, and maintenance of registrations and applications for registration of intellectual property rights, and the defense and enforcement of common law rights require significant resources and may be inadequate. Effective trade secret, copyright, trademark, patent, and domain name protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and expenses and the costs of defending and enforcing our rights. Given the costs and expenses of obtaining, maintaining, protecting, exploiting, defending, and enforcing our intellectual property rights, we may choose not to obtain, maintain, protect, exploit, defend, or enforce certain intellectual property rights that later turn out to be important. We cannot guarantee that our efforts to obtain, maintain, protect, exploit, defend, or enforce our intellectual property rights are adequate or that we have secured, or will be able to secure, appropriate permissions or protections for all of the intellectual property rights we use or rely on.

Our registered or unregistered trademarks, trade names, or other intellectual property rights may be challenged, infringed, diluted, circumvented, misappropriated, or otherwise violated or declared invalid or unenforceable or determined to be infringing on or dilutive of other marks. Our domain names and social media handles may also be misappropriated or otherwise misused. Further, at times, competitors may adopt trade names, trademarks, domain names, or social media handles similar to ours, thereby impeding our ability to build, maintain, or extend brand identity and possibly leading to market confusion or brand dilution. Furthermore, even if we are able to obtain intellectual property rights, any challenge to our intellectual property rights could result in them being narrowed in scope or declared invalid or unenforceable. Litigation may become necessary to enforce our intellectual property rights, protect our trade secrets, or determine the validity and scope of proprietary rights claimed by others. We may be unable to prevent the misappropriation or disclosure of our proprietary information or deter independent development of similar technologies by others, which may diminish the value of our brand and other intangible assets and allow competitors to more effectively mimic our solutions.

While it is our policy to require our employees, contractors, and other parties with whom we conduct business who may be involved in the conception or development of intellectual property for us to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. Additionally, any such assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Further, although it is our policy to enter into confidentiality agreements with employees and third parties to protect our trade secrets and other proprietary rights, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our trade secrets, confidential information, software, or other proprietary technology and, even if entered into, these agreements may otherwise fail to effectively prevent disclosure of our proprietary or confidential rights, information, or technologies, may be limited as to their term, or may not provide an adequate remedy in the event of unauthorized disclosure, misappropriation, use, or other violation of our trade secrets, confidential information, and other proprietary rights or technologies.

We pursue the registration or protection of our domain names and trademarks in the United States and in certain jurisdictions abroad. However, the laws of some foreign countries do not protect our intellectual property to the same extent as the laws of the United States, and effective intellectual property protection and enforcement mechanisms may not be available in those jurisdictions, which could make it difficult for us to stop the infringement, misappropriation, dilution, or other violation of our intellectual property or marketing of competing products or solutions in violation of our intellectual property rights generally. We may need to expend additional resources to defend our intellectual property in these countries. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

We may be subject to intellectual property rights claims by third parties, including contractual counterparties, which may be costly to defend, result in damage to our reputation, and could require us to pay significant damages, limit our ability to use certain technologies, and adversely affect our business, financial condition, and results of operations.

Companies in the software and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks, trade secrets, and other intellectual property rights and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property rights. We have in the past and may in the future be subject to notices or claims that we have infringed, misappropriated, or misused the intellectual property of our competitors or other third parties, including third parties that may have significantly larger and more mature patent holdings than we do or are patent holding companies whose sole business is to assert such claims. To the extent we increase our visibility in the market, we face a higher risk of being the subject of intellectual property claims. Additionally, despite our efforts to ensure that our employees, contractors, consultants, vendors, and service providers do not use the intellectual property and other proprietary information or know-how of third parties in their work for us, intellectual property, including copyrighted materials, trade secrets, software code, or other proprietary information, we have been and could in the future be subject to claims that we, our employees, or our contractors, consultants, vendors, and service providers have inadvertently or otherwise used or disclosed intellectual property, copyrighted materials, trade secrets, or other proprietary information of our competitors, former employers, or other parties. Litigation may be necessary to defend against these claims. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are essential to our solutions, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of these parties. In addition, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to develop, market, and support potential solutions or enhancements, which could severely harm our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and be a distraction to management.

Our agreements with customers and other third parties may include indemnification provisions under which we agree to indemnify them or otherwise be liable for losses suffered or incurred as a result of claims of intellectual property infringement or misappropriation, damages caused by us to property or persons, or other liabilities relating to or arising from our platform, solutions, or other contractual obligations. See “—Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, misappropriation, or violation as well as other losses.”

Any intellectual property, indemnification, or wrongful use or disclosure claims, with or without merit, could be time-consuming and expensive, could require litigation, and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any aspect of our business that may ultimately be determined to infringe on or misappropriate the intellectual property rights of another party, we could be forced to limit or stop sales of licenses to our platform and solutions and may be unable to compete effectively. We could also lose valuable intellectual property rights or key personnel as a result of a wrongful disclosure dispute. Furthermore, we may be subject to indemnification obligations with respect to third-party intellectual property pursuant to our agreements with our channel partners or customers. Any of these results would adversely affect our business, operating results, and financial condition.

Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement, misappropriation, or violation as well as other losses.

Our agreements with customers and certain partners include indemnification provisions under which we agree to defend and indemnify such customer or partner for losses suffered or incurred as a result of third-party claims for intellectual property infringement or misappropriation of our solutions. The intellectual property infringement indemnity to such customers or partners is an uncapped liability for which we would be responsible, and intellectual property indemnity provisions survive termination or expiration of the applicable agreement.

From time to time, customers also require us to indemnify them for a third-party claim for a violation of law arising from our breach of obligations under the applicable agreement. The existence of such a dispute may have adverse effects on our customer relationship and reputation, and even if we contractually limit our liability with respect to such obligations, we may still incur substantial liability related to them. Any assertions by a third party, whether or not successful, with respect to any of these indemnification obligations could subject us to costly and time-consuming litigation, expensive remediation and licenses, divert management attention and financial resources, harm our relationship with that customer and other current and prospective customers, reduce demand for our platform and solutions, and harm our brand, business, operating results, and financial condition. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other existing customers and new customers and adversely affect our business and operating results.

Our use of “open source” software could negatively affect our ability to sell our solutions and subject us to possible litigation.

Some aspects of our platform and solutions are built using open source software, and we intend to continue to use open source software in the future. From time to time, we contribute software source code to open source projects under open source licenses or release internal software projects under open source software licenses and anticipate doing so in the future. Open source software is generally freely accessible, usable, and modifiable. However, certain open source licenses may, in certain circumstances, require us to offer our solutions that incorporate the open source software for no cost, make available source code for modifications or derivative works we create based upon the open source software, incorporate or use the open source software, and/or license such modifications or derivative works under the terms of the particular open source license or otherwise unfavorable terms. The terms of certain open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to monetize our solutions. While we try to insulate our proprietary code from the effects of such open source license provisions, we cannot guarantee that we will be successful, that all open source software is reviewed prior to use in our solutions, that our developers have not incorporated open source software into our solutions in potentially disruptive ways, or that they will not do so in the future. Additionally, we may from time to time face claims from third parties claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source software license. These claims could result in costly litigation and could require us to make our software source code freely available, purchase a costly license, or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement or violation. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. We could also be subject to suits by parties claiming ownership of what we believe to be open source software. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software and, thus, may contain security vulnerabilities or broken code. Moreover, some open source projects have known security and other vulnerabilities and architectural instabilities, or are otherwise subject to security attacks due to their wide availability, and are provided on an “as-is” basis. There is typically no support available for open source software, and we cannot ensure that the authors of such open source software will implement or push updates to address security risks or will not abandon further development and maintenance. Further, our use of any AI tools that use, incorporate, or output any open source software may heighten the foregoing risks. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, operating results, and financial condition.

Risks Related to Our Indebtedness

Servicing our debt may require a significant amount of cash, and we may not have sufficient cash flow from our business to do so.

We have historically relied on the availability of debt financing. Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance our indebtedness, including any future borrowings under the Credit Facilities, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control, including the factors described in this “Risk Factors” section. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt, or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms. In addition, the Credit Facilities and any of our future debt agreements may contain restrictive covenants that prohibit us from adopting any of these alternatives. Any failure to comply with the obligations under any of our debt instruments could result in an event of default under the agreements governing such indebtedness, which, if not cured or waived, could result in the acceleration of our debt. If we are unable to generate sufficient cash flow from our business to service our debt, our results of operations and financial condition could be adversely affected.

The terms, conditions, and restrictions contained in the Credit Agreement could expose us to risks that could adversely affect our liquidity and financial condition or otherwise adversely affect our operating results.

At January 15, 2025, we had $1.04 billion of outstanding borrowings under the Term Loan (excluding unamortized issuance costs) and no outstanding borrowings or letters of credit under our Revolving Credit Facility.

The Credit Agreement contains various covenants that, among other things, limit our and certain of our subsidiaries’ abilities to:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create additional liens on our assets;

•	merge, consolidate, or dissolve;

•	make loans or investments, including acquisitions;

•	sell assets;

•	engage in sale and leaseback transactions;

•	pay dividends and make other distributions on our capital stock, and redeem and repurchase our capital stock; or

•	enter into transactions with affiliates.

The Credit Facilities also contain numerous affirmative covenants, including financial covenants. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of our debt. Any additional debt that we incur in the future could subject us to similar or additional covenants.

If we experience a decline in cash flow due to any of the factors described in this “Risk Factors” section or otherwise, we could have difficulty paying interest and principal amounts due on our indebtedness and meeting the financial covenants set forth in the Credit Facilities. If we are unable to generate sufficient cash flow or otherwise to obtain the funds necessary to make required payments under the Credit Facilities, or if we fail to comply with the various requirements of our indebtedness, we could default under the Credit Facilities. Any such default could have a material adverse effect on our liquidity and financial condition.

We have a substantial amount of indebtedness, which could adversely affect our financial condition and ability to operate our business.

As of January 15, 2025, we had $1.04 billion of indebtedness outstanding, consisting of our Term Loan (excluding unamortized issuance costs). Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for our business. For example, it could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, business development, and other purposes;

•

compromise our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, due to our high level of debt and the restrictive covenants in the Credit Agreement;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, and other corporate purposes; and

•	limit our ability to redeem, repurchase, defease, or otherwise acquire or retire for value any subordinated indebtedness we may incur.

These restrictions could adversely affect our financial condition and limit our ability to successfully implement our growth strategy.

In addition, we may need additional financing to support our business and pursue our growth strategy, including for strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to those of our common stock, and, in the case of equity and equity-linked securities, our existing stockholders may experience dilution.

Despite current indebtedness levels, we may incur substantially more indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We may incur significant additional indebtedness in the future. We may also consider investments in joint ventures or acquisitions, which may increase our indebtedness. If new debt is added to our current indebtedness levels, the related risks that we face could intensify.

Interest rate fluctuations may have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Indebtedness under the Credit Facilities bears interest at variable rates, and we may incur additional variable interest rate indebtedness in the future. This exposes us to interest rate risk, and any interest rate swaps we enter into in order to reduce interest rate volatility may not fully mitigate our interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.

Risks Related to Laws and Regulations

We will face risks associated with the growth of our business with certain heavily regulated industry verticals.

We market and sell our platform and solutions to customers in heavily regulated industry verticals, including the banking, healthcare, and financial services industries. As a result, we face additional regulatory scrutiny, risks, and burdens from the governmental entities and agencies that regulate those industries. Entering new heavily regulated verticals and expanding in those verticals in which we are already operating will continue to require significant resources to address potential regulatory scrutiny, risks, and burdens, and there is no guarantee that such efforts will be successful or beneficial to us. If we are unable to successfully penetrate these verticals, maintain our market share in such verticals in which we already operate or cost-effectively comply with governmental and regulatory requirements applicable to our activities with customers in such verticals, our business, financial condition, and results of operations may be harmed.

Any actual or perceived failure by us to comply with our privacy policy or legal or regulatory requirements, rules, industry standards, contractual requirements, and other obligations relating to privacy, data protection, and cybersecurity, in one or multiple jurisdictions could result in proceedings, actions, or penalties against us.

Our solutions analyze and otherwise process customer information, including personal information and other information supplied by our customers. Our standard customer agreement prohibits customers from sending to or storing sensitive customer data in our solutions, whether proprietary data, confidential data, sensitive personal data, or otherwise. However, we may enter into agreements with customers with unique terms that allow for certain sensitive customer data to be sent to and stored in our solutions. Further, our customers’ use of data concerning, among others, their employees, contractors, customers, and/or partners is essential to their use of our platform and solutions, and our solutions are not architected in a manner that prevents our customers from submitting or storing sensitive customer data. We have implemented various features intended to enable our customers to better secure their information and comply with applicable privacy and security requirements in their data governance, but these features do not ensure their compliance and may not be effective against all potential privacy and identity security concerns.

A wide variety of domestic and foreign laws, rules and regulations, and contractual requirements apply to the use and processing of proprietary, confidential, and sensitive information, including personal information. These laws, rules, regulations, industry standards, contractual requirements, and other obligations are constantly evolving, and we expect that we will continue to become subject to new proposed laws, rules, regulations, industry standards, contractual requirements, and other obligations in the United States, the EU, the United Kingdom (“UK”) and other jurisdictions.

For example, in the United States, there are numerous federal, state, and local privacy, data protection, and cybersecurity laws, rules, and regulations governing the use and processing of personal data. At the federal level, we are subject to, among other laws, rules, and regulations, the rules and regulations promulgated under the authority of the Federal Trade Commission, which has the authority to regulate and enforce against unfair or deceptive acts or practices in or affecting commerce, including acts and practices with respect to privacy, data protection, and cybersecurity. Moreover, Congress has considered, and continues to consider, many proposals for comprehensive national data privacy and cybersecurity legislation. As another example, at the state level, we are subject to laws, rules, and regulations, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act (collectively, “CCPA”)), which, amongst other things, requires businesses to provide specific disclosures in privacy notices, implement new operational practices, honor requests from California residents to exercise certain privacy rights (such as the right to access and request deletion of their personal information and to opt out of certain sharing and sales of personal information) and provides for civil penalties of up to $7,500 per violation, as well as a private right of action for certain data breaches that may increase the likelihood of and risks associated with data breach litigation. Many other states have also enacted, or are in the process of enacting, comprehensive privacy, data protection, and cybersecurity laws, rules, and regulations that share similarities with the CCPA, which creates the potential for a patchwork of overlapping but different state laws. In addition, all 50 states have laws that require the provision of notification for security breaches of personal information to affected individuals, state officers, or others. Possible consequences for non-compliance with these various state laws include enforcement actions in response to rules and regulations promulgated under the authority of federal agencies, state attorneys general, and legislatures and consumer protection agencies.

Outside of the United States, an increasing number of laws, rules, regulations, and industry standards apply to privacy, data protection, and cybersecurity. For example, we are subject to the GDPR in the EU, and in the UK, we are subject to the UK’s Data Protection Act 2018 as supplemented by the GDPR as implemented into UK law (collectively, “UK GDPR”), both of which impose similar, stringent data protection requirements. The GDPR and UK GDPR are wide-ranging in scope and impose numerous additional requirements on companies that process personal data, including imposing special requirements in respect of the processing of personal data, requiring that consent of individuals to whom the personal data relates is obtained in certain circumstances, requiring additional disclosures to individuals regarding data processing activities, requiring that safeguards are implemented to protect the security and confidentiality of personal data, creating mandatory data breach notification requirements in certain circumstances, and requiring that certain measures (including contractual requirements) are put in place when engaging third-party processors. The GDPR and UK GDPR also provide individuals with various rights in respect of their personal data, including rights of access, erasure, portability, rectification, restriction, and objection. Failure to comply with the GDPR and the UK GDPR can result in significant fines and other liability, including fines of up to EUR 20 million (or GBP 17.5 million under the UK GDPR) or four percent of global revenue, whichever is greater. European data protection authorities have shown a willingness to impose significant fines and issue orders preventing the processing of personal data on non-compliant businesses and have already imposed fines for GDPR violations up to, in some cases, hundreds of millions of Euros. While the UK GDPR currently imposes substantially the same obligations as the GDPR, the UK GDPR will not automatically incorporate changes to the GDPR going forward (which would need to be specifically incorporated by the UK government). Moreover, the UK government has publicly announced plans to reform the UK GDPR in ways that, if formalized, are likely to deviate from the GDPR, all of which creates a risk of divergent parallel regimes and related uncertainty, along with the potential for increased compliance costs and risks for affected businesses. Legal developments in the European Economic Area (“EEA”) and the UK, including rulings from the Court of Justice of the European Union (“CJEU”), have also created complexity and uncertainty regarding processing and transfers of personal data from the EEA and the UK to the United States and other so-called third countries outside the EEA and the UK that have not been determined by the relevant data protection authorities to provide an adequate level of protection for privacy rights. Case law from the CJEU indicates that reliance on the standard contractual clauses—a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism—alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. In July 2023, the European Commission adopted an adequacy decision in relation to the new EU-U.S. Data Privacy Framework (“DPF”) rendering the DPF effective as a GDPR transfer mechanism for personal data transferred from the EEA to the United States by U.S. entities self-certified under the DPF. In October 2023, the UK Extension to the DPF came into effect, as approved by the UK government, as a data transfer mechanism from the UK to U.S. entities self-certified under the DPF. While we have taken steps to mitigate the impact on us, such as implementing the European Commission’s standard contractual clauses, the efficacy and longevity of these mechanisms remains uncertain. Other jurisdictions outside the EU and the UK are similarly introducing or enhancing privacy, data protection, and cybersecurity laws, rules, and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot yet fully determine the impact these or future laws, rules, and regulations may have on our business or operations. These laws, rules, and regulations may be inconsistent from one jurisdiction to another, subject to differing interpretations, and may be interpreted to conflict with our practices. While we have implemented controls and procedures designed to comply with the requirements of the privacy, data protection, and cybersecurity laws, rules, and regulations of the jurisdictions in which we operate, such controls and procedures may not be effective in ensuring compliance or preventing unauthorized transfers of personal information. Failure to comply with such requirements could result in fines, sanctions, or other penalties, which could materially affect our reputation, business, financial condition, and results of operations.

These and other applicable data protection and privacy-related laws and regulations are evolving and may result in regulatory and public scrutiny and escalating levels of enforcement and sanctions. See “Business—Government Regulations” for more information. Our failure to comply with contractual obligations or applicable laws and regulations, or to protect any personal or other customer data, could result in enforcement actions against us, including regulatory fines or other civil or criminal liability, as well as claims for damages, contractual or otherwise, by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing customers and prospective customers), any of which could adversely affect our business, operating results, financial performance, and prospects.

In addition, we are subject to certain contractual obligations and have made privacy commitments, including in privacy policies and customer data processing agreements, regarding our use and processing of personal data. As a company that supports customer privacy and security objectives, even the perception of a failure by us to comply with our privacy commitments, whether or not valid, may harm our reputation, inhibit adoption of our solutions by current and future customers, or adversely impact our ability to attract and retain workforce talent. Additionally, a failure or perceived failure to comply with privacy commitments could lead to regulator or civil claims if our commitments are found to be deceptive or otherwise misrepresentative of our actual policies and practices.

Loss, retention, or misuse of certain information and alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability and may require us to expend significant resources on identity security and in responding to and defending such allegations and claims. Any failure or perceived failure by us or any third parties with which we do business to comply with laws, rules, regulations, industry standards, contractual requirements, or other actual or asserted obligations to which we or such third parties are or may become subject may result in significant liability, adverse publicity, inability to process data, and investigations, proceedings, and other legal actions against us by governmental entities and private claims, demands, and litigation. Any such action or other matter could be expensive to defend, may require the expenditure of substantial legal and other costs and substantial time and resources, may result in fines, penalties, or other liabilities, and likely would damage our reputation and adversely affect our business, financial condition, and results of operations. We may in the future be party to such actions and disputes. In many jurisdictions, enforcement actions and consequences for non-compliance with privacy, data protection, and cybersecurity laws, rules, regulations, industry standards, contractual requirements, or other obligations are rising. Data subjects may also have a private right of action, as well as consumer associations, to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of applicable privacy, data protection, and cybersecurity laws, rules, and regulations. In addition, privacy advocates and industry groups have regularly proposed, and may propose in the future, self-regulatory standards that may legally or contractually apply to us or be alleged to apply to us. If we fail or are alleged to fail to follow these standards, even if no personal information is compromised, we may incur significant fines or experience a significant increase in costs and face regulatory investigations and other proceedings or private claims, demands, and litigation. In addition, future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations, could impair our customers’ ability to collect, use, or disclose data relating to individuals, which could decrease demand for our platform and solutions, increase our costs, and impair our ability to maintain and grow our customer base and increase our revenue. This includes evolutions in definitions of what constitutes “Personal Information” and “Personal Data” subject to privacy laws, especially relating to classification of intellectual property addresses, machine or device identification numbers, location data and other information. Changes in the law may limit or inhibit our ability to offer certain solutions or features, limit the growth of features and/or development of new solutions, including that supported by AI or ML, or limit our ability to operate or expand our business and develop technology alliance relationships that may involve the sharing of data.

Around the world, there are numerous lawsuits in process against various technology companies that process personal data. If those lawsuits are successful, it could increase the likelihood that our company may be exposed to liability for our own policies and practices concerning the processing of personal data and could hurt our business. Furthermore, the costs of compliance with, and other burdens imposed by laws, regulations, and policies concerning privacy and identity security that are applicable to the businesses of our customers may limit the use and adoption of our platform or solutions and reduce overall demand for them. Privacy concerns, whether or not valid, may inhibit market adoption of our solutions. Additionally, concerns about security or privacy may result in the adoption of new legislation that restricts the implementation of technologies like ours or requires us to make modifications to our solutions, which could significantly limit the adoption and deployment of our technologies or result in significant expense to modify our solutions.

We publicly post our privacy policies and practices concerning our processing, use, and disclosure of the personally identifiable information provided to us by our website visitors. Our publication of our privacy policies and other statements we publish that provide promises and assurances about privacy and security can subject us to potential state, federal, and international action if they are found to be deceptive or misrepresentative of our actual policies and practices or if our practices are found to be unfair.

Regulatory and legislative developments related to the use of AI could adversely affect our use of such technologies in our solutions and business.

We use AI throughout our business. As the regulatory framework for AI and automated decision making evolves, our business, financial condition, and results of operations may be adversely affected. The regulatory framework for AI and similar technologies and automated decision making is changing rapidly. It is possible that new laws and regulations will be adopted in the United States and in non-U.S. jurisdictions or that existing laws and regulations may be interpreted in ways that would affect the operation of our solutions and the way in which we use AI and similar technologies. We may not be able to adequately anticipate or respond to these evolving laws and regulations, and we may need to expend additional resources to adjust our offerings in certain jurisdictions if applicable legal frameworks are inconsistent across jurisdictions. In addition, because these technologies are themselves highly complex and rapidly developing, it is not possible to predict all of the legal or regulatory risks that may arise relating to our use of such technologies. Further, the cost to comply with such laws or regulations could be significant and could increase our operating expenses, which would adversely affect our business, financial condition, and results of operations.

For example, in August 2024, the EU Artificial Intelligence Act (the “AI Act”), which establishes broad obligations for the development and use of AI-based technologies in the EU based on their potential risks and level of impact, came into force. This framework categorizes AI systems, based on the risks associated with such AI systems’ intended purposes, as creating unacceptable or high risks, with all other AI systems being considered low risk. Furthermore, the AI Act includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose AI, and foundation models, and provides for fines of up to the greater of €35 million or 7% of worldwide annual turnover for violations. There is a risk that our current or future AI-powered solutions may obligate us to comply with the applicable requirements of the AI Act, which may impose additional costs on us, increase our risk of liability, or adversely affect our business. For example, the AI Act prohibits certain uses of AI systems and places numerous obligations on providers and deployers of permitted AI systems, with heightened requirements based on AI systems that are considered high risk. This regulatory framework is expected to have a material impact on the way AI is regulated in the EU and beyond, and, together with developing regulatory guidance and judicial decisions in this area, may affect our use of AI and our ability to provide and to improve our solutions, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, financial condition, and results of operations.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act, and other anti-corruption, anti-bribery, and anti-money laundering laws in various jurisdictions both domestic and abroad. The FCPA prohibits any U.S. individual or business from paying, offering, authorizing payment, or offering of anything of value, directly or indirectly, to any foreign official, political party, or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The U.K. Bribery Act is similar but even broader in scope in that it prohibits bribery of private (non-government) persons as well. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. Our sales model presents some risk under these laws. We leverage third parties, including channel partners, to sell our solutions and conduct our business abroad. We and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies, state-owned or affiliated entities, and non-governmental commercial entities and may be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedure to address compliance with these laws, we cannot assure you that all of our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, adverse media coverage, and other consequences. Any investigations, actions, or sanctions could adversely affect our business, operating results, and financial condition.

We are subject to governmental export controls and economic sanctions laws that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.

Our business activities are subject to various restrictions under U.S. export controls and trade and economic sanctions laws, including the U.S. Commerce Department’s Export Administration Regulations and economic and trade sanctions regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control. The U.S. export control laws and U.S. economic sanctions laws include prohibitions on the sale or supply of certain products and services to U.S. embargoed or sanctioned countries, governments, persons, and entities and also require authorization for the export of encryption items. We are also subject to Israeli export controls on encryption technology for our platform and identity security solutions. If the applicable U.S. or Israeli requirements regarding export of encryption technology were to change or if we change the encryption means in our solutions, we may need to satisfy additional requirements in the United States or Israel. There can be no assurance that we will be able to satisfy any additional requirements under these circumstances in either the United States or Israel.

In addition, various countries regulate the import of certain encryption technology, including through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solutions or could limit our customers’ ability to implement our solutions in those countries. Although we take precautions to prevent our solutions from being provided in violation of such laws, our solutions may have been in the past, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to civil or criminal penalties, including the possible loss of export privileges and monetary penalties. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed, and may result in the delay or loss of sales opportunities. Although we take precautions to prevent transactions with U.S. sanction targets, we could inadvertently provide our solutions to persons prohibited by U.S. sanctions. This could result in negative consequences to us, including government investigations, penalties, and harm to our reputation.

Our corporate structure and intercompany arrangements are subject to the tax laws of various jurisdictions, and we could be obligated to pay additional taxes, which would harm our operating results.

Based on our current corporate structure, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws, or revised interpretations of existing tax laws and precedents. In addition, the authorities in these jurisdictions could challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing. The relevant taxing authorities may determine that the manner in which we operate our business does not achieve the intended tax consequences. If such a disagreement were to occur, and our position were not sustained, we could be required to pay additional taxes, interest, and penalties. Such authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries. Any increase in the amount of taxes we pay or that are imposed on us could increase our worldwide effective tax rate and adversely affect our business and operating results.

Our ability to use net operating losses and other tax attributes to offset future taxable income may be subject to certain limitations.

Our U.S. federal and state net operating loss (“NOLs”) carryforwards and certain other tax credits may be subject to limitations under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended (the

“Code”), respectively, and similar provisions of state law. Under those sections of the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes, such as research tax credits, to offset future taxable income or taxes. Our existing NOLs may be subject to limitations arising from previous ownership changes, and if we undergo an ownership change in connection with or after this offering, our ability to utilize NOLs and other tax attributes could be further limited by Sections 382 and 383 of the Code. In addition, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. “Ownership changes” that have occurred in the past or that may occur in the future, including in connection with this offering, could result in the imposition of an annual limit on the amount of pre-ownership change NOLs and other tax attributes we can use to reduce taxable income, potentially increasing and accelerating our liability for income taxes, and also potentially causing those tax attributes to expire unused.

We function as a HIPAA “business associate” or service provider for certain of our customers and, as such, are subject to strict privacy and data security requirements. If we fail to comply with any of these requirements, or applicable requirements under state health information laws, we could be subject to significant liability, which can adversely affect our business as well as our ability to attract and retain new customers.

The Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and their respective implementing regulations (collectively referred to as “HIPAA”), imposes specified requirements relating to the privacy, security, and transmission of individually identifiable health information, including “protected health information” (“PHI”) under HIPAA. HIPAA requires, among other things, that “covered entities” and their business associates maintain reasonable and appropriate administrative, physical, and technical safeguards to protect PHI. Additionally, business associates are required to assist covered entities with various requirements under HIPAA, including reporting certain breaches, security incidents, or other unauthorized uses or disclosures of PHI to individuals, the Department of Health and Human Services (“HHS”) Office for Civil Rights, and the media, depending on the extent of the disclosure. We may function as a business associate for certain of our customers that are HIPAA covered entities and service providers, and in that context we are regulated as a business associate for the purposes of HIPAA.

If we are unable to comply with our obligations under HIPAA as a business associate, we could face substantial civil or criminal liability or other regulatory action. HITECH also gave state attorneys general authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. Furthermore, the HIPAA-covered entities and service providers to which we provide solutions require us to enter into HIPAA-compliant business associate agreements with them. These agreements impose stringent data security obligations on us. If we are unable to meet the requirements of any of these business associate agreements, we could face contractual liability, as well as possible civil and criminal liability under HIPAA, all of which can have an adverse impact on our business and generate negative publicity, which, in turn, can have an adverse impact on our ability to attract and retain new customers.

In addition, many state laws govern the privacy and security of health information in certain circumstances, including having passed privacy legislation to cover consumer health data and sensitive data. These laws may differ from other state privacy requirements, including in the way such laws are interpreted and enforced by state regulatory authorities, and may be more stringent than HIPAA. Under these state laws, states may impose fines or penalties for violations and, depending on the state, may allow a private right of action for individuals who believe their information has been inappropriately used or disclosed, including from a security incident or breach. Additionally, many state attorneys general and the Federal Trade Commission have interpreted existing consumer protection laws to impose standards on the privacy, security, use, transfer, disclosure, disposal, and other treatment of an individual’s information, including health information.

Increased and complex scrutiny of environmental, social, and governance (“ESG”) matters may require us to incur additional costs or otherwise adversely impact our business.

Increased attention to climate change, diversity, equity, and inclusion, and other ESG issues, as well as societal expectations regarding voluntary ESG initiatives and disclosures, may result in increased costs (including but not limited to increased costs related to compliance, stakeholder engagement, and contracting), impact our reputation or otherwise affect our business performance. In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on ESG matters. Such ratings are used by some investors to inform their investment or voting decisions. Unfavorable ESG ratings could lead to negative investor sentiment toward us and/or our industry, which could have a negative impact on our access to and costs of capital. To the extent ESG matters negatively impact our reputation, we may also not be able to compete as effectively to recruit or retain employees. We may take certain actions, including the establishment of ESG-related goals or targets, to improve our ESG profile and/or respond to stakeholder demand; however, such actions may be costly or be subject to numerous conditions that are outside our control, and we cannot guarantee that such actions will have the desired effect.

Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring, and reporting on many ESG matters. Such disclosures may also be at least partially reliant on third-party information that we have not independently verified or cannot be independently verified. In addition, we expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters, and increased regulation will likely lead to increased compliance costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Such ESG matters may also impact our customers, which may adversely impact our business, financial condition, or results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs, and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we will need to comply with new laws, regulations, and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC, and the requirements of Nasdaq, with which we are not required to comply as a private company. Complying with these statutes, regulations, and requirements will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses. We will need to:

•	institute a more comprehensive compliance function;

•	comply with rules promulgated by Nasdaq;

•	continue to prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	establish new internal policies, such as those relating to insider trading; and

•	involve and retain to a greater degree outside counsel and accountants in the above activities.

Furthermore, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of the fiscal year that coincides with the filing of our second Annual Report on Form 10-K. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis. Our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until our second annual report required to be filed with the SEC. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

In addition, we expect that being a public company subject to these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

In addition, we are implementing a new enterprise resource planning (“ERP”) system. The ERP system is intended to combine and streamline the management of our financial, accounting, human resources, sales and marketing, and other functions, enabling it to manage operations and track performance more effectively. Any disruptions or difficulties in implementing or using the ERP system could adversely affect our controls and harm our business, financial condition, and results of operations, including our ability to forecast our business and collect receivables. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention.

There is currently no public trading market for our common stock, and an active trading market may not develop or be sustained following this offering.

We have applied for the listing of our common stock on Nasdaq under the symbol “SAIL.” However, there is currently no public trading market for our common stock. We cannot assure you that an active trading market for our common stock will develop on such exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired, or the prices that you may obtain for your shares of our common stock.

Participation in this offering by the cornerstone investors could reduce the public float for our shares of common stock.

The cornerstone investors have, severally and not jointly, indicated an interest in purchasing up to an aggregate of 20% of the shares of common stock in this offering (excluding the underwriters’ option to purchase additional shares) at the initial public offering price. The shares of common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less, or no shares in this offering or the underwriters may determine to sell more, less, or no shares to the cornerstone investors. The underwriters will receive the same discount on any shares of common stock purchased by the cornerstone investors as they will from any other shares of common stock sold to the public in this offering. If one or more of the cornerstone investors are allocated all or a portion (or more) of the shares of common stock in which they have indicated an interest in purchasing in this offering, and purchase any such shares, such purchase could reduce the available public float for our shares of common stock if the cornerstone investors hold such shares of common stock long term.

The trading price of our common stock could be volatile, which could cause the value of your investment to decline.

Technology stocks have historically experienced high levels of volatility. The trading price of our common stock following this offering may fluctuate substantially. Following the completion of this offering, the market price of our common stock may be higher or lower than the price you pay in the offering, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	announcements of new solutions, products, or technologies, commercial relationships, acquisitions, or other events by us or our competitors;

•	changes in how customers perceive the benefits of our solutions;

•	shifts in the mix of revenue attributable to SaaS subscriptions from quarter to quarter;

•	departures of key personnel;

•	price and fluctuations in the overall stock market from time to time;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	sales of large blocks of our common stock;

•	actual or anticipated changes or fluctuations in our operating results;

•	whether our operating results meet the expectations of securities analysts or investors;

•	changes in actual or future expectations of investors or securities analysts;

•	litigation involving us, our industry, or both;

•	regulatory developments in the United States, foreign countries, or both;

•	general economic conditions and trends;

•	major catastrophic events in our domestic and foreign markets; and

•	“flash crashes,” “freeze flashes,” or other glitches that disrupt trading on the securities exchange on which we are listed.

In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results, or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, operating results, and financial condition.

If securities analysts or industry analysts were to downgrade our stock, publish negative research or reports, or fail to publish reports about our business, our competitive position could suffer and our stock price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our stock or publish negative research or reports, cease coverage of our company, or fail to regularly publish reports about our business, our competitive position could suffer and our stock price and trading volume could decline.

Investors in this offering will experience immediate and substantial dilution of $20.63 per share.

Based on an assumed initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus), purchasers of our common stock in this offering will experience an immediate and substantial dilution of $20.63 per share in the pro forma as adjusted net tangible book value per share of common stock from the initial public offering price, and our pro forma as adjusted net tangible book value as of January 15, 2025, after giving effect to this offering, would be $(0.63) per share. This dilution is due in large part to earlier investors having paid substantially less than the initial public offering price when they purchased their shares. See the section titled “Dilution” below.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales could occur, could reduce the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the total number of outstanding shares of our common stock as of January 15, 2025, upon completion of this offering, we will have approximately 546,560,464 shares of common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act.

Subject to certain exceptions described in the section titled “Underwriting,” Thoma Bravo, the selling stockholders, and each of our directors and executive officers, which together represent substantially all of our outstanding shares of common stock, have entered into lock-up agreements, and we have agreed to enter into an underwriting agreement containing a lock-up provision (each, a “Lock-Up Agreement”) with the underwriters of this offering pursuant to which we and they have agreed or will agree that, subject to certain exceptions, we and they will not dispose of or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of 180 days after the date of this prospectus. See the section titled “Underwriting” and “Shares Eligible for Future Sale” for more information. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to, the Lock-Up Agreements, could cause our stock price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other stockholders.

We may issue additional capital stock in the future that will result in dilution to all other stockholders. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

Management will have broad discretion over the use of our proceeds from this offering.

The principal purposes of this offering include increasing our capitalization and financial flexibility, creating a public market for our stock, thereby enabling access to the public equity markets by our employees and stockholders, obtaining additional capital, and increasing our visibility in the marketplace. We intend to use our net proceeds from this offering for general corporate purposes, including working capital, operating expenses, and capital expenditures, and to repay indebtedness. See “Use of Proceeds.” We cannot specify with certainty the particular uses of our net proceeds to us from this offering. Accordingly, we will have broad discretion in using our proceeds and might not be able to obtain a significant return, if any, on investment of our net proceeds. Investors in this offering will need to rely upon the judgment of our management with respect to the use of our proceeds. If we do not use our net proceeds from this offering effectively, our business, operating results, and financial condition could be harmed.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any dividends on our common stock. We intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

Provisions of our corporate governance documents could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management, even if beneficial to our stockholders.

Our certificate of incorporation and bylaws to be effective at or prior to the consummation of this offering and the Delaware General Corporation Law (the “DGCL”) will contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. Among other things:

•

these provisions allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of stockholders;

•	these provisions provide for a classified board of directors with staggered three-year terms;

•

these provisions provide that, at any time when Thoma Bravo controls, in the aggregate, less than 40% in voting power of our stock entitled to vote generally in the election of directors, directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class;

•

these provisions prohibit stockholder action by written consent from and after the date on which Thoma Bravo controls, in the aggregate, less than 35% in voting power of our stock entitled to vote generally in the election of directors;

•

these provisions provide that for as long as Thoma Bravo controls, in the aggregate, at least 50% in voting power of our stock entitled to vote generally in the election of directors, any amendment, alteration, or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our capital stock and at any time when Thoma Bravo controls, in the aggregate, less than 50% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors, any amendment, alteration, or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class; and

•

these provisions establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by stockholders at stockholder meetings; provided, however, at any time when Thoma Bravo controls, in the aggregate, at least 10% in voting power of our stock entitled to vote generally in the election of directors, such advance notice procedure will not apply to Thoma Bravo.

We will opt out of Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. However, our certificate of incorporation to be effective at or prior to the consummation of this offering will contain a provision that provides us with protections similar to Section 203 and will prevent us from engaging in a business combination with a person (excluding Thoma Bravo and any of their direct or indirect transferees and any group as to which such persons are a party) who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless board or stockholder approval is obtained prior to the acquisition. These provisions could discourage, delay, or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our common stock. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team.

These and other provisions in our certificate of incorporation, bylaws, and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including actions to delay or impede a merger, tender offer, or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

Thoma Bravo controls us, and its interests may conflict with ours or yours in the future.

Immediately following this offering, assuming an offering size as set forth in “Prospectus Summary—The Offering,” participation in this offering as set forth in “Principal and Selling Stockholders,” and an initial public offering price of $20.00 (the midpoint of the estimated price range set forth on the cover page of this prospectus), investment entities affiliated with Thoma Bravo will control approximately 88.5% of the voting power of our outstanding common stock, or 87.3% if the underwriters exercise their option to purchase additional shares in full, which means that, based on its percentage voting power controlled after the offering, Thoma Bravo will control the vote of all matters submitted to a vote of our stockholders. This control will enable Thoma Bravo to control the election of the members of the Board and all other corporate decisions. Even when Thoma Bravo ceases to control a majority of the total voting power, for so long as Thoma Bravo continues to own a significant percentage of our common stock, Thoma Bravo will still be able to significantly influence the composition of our Board and the approval of actions requiring stockholder approval. Accordingly, for such period of time, Thoma Bravo will have significant influence with respect to our management, business plans, and policies, including the appointment and removal of our officers, decisions on whether to raise future capital, and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as Thoma Bravo continues to own a significant percentage of our common stock, Thoma Bravo will be able to cause or prevent a change of control of us or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.

In addition, in connection with this offering, we will enter into a Director Designation Agreement with Thoma Bravo that provides it the right to designate: (i) all of the nominees for election to our Board for so long as Thoma Bravo beneficially owns 40% or more of the Original Amount; (ii) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Thoma Bravo beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Thoma Bravo beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Thoma Bravo beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one nominee for election to our Board for so long as Thoma Bravo beneficially owns at least 5% of the Original Amount. The Director Designation Agreement will also provide that Thoma Bravo may assign such right to an affiliate. The Director Designation Agreement will prohibit us from increasing or decreasing the size of our Board without the prior written consent of Thoma Bravo. See “Certain Relationships and Related Party

Transactions—Related Party Transactions—Director Designation Agreement” for more details with respect to the Director Designation Agreement.

Thoma Bravo and its affiliates engage in a broad spectrum of activities, including investments in our industry generally. In the ordinary course of their business activities, Thoma Bravo and its affiliates may engage in activities where their interests conflict with our interests or those of our other stockholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our certificate of incorporation to be effective at or prior to the consummation of this offering will provide that none of Thoma Bravo, any of its affiliates, or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Thoma Bravo also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, Thoma Bravo may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you or may not prove beneficial.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our charter authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our common stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Our charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

Pursuant to our certificate of incorporation, which we will adopt at or prior to the consummation of this offering, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any claims in state court for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our certificate of incorporation will further provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our certificate of incorporation described above. See “Description of Capital Stock—Exclusive Forum.” The forum selection provisions in our certificate of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and Board.

A significant portion of our total outstanding shares of common stock are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 546,560,464 outstanding shares of common stock. This includes shares of common stock that we and the selling stockholders are selling in this offering, which may be resold in the public market immediately. Following the consummation of this offering, substantially all of the shares that are not being sold in this offering will be subject to a 180-day lock-up period provided under the Lock-Up Agreements as described in “Underwriting” and restricted from immediate resale under the federal securities laws as described in “Shares Eligible for Future Sale.” All of these shares of common stock will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto or upon the waiver of the lock-up agreement by the representatives on behalf of the underwriters. We also intend to register shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements. As restrictions on resale end, the market price of our stock could decline if the holders of currently restricted shares of common stock sell them or are perceived by the market as intending to sell them.

We expect to be a controlled company within the meaning of the rules of Nasdaq and, as a result, will qualify for and intend to rely on exemptions from certain corporate governance requirements.

Upon completion of this offering, Thoma Bravo will beneficially own, on a combined basis, a majority of the combined voting power of all classes of our outstanding voting stock. As a result, we expect to be a controlled company within the meaning of the rules of Nasdaq. Under the Nasdaq rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors as defined under the rules of Nasdaq;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following the offering, we intend to utilize some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See the section titled “Management—Corporate Governance—Controlled Company Status” below.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates, and financial results or our plans and objectives for future operations, growth initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

•	our ability to sustain historical growth rates;

•	our ability to attract and retain customers and to deepen our relationships with existing customers;

•	the growth in the market for identity security solutions;

•	our ability to maintain successful relationships with our channel partners;

•	the length and unpredictable nature of our sales cycle;

•	our ability to compete successfully against current and future competitors;

•	the increasing complexity of our operations;

•	our ability to maintain and enhance our brand or reputation as an industry leader and innovator;

•	unfavorable conditions in our industry or the global economy;

•	our estimated market opportunity and forecasts of our market and market growth may prove to be inaccurate;

•	our ability to hire, retain, train, and motivate our personnel and our ability to maintain our corporate culture;

•	our ability to successfully introduce, use, and integrate AI with our solutions;

•	breaches in our security, cyber attacks, or other cyber risks;

•	interruptions, outages, or other disruptions affecting the delivery of our SaaS solution or any of the third-party cloud-based systems that we use in our operations;

•	our ability to adapt and respond to rapidly changing technology, industry standards, regulations, or customer needs, requirements, or preferences;

•	real or perceived errors, failures, or disruptions in our platform or solutions;

•	the ability of our platform and solutions to effectively interoperate with our customers’ existing or future IT infrastructures;

•	our ability to comply with our privacy policy or related legal or regulatory requirements;

•	the impact of various tax laws and regulations, including our failure to comply therewith; and

•	other factors disclosed in the section titled “Risk Factors” and elsewhere in this prospectus.

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations or cautionary statements are disclosed under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity, and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our solutions. This information involves a number of assumptions and limitations and is inherently imprecise, and you are cautioned not to give undue weight to these estimates. In addition, the industry in which we operate, as well as the projections, assumptions, and estimates of the future performance of the industry in which we operate, are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus, that could cause results to differ materially from those expressed in these publications and reports.

Some of the industry and market data contained in this prospectus are based on independent industry publications, including those generated by Forrester, Gartner (as defined below), IDC, KuppingerCole, ISC2, IDSA, Abnormal Security, and other publicly available information.

GARTNER is a registered trademark and service mark of Gartner, Inc. (“Gartner”) and/or its affiliates in the U.S. and internationally and is used herein with permission. All rights reserved. The Gartner content described herein (the “Gartner Content”) represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner and is not a representation of fact. The Gartner Content speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Content are subject to change without notice.

PEER INSIGHTS is a registered trademark of Gartner and/or its affiliates and is used herein with permission. Gartner Peer Insights content consists of the opinions of individual end users based on their own experiences and should not be construed as statements of fact, nor do they represent the views of Gartner or its affiliates. Gartner does not endorse any vendor, product, or service depicted in this content nor makes any warranties, expressed or implied, with respect to this content, about its accuracy or completeness, including any warranties of merchantability or fitness for a particular purpose.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $893.2 million (or approximately $1,036.1 million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of the shares being offered by the selling stockholders.

The principal purposes of this offering are to reduce our indebtedness, increase our capitalization and financial flexibility, create a public market for our common stock, and enable access to the public equity markets for us and our stockholders. We expect to use our net proceeds from this offering as follows (assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus): (i) approximately $52.8 million to settle in cash all outstanding equity awards that were issued in connection with the Take-Private Transaction, (ii) approximately $17.3 million to settle in cash all vested EARs, (iii) approximately $9.3 million to pay all outstanding fees payable by us to Thoma Bravo pursuant to the Advisory Services Agreement, (iv) approximately $690.0 million to repay a portion of our Term Loan, and (v) the remainder for general corporate purposes, which may include future acquisitions or investments in complementary businesses, products, services, or technologies. As of the date of this prospectus, we have not entered into any material agreements, commitments, or understandings relating to any significant transaction of this type.

On August 16, 2022, we entered into the Credit Agreement with a syndicate of lenders, which provides for a $1.59 billion Term Loan and a $125.0 million Revolving Credit Facility. As of January 15, 2025, we had $1.04 billion of outstanding borrowings under the Term Loan (excluding unamortized issuance costs), and the interest rate on our Term Loan was approximately 10.5%. Our Term Loan matures on August 16, 2029. For additional information about the Term Loan, see “Description of Certain Indebtedness.”

Thoma Bravo acquired $50.0 million of our Term Loan on August 16, 2022, and as of January 15, 2025, Thoma Bravo held $32.7 million of our Term Loan. We expect to use a portion of our net proceeds from this offering to repay a portion of our Term Loan. As a result, assuming an initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect that Thoma Bravo will receive $21.7 million of our net proceeds in connection with such repayment.

Each $1.00 increase or decrease in the assumed initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $45.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 increase or decrease in the number of shares offered would increase or decrease the net proceeds to us from this offering by approximately $19.1 million, assuming that the assumed initial public offering price per share for the offering remains at $20.00, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Additionally, the terms of the Credit Agreement restrict our ability to pay dividends, and we may also enter into debt instruments in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination related to dividend policy will be made at the discretion of our Board, subject to compliance with covenants in current and future agreements governing our indebtedness (see “Description of Certain Indebtedness”) and requirements under Delaware law, and will depend on our results of operations, financial condition, capital requirements, and other factors that our Board may deem relevant. See “Risk Factors—Risks Related to This Offering and Ownership of Our Common Stock—We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.”

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of October 31, 2024, as follows:

•	of SailPoint Parent, LP on an actual basis; and

•

of SailPoint, Inc. on a pro forma as adjusted basis to give effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” including (a) the issuance of Class A Units and Class B Units to Thoma Bravo and certain other equityholders of the Company and the use of proceeds therefrom, including a portion of which was used to repay borrowings outstanding under our Term Loan and our Revolving Credit Facility, (b) the Corporate Conversion, and (c) our sale of 47,500,000 shares of common stock in this offering and the application of our net proceeds therefrom, as set forth under “Use of Proceeds,” assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with our consolidated financial statements and the related notes, “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of October 31, 2024
	Actual	Pro forma as Adjusted
(in thousands except per share amounts)
Cash and cash equivalents(1)	$68,166	$228,793

Total debt, including current portion(2)(3):
Revolving Credit Facility	—	—
Term Loan	1,565,242	344,552

Total long term debt	1,565,242	344,552
Redeemable convertible units, no par value, unlimited units authorized and 454,540,317 Class A Units and Class B Units issued and outstanding, actual; no units authorized, issued, or outstanding, as adjusted(3)	5,834,148	—
Partners’ / shareholders’ equity
Preferred stock, $0.0001 par value; no shares authorized, issued, or outstanding, actual; 50,000,000 shares authorized and no shares issued or outstanding, as adjusted(4)	—	—
Common stock, $0.0001 par value; no shares issued and outstanding, actual; 1,750,000,000 shares authorized and 545,085,095 issued and outstanding, as adjusted(4)	—	54
Additional paid-in capital	60,208	7,447,641
Accumulated deficit	(814,352)	(944,399)

Total partners’ deficit / shareholders’ equity	(754,144)	6,503,296

Total capitalization	$6,645,246	$6,847,868

(1)

Approximately $13 million of cash was used in the fiscal quarter ended January 31, 2025 to settle equity awards issued in connection with the Take-Private Transaction that vested in October, November, and December 2024. Approximately $0.5 million of equity awards issued in connection with the Take-Private Transaction have been forfeited in the fiscal quarter ended January 31, 2025.

(2)	Net of debt issuance costs of $24.8 million.
(3)

As of October 31, 2024, we had $1.59 billion of outstanding borrowings under the Term Loan (excluding unamortized issuance costs) and no outstanding borrowings or letters of credit under the Revolving Credit Facility. On November 8, 2024, we drew $25.0 million on the Revolving Credit Facility. On December 23,

2024, we repaid $550.0 million and $25.0 million of borrowings outstanding under the Term Loan and the Revolving Credit Facility, respectively, and as of both December 23, 2024 and January 15, 2025, we had $1.04 billion of outstanding borrowings under the Term Loan (excluding unamortized issuance costs) and no outstanding borrowings or letters of credit under the Revolving Credit Facility. Assuming an initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect to use a portion of our net proceeds from this offering to repay approximately $690.0 million of outstanding borrowings under the Term Loan, resulting in $350.0 million of outstanding borrowings under the Term Loan (excluding unamortized issuance costs of $5.5 million).

(4)	As adjusted to reflect the conversion of our outstanding partners’ interests into shares of our common stock in conjunction with the Corporate Conversion.

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease each of cash, cash equivalents, and restricted cash, additional paid-in capital, partners’ (deficit) equity, and total capitalization on an as adjusted basis by approximately $45.2 million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 increase or decrease in the number of shares of common stock offered in this offering would increase or decrease each of cash, cash equivalents, and restricted cash, additional paid-in capital, partners’ (deficit) equity, and total capitalization on an as adjusted basis by approximately $19.1 million, based on an assumed initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The information presented in the table above does not include:

•	56,127,257 shares of our common stock that will be available for future issuance under our Omnibus Plan, which will be adopted in connection with this offering and under which we intend to issue:

•	158,302 shares of our common stock upon vesting and settlement of the Exchange Grants; and

•	up to 27,000,000 shares of common stock upon vesting and settlement of the IPO Grants;

•	10,931,209 shares of our common stock that will become available for future issuance under our ESPP, which will be adopted in connection with this offering; and

•	7,500,000 shares of our common stock that would be issued upon the underwriters exercising their option to purchase additional shares in full.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution in net tangible book value per share to investors purchasing shares of our common stock in this offering represents the difference between the amount per share paid by investors purchasing shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of our units or shares of common stock outstanding. Our historical net tangible book value as of October 31, 2024 was $(7,602.4) million, or $(16.90) per unit. Our pro forma net tangible book value as of October 31, 2024 was $(1,174.6) million, or $(2.38) per share, after giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” (i) including the sale by us of units and the repayment of borrowings with a portion of the proceeds therefrom and the Corporate Conversion, but (ii) excluding our sale of shares of common stock in this offering.

After further giving effect to the sale by us of 47,500,000 shares of common stock in this offering at the assumed initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of a portion of our net proceeds from this offering to repay $690.0 million of outstanding borrowings under the Term Loan, net of fees, as set forth under “Use of Proceeds,” our pro forma as adjusted net tangible book value as of October 31, 2024 would have been $(345.0) million, or $(0.63) per share of common stock. This represents an immediate increase in net tangible book value of $1.75 per share to our existing stockholders and an immediate dilution in net tangible book value of $20.63 per share to investors participating in this offering at the assumed initial public offering price. There is no impact on dilution per share to investors participating in this offering as a result of the sale of shares of common stock by the selling stockholders. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$20.00
Pro forma net tangible book value per share as of October 31, 2024	$(2.38)
Increase in pro forma net tangible book value per share attributable to the investors in this offering	$1.75

Pro forma as adjusted net tangible book value per share after giving effect to this offering		$(0.63)

Dilution in net tangible book value per share to the investors in this offering		$20.63

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.08, and would increase or decrease the dilution per share to the investors in this offering by $0.92, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1,000,000 shares in the number of shares of common stock offered by us would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.03 and would increase or decrease dilution per share to investors in this offering by $(0.03), assuming the assumed initial public offering price, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share after this offering would be $(0.37), and the dilution in pro forma as adjusted net tangible book value per share to new investors in this offering would be $20.37.

The following table presents, on a pro forma as adjusted basis as described above, as of October 31, 2024, after giving effect to the transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information,” including (i) the sale by us of units and the repayment of borrowings with a portion of the proceeds therefrom, (ii) the completion of the Corporate Conversion, and (iii) the sale by us of 47,500,000 shares of our common stock in this offering at the assumed initial public offering price of $20.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), the differences between our existing stockholders and the investors purchasing shares of our common stock in this offering, with respect to the number of shares purchased, the total consideration paid to us, and the average price per share paid by our existing stockholders or to be paid to us by investors purchasing shares in this offering at an assumed offering price of $20.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing Stockholders	499,060,464	91%	$6,434,469,234	88%	$12.89
New Investors	47,500,000	9	893,175,000	12	18.80

Total	546,560,464	100%	$7,327,644,234	100%	$13.41

A $1.00 increase or decrease in the assumed initial public offering price of $20.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $45.2 million and increase or decrease the percent of total consideration paid by new investors by 0.6%, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ over-allotment option. After giving effect to sales of shares in this offering, assuming the underwriters exercise their option to purchase additional shares in full, our existing stockholders would own 90% and our new investors would own 10% of the total number of shares of our common stock outstanding after this offering.

In addition, to the extent we issue any additional stock options or any stock options are exercised, or we issue any other securities or convertible debt in the future, investors participating in this offering may experience further dilution.

The above discussion and tables do not include:

•	56,127,257 shares of our common stock that will be available for future issuance under our Omnibus Plan, which will be adopted in connection with this offering and under which we intend to issue:

•	158,302 shares of our common stock upon vesting and settlement of the Exchange Grants; and

•	up to 27,000,000 shares of common stock upon vesting and settlement of the IPO Grants;

•	10,931,209 shares of our common stock that will become available for future issuance under our ESPP, which will be adopted in connection with this offering; and

•	7,500,000 shares of our common stock that would be issued upon the underwriters exercising their option to purchase additional shares in full.

The Omnibus Plan and the ESPP each provides for annual automatic increases in the number of shares of our common stock reserved thereunder, as more fully described in the section titled “Executive Compensation—Actions Taken in Connection with this Offering.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On December 23, 2024, SailPoint Parent, LP (the “Company” or “SailPoint”) entered into a purchase agreement with Thoma Bravo, pursuant to which Thoma Bravo purchased Class A Units and Class B Units for an aggregate purchase price of $600.0 million. In addition, on January 7, 2025, in connection with Thoma Bravo’s purchase, certain of the Company’s directors and other equityholders exercised their preemptive rights under our partnership agreement and purchased Class A Units and Class B Units for an aggregate purchase price of approximately $0.3 million. The Company used $575.0 million of the proceeds from such transaction to repay $550.0 million and $25.0 million of the Term Loan and Revolving Credit Facility (which was drawn down by the Company on November 8, 2024), respectively, and plans to use the remainder for general corporate purposes. The unaudited pro forma condensed financial information presented below is derived from the historical financial statements of the Company and is adjusted to give effect to the borrowings under the Revolving Credit Facility on November 8, 2024 and these Unit purchases as well as the use of proceeds therefrom (together, the “Transaction”).

The unaudited pro forma condensed financial information presented below is also adjusted to give effect to (1) the Corporate Conversion, (2) our sale of shares of common stock in this offering, assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, (3) the application of a portion of our net proceeds from this offering to repay of a portion of borrowings outstanding under the Term Loan, as described in “Use of Proceeds,” (4) the settlement of all outstanding fees payable by us to Thoma Bravo pursuant to the Advisory Services Agreement, (5) the settlement of all vested EARs, (6) the settlement of all outstanding equity awards that were issued in connection with the Take-Private Transaction, (7) the modification to accelerate the vesting of certain unvested incentive units in connection with this offering, and (8) the grant of fully vested incentive units in connection with this offering (together, the “Offering”).

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed consolidated financial information has been adjusted to include adjustments, which reflect the application of the accounting required by generally accepted accounting principles in the United States (“GAAP”), and rules of the Securities and Exchange Commission (the “SEC”), and linking the effects of the issuance of shares, debt draw down and repayment, and resulting transactions to the historical consolidated financial statements of the Company (“Transaction Adjustments”).

The unaudited pro forma condensed consolidated balance sheet as of October 31, 2024 gives pro forma effect to the Transaction and the Offering as if they had been completed on October 31, 2024. The unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2024 and the nine months ended October 31, 2024 give pro forma effect to the Transaction and the Offering as if they had been completed on February 1, 2023.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed financial statements, “Summary Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information has been presented for informational purposes only. The unaudited condensed consolidated pro forma financial information should not be relied upon as being indicative of what our results of operations would have been had the Transaction and the Offering been completed as of the dates indicated. The unaudited pro forma condensed consolidated financial information also does not project our financial position or results of operations for any future period or date. Future results may vary significantly from the results reflected in the unaudited pro forma condensed consolidated financial information and should not be relied on as an indication of our results after the consummation of the Transaction or the Offering.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF OCTOBER 31, 2024

(In thousands)

	SailPoint (Historical)	Transaction Adjustments (Note 2)		As Adjusted Before Offering Adjustments	Offering Adjustments (Note 4)		Pro Forma Condensed Consolidated
Assets
Current assets
Cash and cash equivalents	$68,166	$50,321	a	$118,487	$110,306	i	$228,793
Accounts receivable, net of allowance	207,291	—		207,291	—		207,291
Contract acquisition costs	26,859	—		26,859	—		26,859
Contract assets	58,348	—		58,348	—		58,348
Prepayments and other current assets	37,294	—		37,294	—		37,294

Total current assets	397,958	50,321		448,279	110,306		558,585
Property and equipment, net	22,979	—		22,979	—		22,979
Contract acquisition costs, non-current	77,434	—		77,434	—		77,434
Contract assets, non-current, net of allowance	34,155	—		34,155	—		34,155
Other non-current assets	41,059	—		41,059	—		41,059
Goodwill	5,142,421	—		5,142,421	—		5,142,421
Intangible assets, net	1,600,532	—		1,600,532	—		1,600,532

Total assets	7,316,538	50,321		7,366,859	110,306		7,477,165

Liabilities, redeemable convertible units and partners’ capital / shareholders’ equity
Current liabilities
Accounts payable	12,144	—		12,144	—		12,144
Accrued expenses and other liabilities	132,522	—		132,522	(12,881)	ii	119,641
Deferred revenue	339,699	—		339,699	—		339,699

Total current liabilities	484,365	—		484,365	(12,881)		471,484
Deferred tax liabilities, non-current	130,603	(1,920	) b	128,683	(19,629)	iii	109,054
Other long-term liabilities	26,640	—		26,640	(7,545)	iv	19,095
Deferred revenue, non-current	29,684	—		29,684	—		29,684
Long-term debt, net	1,565,242	(541,435	) c	1,023,807	(679,255)	v	344,552

Total liabilities	2,236,534	(543,355)		1,693,179	(719,310)		973,869

Redeemable convertible units	5,834,148	600,321	d	6,434,469	(6,434,469)	vi	—
Partners’ capital / shareholders’ equity
Common stock	—	—		—	54	vii	54
Additional paid in capital	60,208	—		60,208	7,387,433	viii	7,447,641
Accumulated deficit	(814,352)	(6,645	) e	(820,997)	(123,402)	ix	(944,399)

Total partners’ capital / shareholders’ equity	(754,144)	(6,645)		(760,789)	7,264,085		6,503,296

Total liabilities, redeemable convertible units and partners’ capital / shareholders’ equity	$7,316,538	$50,321		$7,366,859	$110,306		$7,477,165

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED JANUARY 31, 2024

(In thousands, except per unit and per share amounts)

	SailPoint (Historical)	Transaction Adjustments (Note 3)		As Adjusted Before Offering Adjustments	Offering Adjustments (Note 5)		Pro Forma Condensed Consolidated
Revenue
Subscription	$622,830	$—		$622,830	$—		$622,830
Perpetual licenses	5,842	—		5,842	—		5,842
Service and other	70,900	—		70,900	—		70,900

Total revenue	699,572	—		699,572	—		699,572
Cost of revenue
Subscription	205,053	—		205,053	10,279	aa	215,332
Perpetual licenses	2,227	—		2,227	—		2,227
Service and other	69,355	—		69,355	8,755	aa	78,110

Total cost of revenue	276,635	—		276,635	19,034		295,669

Gross profit	422,937	—		422,937	(19,034)		403,903

Operating expenses
Research and development	180,778	—		180,778	26,478	aa	207,256
Sales and marketing	461,187	—		461,187	47,261	aa	508,448
General and administrative	113,701	—		113,701	39,513	aa	153,214

Total operating expenses	755,666	—		755,666	113,252		868,918

Loss from operations	(332,729)	—		(332,729)	(132,286)		(465,015)
Other income (expense), net
Interest income	10,658	—		10,658	—		10,658
Interest expense	(187,059)	53,397	i	(133,662)	69,293	bb	(64,369)
Other (expense) income, net	(3,219)	—		(3,219)	—		(3,219)

Total other income (expense), net	(179,620)	53,397		(126,223)	69,293		(56,930)

Loss before income taxes	(512,349)	53,397		(458,952)	(62,993)		(521,945)
Income tax benefit (expense)	116,982	(12,548)	ii	104,434	820	cc	105,254

Net loss	$(395,367)	$40,849		$(354,518)	$(62,173)		$(416,691)

Class A yield	$(583,672)	(176,328)	iii	$(760,000)

Net loss attributable to Class B unitholders / common stockholders	$(979,039)			$(1,114,518)			$(416,691)

Loss per unit attributable to Class B unitholders—basic and diluted	$(12.13)

Weighted average Class B Units outstanding—basic and diluted	80,746

Loss per share attributable to common stock—basic and diluted							$(0.77)

Weighted average common stock outstanding—basic and diluted					542,855	dd	542,855

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

NINE MONTHS ENDED OCTOBER 31, 2024

(In thousands, except per unit and per share amounts)

	SailPoint (Historical)	Transaction Adjustments (Note 3)		As Adjusted Before Offering Adjustments	Offering Adjustments (Note 5)		Pro Forma Condensed Consolidated
Revenue
Subscription	$569,540	$—		$569,540	$—		$569,540
Perpetual licenses	360	—		360	—		360
Service and other	51,590	—		51,590	—		51,590

Total revenue	621,490	—		621,490	—		621,490
Cost of revenue
Subscription	174,174	—		174,174	—		174,174
Perpetual licenses	121	—		121	—		121
Service and other	51,089	—		51,089	—		51,089

Total cost of revenue	225,384	—		225,384	—		225,384

Gross profit	396,106	—		396,106	—		396,106

Operating expenses
Research and development	124,274	—		124,274	—		124,274
Sales and marketing	350,038	—		350,038	—		350,038
General and administrative	80,314	—		80,314	—		80,314

Total operating expenses	554,626	—		554,626	—		554,626

Loss from operations	(158,520)	—		(158,520)	—		(158,520)
Other income (expense), net
Interest income	3,615	—		3,615	—		3,615
Interest expense	(140,125)	48,173	i	(91,952)	60,527	bb	(31,425)
Other (expense) income, net	(3,199)	—		(3,199)	—		(3,199)

Total other income (expense), net	(139,709)	48,173		(91,536)	60,527		(31,009)

Loss before income taxes	(298,229)	48,173		(250,056)	60,527		(189,529)
Income tax benefit (expense)	62,503	(10,801)	ii	51,702	(14,415)	cc	37,287

Net loss	$(235,726)	$37,372		$(198,354)	$46,112		$(152,242)

Class A yield	$(472,439)	$(45,217)	iii	$(517,656)

Net loss attributable to Class B unitholders / common stockholders	$(708,165)			$(716,010)			$(152,242)

Loss per unit attributable to Class B unitholders—basic and diluted	$(8.56)

Weighted average Class B Units outstanding—basic and diluted	82,687

Loss per share attributable to common stock—basic and diluted							$(0.28)

Weighted average common stock outstanding—basic and diluted					545,069	dd	545,069

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Notes To Unaudited Pro Forma Condensed Consolidated Financial Information

1.	Basis of Presentation and Description of the Transaction

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X and presents the pro forma financial condition and results of operations based upon the historical financial information of the Company after giving effect to the Transaction and the Offering and, in each case, related adjustments as set forth in the notes to the unaudited pro forma condensed consolidated financial information. The condensed consolidated financial information is based on the accounting policies prior to pro forma adjustments.

The unaudited pro forma condensed consolidated balance sheet as of October 31, 2024 gives pro forma effect to the Transaction and the Offering as if they had been completed on October 31, 2024. The unaudited pro forma condensed statements of operations for the nine months ended October 31, 2024 and for the year ended January 31, 2024 give pro forma effect to the Transaction and the Offering as if they had been completed on February 1, 2023.

Description of the Transaction

On December 23, 2024, the Company entered into a purchase agreement with Thoma Bravo, pursuant to which Thoma Bravo purchased approximately 36,548,286.44 Class A Units and approximately 7,984,676.29 Class B Units for an aggregate purchase price of $600.0 million. In connection with Thoma Bravo’s purchase, certain of the Company’s directors and other equityholders exercised their preemptive rights under our partnership agreement and purchased a total of approximately 19,567.57 Class A Units and approximately 4,274.91 Class B Units for an aggregate purchase price of approximately $0.3 million. The Company used $575.0 million of the proceeds from such transactions to repay $550.0 million and $25.0 million of the Term Loan and Revolving Credit Facility (which was drawn down by the Company on November 8, 2024), respectively, and plans to use the remainder for general corporate purposes.

Description of the Offering

The Offering represents the following: (1) the Corporate Conversion, (2) our sale of shares of common stock in this offering, assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, (3) the application of a portion of our net proceeds from this offering to repay of a portion of borrowings outstanding under the Term Loan as described in “Use of Proceeds,” (4) the settlement of all outstanding fees payable by us to Thoma Bravo pursuant to the Advisory Services Agreement, (5) the settlement of all vested “EARs,” (6) the settlement of all outstanding equity awards that were issued in connection with the Take-Private Transaction, (7) the modification to accelerate the vesting of 2,614,115 unvested incentive units in connection with this offering, and (8) the grant of 677,023 fully vested incentive units in connection with this offering.

2.	Notes to Transaction Adjustments for the Unaudited Pro Forma Condensed Balance Sheet

Transaction Adjustments include the following adjustments related to the unaudited pro forma condensed consolidated balance sheet as of October 31, 2024:

a.

Represents the proceeds received from Thoma Bravo and certain of the Company’s directors and other equityholders, and the adjustment to the carrying value of the Term Loan to reflect the repayment as described in Note 1. The components of the Transaction are summarized below (in thousands):

Proceeds from draw down of Revolving Credit Facility	$25,000
Proceeds from issuance of redeemable convertible units to Thoma Bravo	600,000
Proceeds from issuance of redeemable convertible units to directors and other equityholders	321
Repayment of Term Loan	(550,000)
Repayment of Revolving Credit Facility	(25,000)

Total Transaction Adjustments	$50,321

b.	Represents the adjustment to deferred tax liabilities for the impact of the write-off of unamortized debt issuance costs associated with the portion of the Term Loan that was extinguished.

c.

Represents the adjustment to the carrying value of the Term Loan to reflect the repayment and the write-off of unamortized debt issuance costs associated with the portion of the Term Loan that was extinguished. The Term Loan repayment was treated as an extinguishment with the related proportional value of the unamortized debt issuance costs written-off and recognized as a loss on debt extinguishment. The components of the transaction are summarized below (in thousands):

Repayment of the Term Loan	$(550,000)
Write-off of the unamortized debt issuance costs	8,565

Total Transaction Adjustments	$(541,435)

d.

Represents the proceeds received from Thoma Bravo and other equityholders for the issuance of Class A Units and Class B Units that are classified as redeemable convertible units. The components of the Transaction are summarized below (in thousands):

Proceeds from issuance of redeemable convertible units to Thoma Bravo	$600,000
Proceeds from issuance of redeemable convertible units to other equityholders	321

Total Transaction Adjustments	$600,321

e.	The following summarizes the adjustments related to accumulated deficit (in thousands):

Adjustment to deferred tax liabilities - Note 2(b)	$1,920
Write-off of the unamortized debt issuance costs – Note 2(c)	(8,565)

Total Transaction Adjustments	$(6,645)

3.	Notes to Transaction Adjustments for the Unaudited Pro Forma Condensed Statements of Operations

Transaction Adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2024 and the nine months ended October 31, 2024:

i.

Represents (i) the change to interest expense for the reduction in contractual interest expense associated with the portion of the Term Loan that was repaid and (ii) the reduction in amortization expense associated with the unamortized debt issuance costs that were written-off as a result of the Term Loan repayment. The unamortized debt issuance costs written-off was recognized as a loss on debt extinguishment and classified within interest expense. The following summarizes the adjustments (in thousands):

	Year Ended January 31, 2024	Nine Months Ended October 31, 2024
Reduction of contractual interest expense	$63,006	$47,129
Reduction in amortization of debt issuance costs	1,286	1,044
Loss on partial debt extinguishment	(10,895)	—

Total Transaction Adjustments	$53,397	$48,173

ii.

Represents the adjustment to the income tax benefits as a result of reductions in interest expense and amortization expense based on the Company’s effective tax rate of 22.8% and 22.4% for the year ended January 31, 2024 and the nine months ended October 31, 2024, respectively.

iii.	Represents the additional Class A yield earned by the holders of the Class A Units issued as part of the Transaction. The components of the Transaction are summarized below (in thousands):

	Year Ended January 31, 2024	Nine Months Ended October 31, 2024
Stated Class A yield earned	$(55,938)	$(45,217)
Deemed dividend(1)	(120,390)	—

Total Transaction Adjustments	$(176,328)	$(45,217)

(1)	Represents the difference between the proceeds received by the Company and the fair value of the units issued as part of the Transaction.

4.	Notes to the Offering Adjustments for Unaudited Pro Forma Condensed Balance Sheet

Offering adjustments include the following adjustments related to the unaudited pro forma condensed consolidated balance sheet as of October 31, 2024:

i.

Represents the (i) proceeds received the sale of shares of common stock in this offering, assuming an initial public offering price of $20.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions of $45.1 million and estimated offering expenses payable by us of $11.7 million, (ii) partial repayment of outstanding borrowings under the Term Loan, (iii) the settlement of all outstanding fees payable by us to Thoma Bravo pursuant to the Advisory Services Agreement that will be terminated in connection with this offering, (iv) the settlement of all vested EARs and (v) the settlement of all outstanding equity awards that were issued in connection with the Take-Private Transaction. The components of the Offering are summarized below (in thousands):

Proceeds from sale of shares of common stock	$893,175
Repayment of borrowing under the Term Loan	(690,000)
Settlement of Thoma Bravo monitoring fees	(9,292)
Settlement of vested EARs	(17,302)
Settlement of Take-Private Transaction equity awards	(66,275)

Total Offering adjustments	$110,306

ii.

Represents the settlement of all outstanding equity awards that were issued in connection with the Take-Private Transaction and the settlement of all outstanding fees payable by us to Thoma Bravo related to the Advisory Services Agreement that will be terminated in connection with this offering. In connection with this Offering, our Board approved the acceleration of all outstanding unvested equity awards that were issued in connection with the Take-Private Transaction. The adjustments reflect the removal of the amounts accrued as of October 31, 2024 that were settled in the Offering, comprising the following (in thousands):

Settlement Take-Private Transaction equity awards	$(6,006)
Settlement of Thoma Bravo monitoring fees	(6,875)

Total Offering adjustments	$(12,881)

iii.	Represents the adjustment to deferred tax liabilities for the impact of the Offering adjustments described in Note 4(ix).

iv.

Primarily represents the settlement all vested EARs. In connection with this Offering, our Board approved the acceleration of vesting certain portions of outstanding unvested EARs. The adjustments reflect the removal of the amounts accrued as of October 31, 2024 that were impacted by the Offering, comprising the following (in thousands):

Settlement of vested EARs	$(7,206)
Reclassification of unvested EARs	(339)

Total Offering adjustments	$(7,545)

v.

Represents the adjustment to the carrying value of the Term Loan to reflect the repayment and the write-off of unamortized debt issuance costs associated with the portion of the Term Loan that was extinguished. The Term Loan repayment was treated as an extinguishment with the related proportional value of the unamortized debt issuance costs written-off and recognized as a loss on debt extinguishment. The components of the Offering are summarized below (in thousands):

Repayment of the Term Loan	$(690,000)
Write-off of the unamortized debt issuance costs	10,745

Total Offering adjustments	$(679,255)

vi.	Represents the adjustment to redeemable convertible units for the impact of the Corporate Conversion.

vii.

Represents the adjustment to common stock to reflect the Corporate Conversion, the acceleration of certain unvested incentive units upon the Offering, the grant of fully vested incentive units and our sale of common stock in this Offering.

viii.	The following summarizes the adjustments related to additional paid in capital (in thousands):

Effect of the Corporate Conversion – Note 4(vi)	$6,434,420
Proceeds from sale of common stock – Note 4(i)	893,170
Impact of the acceleration of unvested incentive units (1)	45,964
Impact of the grant of incentive units (2)	13,540
Reclassification of unvested EARs (3)	339

Total Offering adjustments	$7,387,433

(1)

Represents the impact of the modification to accelerate the vesting terms of certain unvested incentive units. In connection with this offering, our Board approved the acceleration 2,614,115 unvested incentive units.

(2)	Represents the impact for grants of incentive units which were fully vested upon grant. In connection with this Offering, our Board granted 677,023 of fully vested incentive units.

(3)	Represents the impact of converting unvested EARs into restricted stock units.

ix.	The following summarizes the adjustments related to accumulated deficit (in thousands):

Write-off of the unamortized debt issuance costs – Note 4(v)	$(10,745)
Impact of settlement of Take-Private Transaction equity awards (1)	(60,269)
Impact of settlement of Thoma Bravo monitoring fees – Note 4(ii)	(2,417)
Impact of settlement and modification of EARs (2)	(10,096)
Impact of the acceleration of unvested incentive units – Note 4(viii)	(45,964)
Impact of the grant of incentive units – Note 4(viii)	(13,540)
Adjustment to deferred tax liabilities (3)	19,629

Total Offering adjustments	$(123,402)

(1)

Represents the impact of the acceleration of all outstanding equity awards that were issued in connection with the Take-Private Transaction. The impact above reflects the cash settlement amount per Note 4(i) of the Take-Private Transaction equity awards less the amount accrued as of October 31, 2024 per Note 4(ii).

(2)

Primarily represents the settlement of all vested EARs. In connection with this Offering, our Board approved the acceleration of vesting certain portions of outstanding unvested EARs. The impact above primarily reflect the cash settlement amount of the EARs per Note 4(i) less the amount accrued as of October 31, 2024 per Note 4(ii).

(3)	Represents the deferred tax benefit resulting from the impact of the other Offering Adjustments described in Note 4(ix).

5.	Notes to the Offering Adjustments for Unaudited Pro Forma Condensed Statements of Operations

Offering adjustments include the following adjustments, which are based on the Company’s preliminary estimates and assumptions, related to the unaudited pro forma condensed consolidated statements of operations for the year ended January 31, 2024 and the nine months ended October 31, 2024:

aa.

The following summarizes for the non-recurring Offering adjustments to cost of revenue—subscription, cost of revenue—services and other, research and development, sales and marketing and general and administrative for the year ended January 31, 2024 (in thousands):

	Cost of revenue— subscription	Cost of revenue— services and other	Research and development	Sales and marketing	General and administrative	Total Offering Adjustments
Settlement of equity awards (1)	$4,770	$4,063	$12,288	$21,933	$17,215	$60,269
Settlement of Thoma Bravo monitoring fees (2)	—	—	—	—	2,417	2,417
Impact of settlement and modification of EARs (3)	799	681	2,058	3,674	2,884	10,096
Impact of the acceleration of unvested incentive units (4)	3,638	3,099	9,371	16,727	13,129	45,964
Impact of the grant of incentive units (5)	1,072	912	2,761	4,927	3,868	13,540

Total Offering adjustments	$10,279	$8,755	$26,478	$47,261	$39,513	$132,286

(1)	Represents the settlement in cash of all outstanding equity awards that were issued in connection with the Take-Private Transaction.

(2)	Represents the settlement of all outstanding fees payable by us to Thoma Bravo pursuant to the Advisory Services Agreement that will be terminated in connection with this offering.

(3)	Primarily represents the settlement all vested EARs. In connection with this offering, our Board approved the acceleration of vesting certain portions of outstanding unvested EARs.

(4)	Represents the impact of the modification to accelerate the vesting of 2,614,115 unvested incentive units in connection with this offering.

(5)	Represents the impact for grants of 677,023 fully vested incentive units in connection with this offering.

bb.

Represents (i) the change to interest expense for the reduction in contractual interest expense associated with the portion of the Term Loan that was repaid and (ii) the reduction in amortization expense associated with the unamortized debt issuance costs that were written-off as a result of the Term Loan repayment. The unamortized debt issuance costs written-off was recognized as a one-time loss on debt extinguishment and classified within interest expense. The following summarizes the Offering Adjustments (in thousands):

	Year Ended January 31, 2024	Nine Months Ended October 31, 2024
Reduction of contractual interest expense	$79,044	$59,125
Reduction in amortization of debt issuance costs	994	1,402
Loss on partial debt extinguishment	(10,745)	—

Total Offering adjustments	$69,293	$60,527

cc.

Represents the adjustment to the income tax benefits as a result of the Offering adjustments based on the Company’s tax rate of 23.5% and 22.4% for the year ended January 31, 2024 and the nine months ended October 31, 2024, respectively.

dd.

Represents the adjustments to weighted average shares outstanding for the Transaction and the Offering. The adjustments reflect the Corporate Conversion. The following table presents the adjustment to the denominator of the pro forma basic and diluted net loss per share attributable to common stockholders (in thousands):

	Year Ended January 31, 2024	Nine Months Ended October 31, 2024
Reflect the impact of the partnership units converting to common stock as part of the Corporate Conversion	447,507	449,721
Reflect the impact of the Corporate Conversion on the issuance of Class A Units and Class B Units as part of the Transaction	44,557	44,557
Reflect the impact of the accelerated vesting of incentive units	2,614	2,614
Reflect the impact of the grant of incentive units	677	677
Reflect the issuance shares of common stock as part this Offering	47,500	47,500

Total Offering adjustments	542,855	545,069

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The objective of this section is to provide investors with an understanding of the financial drivers and levers in our business and describe the financial performance of the business.

Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal year ended January 31, 2022 and fiscal year ended January 31, 2024 are referred to herein as “fiscal 2022” and “fiscal 2024,” respectively.

Overview

We deliver solutions to enable comprehensive identity security for the enterprise. We do this by unifying identity data across systems and identity types, including employee identities, non-employee identities, and machine identities. Our SaaS and customer-hosted offerings leverage intelligent analytics to provide organizations with critical visibility into which identities currently have access to which resources, which identities should have access to those resources, and how that access is being used. Our solutions enable organizations to establish, control, and automate policies that help them define and maintain a robust security posture and achieve regulatory compliance. Powered by AI, our solutions enable organizations to overcome the scale and complexity of managing identities in real-time across dynamic, complex IT environments. Our solutions empower organizations to maintain a robust security posture and achieve regulatory compliance.

Today, we offer a range of solutions to meet the varied needs of our customers across a broad set of deployment options including: Identity Security Cloud, our SaaS-based cloud solution built on our unified platform, Atlas, and IdentityIQ, our customer-hosted identity security solution. These solutions are designed to enable our customers to make more effective decisions regarding access, improve security processes, and provide them with a deeper understanding of identity and access.

SailPoint was founded in 2005 by industry experts to develop a new category of identity solutions, address emerging identity security challenges, and drive innovation in the identity market. After establishing leadership in on-premises identity solutions, SailPoint pioneered standalone identity governance and administration SaaS solutions with advanced analytics. Today, SailPoint delivers a robust, extensible SaaS platform for identity security that is ready for the AI age with modern data architecture and just-in-time access to critical data for advanced use cases.

Strategic milestones

- **2005** – **SailPoint founded**
- **2007** – SailPoint pioneers **identity governance**
- **2010** – Revolutionized **provisioning coupling** with **compliance**
- **2013** – First to market **SaaS based identity governance**
- **2014** – Acquired by **Thoma Bravo**
- **2015** – Added **identity governance for data**
- **2017** – Completed first **IPO**
- **2017** – **First in industry** to incorporate AI and ML
- **2020** – Strengthened **Cloud Infrastructure Entitlement Management (CAM);** acquisition of Orkus
- **2021** – Acquired **ERP Maestro**
- **2022** – **SailPoint Identity Security Cloud** launched
- **2022** – Reacquired by **Thoma Bravo**
- **2023** – Acquired **Osirium** to enhance privileged offering
- **2023** – **SailPoint Atlas platform** launched; acquisition of SecZetta
- **2024** – Acquired **Double Zero** to enhance threat offering

2005 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024

In recent years, we have transitioned our business to a subscription model. This transition is substantially complete with subscription revenue, which consists primarily of SaaS, maintenance, and term subscriptions, comprising 89% and 92% of our total revenue for the year ended January 31, 2024 and the nine months ended October 31, 2024 respectively. As of October 31, 2024, our ARR was $813.2 million, reflecting an increase of 30% compared to October 31, 2023. Of the 30% increase in ARR, approximately 16% was attributable to new customers and approximately 15% was attributable to existing customers with approximately 3% of this increase attributable to migrations from our on premises solutions (primarily maintenance on previously sold perpetual licenses as well as term subscriptions) to our SaaS solution. Today, our go-to-market motion is focused primarily on our SaaS solution, and the growth in our ARR is primarily driven by an increase in SaaS ARR. As of October 31, 2024, our SaaS ARR was $485.7 million, reflecting an increase of 40% as compared to $346.0 million as of October 31, 2023. Of the 40% increase in SaaS ARR, approximately 24% was attributable to new customers and approximately 19% was attributable to existing customers with approximately 8% of this increase attributable to migrations from our on-premises solutions (primarily maintenance on previously sold perpetual licenses as well as term subscriptions) to our SaaS solution.

Our transformation has led to rapid growth while increasing the visibility and predictability of our financial model. As of January 31, 2022, 2023, and 2024, our ARR was $374.6 million, $520.1 million, and $681.8 million, respectively, representing year-over-year growth of 44%, 39%, and 31%, respectively. As of January 31, 2022, 2023, and 2024, our SaaS ARR was $166.9 million, $266.6 million, and $388.3 million, respectively, representing year-over-year growth of 83%, 60%, and 46%, respectively.

For the fiscal year ended January 31, 2022 (Predecessor), period from February 1, 2022 to August 15, 2022 (Predecessor), period from August 16, 2022 to January 31, 2023 (Successor), fiscal year ended January 31, 2024 (Successor), and nine months ended October 31, 2024 (Successor):

•	Our revenue was $450.0 million, $276.2 million, $276.7 million, $699.6 million, and $621.5 million, respectively.

•	Our gross profit margin was 74%, 70%, 58%, 60%, and 64%, respectively.

•	Our adjusted gross profit margin was 78%, 73%, 77%, 77%, and 78%, respectively.

•	Our subscription gross profit margin was 81%, 78%, 64%, 67%, and 69%, respectively.

•	Our adjusted subscription gross profit margin was 85%, 81%, 83%, 84%, and 84%, respectively.

•	Our operating margin was (13%), (52%), (62%), (48%), and (26%), respectively.

•	Our adjusted operating margin was 3%, (7%), 3%, 8%, and 14%, respectively.

•	Our net loss was $(63.2) million, $(149.2) million, $(183.3) million, $(395.4) million, and $(235.7) million, respectively.

Adjusted gross profit margin, adjusted subscription gross profit margin, and adjusted operating margin are non-GAAP financial measures. See “—Non-GAAP Financial Measures” for our definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures, a discussion of the limitations of these non-GAAP financial measures, and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with GAAP.

Our Business Model

Our customers include many of the world’s largest and most complex organizations, including large enterprises across all major verticals and governments. The approximate number of customers and percentage of total ARR at each ARR level are as follows:

	January 31, 2022		January 31, 2023		January 31, 2024		October 31, 2024
ARR	Number of Customers	Percentage of ARR	Number of Customers	Percentage of ARR	Number of Customers	Percentage of ARR	Number of Customers	Percentage of ARR
< $250,000	1,820	40	1,910	32	1,980	27	1,990	24
≥ $250,000	410	60	615	68	780	73	900	76
> $1,000,000	35	16	60	21	90	26	140	32

The number of customers with $250,000 or more of ARR as of October 31, 2024 increased 26% on a year-over-year basis, and the number of customers with over $1,000,000 of ARR as of October 31, 2024 increased 67% on a year-over-year basis. Most new customers purchase one of our SaaS suites, Standard, Business, or Business Plus. For the last twelve months ending October 31, 2024, over 90% of new SaaS customers landed with a suite offering. We believe we deliver exceptional value to our customers and as a result benefit from high customer retention. As of October 31, 2024, our dollar-based gross retention rate was 97%. We define dollar-based gross retention rate in the same manner as dollar-based net retention rate, except that dollar-based gross retention rate only includes the impact of customer losses and does not include the impact of customer expansion or contraction from relevant customers. Our go-to-market approach tends to result in a larger land, with future opportunities for expansion. We focus on expanding our customer relationships over time with significant up-selling and cross-selling opportunities, including suite upgrades and additional products. In recent years, our expansion motion has grown rapidly, demonstrating the growing value proposition of our solutions. As of October 31, 2024, our dollar-based net retention rate was 114%, reflecting an increase from 109% as of October 31, 2022.

For Identity Security Cloud, our SaaS-based cloud solution, and IdentityIQ, our customer-hosted solution, our customers typically enter into three-year contracts, with annual billing upfront.

For Identity Security Cloud, our pricing is tiered and based on the suite, with the option for the customer to purchase additional products and capabilities a-la-carte. We price our IdentityIQ term subscriptions based on a number of factors, including the number of digital identities governed with the solution. Customers also have the option to purchase additional products and capabilities. As of October 31, 2024, the weighted duration of our SaaS and term subscription contracts was approximately three years.

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Add New Customers within Existing Markets. Countless organizations still use a combination of legacy solutions and home-grown tools. Furthermore, we estimate that over 60% of organizations in our target market still have a fragmented identity experience or use a mostly manual process based on our internal research. As a result, we believe that there is a significant opportunity for us to accelerate the growth of our customer base by enhancing our marketing efforts, increasing our sales capacity and productivity, and expanding and further leveraging our use of channel partners, including MSPs. Our ability to attract new customers depends on a number of factors, including the effectiveness and pricing of our solutions, our ability to drive awareness of them, and the offerings of our competitors.

Generate Additional Sales to Existing Customers. We believe that our existing customer base provides us with a significant opportunity to expand incremental sales. Most new customers initially purchase one of our

SaaS suites (Standard, Business, or Business Plus). We focus on expanding our customer relationships over time through up-selling and cross-selling opportunities, including suite upgrades and additional products. Additionally, we are focused on continuing to migrate customers of our customer-hosted solution to our SaaS suites, which typically results in increased ARR because of the additional functionality that our SaaS suites offer. Our focus on growing our product portfolio as well as expanding customer relationships over time through cross-selling and up-selling has driven expansion of our dollar-based net retention rate from 109% as of October 31, 2022 to 114% as of October 31, 2024. Our ability to increase sales to existing customers will depend on a number of factors, including our customers’ satisfaction with our products, competition, pricing, and overall changes in our customers’ spending levels.

Increase Share of Revenue Derived from SaaS. Our go-to-market motion is focused primarily on Identity Security Cloud, our SaaS offering. For the twelve months ended October 31, 2024, SaaS contracts comprised approximately 75% of incremental ARR, up from 68% for the twelve months ended October 31, 2022, and we expect this trend to continue in the future. We define incremental ARR as the increase in ARR from the prior period to current period. While we expect that this increase in SaaS contracts will drive growth in ARR, it is also expected to have a near term negative impact on revenue growth, driven by differences in revenue recognition policies between SaaS subscriptions and term subscriptions, and gross margins, as we incur hosting costs for our SaaS offering. Our ability to increase our revenue from SaaS subscriptions will depend on a number of factors, including our customers’ specific circumstances, some of which necessitate their preference for our customer-hosted identity governance solution, IdentityIQ.

Deepen our Penetration in International Markets. We expect to continue to invest in our sales and marketing efforts and channel partner network to expand our reach and deepen our presence in existing geographies and expand into new geographies. We believe that our global market opportunity is large and growing in response to the evolving IT and threat landscapes. For the nine months ended October 31, 2024, we generated 68% of our revenue from the United States, 19% from EMEA, and 13% from the rest of the world, billed primarily in U.S. dollars. In comparison, IDC forecasts approximately 50% of worldwide spending on security products in 2024 will be generated in markets outside the United States. Our ability to deepen our penetration in international markets will depend on a number of factors, including the competitiveness of our solutions, the efficacy of our channel partner network, and our sales and marketing efforts.

Sustain Technology Leadership Through Extending Identity Security Portfolio. We recently launched new offerings in non-employee and risk management, data access security, access risk management, and cloud infrastructure entitlement management. We are thoughtfully investing in AI, both to increase the capabilities of our solutions, as well as to help our customers protect their organizations while adopting AI for their own use cases. We intend to continue investing to extend our position as the leader in identity security by developing or acquiring new products and technologies and extending our portfolio into additional identity security use cases. Our future success is dependent on our ability to successfully develop, identify, market, and sell existing and new products to both new and existing customers.

Key Business Metrics

In addition to our financial information prepared in accordance with GAAP, we monitor the following key business metrics to help us measure and evaluate the effectiveness of our operations. Prior to the Take-Private Transaction, our Predecessor monitored the key business metric of ARR. The Take-Private Transaction did not have any direct effects on ARR or our other key business metrics. Although we believe we have a reasonable basis for each of these metrics, we caution you that these metrics are based on a combination of assumptions that may prove to be inaccurate over time. Please see the section titled “Risk Factors” for more information. In the key business metrics graphs below, “YoY Growth” is defined as the year-over-year growth of the applicable metric as compared to the metric at the same time in the prior fiscal year.

Annual Recurring Revenue

We believe ARR is a key metric to measure our business performance because it measures our ability to generate sales with new customers and to maintain and expand spend with existing customers. The way we define ARR normalizes the impact of revenue recognition differences between SaaS contracts and term subscription agreements. In recent years, ARR has grown faster than revenue, as a greater share of incremental ARR has been driven by SaaS contracts which have ratable revenue recognition compared to term subscription agreements where a portion of the contract value is recognized as revenue up-front.

We define ARR as the annualized value of SaaS, maintenance, term subscription, and other subscription contracts as of the measurement date. To the extent that we are actively negotiating a renewal or new agreement with a customer after the expiration of a contract, we continue to include that contract’s annualized value in ARR until the customer notifies us that it is not renewing its contract. The amount included in our ARR calculation related to these contracts was less than 1% as of the end of each period shown in the ARR graph below. We calculate ARR by dividing the active contract value by the number of days of the contract and then multiplying by 365. ARR should be viewed independently of revenue, as ARR is an operating metric and is not intended to be combined with or to replace revenue. ARR is not a forecast of future revenue, which can be impacted by ASC 606 allocations, and ARR does not consider other sources of revenue that are not recurring in nature.

ARR does not have a standardized meaning and is not necessarily comparable to similarly titled measures presented by other companies. Our ARR has grown in each of the past three years, reflecting growth in new customers as well as expanded sales to existing customers. The following graph presents our ARR as of the end of each period noted below (dollars in millions):

SaaS Annual Recurring Revenue

In recent years, we have transitioned our business to a SaaS-first subscription model. As a result of those efforts, our SaaS ARR has more than doubled from October 31, 2022 to October 31, 2024, and the share of SaaS ARR to total ARR has increased from 49% to 60% from October 31, 2022 to October 31, 2024. We believe the share of ARR generated by our SaaS solution will continue to increase over time.

We define SaaS ARR as the annualized value of SaaS contracts as of the measurement date. To the extent that we are actively negotiating a renewal or new agreement with a customer after the expiration of a contract, we continue to include that contract’s annualized value in SaaS ARR until the customer notifies us that it is not renewing its contract. The amount included in our ARR calculation related to these contracts was less than 1% as of the end of each period shown in the SaaS ARR graph below. We calculate SaaS ARR by dividing the active SaaS contract value by the number of days of the contract and then multiplying by 365.

SaaS ARR should be viewed independently of subscription revenue as SaaS ARR is an operating metric and is not intended to be combined with or replace subscription revenue. SaaS ARR is not a forecast of future subscription revenue, which can be impacted by ASC 606 allocations and renewal rates and does not consider other sources of revenue that are not recurring in nature. The following graph presents our SaaS ARR as of the end of each period noted below (dollars in millions):

Dollar-Based Net Retention Rate

Our focus on growing our product portfolio as well as expanding customer relationships over time through cross-selling and up-selling has driven expansion of our dollar-based net retention rate from 109% as of October 31, 2022 to 114% as of October 31, 2024.

We define dollar-based net retention rate as the comparison of our ARR from our subscription customers against the same metric for those subscription customers from the prior year. For the purposes of calculating our dollar-based net retention rate, we define a subscription customer as a separate legal entity that has entered into a distinct subscription agreement. Our dollar-based net retention rate reflects customer expansion, contraction, and churn. We calculate our dollar-based net retention rate as of period end by starting with the ARR from all subscription customers as of 12 months prior to such period end, or prior period ARR. We then calculate the ARR from these same subscription customers as of the current period end, or current period ARR. We then divide the current period ARR by the prior period ARR to arrive at our dollar-based net retention rate. The dollar-based net retention rate at the end of any period is the weighted average of the dollar-based net retention rates as of the end of each of the trailing 4 quarters. The following graph presents our dollar-based net retention rate as of the end of each period noted below:

Factors Affecting the Comparability of Our Results of Operations

Our historical results of operations may not be comparable from period to period or going forward. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Take-Private Transaction

On August 16, 2022, we were acquired in an all-cash Take-Private Transaction by Thoma Bravo. As a result of the Take-Private Transaction, SailPoint Parent, LP indirectly acquired all of the capital stock of STHI, a Delaware corporation that was previously traded on the New York Stock Exchange under the symbol “SAIL” from November 2017 until the completion of the Take-Private Transaction on August 16, 2022. SailPoint Parent, LP was formed in connection with the Take-Private Transaction to serve as a holding company and did not have previous operations. Accordingly, STHI is viewed as the predecessor to SailPoint Parent, LP, and the consolidated financial statements included elsewhere in this prospectus present consolidated financial information of (i) STHI as the predecessor for periods prior to the Take-Private Transaction and (ii) SailPoint, LP as the successor for periods from and after the Take-Private Transaction.

The Predecessor and Successor consolidated financial information are not comparable primarily due to the application of acquisition accounting in the Successor financial statements as of August 16, 2022 (the date on which the Take-Private Transaction was completed), which generally requires, among other things, that the identifiable assets acquired and liabilities assumed be recognized at their estimated fair values as of the date on which the Take-Private Transaction was completed and the excess of the purchase price over the fair value of such identifiable assets and liabilities be recognized as goodwill. See Note 5—Business Combinations to the consolidated financial statements included elsewhere in this prospectus for more information. Due to this application of acquisition accounting, (i) Successor’s amortization expense from acquired intangible assets is higher than Predecessor’s, which negatively impacts Successor’s cost of revenue and operating expenses (research and development expenses and sales and marketing expenses) as compared to Predecessor’s, and (ii) Successor’s amortization expense related to contract acquisition costs is lower than Predecessor’s (the fair value of the acquirer contract acquisition cost balance was determined to be nil), which positively impacts Successor’s operating expenses (sales and marketing expenses) as compared to Predecessor’s. In addition, acquisition-related transaction costs incurred as part of the Take-Private Transaction were expensed as incurred in the Predecessor period and all transaction expenses that were contingent on the completion of the Take-Private Transaction were recorded in the Predecessor period, which positively impacted Successor’s operating expenses (general and administrative expenses) as compared to Predecessor’s. Also, as a result of the Take-Private Transaction, (a) interest expenses have materially increased due to the Term Loan, which we entered into in connection with the Take-Private Transaction, (b) equity-based compensation has increased due to cash-settled awards and incentive units, which negatively impacts Successor’s cost of revenue and operating expenses (research and development expenses, sales and marketing expenses, and general and administrative expense), (c) we incur Thoma Bravo monitoring fees (which are annual service-fees for consultation and advice related to corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings; see Note 11 “Related Party Transactions” in the notes to our consolidated financial statements appearing elsewhere in this prospectus for more information), which negatively impacts Successor’s operating expenses (general and administrative expenses), although we incur less costs associated with operating as a private company, and (d) the effective tax rate increased due to the change in valuation allowance in connection with the Take-Private Transaction.

The Take-Private Transaction did not, however, have any direct effects on our key business metrics (ARR, SaaS ARR, and dollar-based net retention rate). The Take-Private Transaction also did not result in a material change of management, with four of the five current executive officers, including the Chief Executive Officer and the President, serving in the same or substantially same capacities as they did prior to the Take-Private Transaction.

Public Company and Other Costs

Following the completion of this offering, we expect to incur additional costs associated with operating as a public company. The Sarbanes-Oxley Act, as well as rules adopted by the SEC and national securities exchanges, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory, financial, and insurance compliance costs and will make some activities more time-consuming and costly. Also as a result of the completion of this offering, we expect to incur a significant increase in equity-based compensation expense due to the conversion and vesting of equity awards issued prior to this offering as well as the issuance of equity awards to certain employees in connection with this offering. Following the completion of this offering, we expect to no longer incur the Thoma Bravo monitoring fees discussed above.

Components of Results of Operations

Revenue

Subscription Revenue

The majority of our revenue relates to subscription revenue which consists of (i) fees for access to, and related support for, the SaaS offerings, (ii) fees for term subscriptions, (iii) fees for ongoing maintenance and support of perpetual license solutions, and (iv) other subscription services such as cloud managed services, and certain professional services. Term subscriptions include the term licenses and ongoing maintenance and support. Maintenance and support agreements consist of fees for providing software updates on a when and if available basis and for providing technical support for software products for a specified term.

Subscription revenue, including support for term licenses, is recognized ratably over the term of the applicable agreement. Revenue related to term subscription performance obligations, excluding support for term subscriptions, is recognized upfront at the point in time when the customer has taken control of the software license.

Over time, we expect subscription revenue will increase as a percentage of total revenue as we continue to focus on increasing our subscription revenue, specifically our SaaS offering, as a key strategic priority.

Perpetual License Revenue

Revenues from perpetual license performance obligations are recognized upfront at the point in time when the customer has taken control of the software license. All perpetual license transactions include maintenance and support performance obligations which are included in subscription revenue.

We expect perpetual license revenue as a percentage of total revenue to continue to decrease over time as we focus on increasing our subscription revenue.

Services and Other Revenue

Services and other revenue consist primarily of fees from professional services provided to customers and partners to configure and optimize the use of our solutions as well as non-subscription training services. Our professional services are structured on a time-and-materials or fixed priced basis, and the related revenue is recognized as the services are rendered.

Over time, we expect our professional services revenue as a percentage of total revenue to decrease as we increasingly rely on partners to help our customers deploy our software.

Cost of Revenue

Cost of Subscription Revenue

Cost of subscription revenue consists primarily of third-party cloud-based hosting costs, software, amortization expenses for developed technology acquired, equity-based compensation, employee-related costs (which we define as salaries, benefits, bonuses, and allocated overhead) for providing subscriptions, third party royalties, and contractor costs to supplement staff levels. We expect third-party cloud-based hosting costs to increase as our SaaS subscriptions continue to grow.

Cost of Perpetual License Revenue

Cost of perpetual license revenue consists of amortization expense for developed technology acquired and third-party royalties.

Cost of Services and Other Revenue

Cost of services and other revenue consists primarily of employee-related costs of professional services and training organizations, equity-based compensation, travel-related costs, and contractor costs to supplement staff levels.

Impairment of Intangible Assets

Impairment of intangible assets consists of impairment charges for developed technology acquired.

Gross Profit and Gross Profit Margin

Gross profit is revenue less cost of revenue, and gross profit margin is gross profit as a percentage of total revenue. Gross profit has been and will continue to be affected by various factors, including the mix of our revenue, the costs associated with third-party cloud-based hosting services and software for our SaaS offering, and the extent to which we expand our customer support, professional services, and training organizations. We expect that our overall gross profit margin will fluctuate from period to period depending on the mix of these various factors. Our gross profit margin may decrease in the short term as we transition to generating an increasing share of our revenue from our SaaS offering.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of employee-related costs, equity-based compensation, software and hosting arrangement expenses, professional services expense, and amortization expense for acquired intangible assets.

We believe that continued investment in our offerings is vital to the growth of our business, and we intend to continue to invest in product development. We expect our research and development expenses to continue to increase on an absolute basis in the foreseeable future but to decrease as a percentage of revenue as our business grows.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of employee-related costs, equity-based compensation, costs for events and travel, costs of general marketing and promotional activities, payment processing fees and amortization expense for acquired intangible assets, and contract acquisition costs.

We expect our sales and marketing expenses to increase on an absolute basis for the foreseeable future as we continue to invest in our sales force for expansion to new geographic and vertical markets. We expect sales and marketing expenses to continue to be our largest operating expense category.

General and Administrative Expenses

General and administrative expenses consist primarily of employee-related costs related to the corporate functions such as executive and internal administrative operations, as well as equity-based compensation, third-party professional fees, bad debt expense, travel, and facilities costs.

Following this offering, we expect our general and administrative expenses to increase on an absolute basis as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to compliance and reporting obligations, and increased expenses for insurance, investor relations, and professional services. However, we expect that our general and administrative expense will decrease as a percentage of our revenue as our revenue grows over the longer term as our business grows.

We also expect to incur higher equity-based compensation as we operate as a public company, which will result in an increase in costs of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses.

Other Income (Expense), Net

Other income (expense), net consists primarily of interest income and interest expense. Interest income consists primarily of interest received on cash equivalents, which we expect will fluctuate based on our cash balances and interest rates.

In the Predecessor period, interest expense consists primarily of contractual interest expense on the $400.0 million aggregate principal amount of 0.125% Convertible Senior Notes issued by STHI in September 2019 (the “Notes”) and the Credit Agreement, along with amortization of debt discount and issuance costs. In the Successor period, interest expense consists primarily of contractual interest on our Term Loan plus amortization of debt issuance costs.

Income Tax Benefit (Expense)

Our income tax benefit (expense) consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. Our income tax rate varies from the federal statutory rate due to state income taxes, differences in accounting and tax treatment of our equity-based compensation, research and development credits, and changes in the valuation allowance. We expect fluctuation in effective income tax rates, as well as its potential impact on our results of operations, to continue.

Results of Operations for Fiscal 2022 (Predecessor), the Period from February 1, 2022 to August 15, 2022 (Predecessor), the Period from August 16, 2022 to January 31, 2023 (Successor), and Fiscal 2024

The following table sets forth our results of operations for the periods indicated (in thousands, except units and per unit data):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Revenue
Subscription	$338,905	$227,398	$233,047	$622,830
Perpetual licenses	57,716	13,841	10,806	5,842
Services and other	53,414	34,915	32,820	70,900

Total revenue	450,035	276,154	276,673	699,572
Cost of revenue
Subscription(1)(2)	62,783	49,440	85,044	205,053
Perpetual licenses(2)	2,653	908	3,718	2,227
Services and other(1)	49,268	32,454	28,055	69,355
Impairment of intangible assets	744	—	—	—

Total cost of revenue	115,448	82,802	116,817	276,635

Gross profit	334,587	193,352	159,856	422,937
Operating expenses
Research and development(1)(2)	119,533	81,261	78,223	180,778
Sales and marketing(1)(2)	212,868	140,939	201,331	461,187
General and administrative(1)	62,477	115,723	51,896	113,701

Total operating expenses	394,878	337,923	331,450	755,666

Loss from operations	(60,291)	(144,571)	(171,594)	(332,729)
Other income (expense), net
Interest income	730	360	1,933	10,658
Interest expense	(2,676)	(1,492)	(74,844)	(187,059)
Other income (expense), net	(821)	(1,873)	(1,278)	(3,219)

Total other income (expense), net	(2,767)	(3,005)	(74,189)	(179,620)

Loss before income taxes	(63,058)	(147,576)	(245,783)	(512,349)
Income tax benefit (expense)	(99)	(1,663)	62,524	116,982

Net loss(3)	$(63,157)	$(149,239)	$(183,259)	$(395,367)

Class A yield			(250,638)	(583,672)

Net loss attributable to Class B unitholders			$(433,897)	$(979,039)

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Loss per unit attributable to Class B unitholders—basic and diluted			$(5.46)	$(12.13)

Weighted average Class B Units outstanding—basic and diluted			79,535	80,746

(1)	Includes equity-based compensation as follows (in thousands):

	Predecessor		Successor

	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cost of revenue
Subscription	$3,871	$2,246	$3,276	$6,675
Services and other	3,827	1,921	2,744	5,772
Operating expenses
Research and development	16,125	11,222	14,775	30,373
Sales and marketing	19,208	14,393	21,480	52,292
General and administrative	10,854	9,772	16,758	39,707

Total	$53,885	$39,554	$59,033	$134,819

(2)	Includes amortization expenses of acquired intangible assets as follows (in thousands):

	Predecessor		Successor

	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cost of revenue
Subscription	$7,660	$4,603	$42,422	$100,820
Perpetual licenses	1,818	562	3,383	2,147
Operating expenses
Research and development	603	367	—	32
Sales and marketing	6,287	3,526	69,882	154,030

Total	$16,368	$9,058	$115,687	$257,029

(3)

All net losses for the Predecessor period for the year ended January 31, 2022 and the period from February 1, 2022 to August 15, 2022 were entirely attributable to Predecessor shareholders. Additionally, due to the impact of the Take-Private Transaction, the Company’s capital structures for the Predecessor and Successor periods are not comparable. As a result, the presentation of loss per share for the periods prior to the Take-Private Transaction is not meaningful.

Comparison for the Period from February 1, 2022 to August 15, 2022 (Predecessor), the Period from August 16, 2022 to January 31, 2023 (Successor), and Fiscal 2024 (Successor)

Revenue

	Predecessor	Successor
	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
SaaS	$99,342	$105,451	$312,259
Maintenance	80,755	71,522	155,528
Term subscriptions	42,470	52,183	144,181
Other subscription services	4,831	3,891	10,862

Total subscription	227,398	233,047	622,830
Perpetual licenses	13,841	10,806	5,842
Services and other	34,915	32,820	70,900

Total revenue	$276,154	$276,673	$699,572

Subscription Revenue. Subscription revenue was $227.4 million for the period from February 1, 2022 to August 15, 2022, $233.0 million for the period from August 16, 2022 to January 31, 2023, and $622.8 million for the year ended January 31, 2024. The change was primarily driven by an increase in SaaS revenue and term subscription revenue due to our focus on selling subscriptions to new and existing customers.

Perpetual License Revenue. Perpetual license revenue was $13.8 million for the period from February 1, 2022 to August 15, 2022, $10.8 million for the period from August 16, 2022 to January 31, 2023, and $5.8 million for the year ended January 31, 2024. The change was primarily due to our emphasis on transitioning our sales effort from perpetual license solutions to subscriptions.

Services and Other Revenue. Services and other revenue was $34.9 million for the period from February 1, 2022 to August 15, 2022, $32.8 million for the period from August 16, 2022 to January 31, 2023, and $70.9 million for the year ended January 31, 2024. The change was primarily due to increased sales in professional services, including consulting and training, as we continue to expand our customer base.

Cost of Revenue

	Predecessor	Successor
	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
Subscription	$49,440	$85,044	$205,053
Perpetual licenses	908	3,718	2,227
Services and other	32,454	28,055	69,355

Total cost of revenue	$82,802	$116,817	$276,635

Cost of Subscription Revenue. Cost of subscription revenue was $49.4 million for the period from February 1, 2022 to August 15, 2022, $85.0 million for the period from August 16, 2022 to January 31, 2023, and $205.1 million for the year ended January 31, 2024. The change was primarily driven by an increase in intangible asset amortization, which was $4.6 million for the period from February 1, 2022 to August 15, 2022, $42.4 million for the period from August 16, 2022 to January 31, 2023, and $100.8 million for the year ended January 31, 2024. The increase in amortization expense was due to recognizing 12 months of amortization expense during the year ended January 31, 2024, as compared to the 5.5 months for the period from August 16, 2022 to January 31, 2023 related to the intangible assets acquired at closing of the Take-Private Transaction.

Cost of Perpetual Licenses. Cost of perpetual licenses revenue was $0.9 million for the period from February 1, 2022 to August 15, 2022, $3.7 million for the period from August 16, 2022 to January 31, 2023, and $2.2 million for the year ended January 31, 2024. The change was primarily due to a decrease in our perpetual license revenue.

Cost of Services and Other. Cost of services and other was $32.5 million for the period from February 1, 2022 to August 15, 2022, $28.1 million for the period from August 16, 2022 to January 31, 2023, and $69.4 million for the year ended January 31, 2024. The change was primarily driven by higher employee-related costs as a result of higher employee headcount and investments in existing employees. Employee-related costs were $19.3 million for the period from February 1, 2022 to August 15, 2022, $16.4 million for the period from August 16, 2022 to January 31, 2023, and $43.4 million for the year ended January 31, 2024.

Gross Profit and Gross Profit Margin

	Predecessor	Successor
	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
Subscription	$177,958	$148,003	$417,777
Perpetual licenses	12,933	7,088	3,615
Services and other	2,461	4,765	1,545

Total gross profit	$193,352	$159,856	$422,937

	Predecessor	Successor

	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Subscription	78%	64%	67%
Perpetual Licenses	93	66	62
Services and other	7	15	2

Total gross profit margin	70%	58%	60%

Subscription. Subscription gross profit was $178.0 million for the period from February 1, 2022 to August 15, 2022, $148.0 million for the period from August 16, 2022 to January 31, 2023, and $417.8 million for the year ended January 31, 2024. The change was primarily due to the growth in subscriptions. Subscription gross margin was 78% for the period from February 1, 2022 to August 15, 2022, 64% for the period from August 16, 2022 to January 31, 2023, and 67% for the year ended January 31, 2024. The change was primarily due to increased amortization expense related to intangible assets acquired in the Take-Private Transaction. The Company expects amortization expense to be consistent in the future and will not fluctuate significantly due to changes in subscription revenue.

Perpetual Licenses. Perpetual license gross profit was $12.9 million for the period from February 1, 2022 to August 15, 2022, $7.1 million for the period from August 16, 2022 to January 31, 2023, and $3.6 million for the year ended January 31, 2024. The change was primarily due to our emphasis on selling subscription-based products as compared to perpetual licenses. Perpetual license gross margin was 93% for the period from February 1, 2022 to August 15, 2022, 66% for the period from August 16, 2022 to January 31, 2023, and 62% for the year ended January 31, 2024. The change was driven by lower revenue and increased amortization expense related to intangible assets acquired in the Take-Private Transaction.

Services and Other. Services and other gross profit was $2.5 million for the period from February 1, 2022 to August 15, 2022, $4.8 million for the period from August 16, 2022 to January 31, 2023, and $1.5 million for the year ended January 31, 2024. The change was primarily a result of increased cost of services and other revenue due to higher headcount to support the growth in the business and related allocated overhead expenses partially offset by the increase in services and other revenue. Services and other gross margin was 7% for the period from February 1, 2022 to August 15, 2022, 15% for the period from August 16, 2022 to January 31, 2023, and 2% for the year ended January 31, 2024. The change was driven by the increased cost of services and other revenue.

Total. Total gross profit was $193.4 million for the period from February 1, 2022 to August 15, 2022, $159.9 million for the period from August 16, 2022 to January 31, 2023, and $422.9 million for the year ended January 31, 2024, primarily due to the growth in total revenue. Total gross profit margin was 70% for the period from February 1, 2022 to August 15, 2022, 58% for the period from August 16, 2022 to January 31, 2023, and 60% for the year ended January 31, 2024. The change was driven primarily due to the increase in amortization expense as a result of the Take-Private Transaction. The Company expects amortization expense to be consistent in the future and will not fluctuate due to changes in revenue.

Operating Expenses

	Predecessor	Successor
	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
Research and development	$81,261	$78,223	$180,778
Sales and marketing	140,939	201,331	461,187
General and administrative	115,723	51,896	113,701

Total operating expenses	$337,923	$331,450	$755,666

Research and Development. Research and development expense was $81.3 million for the period from February 1, 2022 to August 15, 2022, $78.2 million for the period from August 16, 2022 to January 31, 2023, and $180.8 million for the year ended January 31, 2024. The change was primarily driven by higher employee-related costs as a result of higher employee headcount and investments in existing employees. Employee-related costs were $54.5 million for the period from February 1, 2022 to August 15, 2022, $48.1 million for the period from August 16, 2022 to January 31, 2023, and $114.3 million for the year ended January 31, 2024.

In addition, the change was due to higher equity-based compensation as a result of the timing of expense recognition for the cash-settled awards and incentive unit awards. Equity-based compensation was $11.2 million for the period from February 1, 2022 to August 15, 2022, $14.8 million for the period from August 16, 2022 to January 31, 2023, and $30.4 million for the year ended January 31, 2024.

Sales and Marketing. Sales and marketing expense was $140.9 million for the period from February 1, 2022 to August 15, 2022, $201.3 million for the period from August 16, 2022 to January 31, 2023, and $461.2 million for the year ended January 31, 2024. The change in expense was primarily driven by an increase in intangible asset amortization, which was $3.5 million for the period from February 1, 2022 to August 15, 2022, $69.9 million for the period from August 16, 2022 to January 31, 2023, and $154.0 million for the year ended January 31, 2024. The increase in amortization expense was due to the recognition of 12 months of amortization expense during the year ended January 31, 2024 as compared to 5.5 months for the period from August 16, 2022 to January 31, 2023 related to the intangible assets acquired at closing of the Take-Private Transaction.

In addition, sales and marketing expense increased due to higher employee-related costs as a result of higher employee headcount and continued investments in existing employees. Employee-related costs were $74.5 million for the period from February 1, 2022 to August 15, 2022, $68.6 million for the period from August 16, 2022 to January 31, 2023, and $169.5 million for the year ended January 31, 2024.

Also, these increases in sales and marketing expenses were partially offset by a decrease in commissions expense. In connection with the Take-Private Transaction, the contract acquisition cost as of the acquisition date of $100.4 million, which would have been amortized over a period of one to five years, was reduced to zero as part of purchase accounting. As such, there were no amortization expenses recognized by the Successor related to the contraction acquisition costs from the Predecessor. Commission expense was $21.1 million for the period from February 1, 2022 to August 15, 2022, $8.6 million for the period from August 16, 2022 to January 31, 2023, and $23.5 million for the year ended January 31, 2024.

General and Administrative. General and administrative expenses were $115.7 million for the period from February 1, 2022 to August 15, 2022, $51.9 million for the period from August 16, 2022 to January 31, 2023, and $113.7 million for the year ended January 31, 2024. The change was primarily driven by decreased professional services fees related to the Take-Private Transaction costs that did not recur in the year ended January 31, 2024. Professional service fees were $75.3 million for the period from February 1, 2022 to August 15, 2022, $14.2 million for the period from August 16, 2022 to January 31, 2023, and $28.5 million for the year ended January 31, 2024. Included in professional service fees were Thoma Bravo advisory fees, which were $6.9 million for the period from August 16, 2022 to January 31, 2023 and $15.0 million for the year ended January 31, 2024.

In addition, the change in general and administrative expenses was due to higher equity-based compensation as a result of the timing of expense recognition for the cash-settled awards and incentive unit awards. Equity-based compensation was $9.8 million for the period from February 1, 2022 to August 15, 2022, $16.8 million for the period from August 16, 2022 to January 31, 2023, and $39.7 million for the year ended January 31, 2024.

Other Income (Expense), Net

	Predecessor	Successor
	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
Interest income	$360	$1,933	$10,658
Interest expense	(1,492)	(74,844)	(187,059)
Other income (expense), net	(1,873)	(1,278)	(3,219)

Total other income (expense), net	$(3,005)	$(74,189)	$(179,620)

Other expense was $3.0 million for the period from February 1, 2022 to August 15, 2022, $74.2 million for the period from August 16, 2022 to January 31, 2023, and $179.6 million for the year ended January 31, 2024. The change was primarily driven by an increase in interest expense due to our borrowings under the Term Loan. Interest expense increased due to a full year of recognition of interest expense related to the Term Loan during the year ended January 31, 2024, while only a partial year of interest expense related to the Term Loan was recognized for the period from August 16, 2022 to January 31, 2023. Interest expense was $1.5 million for the period from February 1, 2022 to August 15, 2022, $74.8 million for the period from August 16, 2022 to January 31, 2023, and $187.1 million for the year ended January 31, 2024. The increase in interest expense was partially offset by an increase in interest income due to higher interest rates on our money market accounts. Interest income was $0.4 million for the period from February 1, 2022 to August 15, 2022, $1.9 million for the period from August 16, 2022 to January 31, 2023, and $10.7 million for the year ended January 31, 2024.

Income Tax Benefit (Expense)

	Predecessor	Successor
	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
Income tax benefit (expense)	$(1,663)	$62,524	$116,982

Income tax expense was $1.7 million for the period from February 1, 2022 to August 15, 2022, and income tax benefit was $62.5 million for the period from August 16, 2022 to January 31, 2023 and $117.0 million for the year ended January 31, 2024. The change in the effective tax rate was primarily driven by changes in the loss before income tax and valuation allowance partially offset by the impact of equity-based compensation.

Comparison for Fiscal 2022 (Predecessor), the Period from February 1, 2022 to August 15, 2022 (Predecessor), and the Period from August 16, 2022 to January 31, 2023 (Successor)

Revenue

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
	(in thousands)
SaaS	$119,161	$99,342	$105,451
Maintenance	142,126	80,755	71,522
Term subscriptions	70,788	42,470	52,183
Other subscription services	6,830	4,831	3,891

Total subscription	338,905	227,398	233,047
Perpetual licenses	57,716	13,841	10,806
Services and other	53,414	34,915	32,820

Total revenue	$450,035	$276,154	$276,673

Subscription Revenue. Subscription revenue was $338.9 million for the year ended January 31, 2022, $227.4 million for the period from February 1, 2022 to August 15, 2022, and $233.0 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by an increase in SaaS revenue and term subscription revenue and due to our emphasis on selling more subscriptions to new and existing customers, including the expansion of services sold to existing customers.

Perpetual License Revenue. Perpetual license revenue was $57.7 million for the year ended January 31, 2022, $13.8 million for the period from February 1, 2022 to August 15, 2022, and $10.8 million for the period from August 16, 2022 to January 31, 2023. The decrease was primarily due to our emphasis on transitioning our sales efforts from perpetual licenses to our subscriptions.

Services and Other Revenue. Services was $53.4 million for the year ended January 31, 2022, $34.9 million for the period from February 1, 2022 to August 15, 2022, and $32.8 million for the period from August 16, 2022 to January 31, 2023. The change was primarily due to increased sales in professional services, including consulting and training, as we continue to expand our customer base.

Cost of Revenue

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
	(in thousands)
Subscription	$62,783	$49,440	$85,044
Perpetual licenses	2,653	908	3,718
Services and other	49,268	32,454	28,055
Impairment of intangible assets	744	—	—

Total cost of revenue	$115,448	$82,802	$116,817

Cost of Subscription Revenue. Cost of subscription revenue was $62.8 million for the year ended January 31, 2022, $49.4 million for the period from February 1, 2022 to August 15, 2022, and $85.0 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by an increase in intangible asset amortization related to the intangible assets acquired at closing of the Take-Private Transaction. Intangible asset amortization was $7.7 million for the year ended January 31, 2022, $4.6 million for the period from February 1, 2022 to August 15, 2022, and $42.4 million for the period from August 16, 2022 to January 31, 2023. We recognized amortization expense related to the intangible assets acquired at closing of the Take-Private Transaction for 5.5 months during the period from August 16, 2022 to January 31, 2023.

In addition, the change in cost of subscription revenue was due to higher software and hosting costs to support the growth in the business. Such costs were $19.5 million for the year ended January 31, 2022, $20.5 million for the period from February 1, 2022 to August 15, 2022, and $19.6 million for the period from August 16, 2022 to January 31, 2023.

Cost of Perpetual Licenses. Cost of perpetual licenses revenue was $2.7 million for the year ended January 31, 2022, $0.9 million for the period from February 1, 2022 to August 15, 2022, and $3.7 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by an increase in intangible asset amortization related to the intangible assets acquired at closing of the Take-Private Transaction. Intangible asset amortization was $1.8 million for the year ended January 31, 2022, $0.6 million for the period from February 1, 2022 to August 15, 2022, and $3.4 million for the period from August 16, 2022 to January 31, 2023. We recognized amortization expense related to the intangible assets acquired at closing of the Take-Private Transaction for 5.5 months in the period from August 16, 2022 to January 31, 2023.

Cost of Services and Other. Cost of services and other revenue was $49.3 million for the year ended January 31, 2022, $32.5 million for the period from February 1, 2022 to August 15, 2022, and $28.1 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by higher employee-related costs as a result of higher employee headcount to support the growth of the business. Employee-related costs were $30.1 million for the year ended January 31, 2022, $19.3 million for the period from February 1, 2022 to August 15, 2022, and $16.4 million for the period from August 16, 2022 to January 31, 2023.

Impairment of Intangible Assets. We recognized an impairment of intangible assets of $0.7 million for the year ended January 31, 2022 related to developed technology acquired during the period. There were no impairment charges in the period from February 1, 2022 to August 15, 2022 and the period from August 16, 2022 to January 31, 2023.

Gross Profit and Gross Profit Margin

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
		(in thousands)
Subscription	$276,122	$177,958	$148,003
Perpetual licenses	55,063	12,933	7,088
Impairment of intangible assets related to perpetual licenses	(744)	—	—

Total perpetual licenses	54,319	12,933	7,088
Services and other	4,146	2,461	4,765

Total gross profit	$334,587	$193,352	$159,856

	Predecessor		Successor

	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
Subscription	81%	78%	64%
Perpetual licenses	94	93	66
Services and other	8	7	15

Total gross profit margin	74%	70%	58%

Subscription. Subscription gross profit was $276.1 million for the year ended January 31, 2022, $178.0 million for the period from February 1, 2022 to August 15, 2022, and $148.0 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by the growth in subscriptions and partially offset by the increased cost of subscription revenue. Subscription gross margin was 81% for the year ended January 31, 2022, 78% for the period from February 1, 2022 to August 15, 2022, and 64% for the period from August 16, 2022 to January 31, 2023. The change was primarily due to the amortization expense related to intangible assets acquired in the Take-Private Transaction.

Perpetual Licenses. Perpetual license gross profit was $55.1 million for the year ended January 31, 2022, $12.9 million for the period from February 1, 2022 to August 15, 2022, and $7.1 million for the period from August 16, 2022 to January 31, 2023. The change was primarily due to decreased perpetual license revenues and increased costs of perpetual license revenue. Perpetual licenses gross profit margin was 94% for the year ended January 31, 2022, 93% for the period from February 1, 2022 to August 15, 2022, and 66% for the period from August 16, 2022 to January 31, 2023. The change was primarily due to the amortization expense related to intangible assets acquired in the Take-Private Transaction.

Services and Other. Services and other gross profit was $4.1 million for the year ended January 31, 2022, $2.5 million for the period from February 1, 2022 to August 15, 2022, and $4.8 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by the growth in our revenue partially offset by the increased costs of revenue. The gross profit margin was 8% for the year ended January 31, 2022, 7% for the period from February 1, 2022 to August 15, 2022, and 15% for the period from August 16, 2022 to January 31, 2023. The change was primarily due to the increase in revenue.

Total. Total gross profit was $334.6 million for the year ended January 31, 2022, $193.4 million for the period from February 1, 2022 to August 15, 2022, and $159.9 million for the period from August 16, 2022 to January 31, 2023. The change was primarily due to increase in our revenue. The gross profit margin was 74% for the year ended January 31, 2022, 70% for the period from February 1, 2022 to August 15, 2022, and 58% for the period from August 16, 2022 to January 31, 2023. The change was primarily the result of amortization expense related to intangible assets acquired in the Take-Private Transaction slightly offset by an increase in services and other profit margin.

Operating Expenses

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
	(in thousands)
Research and development	$119,533	$81,261	$78,223
Sales and marketing	212,868	140,939	201,331
General and administrative	62,477	115,723	51,896

Total operating expenses	$394,878	$337,923	$331,450

Research and Development. Research and development expense was $119.5 million for the year ended January 31, 2022, $81.3 million for the period from February 1, 2022 to August 15, 2022, and $78.2 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by an increase in employee-related costs as a result of higher headcount to support the growth of the business and investments in existing employees. Employee-related costs were $78.8 million for the year ended January 31, 2022, $54.5 million for the period from February 1, 2022 to August 15, 2022, and $48.1 million for the period from August 16, 2022 to January 31, 2023.

In addition, the change was due to higher equity-based compensation as a result of the timing of expense recognition for the cash-settled awards. Equity-based compensation was $16.1 million for the year ended January 31, 2022, $11.2 million for the period from February 1, 2022 to August 15, 2022, and $14.8 million for the period from August 16, 2022 to January 31, 2023.

Sales and Marketing. Sales and marketing expense was $212.9 million for the year ended January 31, 2022, $140.9 million for the period from February 1, 2022 to August 15, 2022, and $201.3 million for the period from August 16, 2022 to January 31, 2023. The change in expense was primarily driven by an increase in intangible asset amortization related to the intangible assets acquired at closing of the Take-Private Transaction, which was $6.3 million for the year ended January 31, 2022, $3.5 million for the period from February 1, 2022 to August 15, 2022, and $69.9 million for the period from August 16, 2022 to January 31, 2023. We recognized amortization expense related to the intangible assets acquired at closing of the Take-Private Transaction for 5.5 months for the period from August 16, 2022 to January 31, 2023.

In addition, the change was driven by higher employee-related costs as a result of higher employee headcount and investments in existing employees. Employee-related costs were $116.7 for the year ended January 31, 2022, $74.5 million for the period from February 1, 2022 to August 15, 2022, and $68.6 million for the period from August 16, 2022 to January 31, 2023.

Also, the change was due to higher equity-based compensation as a result of the timing of expense recognition for the cash-settled awards. Equity-based compensation was $19.2 million for the year ended January 31, 2022, $14.4 million for the period from February 1, 2022 to August 15, 2022, and $21.5 million for the period from August 16, 2022 to January 31, 2023.

General and Administrative. General and administrative expenses was $62.5 million for the year ended January 31, 2022, $115.7 million for the period from February 1, 2022 to August 15, 2022, and $51.9 million for the period from August 16, 2022 to January 31, 2023. The change was primarily due to higher professional service fees, which were $12.2 million for the year ended January 31, 2022, $75.3 million for the period from February 1, 2022 to August 15, 2022, and $14.2 million for the period from August 16, 2022 to January 31, 2023. The higher professional service fees were due to the Take-Private Transaction costs primarily incurred during the period from February 1, 2022 to August 15, 2022 and Thoma Bravo advisory services fees incurred for the period from August 16, 2022 to January 31, 2023.

In addition, the change was due to higher equity-based compensation as a result of the timing of expense recognition for the cash-settled awards. Equity-based compensation was $10.9 million for the year ended January 31, 2022, $9.8 million for the period from February 1, 2022 to August 15, 2022, and $16.8 million for the period from August 16, 2022 to January 31, 2023.

Other Income (Expense), net

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
	(in thousands)
Interest income	$730	$360	$1,933
Interest expense	(2,676)	(1,492)	(74,844)
Other income (expense), net	(821)	(1,873)	(1,278)

Total other income (expense), net	$(2,767)	$(3,005)	$(74,189)

Other expense was $2.8 million for the year ended January 31, 2022, $3.0 million for the period from February 1, 2022 to August 15, 2022, and $74.2 million for the period from August 16, 2022 to January 31, 2023. The change was primarily driven by an increase in interest expense due to our borrowings under the Term Loan.

Income Tax Benefit (Expense)

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023
	(in thousands)
Income tax benefit (expense), net	$(99)	$(1,663)	$62,524

Income tax expense was $0.1 million for the year ended January 31, 2022 and $1.7 million for the period from February 1, 2022 to August 15, 2022, and income tax benefit was $62.5 million for the period from August 16, 2022 to January 31, 2023. The change in the effective tax rate was primarily driven by the tax impact of the Take-Private Transaction.

Results of Operations for the Nine Months Ended October 31, 2023 and October 31, 2024

The following table sets forth our unaudited condensed consolidated statements of operations for the periods presented:

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Revenue
Subscription	$438,542	$569,540
Perpetual licenses	5,100	360
Services and other	53,223	51,590

Total revenue	496,865	621,490
Cost of revenue
Subscription (1)(2)	150,236	174,174
Perpetual licenses (2)	2,063	121
Services and other (1)	51,364	51,089

Total cost of revenue	203,663	225,384

Gross profit	293,202	396,106
Operating expenses
Research and development (1)(2)	134,845	124,274
Sales and marketing (1)(2)	338,350	350,038
General and administrative (1)	87,508	80,314

Total operating expenses	560,703	554,626

Loss from operations	(267,501)	(158,520)
Other income (expense), net
Interest income	8,031	3,615
Interest expense	(139,490)	(140,125)
Other (expense), net	(2,335)	(3,199)

Total other income (expense), net	(133,794)	(139,709)

Loss before income taxes	(401,295)	(298,229)
Income tax benefit	93,191	62,503

Net loss	$(308,104)	$(235,726)

Class A yield	$(431,512)	$(472,439)

Net loss attributable to Class B unitholders	$(739,616)	$(708,165)

Loss per unit attributable to Class B unitholders - basic and diluted	$(9.19)	$(8.56)

Weighted average Class B Units outstanding - basic and diluted	80,441	82,687

(1)	Includes equity-based compensation as follows (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
Cost of revenue
Subscription	$5,284	$5,120
Services and other	4,381	4,854
Operating expenses
Research and development	23,062	17,283
Sales and marketing	40,756	26,481
General and administrative	30,748	18,456

Total equity-based compensation expense	$104,231	$72,194

(2)	Includes amortization expense of acquired intangible assets as follows (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
Cost of revenue
Subscription	$75,154	$77,466
Perpetual licenses	1,994	121
Operating expenses
Research and development	—	285
Sales and marketing	115,536	102,827

Total	$192,684	$180,699

Comparison of the Nine Months Ended October 31, 2023 and October 31, 2024

Revenue

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
SaaS	$220,045	$320,540
Maintenance	116,480	115,676
Term subscriptions	94,270	118,616
Other subscription services	7,747	14,708

Total subscription	438,542	569,540
Perpetual licenses	5,100	360
Services and other	53,223	51,590

Total revenue	$496,865	$621,490

Subscription Revenue. Subscription revenue was $438.5 million for the nine months ended October 31, 2023 and $569.5 million for the nine months ended October 31, 2024. The change was primarily driven by an increase in SaaS revenue and term subscription revenue due to our focus on selling subscriptions to new and existing customers.

Perpetual License Revenue. Perpetual license revenue was $5.1 million for the nine months ended October 31, 2023 and $0.4 million for the nine months ended October 31, 2024. The change was primarily due to our emphasis on transitioning our sales effort from perpetual license solutions to subscriptions.

Services and Other Revenue. Services and other revenue was $53.2 million for the nine months ended October 31, 2023 and $51.6 million for the nine months ended October 31, 2024. The change was primarily due to a shift toward selling a higher proportion of professional services and training on a subscription basis.

Cost of Revenue

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Subscription	$150,236	$174,174
Perpetual licenses	2,063	121
Services and other	51,364	51,089

Total cost of revenue	$203,663	$225,384

Cost of Subscription Revenue. Cost of subscription revenue was $150.2 million for the nine months ended October 31, 2023 and $174.2 million for the nine months ended October 31, 2024. The change was primarily due to an increase in software and hosting costs of $15.3 million, primarily related to an increase in sales of SaaS subscriptions, and an increase in employee-related costs of $4.7 million, primarily due to increases in headcount and investments in existing employees to support the growth in the business.

Cost of Perpetual Licenses. Cost of perpetual licenses was $2.1 million for the nine months ended October 31, 2023 and $0.1 million for the nine months ended October 31, 2024. The change was primarily due to a decrease in our perpetual license revenue.

Cost of Services and Other. Cost of services and other was $51.4 million for the nine months ended October 31, 2023 and $51.1 million for the nine months ended October 31, 2024. The cost of services and other revenue remained consistent with the prior period.

Gross Profit and Gross Profit Margin

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Subscription	$288,306	$395,366
Perpetual licenses	3,037	239
Services and other	1,859	501

Total gross profit	$293,202	$396,106

	Nine Months Ended
	October 31, 2023	October 31, 2024
Subscription	66%	69%
Perpetual licenses	60	66
Services and other	3	1

Total gross profit margin	59%	64%

Subscription. Subscription gross profit was $288.3 million for the nine months ended October 31, 2023 and $395.4 million for the nine months ended October 31, 2024. The change was primarily due to the growth in subscriptions. Subscription gross margin was 66% for the nine months ended October 31, 2023 and 69% for the nine months ended October 31, 2024. The change was primarily due to the increased subscription revenue.

Perpetual Licenses. Perpetual license gross profit was $3.0 million the nine months ended October 31, 2023 and $0.2 million for the nine months ended October 31, 2024. The change was primarily due to our selling subscription-based products as compared to perpetual licenses. Perpetual license gross profit margin was 60% for the nine months ended October 31, 2023 and 66% for the nine months ended October 31, 2024.

Services and Other. Services and other gross profit was $1.9 million for the nine months ended October 31, 2023 and $0.5 million for the nine months ended October 31, 2024. The change was primarily due to shift toward selling a higher proportion of professional services and training on a subscription basis. Services and other gross profit margin was 3% for the nine months ended October 31, 2023 and 1% for the nine months ended October 31, 2024. The change was primarily due to the decrease in services and other revenue.

Total. Total gross profit was $293.2 million the nine months ended October 31, 2023 and $396.1 million for the nine months ended October 31, 2024. The change was primarily due to the growth in total revenue. Total gross profit margin was 59% for the nine months ended October 31, 2023 and 64% for the nine months ended October 31, 2024. The change was primarily due to the increased subscription revenue.

Operating Expenses

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Research and development	$134,845	$124,274
Sales and marketing	338,350	350,038
General and administrative	87,508	80,314

Total operating expenses	$560,703	$554,626

Research and Development. Research and development expense was $134.8 million for the nine months ended October 31, 2023 and $124.3 million for the nine months ended October 31, 2024. This change was primarily driven by a $8.1 million decrease in employee-based costs due mainly to the capitalization of internal-use software development costs and a $6.2 million decrease in equity-based compensation as a greater number of cash-settled awards are now fully vested. The decrease was partially offset by a $2.1 million increase in professional service fees and a $1.1 million increase in software and hosting costs.

Sales and Marketing. Sales and marketing expense was $338.4 million for the nine months ended October 31, 2023 and $350.0 million for the nine months ended October 31, 2024. The change in expense was primarily driven by a $31.6 million increase in employee-based costs to support increased penetration into our existing customer base and expansion into new industry verticals and geographic markets, a $4.3 million increase in advertising and promotion costs, and a $2.7 million increase in travel expenses. The increase was partially offset by a $15.1 million decrease in equity-based compensation as a greater number of cash-settled awards are now fully vested and a $12.7 million decrease in intangible amortization attributable to certain intangible assets acquired in the Take-Private Transaction reaching full amortization.

General and Administrative. General and administrative expense was $87.5 million for the nine months ended October 31, 2023 and $80.3 million for the nine months ended October 31, 2024. The change was primarily driven by a $12.6 million decrease in equity-based compensation as a greater number of cash-settled awards are now fully vested. This decrease was partially offset by a $1.2 million increase in employee-related costs due to higher headcount and increased investments in existing employees, and a $2.3 million increase in professional service fees.

Other Income (Expense), Net

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Interest income	$8,031	$3,615
Interest expense	(139,490)	(140,125)
Other income (expense), net	(2,335)	(3,199)

Total other income (expense), net	$(133,794)	$(139,709)

Other expense was $133.8 million for the nine months ended October 31, 2023 and $139.7 million for the nine months ended October 31, 2024. The change was primarily driven by a decrease in interest income due to a reduction in our cash and cash equivalents.

Income Tax Benefit

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Income tax benefit	$93,191	$62,503

Income tax benefit was $93.2 million for the nine months ended October 31, 2023 and $62.5 million for the nine months ended October 31, 2024. The effective tax rate for the nine months ended October 31, 2023 was 23.2%, compared to 21.0% for the nine months ended October 31, 2024. The primary driver for the difference in the rates from the prior-year period to the current-year period is related to discrete tax expense recognized for the US return-to-provision adjustments in the current period.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly statement of operations data for each of the eight fiscal quarters ended October 31, 2024. The information for each of these quarters has been prepared in accordance with GAAP on the same basis as our audited historical consolidated financial information included elsewhere in this prospectus and includes normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. These quarterly results are not necessarily indicative of our results of operations to be expected for any future period.

	Three Months Ended (Unaudited)
($in thousands)	January 31, 2023	April 30, 2023	July 31, 2023	October 31, 2023	January 31, 2024	April 30, 2024	July 31, 2024	October 31, 2024
Revenue
Subscription	$137,934	$132,015	$143,907	$162,620	$184,288	$170,092	$181,811	$217,637
Perpetual licenses	6,133	2,702	2,170	228	742	69	22	269
Services and other	16,877	17,509	17,405	18,309	17,677	17,495	16,742	17,353

Total revenue	160,944	152,226	163,482	181,157	202,707	187,656	198,575	235,259
Cost of revenue
Subscription	46,260	48,330	50,093	51,813	54,817	55,120	58,488	60,566
Perpetual licenses	1,554	1,157	845	61	164	60	46	15
Services and other	14,145	16,846	17,445	17,073	17,991	16,986	16,728	17,375

Total cost of revenue	61,959	66,333	68,383	68,947	72,972	72,166	75,262	77,956

Gross profit	98,985	85,893	95,099	112,210	129,735	115,490	123,313	157,303
Operating expenses
Research and development	36,821	43,830	46,864	44,151	45,933	41,917	43,108	39,249
Sales and marketing	109,002	107,517	113,654	117,179	122,837	114,887	119,565	115,586
General and administrative	24,236	25,652	29,728	32,128	26,193	26,879	26,470	26,965

Total operating expenses	170,059	176,999	190,246	193,458	194,963	183,683	189,143	181,800

Loss from operations	(71,074)	(91,106)	(95,147)	(81,248)	(65,228)	(68,193)	(65,830)	(24,497)
Other income (expense), net
Interest income	1,330	834	3,863	3,334	2,627	1,975	1,078	562
Interest expense	(44,231)	(44,088)	(47,256)	(48,146)	(47,569)	(46,239)	(47,317)	(46,569)
Other income (expense), net	214	130	(600)	(1,865)	(884)	(1,190)	(1,148)	(861)

Total other income (expense), net	(42,687)	(43,124)	(43,993)	(46,677)	(45,826)	(45,454)	(47,387)	(46,868)

Loss before income taxes	(113,761)	(134,230)	(139,140)	(127,925)	(111,054)	(113,647)	(113,217)	(71,365)
Income tax benefit (expense)	28,674	30,297	31,343	31,551	23,791	24,471	26,087	11,945

Net loss	$(85,087)	$(103,933)	$(107,797)	$(96,374)	$(87,263)	$(89,176)	$(87,130)	$(59,420)

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use certain “non-GAAP financial measures” to clarify and enhance our understanding of past performance.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry because they may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. In particular, interest expense, which is excluded from adjusted income from operations, has been and will continue to be a significant recurring expense in our business for the foreseeable future. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below and not to rely on any single financial measure to evaluate our business.

We believe excluding items that neither relate to the ordinary course of business nor reflect our underlying business performance, such as equity-based compensation, the amortization of acquired intangible assets, and acquisition-related expenses related to this offering, enables management and investors to compare our underlying business performance from period-to-period. Accordingly, we believe these adjustments facilitate a useful evaluation of our current operating performance and comparison to our past operating performance and provide investors with additional means to evaluate cost and expense trends. In addition, we also believe these adjustments enhance comparability of our financial performance against those of other technology companies.

We believe that the exclusion of equity-based compensation expense is appropriate because it eliminates the impact of non-cash expenses for equity-based compensation costs that are based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly due to factors that are unrelated to our core operating performance and that can be outside of our control. Although we exclude equity-based compensation expenses from our non-GAAP measures, equity compensation has been, and will continue to be, an important part of our future compensation strategy and a significant component of our future expenses and may increase in future periods.

We exclude amortization charges for our acquisition-related intangible assets and impairment of intangible assets for purposes of calculating certain non-GAAP measures to eliminate the impact of these non-cash charges that are inconsistent in size and are significantly impacted by our Take-Private Transaction.

We believe that the exclusion of acquisition-related expenses is appropriate as they represent items that management believes are not indicative of our ongoing operating performance. These expenses are primarily composed of legal, accounting, and professional fees incurred that are not capitalizable and that are included within general and administrative expenses.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define adjusted gross profit and adjusted gross profit margin as excluding equity-based compensation expense, amortization of acquired intangible assets, impairment of intangible assets, acquisition related expenses (credits), Thoma Bravo monitoring fees (which are annual service-fees as described in Note 11 “Related Party Transactions” in the notes to our consolidated financial statements appearing elsewhere in this prospectus that are expected to terminate upon the consummation of this offering), and restructuring expenses.

The following table reflects the reconciliation of adjusted gross profit to gross profit and adjusted gross profit margin to gross profit margin:

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
					October 31, 2023	October 31, 2024
			(in thousands, except percentages)
GAAP gross profit	$334,587	$193,352	$159,856	$422,937	$293,202	$396,106
GAAP gross profit margin	74%	70%	58%	60%	59%	64%
Equity-based compensation expense	7,698	4,167	6,020	12,447	9,665	9,974
Amortization of acquired intangible assets	9,478	5,165	45,805	102,967	77,148	77,587
Impairment of intangible assets	744	—	—	—	—	—
Acquisition-related expenses and Thoma Bravo monitoring fees	—	—	—	58	—	—
Restructuring	—	—	262	94	88	—

Adjusted gross profit	$352,507	$202,684	$211,943	$538,503	$380,103	$483,667
Adjusted gross profit margin	78%	73%	77%	77%	77%	78%

Our adjusted gross profit margin (adjusted gross profit as a percentage of revenue) has remained generally consistent in recent periods and reflects the high value-added nature of our offerings. Our adjusted gross profit margin may decrease in the short term as we transition to generating more revenue from our SaaS offering, for which we incur hosting costs.

Adjusted Subscription Gross Profit and Adjusted Subscription Gross Profit Margin

We define adjusted subscription gross profit and adjusted subscription gross profit margin as excluding equity-based compensation expense, amortization of acquired intangible assets, impairment of intangible assets, acquisition related expenses (credits), Thoma Bravo monitoring fees (which are annual service-fees as described in Note 11 “Related Party Transactions” in the notes to our consolidated financial statements appearing elsewhere in this prospectus that are expected to terminate upon the consummation of this offering), and restructuring expenses.

The following table reflects the reconciliation of adjusted subscription gross profit to subscription gross profit and adjusted subscription gross profit margin to subscription gross profit margin:

	Predecessor		Successor
Adjusted Subscription Gross Profit	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
					October 31, 2023	October 31, 2024
	(in thousands, except percentages)
GAAP subscription gross profit	$276,122	$177,958	$148,003	$417,777	$288,306	$395,366
GAAP subscription gross profit margin	81%	78%	64%	67%	66%	69%
Equity-based compensation expense	3,871	2,246	3,276	6,675	5,284	5,120
Amortization of acquired intangible assets	7,660	4,603	42,422	100,820	75,154	77,466
Acquisition-related expenses and Thoma Bravo monitoring fees	—	—	—	58	—	—
Restructuring	—	—	175	85	79	—

Adjusted subscription gross profit	$287,653	$184,807	$193,876	$525,415	$368,823	$477,952
Adjusted subscription gross profit margin	85%	81%	83%	84%	84%	84%

Our adjusted subscription gross profit margin (adjusted subscription gross profit as a percentage of subscription revenue) has remained generally consistent in recent periods and reflects the high value-added nature of our offerings. Our adjusted subscription gross profit margin is expected to decrease in the short term as we transition to generating more revenue from our SaaS offering, for which we incur hosting costs.

Adjusted Income from Operations and Adjusted Operating Margin

We define adjusted income from operations as income (loss) from operations excluding equity-based compensation expense, amortization of acquired intangible assets which includes impairment charges, impairment of intangible assets, acquisition-related expenses, amortization related to acquired contract acquisition costs, Thoma Bravo monitoring fees (which are annual service-fees for consultation and advice related to corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings as described in Note 11 “Related Party Transactions” in the notes to our consolidated financial statements appearing elsewhere in this prospectus that are expected to terminate upon the consummation of this offering), and restructuring expenses. The Thoma Bravo monitoring fees were incurred pursuant to the Advisory Services Agreement (described in “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements and Transactions Related to the Take-Private Transaction”), which will be terminated in connection with this offering. We do not expect to receive similar services in the future or enter into a similar arrangement again in the future.

The following table reflects the reconciliation of adjusted income (loss) from operations to operating income (loss):

	Predecessor				Successor
	Year Ended January 31, 2022		February 1, 2022 to August 15, 2022		August 16, 2022 to January 31, 2023	Year Ended January 31, 2024	Nine Months Ended
							October 31, 2023	October 31, 2024
	(In thousands, except percentages)
GAAP income (loss) from operations	$(60,291)		$(144,571)		$(171,594)	$(332,729)	$(267,501)	$(158,520)
GAAP income (loss) from operations margin	(13%	)	(52%	)	(62% )	(48% )	(54% )	(26% )
Amortization related to acquired contract acquisition costs(1)	—		—		(12,819)	(28,461)	(21,540)	(19,655)
Equity-based compensation expense	53,885		39,554		59,033	134,819	104,231	72,194
Amortization of acquired intangible assets	16,368		9,058		115,687	257,029	192,684	180,699
Impairment of intangible assets	744		—		—	—	—	—
Acquisition-related expenses and Thoma Bravo monitoring fees	2,177		76,871		10,598	20,051	15,009	12,390
Restructuring	—		—		7,508	3,541	3,559	—

Adjusted income (loss) from operations	$12,883		$(19,088)		$8,413	$54,250	$26,442	$87,108
Adjusted operating margin	3%		(7%	)	3%	8%	5%	14%

(1)

In accordance with U.S. GAAP reporting requirements, the Company has written off its contract acquisition costs at the time of the Take-Private Transaction. Therefore, U.S. GAAP commissions expense related to contract acquisition costs after the Take-Private Transaction will not reflect the commissions expense that would have been reported if the contract acquisition costs were not written off. Accordingly, the Company believes that presenting the approximate amount of acquisition-related commission expenses (so that the full amount of commission expense is included) provides a more appropriate representation of commission expense in a given period and, therefore, provides readers of the Company’s financial statements with a more consistent basis for comparison across accounting periods.

Our adjusted operating margin increased in the year ended January 31, 2024 compared to prior periods, primarily due to the growth in our overall business and increased operating leverage. Our adjusted operating margin increased in the nine months ended October 31, 2023 compared to the nine months ended October 31, 2024, primarily due to the growth in our overall business and increased operating leverage.

Liquidity and Capital Resources

Since the inception of SailPoint Parent, LP, our primary sources of liquidity are cash flows from operations, issuance of Class A Units, Class B Units, and debt financing. Our primary uses of liquidity are contractual interest payments related to our Term Loan, operating expenses, working capital requirements, and capital expenditures. In November 2024, we drew $25.0 million on our Revolving Credit Facility in preparation for a business acquisition with the remainder for general corporate purposes. The acquisition was completed in December 2024. In December 2024, we issued Class A Units and Class B Units to Thoma Bravo for an aggregate purchase price of $600 million, and in January 2025, upon exercise of their preemptive rights pursuant to our partnership agreement, we issued Class A Units and Class B Units to certain of our directors and other equityholders for an aggregate purchase price of approximately $0.3 million. We used $550 million and

$25 million of such proceeds to repay a portion of the borrowings outstanding under our Term Loan and Revolving Credit Facility, respectively, in December 2024 and plan to use the remainder for general corporate purposes.

Cash flows from operations have been historically negative as we continue to develop and expand our products and services and increase our sales and marketing efforts. Although we may have quarterly results where cash flows from operations are positive due to timing of license renewals or other factors, we expect to continue to incur cash flow outflow in the foreseeable future.

As of October 31, 2024, our principal source of liquidity was cash and cash equivalents totaling $68.2 million and our Revolving Credit Facility as described further below. We have restricted cash of $6.9 million as of October 31, 2024, primarily related to a letter of credit for one of our leases.

We believe our existing cash and cash equivalents and amounts available under our Credit Facility will be sufficient to meet our liquidity, capital expenditures, and anticipated working capital requirements to fund our operations for at least the next 12 months.

Our future capital requirements will depend on many factors, including but not limited to our obligation to repay any balance under our Term Loan and Revolving Credit Facility, our ability to meet the covenants of the Term Loan, our revenue growth rate, timing of cash receipt and payments, and the timing and extent of spending to support strategic initiatives. We may also enter into arrangements to acquire or invest in complementary businesses, services, and technologies.

We did not have any material off-balance sheet arrangements during the periods presented or as of October 31, 2024.

Credit Facilities

On August 16, 2022, we entered into a new Credit Agreement, which provides for (i) a six-year $125.0 million senior secured Revolving Credit Facility, including a letter of credit sub-facility of up to $5.0 million and (ii) a seven-year $1.59 billion Term Loan, and together they comprise our Credit Facilities. The proceeds from the Term Loan were used to finance a portion of the purchase consideration and fees and expenses relating to the Take-Private Transaction, the establishment of the Credit Agreement, and for working capital and general corporate purposes. Borrowing under the Revolving Credit Facility may be used to provide ongoing working capital as well as for other general corporate purposes of the Company. As of October 31, 2024, we had $1.59 billion of a principal balance outstanding under our Term Loan, and we have not used any funds available from the Revolving Credit Facility.

On November 8, 2024, we drew $25.0 million on our Revolving Credit Facility in preparation for a business acquisition. As a result, $100.0 million is available to be drawn on the Revolving Credit Facility.

On December 23, 2024, we entered into a purchase agreement with Thoma Bravo, pursuant to which Thoma Bravo purchased approximately 36,548,286.44 Class A Units and approximately 7,984,676.29 Class B Units for an aggregate purchase price of $600.0 million. In connection with Thoma Bravo’s purchase, certain of our directors and other equityholders exercised their preemptive rights under our partnership agreement and purchased a total of approximately 19,567.57 Class A Units and approximately 4,274.91 Class B Units for an aggregate purchase price of approximately $0.3 million. We used $575 million of the proceeds from such to repay $550 million and $25 million of the Term Loan and Revolving Credit Facility, respectively and plan to use the remainder for general corporate purposes.

Borrowings under the Term Loan initially bore interest at an Adjusted Term Secured Overnight Financing Rate (“SOFR”) determined by reference to the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York, plus a credit spread adjustment for interest periods of one month, three months, and six months, respectively, plus in each case, 6.25%. From and after the delivery by us to the administrative agent for the Credit Agreement of financial statements for the first fiscal quarter ended after the effective date of the Credit Agreement, the applicable margin over the Adjusted Term SOFR for the Term Loan was in the range of 6.00% and 6.25% based on a pricing grid as determined by reference to the applicable Annual Recurring Revenue Net Leverage Ratio (as defined in the Credit Agreement) for the most recent four fiscal quarter period for which financial statements have been delivered. The interest rate on our Term Loan as of October 31, 2024 was 11.10% based on the Adjusted Term SOFR for a three-month interest period.

We are required to pay a commitment fee on any unused portion of the Revolving Credit Facility at a rate of 0.50% per annum. We also pay customary letter of credit fees, including a fronting fee equal to 0.25% per annum of the dollar equivalent of the maximum amount available to be drawn under all outstanding letters of credit, as well as customary issuance and administration fees. We may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility at any time without a premium or a penalty.

The Credit Agreement contains covenants that, among other things and subject to certain exceptions and qualifications, restrict our ability and the ability of certain of our subsidiaries to incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; pay dividends and make other distributions or repurchase stock; make certain investments; create or incur liens; sell assets; create restrictions affecting the ability of restricted subsidiaries to make distributions, loans, or advances or transfer assets to the Company or the restricted subsidiaries; enter into certain transactions with our affiliates; designate restricted subsidiaries as unrestricted subsidiaries; and merge, consolidate, transfer or sell all or substantially all of our assets. The Company is subject to quarterly financial covenants relating to maintaining a minimum liquidity and Annual Recurring Revenue Ratio (as defined in the Credit Agreement). The Company was in compliance with all applicable covenants as of October 31, 2024 and for each period presented herein.

Obligations outstanding under the Credit Agreement are secured by perfected first priority pledges of and security interests in (i) the equity interests of the Company held by its direct parent and (ii) substantially all of the assets of the Company and each subsidiary guarantor (subject to customary exceptions as more fully described in the Credit Agreement), including equity interests of each subsidiary guarantor under the Credit Agreement.

Cash Flows for Fiscal 2022 (Predecessor), the Period from February 1, 2022 to August 15, 2022 (Predecessor), the Period from August 16, 2022 to January 31, 2023 (Successor), and Fiscal 2024

The following table presents a summary of our consolidated cash flows from operating, investing, and financing activities for the periods indicated.

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
	(in thousands)
Net cash used in operating activities	$(8,854)	$(51,516)	$(269,282)	$(250,354)
Net cash used in investing activities	(74,951)	(5,286)	(5,826,340)	(12,664)
Net cash provided by financing activities	1,468	6,726	6,526,676	50,432

Net (decrease) increase in cash	$(82,337)	$(50,076)	$431,054	$(212,586)

Operating Activities

Predecessor

For the year ended January 31, 2022, net cash used in operating activities was $8.9 million, which resulted from net loss of $63.2 million, adjusted for non-cash charges of $100.1 million, and net cash outflow of

$45.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of equity-based compensation expense of $53.9 million, depreciation and amortization expense of $22.8 million, amortization of contract acquisition costs of $21.0 million, and provision for credit losses of $3.0 million, offset by a change in deferred taxes of $3.4 million. The net cash outflow from changes in operating assets and liabilities was primarily driven by an increase in contract acquisition costs of $61.3 million due to an increase in our sales, an increase in accounts receivable of $45.1 million, and an increase in contract assets of $27.5 million primarily due to growth in our revenue and the timing of invoices and payments. The outflows were offset by an increase in deferred revenue of $59.0 million as a result of the growth in our sales and the timing of invoices, and an increase in accrued expenses and other liabilities of $25.5 million and in accounts payable of $6.2 million as a result of higher operating expenses to support our growth and timing of vendor invoices and payments.

For the period from February 1, 2022 to August 15, 2022, net cash used in operating activities was $51.5 million, which resulted from net loss of $149.2 million, adjusted for non-cash charges of $68.5 million and net cash inflows of $29.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of equity-based compensation expense of $39.6 million, amortization of contract acquisition costs of $16.2 million, and depreciation and amortization expense of $12.4 million. The net cash inflow from changes in operating assets and liabilities was primarily driven by an increase in accrued expenses and other liabilities of $43.7 million and in accounts payable of $4.5 million as a result of additional operating expenses to support our growth and timing of vendor invoices and payments, and a decrease in accounts receivable of $14.9 million and an increase in deferred revenue of $4.5 million as a result of the timing of invoices and payments. The inflows were offset by an increase in contract acquisition costs of $23.1 million due to an increase in our sales, an increase in contract assets of $5.4 million as a result of the growth in our revenue and the timing of invoices and payments, and an increase in prepayments and other current assets of $8.6 million due to timing of payments.

Successor

For the period from August 16, 2022 to January 31, 2022, net cash used in operating activities was $269.3 million, which resulted from net loss of $183.3 million, adjusted for non-cash charges of $61.1 million, and net cash outflows of $147.2 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization expense of $118.8 million and amortization of contract acquisition costs of $2.8 million, offset by a change in deferred taxes of $64.9 million. The net cash outflow from changes in operating assets and liabilities was primarily driven by an increase in accounts receivable of $36.0 million and an increase in contract assets of $3.2 million due to the growth in our revenue and the timing of invoices and payments, an increase in contract acquisition costs of $32.9 million due to an increase in our sales, and a decrease in accrued expenses and other liabilities of $115.6 million and in accounts payable of $9.3 million as a result of the payments associated with the Take-Private Transaction and the timing of vendor invoices and other payments. The outflows were offset by an increase in deferred revenue of $53.1 million as a result of the growth in our sales and the timing of invoices.

For the year ended January 31, 2024, net cash used in operating activities was $250.4 million, which resulted from net loss of $395.4 million, adjusted for non-cash charges of $193.6 million and net cash outflows of $48.5 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of depreciation and amortization expense of $263.6 million, equity-based compensation expense of $37.5 million, amortization of contract acquisition costs of $11.5 million, and amortization of debt discount and issuance costs of $4.2 million, offset by a change in deferred taxes of $124.9 million. The net cash outflow from changes in operating assets and liabilities was primarily driven by an increase in contract acquisition costs of $61.7 million due to an increase in our sales, and an increase in accounts receivable of $57.4 million and an increase in contract assets of $21.1 million as a result of the growth in our revenue and the timing of invoices and payments. These outflows were offset by an increase in deferred revenue of $65.2 million as a result of the growth in our sales and the timing of invoices, and an increase in accrued expenses and other liabilities of $22.6 million and in accounts payable of $4.2 million as a result of higher expenditures to support our growth and the timing of vendor invoices and payments.

Investing Activities

Predecessor

Cash used in investing activities for the year ended January 31, 2022 was $75.0 million, primarily consisting of $71.0 million cash paid for business acquisitions, and $4.0 million for the purchase of property and equipment.

Cash used in investing activities for the period February 1, 2022 to August 15, 2022 was $5.3 million, primarily due to the purchase of property and equipment.

Successor

Cash used in investing activities for the period August 16, 2022 to January 31, 2023 was $5.8 billion, primarily consisting of $5.8 billion used for the Take-Private Transaction and the acquisition of SecZetta Inc.

Cash used in investing activities for the year ended January 31, 2024 was $12.7 million, primarily consisting of $8.2 million used for a business acquisition and $2.6 million for the purchase of property and equipment.

Financing Activities

Predecessor

Cash provided by financing activities for the year ended January 31, 2022 was $1.5 million, reflecting $10.1 million of proceeds from the employee stock purchase plan and $7.6 million of proceeds from the exercise of stock options, offset by the payments of $10.2 million for the partial conversion of convertible senior notes and payments of $6.1 million for taxes related to net share settled restricted stock units.

Cash provided by financing activities for the period February 1, 2022 to August 15, 2022 was $6.7 million, reflecting $5.4 million of proceeds from the employee stock purchase plan and $2.8 million of proceeds from the exercise of stock options, offset by the payments of $1.5 million for taxes related to net share settled restricted stock units.

Successor

Cash provided by financing activities for the period August 16, 2022 to January 31, 2023 was $6.5 billion, reflecting $5.8 billion of proceeds from the issuance of Class A Units and B Units, $1.59 billion of proceeds from the issuance of the Term Loan, and $111.4 million of receipts for the settlement of the capped calls, offset by $903.9 million for the repayment of the Notes and $33.1 million for the payment of debt issuance costs on the Term Loan.

Cash provided by financing activities for the year ended January 31, 2024 was $50.4 million, reflecting $51.7 million of proceeds from the issuance of Class A Units and B Units, offset by $1.3 million for the repurchase of Class A Units and B Units.

Cash Flows for the Nine Months Ended October 31, 2023 and October 31, 2024

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated:

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands)
Net cash used in operating activities	$(197,986)	$(120,185)
Net cash used in investing activities	(10,110)	(16,281)
Net cash provided by (used in) financing activities	50,506	(6,950)

Net decrease in cash, cash equivalents and restricted cash	$(157,590)	$(143,416)

Operating Activities

For the nine months ended October 31, 2023, net cash used in operating activities was $198.0 million, which resulted from net loss of $308.1 million, adjusted for non-cash charges of $141.1 million and a net cash outflow of $31.0 million from changes in operating assets and liabilities. Non-cash charges primarily comprised of depreciation and amortization expense of $197.7 million, equity-based compensation expense of $28.6 million, amortization of contract acquisition costs of $7.4 million, and amortization of debt issuance costs of $3.1 million, offset by a change in deferred taxes of $97.5 million. The net cash outflow from changes in operating assets and liabilities was primarily driven by an increase in contract acquisition costs of $38.2 million due to an increase in our sales, an increase in accounts receivable of $26.0 million due to the timing of receipts of payments from customers, and an increase in contract assets of $15.6 million primarily due to growth in our revenue and the timing of invoices and payments. The outflows were offset by an increase in deferred revenue of $36.1 million due to the timing of billings and cash received in advance of revenue recognition primarily for subscription and support services, a decrease in prepayments and other current assets of $7.1 due primarily to timing of payments related mainly to software maintenance and support and an increase in accrued expenses and other liabilities of $2.7 million and in accounts payable of $3.3 million as a result of higher operating expenses to support our growth and timing of vendor invoices and payments.

For the nine months ended October 31, 2024, net cash used in operating activities was $120.2 million, which resulted from net loss of $235.7 million, adjusted for non-cash charges of $156.7 million and net cash outflow of $41.2 million from changes in operating assets and liabilities. Non-cash charges primarily comprised of depreciation and amortization expense of $185.6 million, equity-based compensation expense of $24.0 million, amortization of contract acquisition costs of $17.3 million, and amortization of debt issuance costs of $3.3 million, offset by a change in deferred taxes of $75.2 million. The net cash outflow from changes in operating assets and liabilities was primarily driven by an increase in contract acquisition costs of $41.2 million due to an increase in our sales, an increase in contract assets of $12.1 million primarily due to growth in our revenue and the timing of invoices and payments, an increase in other non-current assets of $4.0 million primarily due to the implementation of cloud computing arrangements, and a decrease in deferred revenue of $3.0 million due to the timing of billings and cash received in advance of revenue recognition primarily for subscription and support services. The outflows were offset by an increase in accrued expenses and other liabilities of $12.8 million and in accounts payable of $3.3 million as a result of higher operating expenses to support our growth and timing of vendor invoices and payments.

Cash Flows from Investing Activities

Cash used in investing activities for the nine months ended October 31, 2023 was $10.1 million, primarily consisting of $8.2 million for business acquisitions and $1.9 million for the purchase of property and equipment.

Cash used in investing activities for the nine months ended October 31, 2024 was $16.3 million, primarily consisting of $7.8 million for capitalized software development costs, $4.7 million for business acquisitions and $3.8 million for the purchase of property and equipment.

Cash Flows from Financing Activities

Cash provided by financing activities for the nine months ended October 31, 2023 was $50.5 million, reflecting $51.7 million of proceeds from the issuance of Class A Units and B Units, offset by $1.2 million for the repurchase of Class A Units and B Units.

Cash used in financing activities for the nine months ended October 31, 2024 was $7.0 million, primarily consisting of $5.9 million for the repurchase of Class A Units and B Units and $1.1 million for the payment of deferred offering costs.

Material Cash Commitments

Under the Credit Facilities, the principal amount of the Term Loan of $1.59 billion is due in August 2029, and we have no repayment obligations due in the next 12 months. In the next 12 months, interest payments that relate to the Term Loan are estimated to be approximately $176.5 million, based on the interest rate of 11.10% as of October 31, 2024. After the next 12 months, interest payments are required until the Term Loan is repaid and will be based on the interest rate during the applicable period.

As of October 31, 2024, we had in aggregate $269.8 million in contractual purchase commitments associated with agreements that are enforceable and legally binding, of which $128.4 million are due within the next 12 months. Included in the aggregate contractual purchase commitments is the remaining commitment with a cloud storage provider that has a term of July 2023 through June 2028. In June 2023, we entered into a contract with a cloud hosting provider and under the terms of the agreement we are committed to spend $54.0 million, $59.0 million, $62.0 million, $65.0 million, and $67.5 million in contract years one, two, three, four, and five, respectively, for a total of $307.5 million. If we do not meet the minimum purchase obligation during any of those years, we are required to pay the difference. As of October 31, 2024, we spent $54.0 million of the first-year commitment and $28.2 million of the second year commitment.

As of October 31, 2024, we had in aggregate $28.3 million in future minimum lease payments for operating lease obligations, of which $6.2 million are due within the next 12 months.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and related disclosures. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from those estimates. We evaluate our assumptions, judgments, and estimates on a regular basis. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective, or complex judgments by management. The critical accounting estimates, assumptions, and judgments that we believe to have the most significant impact on our consolidated financial statements are described below. This discussion is provided to supplement the descriptions of our accounting policies contained in Note 1 “Description of Business and Summary of Significant Accounting Policies” in the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Revenue Recognition

Revenue consists of fees for SaaS subscriptions, term, and perpetual licenses for our software products, post-contract customer support, and other subscription services and professional services including training and other revenue. Subscription, including support for term and perpetual licenses, is recognized ratably over the term of the applicable agreement. Revenue related to term and perpetual license performance obligations is generally recognized upfront at the point in time when the customer has taken control of the software license. Revenue related to professional services is recognized as the services are rendered. The majority of our contracts with customers include various combinations of licenses, subscriptions, and professional services. Therefore, significant judgement is required to determine whether products and services are considered distinct performance obligations that should be accounted for separately or as a combined performance obligation.

We allocate the transaction price to each performance obligation in the contract on a relative standalone selling price (“SSP”) basis. Judgment is required to determine the SSP for each distinct performance obligation.

We typically determine SSP based on observable prices for performance obligations when sold separately. When standalone sales and pricing information are not available, we estimate SSP based on pricing objectives, market conditions, and other factors, including customer size and geography, and product and service specific factors. We review the estimated SSP for our performance obligations periodically and update the estimates, if needed, to ensure that the methodology utilized reflects updated inputs such as observable prices and assumptions.

Business Combinations

We account for business combinations in accordance with the acquisition method of accounting. We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated acquisition-date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

Determining the fair value of the identifiable intangible assets requires management to make significant estimates and assumptions. We generally valued the identified intangible assets using an income or cost approach. Significant estimates in valuing certain intangible assets may include, but are not limited to, estimating future cash flows from the intangible assets and discount rates.

In addition, estimating the useful life of an intangible asset requires judgment. We determine useful life after analyzing all pertinent factors which include the period over which an intangible asset will contribute directly or indirectly to our cash flows and the expected use of the asset.

Recoverability of Goodwill and Long-Lived Assets

Goodwill is tested for impairment annually, or more often if and when events or circumstances indicate that an impairment may exist. We perform the annual impairment test in the fourth quarter of each fiscal year. The process of evaluating the potential impairment is highly subjective and requires the application of significant judgment. We first assess whether there are qualitative factors which would indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. We consider events and circumstances such as, but not limited to, macroeconomic conditions, industry and market conditions, our overall financial performance, and other relevant entity-specific events.

If the qualitative assessment indicates that the fair value of the reporting unit is less than its carrying amount, a quantitative assessment is performed. We would estimate the fair value of the reporting unit and compare this amount to the carrying value of the reporting unit. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recorded. During the fiscal year ended January 31, 2022 (Predecessor), period from February 1, 2022 to August 15, 2022 (Predecessor), period from August 16, 2022 to January 31, 2023 (Successor), and fiscal year ended January 31, 2024 (Successor), there were no impairments of goodwill recognized.

We evaluate long-lived assets, including finite-lived intangible assets, property and equipment, and other assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or asset group may not be recoverable. Events or changes in circumstances that could result in an impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for our overall business, and significant negative industry or economic trends.

Determining whether a long-lived asset is impaired and the extent of an impairment requires various estimates and assumptions, including whether a triggering event occurred, the identification of asset groups, estimates of future cash flows, and the discount rate used to determine fair values. Recoverability of these assets or asset groups is measured by comparison of the carrying amount of each asset, or related asset group, to the future undiscounted cash flows the asset or asset group is expected to generate. If the undiscounted cash flows are less than the carrying amount, an impairment charge is recorded to reduce the carrying amount of the asset group to its fair value. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the fair value of our property and equipment or our finite-lived intangibles and other assets, that revision could result in a non-cash impairment charge that could have a material impact on our financial results.

Contract Acquisition Costs

Sales commissions paid to our sales force and the related employee costs, collectively “contract acquisition costs,” are considered incremental and recoverable costs of obtaining a contract with a customer. We typically pay sales commissions for both initial and follow-on sales of perpetual licenses, inclusive of initial maintenance and support, term subscriptions, and SaaS subscriptions. Sales commissions paid for follow-on sales are typically not commensurate with those paid for initial sales. Beginning in the year ended January 31, 2024, we ceased paying sales commissions on perpetual licenses as we focused on selling subscriptions. We capitalize incremental costs of obtaining a contract with a customer and amortize the costs over the expected period of benefit provided of five years.

We use significant judgment in determining the period of benefit of five years by taking into consideration customer contracts, customer turnover rates, our technology’s useful life, and other factors. We periodically review the estimated period of benefit. If a change is required in the estimated period of benefit, it could materially affect the amortization amounts of contract acquisition costs included in sales and marketing expense in the consolidated statements of operations.

Equity-Based Compensation

We have granted our employees equity-based incentive awards. These awards are in the form of incentive units and cash-settled awards for Successor. In connection with the Take-Private Transaction, unvested stock options and restricted stock units on August 16, 2022 were converted to contingent rights to receive an amount in cash. We measure equity-based compensation expense for all equity-based awards granted based on the estimated fair value of those awards on the date of grant. The fair value of the incentive units at each grant date is determined using an option pricing method, as discussed further below. We recognize the impact of forfeitures in equity-based compensation expense when they occur.

Incentive Unit Valuations

The fair value of stock-based awards issued by the Predecessor is based on the fair value of the stock as of the grant date using market information.

For the Successor, the fair value of our Class B Units underlying our equity-based awards has historically been determined by our Board, with input from management and contemporaneous third-party valuations, as there was no public market for our Class B Units. We believe that our Board has the relevant experience and expertise to determine the fair value of our Class B Units. Given the absence of a public trading market of our Class B Units, and in accordance with the American Institute of Certified Public Accounting and Valuation Guide, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our Class B Units at each incentive unit grant date, including:

•	contemporaneous independent third-party valuations of our units;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	our stage of development and revenue growth;

•	likelihood of achieving a liquidity event, such as an initial public offering, direct listing, a take-private transaction, or an acquisition given prevailing market conditions;

•	the rights, preferences, and privileges of our units;

•	the lack of marketability of our units;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing our Class B Units, the Board determined the value using both the income and the market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted average cost of capital (“WACC”) or based on the venture capital rates of return from various published studies, adjusted to reflect the risks inherent in our cash flows. To derive our WACC, a cost of equity was developed using the Capital Asset Pricing Model (CAPM) and comparable company betas, and a cost of debt was determined based on our estimated cost of borrowing. The costs of debt and equity were then weighted based on our actual capital structure or were derived from a study of venture capital required rates of return. The market approach estimates value based on a comparison of our company to comparable publicly traded companies in a similar line of business and to acquisitions in the market. From the comparable companies, a representative market multiple is determined and subsequently applied to our historical and forecasted financial results to estimate our enterprise value. From the acquisitions analysis, a representative market multiple is determined and subsequently applied to our historical financial results to estimate our enterprise value.

Prior to January 2024, once we determined an equity value, we used the option-pricing method (“OPM”) to allocate value to each equity class, including incentive units. The OPM method allows for the allocation of a company’s equity value among the various equity capital owners. The OPM uses unitholders’ liquidation preferences, participation rights, and dividend policy to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date.

Beginning in January 2024, we used a hybrid of the probability-weighted expected return method (“PWERM”) and OPM. The PWERM estimates the probability weighted value across multiple scenarios but uses OPM to estimate the allocation of value within one or more of those scenarios. Determining the fair value of the enterprise using the PWERM requires us to develop assumptions and estimates for both the probability of an initial public offering liquidity event and stay private outcomes, as well as the values we expect those outcomes could yield.

Where relevant, we also considered an appropriate discount adjustment to recognize the lack of marketability and liquidity due to the fact that unitholders of private companies do not have access to trading markets similar to stockholders of public companies. The discount for marketability was determined using various quantitative methods and assessed for reasonableness using relevant qualitative information. Application of these approaches involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, discount for lack of marketability, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our incentive units.

After the completion of this offering, we expect to use the closing price of our equity in the public market on the date of grant to determine the fair value of our awards. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

We also estimate stock-based compensation expense resulting from the issuance of the IPO Grants of up to approximately $540.0 million to be recognized subsequent to the date of this offering over the vesting terms of two and four years.

Recent Accounting Pronouncements

For a description of our recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see Note 1 “Description of Business and Summary of Significant Accounting Policies” in the notes to our consolidated financial statements appearing elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We had cash and cash equivalents and restricted cash of $75.1 million as of October 31, 2024. Our cash and cash equivalents consist primarily of bank demand deposits and money market funds. Our investments are made for capital preservation purposes, and we do not enter into investments for trading or speculative purposes.

We do not have material exposure to market risk with respect to our cash and cash equivalents, as these consist primarily of highly liquid investments purchased with original maturities of three months or less as of October 31, 2024.

We had total indebtedness with an outstanding principal balance of $1.59 billion under our Term Loan. Borrowings under the Term Loan initially bore interest at an Adjusted Term SOFR determined by reference to the forward-looking term rate based on the SOFR as administered by the Federal Reserve Bank of New York, plus a credit spread adjustment for interest periods of one month, three months, and six months, respectively, plus in each, 6.25%. The interest rate on our Term Loan as of October 31, 2024 was 11.10% based on the Adjusted Term SOFR for a three-month interest period. If there was a hypothetical 100 basis point increase in interest rates, the annual impact to interest expense would be approximately $15.9 million. This hypothetical change in interest expense has been calculated based on the borrowings outstanding at October 31, 2024 and a 100 basis point per annum change in interest rate applied over a one-year period.

Foreign Currency Exchange Risk

As a global company, we face exposure to adverse movements in foreign currency exchange rates. We primarily conduct business in the United States and EMEA. Our exposure is the result of operating in foreign countries, including growing our international headcount, which results in incurring expenses in local currencies while most of our sales are generated in U.S. dollars.

We manage our foreign subsidiaries as integral direct components of our operations and determined that the U.S. dollar is our functional currency. We do not believe that a hypothetical 10% change in the value of the U.S. dollar relative to other currencies would have a material effect on our results of operations or cash flows, and to date, we have not engaged in any hedging strategies with respect to foreign currency transactions. As our international operations grow, we will continue to reassess our approach to managing our risk relating to fluctuations in currency rates.

BUSINESS

Our Vision

Our vision is to manage and secure dynamic access to critical applications and data for every enterprise identity with an intelligent and unified platform.

Overview

SailPoint delivers solutions to enable comprehensive identity security for the enterprise. We do this by unifying identity data across systems and identity types, including employee identities, non-employee identities, and machine identities. Our SaaS and customer-hosted offerings leverage intelligent analytics to provide organizations with critical visibility into which identities currently have access to which resources, which identities should have access to those resources, and how that access is being used. Our solutions enable organizations to establish, control, and automate policies that help them define and maintain a robust security posture and achieve regulatory compliance. Powered by AI, our solutions enable organizations to overcome the scale and complexity of managing identities in real-time across dynamic, complex IT environments.

The evolving threat landscape requires a more comprehensive identity security approach than ever before. The number of cyber attacks continues to increase at an accelerating rate, fueled in part by the adoption of AI by threat actors. In 2023, 90% of organizations surveyed experienced an identity-related incident according to IDSA. In June 2024, a significant volume of data was stolen via compromised login credentials from customers of a data warehouse, including data from a large ticketing company and a major bank. Hacking groups extensively use compromised identities in their operations, conducting spear-phishing campaigns to access email accounts, harvesting MFA codes, and leveraging compromised service accounts to infiltrate victims. Once compromised, insufficiently governed identities enable attacks to access sensitive applications and data, presenting a significant risk to organizations.

Identity security is complicated by an evolving and increasingly complex IT environment. Increasingly distributed and remote workforces, the proliferation of IaaS and SaaS applications, and an explosion of data have significantly contributed to this new IT paradigm. Non-employee and machine identities, AI-enabled or otherwise, are driving a significant expansion in the number and scope of identities that organizations must manage.

Organizations lack both the people and expertise needed to manage complex ecosystems, and the personnel and skills gap is widening as identity sprawl continues to proliferate. These factors are further exacerbated by regulatory trends toward greater data privacy requirements, leading organizations to demand more effective solutions for managing identity and data security risk.

We believe identity is core to enterprise security. We pioneered the market for enterprise identity governance almost two decades ago, and our leadership in the sector has been recognized by independent research firms including Gartner, Forrester, and KuppingerCole. From this foundation, we have evolved our offerings to address the most challenging dimensions of identity security today.

Since SailPoint was last a public company, we continued to execute on our ambitious strategy to remain at the forefront of innovation in enterprise security by transforming our product offerings into the SailPoint Identity Security Cloud built on our unified Atlas platform. We accelerated the transition of our product offerings to be consumed as a cloud-native SaaS offering to meet our customers where they are in their digital transformation journey. We expanded the breadth of our Identity Security Cloud from our foundational strength in enterprise identity governance for human identities to now cover all types of identities and a broad range of identity security use cases. Our strategic transformation has increased our long-term relevance with customers while meaningfully expanding our total addressable market.

Today, we offer a range of solutions to meet the varied needs of our customers across multiple deployment options, including Identity Security Cloud, our SaaS-based cloud solution built on our unified platform, Atlas, and IdentityIQ, our customer-hosted identity security solution. These solutions are designed to enable our customers to make more effective decisions regarding access, improve security processes, and provide them with a deeper understanding of identity and access.

Our solutions are underpinned by several key differentiators:

•	Our modular, extensible, and scalable Atlas platform, with its unified architecture and deep integration capability, provides us with the foundation for continued product innovation;

•

Our Identity Cube provides a 360-degree view of every enterprise identity, enabling a multidimensional approach to access management that encompasses various aspects of identity such as attributes, entitlements, and effective permissions; and

•	Our use of AI and automation throughout our platform enhances decision-making, accelerates risk detection, and delivers seamless integrations.

Our customers include many of the world’s largest and most complex organizations, including large enterprises across all major verticals and governments. Our go-to-market approach consists primarily of tailored customer engagement strategies by market segment, which we believe is critical to ensuring successful implementation and ongoing customer success. Most new customers purchase one of our SaaS suites. We focus on expanding our customer relationships over time with significant up-selling and cross-selling opportunities, including suite upgrades and additional products.

In recent years, we have transitioned our business to a subscription model. This transition is substantially complete with subscription revenue, which consists primarily of SaaS, maintenance, and term subscriptions, comprising 89% and 92% of our total revenue for the year ended January 31, 2024 and the nine months ended October 31, 2024, respectively. As of October 31, 2024, our ARR was $813.2 million, reflecting an increase of 30% compared to October 31, 2023. Of the 30% increase in ARR, approximately 16% was attributable to new customers and approximately 3% was attributable to migrations from our customer-hosted solutions (primarily maintenance on previously sold perpetual licenses as well as term subscriptions) to our SaaS solution. Today, our go-to-market motion is focused primarily on our SaaS solution and the growth in our ARR is primarily driven by an increase in SaaS ARR. As of October 31, 2024, our SaaS ARR was $485.7 million, reflecting an increase of 40% as compared to $346.0 million as of October 31, 2023. Of the 40% increase in SaaS ARR, approximately 24% was attributable to new customers and approximately 8% was attributable to migrations from our customer-hosted solutions (primarily maintenance on previously sold perpetual licenses as well as term subscriptions) to our SaaS solution.

Our transformation has led to rapid growth while increasing the visibility and predictability of our financial model. As of January 31, 2022, 2023, and 2024, our ARR was $374.6 million, $520.1 million, and $681.8 million, respectively, representing year-over-year growth of 44%, 39%, and 31%, respectively. As of January 31, 2022, 2023, and 2024, our SaaS ARR was $166.9 million, $266.6 million, and $388.3 million, respectively, representing year-over-year growth of 83%, 60%, and 46%, respectively.

For the fiscal year ended January 31, 2022 (Predecessor), period from February 1, 2022 to August 15, 2022 (Predecessor), period from August 16, 2022 to January 31, 2023 (Successor), fiscal year ended January 31, 2024 (Successor), and nine months ended October 31, 2024 (Successor):

•	Our revenue was $450.0 million, $276.2 million, $276.7 million, $699.6 million, and $621.5 million, respectively.

•	Our gross profit margin was 74%, 70%, 58%, 60%, and 64%, respectively.

•	Our adjusted gross profit margin was 78%, 73%, 77%, 77%, and 78%, respectively.

•	Our subscription gross profit margin was 81%, 78%, 64%, 67%, and 69%, respectively.

•	Our adjusted subscription gross profit margin was 85%, 81%, 83%, 84%, and 84%, respectively.

•	Our operating margin was (13%), (52%), (62%), (48%), and (26%), respectively.

•	Our adjusted operating margin was 3%, (7%), 3%, 8%, and 14%, respectively.

•	Our net loss was $(63.2) million, $(149.2) million, $(183.3) million, $(395.4) million, and $(235.7) million, respectively.

Adjusted gross profit margin, adjusted subscription gross profit margin, and adjusted operating margin are non-GAAP financial measures. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for our definitions of these non-GAAP financial measures, information about how and why we use these non-GAAP financial measures, a discussion of the limitations of these non-GAAP financial measures, and a reconciliation of each of these non-GAAP financial measures to its most directly comparable financial measure calculated in accordance with GAAP.

Industry Background

Several factors are causing organizations to transform their approach to identity security and adopt a comprehensive identity security strategy, including:

Organizations are Increasingly Being Targeted by Cyber Attackers Exploiting Identity-Related Vulnerabilities

Continued advances in cyber attack techniques, including the use of AI, and refinements to other proven approaches, such as spear-phishing and social engineering, have enabled attackers to launch more sophisticated and effective identity-focused attacks at an unprecedented scale. Innovations in AI, such as advanced voice cloning, video cloning, and algorithmic password hacking, have led to increased customer attention to security around identity-centric channels vulnerable to attacks of this nature. According to IDSA, 90% of organizations experienced an identity-related breach in 2023, with 33% of organizations surveyed experiencing a breach involving compromised privileged identities.

Identity-related breaches, such as account compromise and phishing, are typically the first step used by advanced persistent threat perpetrators. Over the past year, the U.S. Cybersecurity and Infrastructure Security Agency has released numerous reports of authentication and identity-based vulnerabilities that threat actors have used to exploit sensitive data and disrupt critical infrastructure. According to recent research, account takeovers outpaced ransomware as a top concern, with 77% of security leaders surveyed ranking account takeover attacks among their top four cyber-threats. Compromised accounts enable attackers to move laterally throughout organizations, accessing highly sensitive data across infrastructure and applications. For example, in June 2024, an automotive-focused software platform was forced to shut down operations for two weeks after a ransomware attack spread throughout the organization, leaving thousands of customers without vital tools and workflows to manage their day-to-day operations.

Identity Security is Mission-Critical to Minimizing an Organization’s Attack Surface

The proliferation of cyber attackers exploiting identity-related vulnerabilities has led to the elevation of identity security from what was historically a compliance and audit-driven function to what is now a core pillar of a modern security posture. The evolving threat landscape has made identity security a top consideration for CIOs, CISOs, and boards. According to IBM’s Cost of a Data Breach Report 2024, the global average cost of a data breach in 2024 is nearly $5 million, and according to IDSA’s 2024 Trends in Identity Security report, 73% of companies surveyed cite identity security as a top three security priority. However, many organizations do not have a comprehensive identity strategy. A survey done by KuppingerCole in August 2024 found that only 40% of companies have a comprehensive identity security posture. Proper role assignment and real-time provisioning associated with improved identity security has become crucial to mitigating the extent to which an insider threat or other malicious actor can enter an organization and then move horizontally, reducing the scope of potential financial, customer, and reputational damages.

IT Environments are Increasingly Complex

The increasing complexity and openness of the enterprise IT environment is exacerbating the challenges of identity security. Organizations are undergoing a monumental IT shift that includes the move to cloud, hybrid, and multi-cloud environments. Combined with the rise of distributed workforces and the consumerization of enterprise software, these factors have significantly expanded the scope of infrastructure and the number of third-party applications and vendors that organizations must manage and secure. Today, many organizations we work with have thousands of applications, data sources, and custom workflows, all of which require significant management and orchestration. The increasing complexity of the IT environment and growth in the number and types of applications and identities that organizations must manage has led to a proliferation of over-access and over-provisioning, which greatly increases the attack surface and the potential damage of cyber attacks occurring from compromised identities accessing infrastructure, applications, and data.

Advances in Technology and Connectivity are Accelerating the Growth in the Number and Type of Identities

Historically, organizations have solely focused on managing employee identities. However, as organizations outsource and adopt new technologies, there has been a dramatic rise in non-employee identities (which include contractors, consultants, and partners), machine identities (which are autonomous non-human users such as application level accounts, infrastructure accounts, IoT devices, API accounts, and bots), and AI agents. The advancement of generative AI technology has the potential to significantly expand the number of machine identities via AI agents, autonomous intelligent systems performing tasks without human intervention, a new category of identities that must be managed in order to prevent them from being used by threat actors to breach organizations. We estimate that only a fraction of identities are currently governed. This lack of coverage, combined with the growing number of identities, makes it difficult to address the full breadth of potential vulnerabilities now and in the future.

Data is Growing Exponentially and Sprawling Beyond the Bounds of Traditional Applications

As a result of ongoing digital transformation, the volume of structured and unstructured data within organizations is growing exponentially. According to IDC, structured and unstructured data is projected to grow within organizations at a compound annual growth rate of 30% from 2023 to 2028. Traditionally confined within a narrow set of applications and databases, this data is now stored across the organization, including in collaboration and file-sharing tools and data warehouses. The confluence of these factors has resulted in the creation of highly sensitive critical data repositories where it is paramount to limit access to only authorized identities. As recently as June 2024, a significant volume of data was stolen via compromised login credentials from customers of a data warehouse, including a large ticketing company and a major bank.

Organizations Face a Lack of Resources and Expertise to Implement and Manage a Comprehensive Identity Strategy

While organizations are increasingly prioritizing identity security, they face challenges in implementing an identity security strategy due to the complexity of managing enterprise identities and the shortage of cybersecurity professionals. The demand for qualified professionals with specialized knowledge in identity governance, access management, and security protocols has surged, and the existing pool of talent cannot sufficiently accommodate the needs of the industry, with organizations forced to focus on maximizing performance and output from existing teams and resources. According to ISC2, in 2023, the gap between the number of cybersecurity workers needed and the number who are available increased by approximately 448,000, or 12.6%, year-over-year. As a result, organizations must embrace a new, technology-driven approach to handle the complexity of modern identity management.

The Evolving Regulatory Landscape Further Underscores the Need for a Holistic Identity Security Strategy

The regulatory landscape is rapidly evolving. Since 2010, the number of identity-related regulations has grown seven-fold globally. As regulatory agencies heighten their focus on improving and enforcing strict data guardrails, remaining compliant has become a chief concern among organizations. The SEC now requires registrants to disclose the material nature, scope, and timing of any significant cybersecurity incident as well as its reasonably likely impact on the registrant, underscoring the importance of robust security solutions. Additionally, the EU enacted the GDPR and many U.S. states followed with their own data protection legislation such as the CCPA. The expansion of this regulatory landscape beyond historical laws, including SOX and HIPAA, enhances the need for strong identity security postures. Based on our internal research, the cost of falling out of compliance with these regulations can be significant, with 74% of organizations facing identity-related compliance issues reporting remediation costs greater than $1 million. Motivated by both regulatory requirements and financial consequences, organizations are turning to identity security solutions that simplify compliance and audit processes.

Limitations of Existing Solutions

Legacy and homegrown identity solutions face numerous inherent limitations in meeting the requirements of the evolving identity landscape and today’s complex IT environment, which include:

Insufficient Visibility Across the IT Environment Due to Limited Connectivity

Existing identity solutions lack the ability to comprehensively address the unique IT environment of each organization. As organizations continue to adopt new software solutions, existing solutions are limited in the number and depth of their integrations across this wide range of customer-hosted and SaaS business applications and infrastructures. Additionally, these solutions lack the flexibility to efficiently and effectively connect to the non-integrated or custom-built applications within an organization’s environment. Without full connectivity to all applications and tools, organizations are unable to fully govern their environment, significantly expanding the exposed attack surface.

Inability to Address the Breadth and Scale of All Identities

As the nature of an identity within a modern organization evolves, existing solutions are incapable of addressing the billions of identity permutations this can potentially create. Legacy identity solutions were primarily designed to manage employee identities and have not evolved to address the growing number of non-traditional identity types. As a result, organizations are limited to collecting, analyzing, and enforcing policy based on traditional, workforce-oriented identity data. Additionally, legacy and homegrown solutions struggle with the level of scalability required to address the massive volume of identity data, resulting in poor performance and costly maintenance.

Inefficiency of Maintaining Identity Security Posture Due to Lack of Automation

Due to the lack of automation capabilities in legacy and homegrown solutions, the process of managing identities is highly manual, time-consuming, and error-prone, resulting in significant inefficiency and heightened risk. To maintain a robust identity security posture, an organization must continuously monitor and maintain all of its employee, non-employee, and machine identities, which can number from the hundreds to the millions. For example, the ongoing cycle of employees joining, leaving, or moving within organizations, necessitates the provisioning and deprovisioning of applications and tools to prevent over-provisioned or orphaned accounts that present a potential attack vector. The significant increase in the size of non-employee workforces and the number of machine identities has only compounded the scope of this task beyond one that can be managed through manpower alone. As a result, organizations are forced to adopt an “admin-time” approach to identity security, performing governance on a periodic, batch-processing basis, rather than in real-time.

Inability to Dynamically Adjust Identity Policy Due to a Lack of Advanced Analytics

The roles and application access requirements of employee, non-employee, and machine identities in the modern organization are dynamic. Existing solutions, however, are not capable of accounting for, and adapting to, situational context. Without advanced analytics and ML capabilities, organizations are confined to rigid, pre-defined mappings, workflows, and templates, resulting in static identity frameworks that result in default overprovisioning of sensitive applications and rights. For example, while a helpdesk employee may require temporary administrator rights to aid in a password reset, the permanent configuration of those rights may pose an unacceptable security risk. Without the ability to dynamically adjust identity states, existing solutions limit the ability of an organization to adopt modern technology and enhance the experience of end users without compromising its security posture.

Inability to Address Evolving Customer Needs Due to Lack of Extensibility in Existing Solutions

While the scope of identity security continues to expand to encompass several distinct workflows, existing solutions lack the extensible architecture required to deliver multiple solutions to address these processes within a single platform. Additionally, legacy and homegrown solutions are typically rigid and offer limited customization, preventing organizations from extending the solutions to address specific operational demands or industry regulations. As a result, organizations must either purchase discrete solutions from a legacy vendor or create a patchwork of point solutions from several vendors to address their identity security needs. As the pace of innovation in the threat landscape accelerates, legacy solutions are incapable of adapting with new solutions and features to meet the evolving needs of organizations.

High Total Cost of Ownership

Legacy and homegrown solutions typically require significant investment in hardware and software updates, ongoing support, and specialized personnel to manage and troubleshoot issues. The high costs of these solutions, due to their significant implementation and upgrade costs, and the people needed to maintain and support them, combined with IT budget constraints, limit organizations from utilizing effective identity procedures.

Our Solutions

We believe identity is core to enterprise security. During our nearly 20-year history, we have continuously evolved our offerings to address the most pressing challenges in identity security.

We offer multiple identity solutions to meet the diverse needs of our customers across a full range of deployment options. The SailPoint Identity Security Cloud is built on our unified Atlas platform and enables organizations to consume our identity solution as a SaaS offering. IdentityIQ is our customer-hosted identity security solution and meets the needs of organizations that are not able or ready to implement a SaaS solution.

Our Identity Security Cloud, built on Atlas, enables organizations to deliver the critical elements needed to build, maintain, and scale a strong, enterprise-class, identity security environment. Our solutions address nearly all types of systems and identities, including data and applications, employee identities, non-employee identities, and machine identities, and enable smarter access decisions, improve business processes, and provide deeper understanding of identity and access.

Key Benefits of Our Solutions

Comprehensive Connectivity and Integration Providing Visibility and Control Over the Entire IT Ecosystem

Our solutions enable organizations to connect identities to the appropriate applications and data across their IT environment with pre-built connectors for a wide range of commercial software products from providers such as Epic, Microsoft, Oracle, Salesforce, SAP, ServiceNow, and Workday. In addition to providing hundreds of out-of-the-box integrations for all major software applications, our connectivity framework allows our customers to build connections to custom applications and niche industry vertical software applications. To date, SailPoint, our customers, and our partners have developed over 27,000 different connectors to address a wide range of business needs. As a result, our solutions provide organizations with comprehensive visibility and control over the entire identity ecosystem.

Addresses the Expanding Scope of Identity Types Resulting in Comprehensive Identity Security

Our solutions enable organizations to adapt to the expanding scope and complexity of all enterprise identity types, including employee, non-employee, and machine identities, as well as provide a dynamic view of each identity’s risk. Our unified data model, the Identity Cube, provides our customers with visibility into and management for the full, dynamic, and expanding range of parameters (e.g., role, job type, and current security posture) that comprise a single identity. Additionally, the scalable architecture of our platform enables our solutions to handle the billions of potential identity permutations created by these parameters, while maintaining high levels of performance.

Efficient Management of Identities Through Workflows and Automation, Improving Security While Lowering Total Cost of Ownership

With purpose-built, identity-specific workflows and robust automation capabilities, our solutions enable organizations to adopt a real-time approach to identity security. Our low-code/no-code approach to streamlining and automating workflows enables business users and security professionals within organizations to address the massive volume and complexity of processes required for managing enterprise identities. Additionally, our solutions include self-service capabilities, such as password resets and access requests to enhance end user experience while reducing the administrative load for security teams.

Dynamic Enforcement of Identity Security Policies Enabled by Advanced Analytics and AI

Our solutions leverage advanced analytics, AI, and ML to enable the risk-based and policy-driven governance of enterprise identities and to enable our customers to maintain regulatory compliance. Our solutions’ analytics and AI capabilities help IT and security professionals identify and address anomalies in identity roles and behavior that may present significant vulnerabilities. Additionally, the ability of our solutions to support multiple roles and dynamic access needs for identities enables IT and security professionals to maximize their control over access to sensitive applications and data while maintaining the quality of the business user experience.

Provide a Single, Unified Solution for a Broad and Expanding Range of Identity Security Capabilities

We believe our platform provides a single, unified solution to manage an organization’s identity security posture through a single pane of glass, eliminating the need for organizations to purchase discrete solutions from a legacy vendor or create a patchwork of point solutions from several vendors. Our solutions encompass a broad set of identity security capabilities, including Access Modeling, Lifecycle Management, Compliance Management, Analytics Password Management, Cloud Infrastructure Entitlement Management (“CIEM”), Non-Employee Risk Management, Data Access Security, Access Risk Management, and Machine Identity. Additionally, the extensibility of our platform enables our partners and customers to address bespoke requirements to meet their business needs.

Lower Total Cost of Ownership

Over time, our comprehensive identity solutions result in lower total cost of ownership by reducing the human and technology resources needed to implement and maintain legacy technology and manage manual identity processes and by limiting the impact of a breach. Our comprehensive identity solutions, with 24/7 monitoring, strong uptime, and simplified onboarding, provide long-term investment protection by virtue of removing the necessity for customers to undertake complex upgrade cycles.

Our Competitive Strengths

Commitment to Expertise in Identity Security

We pioneered the identity-centric approach to enterprise security and have built a strong foundation for the modern enterprise. Our depth of experience in identity from decades of R&D, focus on reducing technical debt to accelerate enterprise modernization, supporting compliance and regulatory demands, and transforming business operations has positioned us to continue to define the next generation of identity security. Our leadership and ability to solve the complete identity security problem at scale for large organizations has been recognized by multiple independent publications. KuppingerCole recognizes us as a 2024 Leader for Identity Governance and Administration. We have also been recognized by our customers as a 2024 Gartner® Peer Insights™ Customers’ Choice for Identity Governance and Administration.(1) Additionally, our platform and products have been recognized in several other publications. See “—Our Products—Recognition of Our Solutions.”

(1)

Source: Gartner®, Peer Insights™, Voice of the Customer for Identity Governance and Administration, Peer Contributors, 24 December 2024. The Gartner content described herein represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., and are not representations of fact. The Gartner content described herein speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner content are subject to change without notice. See “Market and Industry Data” for more information.

We meet customers where they are, with solutions and services that deliver continued, long-term success.

Commitment to Innovation

Innovation is one of our core values. From our beginnings in on-premises software, we have pushed into cloud, multi-cloud, and hybrid environments and continually expanded our product offerings. We believe our Identity Security Cloud, based on our Atlas platform, was the first in the industry to integrate AI and ML. Our team of industry experts is able to understand the everchanging identity landscape and its strategic relevance to the broader security landscape, identify the evolving challenges and needs of our customers, and innovate products to help them meet those needs.

Extensive Partner Ecosystem that Expands our Reach

We have built a robust ecosystem with some of the world’s best and brightest partners, which includes numerous skilled professionals that can offer and implement our solutions in more than 50 countries. Our partnerships with leading technology partners, system integrators, value-added resellers, and MSPs help extend our reach through channel sales and platform functionality, and we believe this enables us to provide the most complete identity security solution to our customers.

Dedication to Long-Term Customer Success

We have a differentiated approach to the long-term success of our customers’ adoption of our solutions. Our proactive approach and prescriptive path for customers support their deployment of our solutions, and our focus on innovation helps our customers on their ongoing journey to adopt a more robust security posture. Our customer success efforts are made possible by a dedicated team, comprehensive onboarding, ongoing education, development of relevant and innovative products, and a focus on consistent renewals. These factors have resulted in a dollar-based net retention rate of 114% as of October 31, 2024, reflecting an increase of five percentage points from October 31, 2022.

A Deeply Engaged Community

We have built a highly engaged community of over 100,000 members, including our partners, customers, non-customers, and developers. These members have demonstrated strong levels of engagement: approximately 90% of the questions posed to our developer community are answered by another community member, and a growing number have reached, and continue to maintain each quarter, our difficult-to-achieve Community Ambassador status.

Culture

We have always considered a healthy organizational culture much more than a “nice to have”—instead, it’s the foundation for our long-term success. We continuously invest in the employee experience, cultivating our core values at scale, which sets us apart from other companies in identity security and, more broadly, in technology.

Our employees, known internally as “crew members,” often cite SailPoint’s culture as a differentiator and a reason for their engagement. When employees are inspired by the work they do and feel a strong connection to the organization’s purpose and values, they consistently deliver. We believe that’s the reason we have retained approximately 95% of our identified top talent in the last two years.

Our investment in our team also delivers real business value, showing up in our work with customers. We win business the right way, by offering creative solutions that address real customer problems and by delivering on our commitments.

Our Market Opportunity

The increasing prevalence of identity-related breaches and continued advances in cyber-attack techniques is prompting organizations to transform their approach to identity security. At the same time, the growing complexity of the enterprise IT environment coupled with the shift to cloud and hybrid environments has made identity security more challenging. Our solutions are designed to address the challenges of all enterprises and mid-market organizations in adopting a comprehensive identity security strategy.

We estimate our market opportunity is approximately $55 billion in 2024. We calculate this figure using the total number of global companies with 100 or more employees, which we determined by referencing independent industry data from the S&P Capital IQ database. We then segment these companies into three cohorts based on the number of employees: companies that have between 100 and 999 employees, companies that have between 1,000 and 4,999 employees, and companies with 5,000 or more employees. We then multiply the number of companies in each cohort by the average ARR per customer in the corresponding employee count cohort. Average ARR per customer for each employee count cohort is calculated as the ARR attributable to customers in each cohort who subscribe to our Standard, Business, and Business Plus SaaS suites as of July 31, 2024, divided by the number of customers in that cohort who subscribe to a SaaS suite as of July 31, 2024. Our market opportunity estimate assumes that all companies within each cohort would subscribe to our solutions at the same level as our existing customers in such cohort; however, our actual market opportunity will vary depending on the adoption of our solutions by companies and the purchase levels of such companies once they have subscribed to our solutions.

We believe that we are currently underpenetrated in our existing customer base. We expect our estimated market opportunity will continue to grow as customers expand their usage of our solutions by adopting additional products.

For information regarding assumptions and limitations relating to our market opportunity, see “Risk Factors—Risks Related to Our Business and Industry—Our estimated market opportunity and forecasts of our market and market growth may prove to be inaccurate. Moreover, even if our estimate of the market size is accurate, there can be no assurance that we will serve a significant portion of the market, and even if our estimated market opportunity achieves the forecasted growth, there can be no assurance that our business will grow at similar rates or at all.”

Growth Strategies

Drive New Customer Growth

We believe we have a significant opportunity to accelerate the growth of our customer base as countless organizations still use a combination of legacy solutions and home-grown tools. We estimate that over 60% of organizations in our target market still have a fragmented identity experience or use a mostly manual process based on our internal research. To continue to grow our customer base, we intend to enhance our marketing efforts, increase our sales capacity and productivity, and expand and further leverage our use of channel partners.

Expand Existing Customer Relationships

Our customer base of approximately 2,895 organizations, as of October 31, 2024, provides significant expansion opportunities. The evolving threat landscape, increasing complexity of the IT environment, and number and scope of identities require a more comprehensive identity security approach than ever before. As our customers adopt new technologies such as AI, continue to add non-employee and machine identities, and implement more comprehensive identity security strategies, we see a substantial opportunity to increase our relationships with existing customers through the increased adoption of our solutions. We have invested in enhancing our solutions by organically adding capabilities including data access governance, activity management, application onboarding, identity threat detection, and response and cloud identity entitlement management as well as inorganically adding non-employee risk management and privilege access governance through our acquisitions of SecZetta and Osirium.

Continue to Leverage and Expand Network of Partners and Alliances

Our go-to-market partners and alliances help us extend our reach, serve our customers more effectively, and expand our addressable market. We see a significant opportunity to increase the number of customers we can serve through our systems integrator and MSP partnerships. Additionally, our technology alliance partners help us extend our reach throughout a customer’s IT environment with integrations with products like AWS, CyberArk, Proofpoint, SAP, and ServiceNow.

Expand our Global Footprint

Today, we offer our solutions in more than 60 countries. During the year ended January 31, 2024 and the nine months ended October 31, 2024, we generated 32% of our revenue from outside of the United States. In comparison, IDC forecasts approximately 50% of worldwide spending on security products in 2024 will be generated in markets outside of the United States. We believe there is a significant opportunity to deepen our existing global footprint and drive incremental sales and new client acquisitions in new territories by leveraging our existing relationships with global system integration and channel partners.

Continue to Innovate and Expand Our Portfolio

We built a reputation as an innovator and leader in identity security. We recently launched new offerings in non-employee and risk management, data access security, access risk management, and cloud infrastructure entitlement management. We are investing in AI, both to increase the capabilities of our solutions, as well as to help our customers protect their organizations while adopting AI for their own use cases. We intend to continue investing to extend our position as the leader in identity security by developing or acquiring new products and technologies and extending our portfolio into additional identity security use cases.

Our Products

Identity Security Cloud

SailPoint Identity Security Cloud

IDENTITY TYPES

- Employees
- Non-Employees
- Machines

PRODUCTS & CAPABILITIES

- Access Modeling
- Access Risk Management
- Analytics
- Cloud Infrastructure Entitlement Management
- Compliance Management
- Data Access Security
- Lifecycle Management
- Non-Employee Risk Management
- Password Management
- Privileged Task Automation
- Machine Identity Security

ATLAS PLATFORM

- Connectivity
- Data Model
- Extensibility
- Insights & Reporting
- Machine Learning
- Orchestration

SailPoint Identity Security Cloud is our cloud-based identity security solution, which allows organizations to centrally discover, manage, and secure all enterprise identity types, and the data and cloud infrastructure associated with them. This offering is built on Atlas, our unified, extensible, multi-tenant SaaS platform. The Atlas platform enables Identity Security Cloud to unify several capabilities into a single pane of glass and is extensible to allow for the development of new capabilities and modules over time. Throughout our SaaS transformation, we were intentional in taking a longer and more expensive path, decomposing logic that held key intellectual property and rebuilding those same components in a new scalable micro-services-based architecture, to ensure our ability to maximize customer value into the future. Atlas serves as the foundation for SailPoint Identity Security Cloud and delivers the critical elements needed to build, maintain, and scale a strong, enterprise-class identity security program. The platform is designed to utilize AI to enable rapid development and easy integration into new capabilities, acquired technologies, and customer environments. After our significant investment, we have developed our Identity Security Cloud solution to meet the most stringent identity governance requirements and provide enterprise-grade service that meets our customers scalability, performance, availability, and security demands.

Our Identity Security Cloud features a set of fully integrated capabilities, including:

•

Lifecycle Management: Empowers organizations to securely and cost-effectively manage access to applications and data throughout a business user’s lifecycle within an organization, reducing risk to the business, brand, and bottom-line. Whether that business user is an employee, contractor, or business partner, our self-service access request capability empowers business users to take an active role in managing changes to their access through an intuitive user interface, greatly reducing the burden on security and IT organizations. With our offerings, business users can actively change user access through automatic provisioning via a large library of direct connectors for thousands of applications such as Workday and SAP or synchronization with IT service management solutions such as ServiceNow.

•	Compliance Management: Supports the improvement of compliance and audit performance while lowering costs related to compliance professionals and regulatory expenses. It provides user friendly access certifications and automated policy management controls, such as segregation of duty violation reporting, that are designed to simplify and streamline audit processes across all applications and data. With built-in audit reporting and analytics, IT, business, and audit teams now have critical visibility into, and management over, all compliance activities in the organization.

•

Access Modeling: Enables customers to quickly create and implement enterprise roles to support a least privilege model, providing a smarter way to build, maintain, and optimize roles with continual adjustment of access across the organization. Through core features such as common access roles, role discovery and insights, and peer group analysis, our AI-based capability allows organizations to grant access on a strictly as-needed basis, developing effective access models that support appropriate business user access without compromising security.

•

Analytics: Leverages AI to turn vast quantities of data including attributes, roles, and history into actionable insights to make better decisions faster, spot risky access sooner, and improve overall business security. In addition to tracking, reporting, and gauging the value of an organization’s identity security program, this capability provides an audit trail and complete visibility into access changes and historical information on entitlements, roles, and governance. With our analytics offering, customers can view activity data at the application level, compare usage with peers, and discover identities with access anomalies.

In addition to the core integrated capabilities, organizations can extend the value of our Identity Security Cloud with additional products, including:

•

Non-Employee Risk Management: Enables organizations to streamline the administration of non-employee identity lifecycles to enhance third-party security and data integrity and support regulatory compliance. Our Non-Employee Risk Management offering implements comprehensive risk-based identity access for all third-party non-employee identities, including contractors, partners, and vendors. SailPoint Non-Employee Risk Management extends advanced identity security controls to provide visibility and security into the complex and dynamic lifecycles of non-employee identities. The module features flexible workflows and customizable forms to streamline process and enable seamless collaboration between internal and external parties.

•

Data Access Security: Secures access to the growing amount of unstructured data stored in cloud storage systems to empower organizations to discover, govern, and secure crucial unstructured data and protect it from critical security risks. Designed as an integrated SaaS solution with Identity Security Cloud, our Data Access Security offering delivers enhanced intelligence on critical data to improve data security posture, reduce risk, and streamline compliance efforts. With this offering, security teams are able to proactively uncover and remediate hidden data risks with automated data discovery and classification, built-in governance workflows, and out-of-the-box governance policies, increasing their productivity and radically improving their visibility into pivotal organization data.

•

Password Management: Provides business users an intuitive, self-service experience for managing and resetting passwords from any device and from anywhere, reducing the reliance on IT and security staff, and enforcing greater password security. Our Password Management offering enforces consistent and secure password policies for all users across all systems from the cloud to the data center by detecting password changes initiated outside of the Identity Security Cloud and synchronizing them to maintain a stronger organization-wide password security posture. Offering a self-service model, business users are able to reset, change, or recover passwords, allowing them to stay connected and productive while enhancing the security of the broader organization.

•

Access Risk Management: Enables organizations to eliminate fraud, optimize compliance processes, and ensure audit readiness by unifying identity security controls and Separation of Duties monitoring across ERP and other apps in the business ecosystem. Our offering effectively centralizes access risk governance by providing seamless GRC integration and extensive enterprise visibility to forecast and prevent Separation of Duties violations across an organization’s ERP systems such as SAP. With

Access Risk Management, organizations can automate access reviews, document risk mitigation controls, oversee emergency access, conduct proactive risk simulations, and effortlessly maintain compliance to reduce audit deficiencies and breaches.

•

Cloud Infrastructure Entitlement Management: Empowers organizations to extend identity security to their cloud infrastructure, including AWS, Google Cloud Platform (“GCP”), and Microsoft Azure, to ensure compliance and security throughout their entire technology ecosystem. CIEM enables customers to discover, manage, govern, and remediate enterprise cloud infrastructure access with a single approach, gaining deeper understanding of their cloud resources and better visibility into their business user’s cloud privileges. Leveraging AI, CIEM enables cloud resource entitlement permissioning, not only on an access level, but on an action level, determining a business users ability to read, write, and administrate cloud data.

•

Privileged Task Automation: Enables organizations to automate and delegate the execution of repeatable privileged tasks. Privileged task automation (“PTA”) allows users to execute common privileged tasks without sharing privileged credentials or the need for a privileged session by providing a centralized repository, low-code automation, and out-of-the-box templates for privileged task workflows. With PTA, organizations can reduce their reliance on advanced privileged access capabilities and empower general IT staff to provide better service, accelerate adoption, and improve productivity.

•

Machine Identity Security: Enables organizations to achieve governance, compliance, and security outcomes for machine accounts. With machine identity security (“MIS”), organizations can discover, classify, assign, certify, and oversee ownership of service accounts, bots, and other machine accounts with minimal configuration adjustments and without extensive manual processes. MIS consolidates the securing of machine accounts to allow for full lifecycle coverage and reduces the risk of orphaned or unmanaged accounts. With an intuitive interface, MIS can assign human owners, periodically and consistently review configuration, and remain compliant across their IT infrastructure while safeguarding critical systems.

IdentityIQ

IdentityIQ is our customer-hosted identity security solution providing large, complex customers, who are highly interested in data localization in territories where we do not host our cloud software, a unified and highly configurable identity security solution. While many organizations have migrated to a cloud hosted solution for the majority of their enterprise software needs, we recognize there is a limited set of customers who remain in need of a self-hosted solution and maintain our IdentityIQ solution to continue to provide service for those customers. IdentityIQ consistently applies business and security policies as well as role and risk models across applications and data on premises or hosted in the cloud. IdentityIQ allows organizations to empower users to request and gain access to enterprise applications and data while managing compliance using automated access certifications and policy management.

Similar to our Identity Security Cloud offering, we package and price IdentityIQ into capabilities with unique functionality, including:

•	Lifecycle Manager

•	Compliance Manager

•

Connectors and Integrations: Provides organizations with the ability to connect to applications, mainframes, cloud infrastructure, and data sources from across a hybrid IT environment to centrally manage and control access, enforce consistent policies, and understand risks. Connectivity to additional mission-critical software and systems provides essential visibility into an organizations entire IT ecosystem and provides our IdentityIQ customers with the integrated functionality necessary to effectively address the vast number of applications incorporated into the modern enterprise stack.

In addition to the core IdentityIQ capabilities, organizations can extend the value of the solutions with additional products, including:

•

File Access Manager: Secures access to the growing amount of data stored in file servers, collaboration portals, mailboxes, and cloud storage systems to equip organizations with the ability to quickly identify and mitigate compliance and data risks. File Access Manager helps organizations identify where sensitive data resides, who has access to it, and how they are using it—and then puts effective controls in place to secure it. By augmenting identity data from structured systems with data from unstructured data targets, organizations can more quickly identify and mitigate risks, spot compliance issues, and make the right decisions when granting or revoking access to sensitive data. Packaged and priced by target storage system, our File Access Manager product provides core capabilities such as data discovery and classification, policy controls, risk remediation, and compliance automation.

•

SailPoint AI: Proactively provides visibility at speed and scale to determine access needs and potential security breaches associated with risky access policy to optimize security management. Our SailPoint AI capability is built to provide our IdentityIQ customers with additional AI features, such as recommendations and role discovery, by leveraging elements of our Atlas platform to streamline management.

Recognition of Our Solutions

Our platform and products have been recognized as best-in-class by industry experts, peers, and third parties. The strength and breadth of our solutions have been highlighted in numerous publications and awards, including:

•	A 2024 Strong Performer in Forrester Workforce Identity Platform Wave;(2)

•	A 2024 Leader in KuppingerCole Leadership Compass on Identity Governance & Administration;

•	A 2024 Leader in KuppingerCole Leadership Compass Identity and Access Governance (IAG);

•	A 2023 Leader in KuppingerCole Leadership Compass on CIEM;

•	A 2023 Leader in KuppingerCole Leadership Compass for Access Control Tools for Multi-Vendor LOB Environments;

•	A 2023 Leader in KuppingerCole Leadership Compass for Access Control Tools for SAP Environments; and

•	SailPoint was named a “Vendor who shaped the year” in the 2023 IDC MarketShare report on IAM.

(2)	Source: Forrester, The Forrester Wave™: Workforce Identity Platforms, Q1 2024 March 20th, 2024.

SailPoint Technologies has also been recognized by our customers as a 2024 Gartner® Peer Insights™ Customers’ Choice for Identity Governance and Administration.(3)

Technology

Our organization has invested significant time and effort to remain a pioneer in innovation, continually emphasizing sophisticated and differentiated solutions to provide the best outcome for our customers. Our team has been highly intentional in our approach in addressing customer needs and have leveraged our extensive knowledge in advanced technology to address these in a differentiated and optimized manner. As the regulatory conditions evolve, and the threat environment introduces new demands and requirements, we view our technology as fundamental to the competitive advantage we hold in the market and our ability to maintain this moat in the future.

Unified Platform

Our Atlas platform allows customers to manage all types of identities and their access needs across all environments through a single pane of glass, providing the underlying infrastructure critical to powering our Identity Security Cloud. Our Atlas platform is the culmination of both years of investment and the expertise of our management and technical teams. Taking the lessons learned from our experiences with prior generation identity solutions, our engineers and architects designed a modern identity platform with internet scale, comprehensive cloud, hybrid, and customer-hosted environment coverage, and openness to optimize customers’ existing technology investments. This extensible, enterprise-grade platform is critical to enabling the management of not only employees, but also non-employees and machine identities, with varying levels of privilege, spanning cloud platforms such as AWS, GCP, and Microsoft Azure, SaaS applications, customer-hosted applications, and datacenter infrastructure such as servers and databases. Tools including AI, analytics, workflows, and app onboarding are embedded throughout our unified platform, powering enhanced decision making, differentiated insights, and frictionless automation. Our purpose-built platform provides the controls essential to govern and secure digital identities in today’s complex IT environments to support real-time, risk-based, and policy-driven management of the constantly evolving breadth and depth of enterprise identities, ensuring the right identities have access to the right data.

(3)

Source: Gartner®, Peer Insights™, Voice of the Customer for Identity Governance and Administration, Peer Contributors, 24 December 2024. The Gartner content described herein represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., and are not representations of fact. The Gartner content described herein speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner content are subject to change without notice. See “Market and Industry Data” for more information.

Key features of the Atlas platform include:

•	Extensibility: Enables deep configuration across security systems, empowering customers to easily thread identity security across their ecosystem.

•	Personalized insights & reporting: Personalized action-oriented insights and reporting putting the most important identity information at the fingertips of administrators, managers, and end users.

•	ML: Rich library of ML models designed for better-optimized enterprise identity security practices and improved decision-making.

•	Connectivity: Expansive library of application and resource connectors that allow organizations to consolidate all access and identity information into a single solution.

•	Event-driven orchestration: Automated simple and complex identity use cases through custom workflows and forms to reduce or eliminate manual intervention.

Unified Data Model

The Identity Cube is a key element of our data layer, providing a 360-degree view on every identity. The Identity Cube provides a complete view of each identity, including attributes, entitlements, access rights, and risk scores. It is extensible by the customer to include data attributes that are relevant specifically to their organizations.

In an on-premise deployment scenario, the Identity Cube is a part of every IdentityIQ installation. As user data and other attributes are aggregated from enterprise HR systems, directories, and the like, the Identity Cube is populated. From there, core life cycle functions such as provisioning new accounts for users can be accomplished. The Identity Cube is an integral part of the product, not an add-on or optional module.

In a customer-hosted deployment scenario, the Identity Cube is also a part of every implementation and functions in the same way. The difference is architectural, with the Identity Security Cloud version of the Identity Cube being optimized for a multi-tenant, cloud native architecture. In addition, in the SaaS deployment scenario, there are additional data facilities available that, when combined with the Identity Cube, represent our unified data model.

In both scenarios, the Identity Cube utilizes insights of the complex dependencies between identities, applications, data, and activities to create specialized data models that understand the effective access of an identity, patterns, and the potential risk level, whether in the cloud or customer-hosted. The connective, scalable, configurable, and automated nature of our Identity Security Cloud and IdentityIQ solutions allows us to secure identities for the most complex global organizations across all industries with AI-based security tools that provide comprehensive, scalable, and fast identity security to solve the needs of modern organizations.

The operational data derived from the data layer is organized into structured tables that represent real-world entities and their relationships. SailPoint’s account correlation, orphan account management, and risk scoring capabilities allow security professionals and business managers to track who has access to what and how often they use it and to rectify risky or dated access. With the help of Identity Cube’s context and the data layer, operational and security systems can make informed decisions about access and perform key remediation and change requests on our identity platform via our standardized application program interfaces and software development kits.

Artificial Intelligence

Both our Identity Security Cloud and IdentityIQ offering leverage highly advanced technology, AI, and ML to maximize the value received by our customers and streamline their operations to provide a stronger identity security posture. We at SailPoint recognize the critical opportunity AI represents to the most scaled and complex enterprise organizations and are committed to partnering with our customers to continue to provide solutions incorporating these advanced technologies to improve identity security at enterprise scale. Our AI based solutions process petabytes of data daily and are scalable, adaptable, and cost-efficient and provide customers with enhanced detection, improved accuracy and efficiency, and an enhanced user experience that enable them to make better decisions faster. During our fiscal quarter ended October 31, 2024, our AI-based solutions made more than 2.0 million decision recommendations, and as of October 31, 2024, 81% of all identities managed by our solutions were governed by AI. Our innovation and experience in this space is demonstrated not only by recently developed products, but by a track record of successful AI-based offerings brought to market over the course of the last several years. Four major areas of capabilities form our AI layer as well as several distinct AI-based applications:

•	Recommendations: Our intelligent AI-based recommendations streamline account creation, access requests based on user roles and organizational policies, and access certifications. This functionality

•	helps both requestors and approvers make better decisions and ensures access rights are regularly reviewed and validated, significantly reducing organizational risk.

•

Discovery: Our discovery capabilities automatically identifies and creates roles based on the actual access patterns of users, simplifying role creation and identifies access patterns to highlight potential security risks or misconfigurations. Launched in 2020, our Access Modeling offering based on the discovery engine significantly reduces the time required to build an organization’s access model, and just as importantly, keep it up to date through role and peer group discovery, low similarity outlier analysis, and common access creation.

•

Assistant: Our assistive technologies drive user engagement and seamless experiences with large language models. In 2023, we launched our generative AI entitlement descriptions, which address one of identity security’s pain points by automatically generating descriptions of application entitlements. Given the significant additional workload associated with description creation, many entitlements across the modern organization remain without a description, increasing the difficulty in determining the validity and necessity of requests or approvals.

•

Automation: Our automation capabilities streamline the onboarding of new applications by provisioning access and managing compliance related activities. This functionality significantly reduces the amount of time required to onboard the “long tail” of applications onto the Identity platform, accelerating ROI, decreasing time to value for customers, and improving security posture at the same time.

Our AI layer utilizes a combination of open-source models that have been customized for our use cases, proprietary models, and third-party models hosted by third-party subprocessors. To mitigate potential risks of inaccuracy and algorithmic hallucinations resulting from our use of AI, we employ our ML platform to evaluate trained models against benchmark and real customer data prior to deployment and to monitor model predictions. We also incorporate human-in-the-loop into our processes, including with entitlement descriptions, to detect incorrect predictions and improve the model.

Extensibility and Low-Code/No-Code Automation

Our solutions provide flexible low-code workflows and no-code forms to extend our products. Customers have used our interactive drag-and-drop workflows to create processes that are executed millions of times a month to meet the unique needs of their business processes. For customers who need deeper customization, or bespoke integrations with other enterprise systems, our offerings provide a robust set of APIs and software development kits (“SDKs”), supported by a vibrant developer community and Developer Relations team. Customers can browse community-contributed extensions and add them to their existing solution.

Connector Library and Ecosystem

Our solutions offer connectivity to over 1,100 applications through their extensive connector library. In addition, customers have used this same library to connect to over 20,000 custom applications. Our solutions leverage AI technology to automatically map application data models to the SailPoint Identity Cube, dramatically reducing the “long tail” of application integration efforts that typically hinder identity deployments.

Multitenant SaaS Architecture

Our microservices-based SaaS model, coupled with our low-code/no-code capabilities and our abstracted SDKs means that customers can customize the Identity Security Cloud while always running the latest code—without the need to test new versions or re-implement changes. Competitors who have deployed single-tenant models still require customers to schedule upgrade windows and delay code pushes, which drives total cost of ownership.

Customers

We have a diverse global customer base with approximately 2,895 organizations in more than 60 countries as of October 31, 2024. Our customers include leading organizations in a diverse set of industries including financial services, media, energy and utilities, technology, life sciences, and healthcare, as well as government agencies and public universities and represent half of the Fortune 500 and 25% of the Forbes Global 2000. Our customers include:

•	6 of the top 10 Fortune 500 companies;

•	3 of the top 5 media companies;

•	12 of the top 15 utilities companies;

•	3 of the top 5 banks;

•	5 of the top 10 technology companies;

•	7 of the top 10 life sciences companies;

•	9 of the top 15 retail companies;

•	8 of the top 10 financial services companies;

•	13 of the top 15 insurance companies; and

•	3 of the top 5 healthcare companies.

Our business is not dependent on any particular customer, and no customer accounted for more than 10% of our revenues for the year ended January 31, 2022, 2023, or 2024 or the nine months ended October 31, 2024.

Customer Case Studies

ASDA

Situation

During Walmart’s ownership of ASDA, the UK’s third-largest supermarket chain, ASDA’s identities were managed by the parent company, but its 2021 sale to new owners meant that ASDA’s information security team had to set up a secure new identity for each of its 138,000 employees, many of whom are frontline staff and short-term workers. ASDA had to build a full identity data set, train staff on identity roles and responsibilities, and seek out the right partner to support identity infrastructure creation and upkeep. Further, their People team would not permit including non-employees in their HR solution system.

Solution

ASDA implemented SailPoint Identity Security Cloud and Non-Employee Risk Management to establish a secure cloud-based infrastructure that completely reshaped the company’s identity management program. Integration was seamless, including of 15 significant applications via integration with ServiceNow, and ASDA began to accelerate and strengthen security and access provisioning for all staff, particularly short-term seasonal workers. Today, new employees enjoy appropriate access at speed, enabling them to begin offering ASDA’s high-quality customer service within their first week.

Nelnet

Situation

Nelnet, Inc. (“Nelnet”), a company whose largest operating businesses engage in federal loan servicing and education technology services and payments, had successfully used SailPoint’s IdentityIQ customer-hosted solution since 2016. As Nelnet strategically shifted more services to the cloud, it recognized the need for a more agile solution and made the decision to migrate to SailPoint Identity Security Cloud. This decision was further solidified by a government contract renewal that necessitated full system segmentation. However, given its existing six-plus years of roles and certifications within IdentityIQ, it was anticipated that the migration would be very complex, requiring careful planning and execution.

Solution

Nelnet initiated its migration from IdentityIQ to SailPoint Identity Security Cloud in the first quarter of 2023, going live in January 2024 for its non-federal business lines. When SailPoint Identity Security Cloud achieved FedRAMP compliance, Nelnet began the implementation of its second instance of SailPoint Identity Security Cloud. SailPoint Identity Security Cloud enables Nelnet to streamline its identity lifecycle management and governance, managing over 19,000 Workday identities, and leverage new capabilities, such as AI for more automated processes (over 320 Business and IT roles are defined by AI). SailPoint Identity Security Cloud also allows Nelnet to focus its resources on adding business value, not managing or tuning infrastructure.

“Transitioning to SailPoint Identity Security Cloud transformed a complex operational challenge into a seamless identity experience.”—Dena Boyd, IT Infrastructure Technical Lead - Identity Systems of Nelnet

PACCAR, Inc.

Situation

Having grown through acquisition and organically over the years, PACCAR, Inc. (“PACCAR”), one of the world’s largest producers of heavy-duty trucks, found itself with multiple HR systems and different computing platforms, managing tens of thousands of user identities. PACCAR also had many manual processes related to managing user identities that it needed to automate to accommodate future business growth.

Solution

PACCAR deployed SailPoint to consolidate identities across eight HR systems and for tens of thousands of users worldwide, enabling PACCAR to achieve role-based access control of its employees while streamlining processes and reducing risk. In addition, PACCAR is looking to leverage SailPoint AI-Driven Identity Security capabilities to accelerate the automated management of roles.

“We chose SailPoint because we wanted a tool that balanced usability, scalability, and alignment with our business goals. The decision was heavily influenced by our business needs and our commitment to supporting PACCAR effectively.”—MA Schroeder, IAM Manager of PACCAR

Salvation Army Australia

Situation

The Salvation Army Australia is a non-governmental organization that provides a huge range of services within the community, from emergency disaster relief to aged care, second-hand stores, employment support, financial coaching and social services supporting those affected by addiction, homelessness, domestic violence and more. As it depends on the trust of the community, the Salvation Army Australia needed to protect its organization from identity compromise. However, the scale and complexity of its environment, with a variety of self-built and little-known legacy applications and longstanding data quality and synchronization issues, posed challenges.

Solution

The Salvation Army Australia implemented SailPoint Identity Security Cloud, based on the foundation of SailPoint Atlas, to meet its identity security needs. With the right integrations and the ability to build custom connectors, SailPoint Identity Security Cloud provides a clear view of access across the organization of approximately 10,000 personnel across 3,000 sites, with centralized control for operational efficiencies, compliance support, and greatly enhanced security. The time required to onboard new personnel and to update privileged access has been greatly reduced from days or even weeks to typically one day for onboarding and a matter of minutes for updating privileged access.

“When I first encountered SailPoint two decades ago, it was a disruptor in the market. SailPoint is today’s market leader, with the best support and the most qualified resources in Australia—that was a big motivating factor for us to choose SailPoint as our identity partner.”—Lachlan McGill, General Manager of Cyber Risk and Compliance of the Salvation Army Australia

Fortune 50 U.S. Health Insurer

Situation

This Fortune 50 U.S. health insurer, an industry leader focused on delivering higher-quality healthcare outcomes at a lower cost, needed to manage regulatory compliance better and give its employees the tools to do their jobs more efficiently. It also needed to automate and simplify the process for requesting access and onboarding employees and find ways to increase cost efficiency. Given the company’s growth plans, reducing risk exposure through better access management had become a key goal.

Solution

The company deployed SailPoint Identity Security Cloud to achieve 100% role-based access control for approximately 2,700 business roles and 55,000 users. The company was also able to automate actions across 36 different applications and platforms—the 22 million actions automated as a result is the equivalent of 538 full-time employees. The solution has enabled the company to better manage regulatory compliance, reduce risk exposure, streamline operational processes, create exceptional customer experiences, and move at the pace of business. In addition, SailPoint has enabled the business to drive down unit costs and decrease time to market while supporting rapid growth and integration of acquired companies.

CASE STUDY

ASDA Stores

ASDA

OVERVIEW

- ASDA is the UK's third-largest supermarket chain, with 829 stores and 138,000 employees including frontline staff and short-term workers

SITUATION

- ASDA's 2021 sale to new owners meant that it had to set up **secure new identities for all employees**
- ASDA had to build a full identity data set, train staff and find the **right partner to maintain identity infrastructure**
- Further, their People team would not permit including **non-employees** in their HR solution system

SOLUTION

138K

Employees safely onboarded to new identity infrastructure

10

Onboarding new applications at a rate of 10 per month

15

Significant applications integrated via SailPoint ServiceNow

CASE STUDY

Nelnet, Inc.

nelnet

SOLUTION

- Nelnet began its migration to **SailPoint Identity Security Cloud** in Q1 2023 and went live in January 2024
- Given it had 6+ years of roles and certifications within IdentityIQ, the migration was expected to be **complex**
- Nelnet also partnered with ProofID and their internal audit team
- When ISC achieved FedRAMP compliance, Nelnet began implementing its **second instance of ISC**

OVERVIEW

- Nelnet, Inc. engages in federal loan servicing and education technology services and payments, with offices around the globe and over 7,500 employees.

SITUATION

- Nelnet successfully used **SailPoint IdentityIQ** customer-hosted solution since 2016
- As the company shifted more services to the cloud, needed a more **agile** solution
- This decision was further solidified by a government contract renewal that required full **system segmentation**

19,000+
Workday identities managed

320+
Business and IT roles defined by AI

85+
Certification campaigns annually

RESULTS

- "First, Nelnet had a need to migrate. Second, we had ProofID as our implementation partner. Third, we had SailPoint leading the way with its solution. That triangle of resources came together and **delivered a successful migration**. The full team is really impressive, and it's been a **huge success**." -Dena Boyd, IT Infrastructure Program Manager at Nelnet.

CASE STUDY

Salvation Army Australia

OVERVIEW

- With over 140 years of history in Australia, the Salvation Army Australia provides a range of services across 3,000 sites: from emergency disaster relief to social services and more.

SITUATION

- As a non-governmental organization, the Salvation Army needed to protect its organization from **identity compromise.**
- However, the **scale and complexity** of its environment posed challenges.

SOLUTION

- The Salvation Army implemented **SailPoint Identity Security Cloud** to meet its identity security needs
- This came with the **right integrations** and the ability to build **custom connectors**
- It also provides a clear view of access across the organization, with **centralized control**

1 day

Typical onboarding time, down from several days or even weeks

10,000

Approximate personnel across 3,000 sites nationwide

Minutes

Typical time to update privileged access, down from days or even weeks

RESULTS

- It's great to be able to report to the Board and senior executives about the controls we have around identity. SailPoint is one of those rare security products that both makes things easier for the business and delivers strategic value"–Lachlan McGill, General Manager of Cyber Risk and Compliance, Salvation Army Australia

CASE STUDY

Fortune 50 US Health Insurer

OVERVIEW

- This Fortune 50 US health insurer is an industry leader, focused on delivering higher-quality healthcare outcomes at a lower cost.

SITUATION

- The company needed to **manage regulatory compliance** better and **increase cost efficiency**
- The company also needed to **automate and simplify** the process for onboarding employees
- Given the company's growth plans, **reducing risk exposure** through **better access management** has become a key goal

SOLUTION

- The company deployed SailPoint's solution to achieve **100% role-based access control** for **tens of thousands of employees**
- The solution helped **automate actions across 36 different applications** and platforms within the company
- The solution has enabled the company to **reduce risk exposure**, **streamline operational processes,drive down unit costs** and **decrease time to market**

100%
Access profiles for 2,700 business roles and 55,000 users

22MM
Actions automated, equivalent to 538 FTEs

36
Different applications and platforms experiencing automated actions

Research and Development

Innovation is one of our core values, and it is at the heart of how we think and do business. We believe ongoing and timely development of new products and features is imperative to maintaining our competitive position. We have taken a global approach to building a robust research and development team, with engineers and team members located in the United States as well as internationally across India, Mexico, Israel, the United Kingdom, and Canada. Along with our global approach, we also staff our research and development team with both experienced industry engineers and the next generation of talent well versed in advanced technology and AI development. As of October 31, 2024, our research and development team, inclusive of our product management teams, had 788 employees, and for the fiscal year ended January 31, 2022 (Predecessor), period from February 1, 2022 to August 15, 2022 (Predecessor), period from August 16, 2022 to January 31, 2023 (Successor), fiscal year ended January 31, 2024 (Successor), and nine months ended October 31, 2024, our research and development expenses totaled approximately $119.5 million, $81.3 million, $78.2 million, $180.8 million, and $124.3 million, respectively. Additionally, we have been, and will continue to be, deliberate and programmatic in leveraging technology acquisitions.

Sales and Marketing

Sales

We sell our solutions primarily through our direct sales organization, which is comprised of field and digital sales personnel, as well as through channel partners. Our sales force is structured by geography, customer size, status (customer or prospect), and industry verticals including healthcare, public sector, and government. Each segment is managed by specialized teams equipped with tailored strategies to meet unique customer needs. The sales team focuses on complex, high-value deals, often involving multi-layered decision-making processes. We service the market through a global sales force, utilizing both direct and indirect selling motions to maximize reach and effectiveness. Our direct sales teams engage with customers to deliver comprehensive identity security solutions, while our channel partners expand our market presence and provide additional value through localized expertise and support. Multiple routes to market enable us to effectively penetrate diverse markets and address varying customer needs.

Our market segmentation strategy is designed to align our selling capacity with the highest-value market opportunities. We focus on targeting segments that align with our ideal customer profiles, allowing us to deploy resources efficiently and effectively. This strategic alignment ensures that we concentrate our efforts on opportunities where our solutions provide the greatest impact, enhancing both customer satisfaction and our sales efficiency.

As part of our selling engagements, we employ a consultative, playbook-based selling approach that emphasizes understanding the unique value our solutions bring to each customer. Our sales process includes developing thorough business cases and proofs of value, providing customers with a clear and prescriptive path to successful implementation. This method is supported by overlay resources, including technical specialists who assist in the sales process, ensuring that our solutions are presented with the necessary technical depth and clarity.

Identity security is regarded as essential business infrastructure and critical for securing complex identity environments. Customers initially invest in SailPoint to address their most pressing identity security use cases and expand their deployment over time to cover additional identity populations and use cases. This approach ensures that our solutions are integral to customers’ security strategies, fostering long-term relationships and continuous growth.

Partners constitute an essential part of our selling model. We have established a model designed to create zero conflict, and typically include our partners in all of our training and enablement efforts. As a result, our indirect sales model, executed through our global and regional system integrators, technology partners, MSPs, and value-added resellers, is a key factor in our overall success.

This integrated approach highlights our commitment to understanding and addressing the specific needs of our customers, delivering high-value identity security solutions, and continuously expanding our market presence through both direct and indirect channels.

Marketing

Our marketing charter is to be a digital-first, data-driven, and customer-obsessed team that relentlessly accelerates our growth and innovation. Our strategy is focused on the following core areas: driving strong global brand awareness and differentiation for us, leveraging digital marketing tools to engage potential buyers and create a strong and targeted pipeline for our sales force, and helping our customers accelerate their adoption and success as their trusted partner. Our data-driven digital approach to marketing is tightly aligned to the needs of our addressable market and provides agility to leverage market opportunities in a targeted and timely fashion.

Our marketing engine starts with developing a unique value proposition and differentiated messaging for our solutions to drive broad awareness, followed by activating demand and creating pipeline, all the way to accelerating adoption and time-to-value for our customers and driving renewals and advocacy:

•

Our awareness and educational efforts focus on brand campaigns, digital and content marketing, public and analyst relations, social media engagement and influencer relations, and thought leadership such as our annual Horizons of Identity Security Report, market research, blogs, and bylines.

•

Our pipeline generation and maturation efforts focus on efficiently engaging targeted accounts and maturing them through their buyer’s journey. Our programs include digital campaigns and webinars, Account Based Marketing (ABM), virtual/physical events such as Navigate and other conferences, and executive roundtables. We also work closely with our key partners to extend the reach to a broader spectrum of the targeted accounts and audience that our partners have strong relationships with.

•	Our customer engagement efforts include customer onboarding and education communications, customer reference development, executive advisory boards, and community development and engagement.

Our marketing programs are executed with a combination of centralized global initiatives and regional specific programs tailored to three major geographies: (i) the Americas, (ii) EMEA, and (iii) Asia-Pacific (“APAC”). Our typical audience includes IT and security professionals, including CIOs, CISOs, and key identity decision makers, and has recently expanded to include key lines of business decision makers in finance, legal, HR, and accounting as identity security has become a greater strategic imperative.

Every year we host our flagship user conference, Navigate, followed by a global conference roadshow to demonstrate our strong commitment to enabling our global customers to succeed, while also serving as an opportunity to create pipeline for new sales to prospective customers and additional sales to existing customers. In an effort to extend our thought leadership in the space, we also participate in several industry events, including RSA and Black Hat. We were also an exhibitor at the 2024 Gartner Identity & Access Management Summit in Grapevine and London and held a Solution Provider Session.(4)

Professional Services and Customer Support

Professional Services

We are focused on ensuring that our professional services partners, who perform most of the implementations for our customers, can implement our solutions successfully by developing and creating best

(4)

Gartner®, Identity & Access Management Summit, March 4-6, 2024 in London, UK. Gartner®, Identity & Access Management Summit, December 9-11, 2024 in Grapevine, Texas. The Gartner content described herein represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., and are not representations of fact. The Gartner content described herein speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner content are subject to change without notice. See “Market and Industry Data” for more information.

practices. We provide “expert services” to partners and customers for complex implementation assistance. In certain cases, we lead direct customer implementations. We believe that our investment in professional services and in our partners drives increased adoption of our solutions.

Customer Success Management

Our customer success strategy centers around our investment in, and ownership of, the post-sale experience for our customers. Every customer and MSP has access to our team of Customer Success Managers (“CSMs”), whose goal is to help customers, and the partners that support them, achieve their desired return on investment and business results. Through proactive and regular engagements, the CSM team endeavors to keep every customer satisfied and help them use their SailPoint products or services optimally. When necessary, the CSM coordinates cross-departmental resources to remove any barrier to success. In addition, our customer success team utilizes customer data to identify and present any cross-sell or up-sell solutions aligned to a customer’s business objectives, thereby contributing to revenue expansion and increased product penetration. By proactively managing customer relationships, our CSM team nurtures client advocates, who become a powerful asset in closing new business.

Customer Support

Our customer support organization includes experienced, trained engineers who provide 24x7x365 support for critical issues. Customers receive contractual response times, telephonic support, and access to online support portals. Our customer support organization has global capabilities, a deep expertise in our solutions, and, through select support partners, is able to deliver support in multiple languages.

Alliances and Strategic Relationships

As a core part of our strategy, we have cultivated strong relationships with partners to help us increase our reach. We have developed a large partner network consisting of technology partners, system integrators, value-added resellers, and MSPs. In the year ended January 31, 2024, approximately 80% of our new customer transactions involved our partner network. We believe that our extensive partnership network enables us to provide the most complete identity security solution to our customers.

Technology Partners

The SailPoint Technology Alliance Program is a technology partnering network that leverages familiar standards and methods that make it easy to share identity context and configure identity-specific policies across disparate systems. Program offerings include access to SailPoint SDKs and APIs, developer support, and cloud-based certification services. The program comprises over 120 technology and implementation partners and has produced over 100 certified integrations.

We have partnered with industry leaders across a spectrum of technologies that enable organizations to integrate their entire security, mobility, cloud, and applications infrastructure into our platform so that breaches can be better identified, mitigated, and contained and operations can be streamlined. Solutions from companies such as AWS, CyberArk, Proofpoint, SAP, and ServiceNow that are plugged into our open identity platform through APIs provide our customers value-added capabilities to build an identity-aware enterprise.

System Integrators

We partner with many large and global system integrators including Accenture, Capgemini, Deloitte, KPMG, and PwC, as well as many regional system integrators. The focus of our system integrators program is to deliver pipeline growth and bookings, to help partners drive self-sufficiency, and to foster transparency and collaboration through shared assets and resources. We have implemented joint business controls and metrics that provide a platform for discussion and partnership development and help us optimize our program and unified value proposition.

Value-Added Resellers

Value-added resellers, such as CDW, GuidePoint, NetBR, Optiv, and Softcat, bring product expertise and implementation best practices to our customers globally. They provide vertical expertise and technical advice in addition to reselling or bundling our software. Many of our reseller partners have been trained to demonstrate and promote our identity platform. Our reseller channel ranges from large companies to regional resellers in our markets and territories. Our reseller program is designed to scale growth, help generate new opportunities, optimize customer experience, and increase profitability as well as sales efficiency.

Managed Security Service Providers

We partner with a growing number of MSPs, including Accenture, Simeio, Kommando, and MajorKey, to expand the reach of our direct sales organization. Our MSP channel augments our reach in market segments and territories. Our MSP partners offer our solutions, both packaged with a managed service and without. While this channel represents a small portion of our new ARR today, we believe continuing to build out this channel will be a driver of growth.

Employees, Culture, and Values

Our core values are more than words on our website. They are a constant reminder that what we do for our customers is important, but how we do things is also critical. We call that doing things “the SailPoint way.”

Our “Four I” core values:

•	Innovation: We develop creative solutions to real customer challenges;

•	Integrity: We deliver on the commitments we make;

•	Impact: We measure and reward results, not activity; and

•	Individuals: We value every person.

If you ask any crew member about our values, we believe they can give you an example of where they’ve recently seen them brought to life throughout the entire employee life cycle. Our recruiters incorporate our culture and values into their initial interviews with potential candidates. Our managers nominate crew members who display our values for quarterly company-wide awards.

As an organization that continues to rapidly grow and evolve, we look for feedback from our crew to stay on course. Our annual “Crew’s Views” global employee engagement survey gives us the data we need to focus on areas where we can make the most impact. Over each of the last three years that we conducted the survey, employee participation exceeded 75% and overall team member satisfaction exceeded 82%. Our commitment to culture shines through in the survey comments, which have noted: “It’s the only place I’ve worked where culture didn’t feel like a buzz word,” “The attitude of upper management drives our culture and ideals to help keep SailPoint a great place to work,” and “Great culture, great products, great innovation.”

We’re honored to see our culture recognized externally, too. Since November 2021, we’ve been a certified “Great Place to Work.” Employee comments regularly reference the strength of our products, unique culture, and an appreciation for our unofficial “No smart jerks” policy. We’ve been recognized as an employer of choice for parents and millennials. We’ve been noted as a Best Workplace in Texas five years in a row. We’ve also been noted as a Best Workplace in Technology and been featured on “Best Places to Work” lists from Glassdoor and Built In.

Our explosive growth has led SailPoint to triple in size, with nearly 2,600 crew members around the world. While most organizations post-pandemic have reverted to requiring mandatory days in-office, we recognize that there’s no perfect one-size fits all solution. We have realized many benefits in allowing crew to continue working remotely, so we treat our people like adults and empower team leaders to get their crew members together when it makes sense. This approach supports crew wellbeing and reflects our commitment to providing an environment for all our team members to succeed and thrive, which is foundational to our diversity, inclusion, and belonging (“DIBS”) efforts. At the organizational level, we have implemented training on recognizing and removing bias from our recruitment process, broadening our talent pool through diversity-focused partnerships and programs, and conducting pay equity reviews during our merit planning process. We forge partnerships to increase our impact—whether through Path Forward, which supports caregivers who are returning to the workforce, SkillBridge, which connects returning service members to job training opportunities, or Code2College, which enables students who might not normally have access or exposure to exploring a career in STEM to gain hands-on experience in a paid internship. In 2023, SailPoint was included on the Top 10 list of Code2College Corporate Partners by volunteer hours.

Our DIBS committee, made up of passionate crew from around the world, organizes and facilitates additional programming including speaker sessions, development training, and employee resource group-driven celebrations.

We are humble at SailPoint, but we are proud of our passion for being a force for good. Our philanthropy committee comes up with innovative opportunities for crew to give back to the communities in which we work. For more than seven years, we have run an annual “Sailanthropitch” program, where charities deliver a Shark-Tank-style presentation about their organization. Crew members cast their votes for the organizations they connect to the most, and each organization walks away with a financial donation tied to the percentage of votes they received. To date, we’ve donated more than $100,000 to support such causes. Throughout the remainder of the year, crew in Austin donate to the nominated charities for a chance to win VIP tickets to concerts, as part of our “Concerts for Change” initiative.

Our SailPoint Cares program, which started as an opportunity to bring cross-functional crew together in different regions, has grown significantly in recent years. Whether in the Americas, EMEA, or APAC, you can find multiple opportunities a year for teams to get together and donate their time and resources to support good causes across three core pillars: STEM & tech, crew engagement, and education.

Our “Individuals” value sits at the heart of our DIBS and philanthropy programs. It is also the driving force behind the enablement and development opportunities we offer to attract, grow, and retain top talent.

As is “Innovation.” We continuously update and refine our programs to meet the evolving needs of the business.

While we always seek the best talent to join SailPoint, we are also committed to growing talent. Our Sail-U program brings early career talent to our organization, where we provide them with the environment to learn and grow via structured training opportunities, engagement with leaders across the organization, and peer networking.

We offer a wealth of on-demand resources via our company intranet, The Dock, to support growth and development and drive performance. A special suite of learning offerings supports all leaders—whether recently promoted into a management position, new to SailPoint, or long-time SailPoint leadership who have grown along with the company—on topics such as hiring and performance management. Managers also have anytime access to resources to hone their skills via the Manager Hub on The Dock.

We have retained approximately 95% of our identified top talent in the last two years, a testament to our culture, the experience, and differentiated rewards programs we offer our crew members.

As we work to execute our growth strategy, we continue to invest in human capital resources that will sustain and fuel that growth. As of October 31, 2024, we had a total of 2,645 employees, including 788 involved in research and development activities, 1,026 in our sales and marketing organization, 527 in professional services and customer support, and 304 in general and administrative activities. As of October 31 2024, approximately 41% of our employees were located outside of the United States, compared to 36% as of October 31, 2023, which has allowed us to access the best global talent. From a regional perspective, 368 of our employees are based in EMEA and 506 in APAC, while 1,771 reside in the Americas. Ensuring that we have the right people in the right positions and locations, who are highly engaged and empowered to be successful, is essential to our strategy for sustained growth.

Competition

We operate in a highly competitive market characterized by constant change and innovation. Our competitors include large public companies, such as IBM, Microsoft, and Oracle that offer identity solutions within their product portfolios, and identity centric solution providers, including CyberArk, Okta, and One Identity. There are also a number of smaller scale, regional, or specialist identity security solution providers that we compete with in certain situations. We believe the principal competitive factors in our market include:

•	Comprehensiveness of visibility to which identities have access to what across the IT environment;

•	Reliability and effectiveness in defining and implementing identity security policies;

•	Flexibility to deploy identity security and administration as a SaaS or customer-hosted solution;

•	Adherence to government and industry regulations and standards;

•	Comprehensiveness and interoperability of the solution with other IT and security solutions;

•	Enterprise security, scalability, and performance;

•	Ability to innovate and respond to customer needs rapidly;

•	Quality and responsiveness of support organizations;

•	Total cost of ownership;

•	Ease of use; and

•	Customer experience.

Some of our competitors have significantly greater financial, technical, and sales and marketing resources, as well as greater name recognition, in some cases within particular geographic regions, and more extensive geographic presence than we do. See “Risk Factors—Risks Related to Our Business and Industry—We face intense competition in our market, both from larger, well-established companies and from emerging companies, and we may lack sufficient financial and other resources to maintain and improve our competitive position.” However, we believe we compete favorably with our competitors based on all the factors above.

Intellectual Property

Our success depends in part on our ability to protect our intellectual property. We rely on copyrights and trade secret laws, confidentiality procedures, employment proprietary information, and inventions assignment agreements, trademarks, and to protect our intellectual property rights. We also license software from third parties for integration into our solutions, including open source software and other software available on commercially reasonable terms.

We control access to and use of our solutions and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international copyright and trade secret laws. As of December 31, 2024, we had 79 issued patents and 15 patent applications pending in the United States and eight issued patents and one patent application pending internationally, in each case relating to certain aspects of our technology. Also as of December 31, 2024, the expiration dates of our issued patents ranged from 2025 to 2041. See “Risk Factors—Risks Related to Our Technology and Our Intellectual Property Rights—If we fail to obtain, maintain, protect, defend, or adequately enforce our intellectual property or proprietary rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue, and incur costly litigation to protect our rights” for information regarding potential risks associated with our intellectual property and our ability to protect it.

Legal Proceedings

We are not currently a party to, nor is our property currently subject to, any material legal proceedings other than ordinary routine litigation incidental to the business, and we are not aware of any such proceedings contemplated by governmental authorities.

Facilities

Our corporate headquarters in Austin, Texas, consists of approximately 165,000 square feet of space under a lease that expires in April 2029. We also have additional office space under traditional leases in Pune, India; Tel Aviv, Israel; and London, United Kingdom and under coworking arrangements in various locations in North America, Europe, and Asia.

We believe that our facilities are adequate for our current needs and anticipate that suitable additional space will be readily available to accommodate any foreseeable expansion of our operations.

Government Regulations

We are subject to a wide variety of laws, rules, and regulations in the United States and abroad that involve matters central to our business, including those relating to data privacy and security. Many of these laws, rules, and regulations are continually evolving, and we expect that we will continue to become subject to new laws, rules, regulations, industry standards, contractual requirements, and other obligations in the United States, the EU, the UK, and other jurisdictions. A failure to comply with them could result in civil and criminal liabilities and enforcement actions, which could include fines, as well as claims for damages by customers and other affected individuals, damage to our reputation, and loss of goodwill (both in relation to existing customers and prospective customers), any of which could adversely affect our business, operating results, financial performance, and prospects. See “Risk Factors—Risks Related to Laws and Regulations” for a discussion of our regulatory risks.

Compliance and Certifications

We are committed to protecting critical business information belonging to SailPoint and the customers and partners we serve. In support of this commitment, we maintain an Information Security Management System (ISMS) in accordance with ISO/IEC 27001:2013 that extends to additional controls defined within ISO/IEC 27018:2019 focusing on protection of Customer Personal Data in the cloud.

Even before the enactment of the GDPR, and the many privacy regulations since then, our customers have been focused on ensuring their personal information is handled with the upmost care. SailPoint is certified with the EU-U.S. Data Privacy Framework, the Swiss-U.S. Data Privacy Framework, and the UK Extension to the EU-U.S. Data Privacy Framework, demonstrating our commitment to privacy principles and regulations. In addition, we have Standard Contractual Clauses in place that apply to any restricted transfers of data from customers to SailPoint, transfers between SailPoint entities, and transfers to our subprocessors.

On a product level, our product certifications include SOC 1 Type 2, an examination of controls at a service organization relevant to entities’ internal control over financial reporting, and SOC 2 Type 2, which is a report on controls at a service organization relevant to security, availability, processing integrity, confidentiality, or privacy. SailPoint has also published SOC 3 Reports, which similarly address controls relevant to security, availability, processing integrity, confidentiality, and privacy.

On June 5, 2024, SailPoint achieved FedRAMP Moderate ATO (Authority to Operate) for our SaaS-based solution, SailPoint Identity Cloud. The Federal Risk and Authorization Management Program (FedRAMP®) is a government-wide program that promotes the adoption of secure cloud services across the federal government by providing a standardized approach to security and risk assessment, authorization, and continuous monitoring for cloud products and services. FedRAMP empowers agencies to use modern cloud technologies, emphasizing the security and protection of federal information and accelerating the adoption of secure cloud solutions. As a FedRAMP-authorized cloud service provider (CSP), SailPoint meets the security requirements necessary to support the most sensitive federal agencies, critical infrastructure, and the defense industrial base at the moderate impact level.

In Australia, our SailPoint Identity Security Cloud has been assessed to be fully compliant with Information Security Registered Assessors Program’s (IRAP) PROTECTED level control requirements, which are based on controls identified in the Australian Signals Directorate and Australian Government Information Security Manual. This IRAP assessment is a prerequisite for many Australian government departments seeking to adopt platforms and tools from cloud service.

Our compliance certifications demonstrate our commitment to the rigorous security and privacy measures taken to protect the confidentiality, integrity, and security of our customers’ data and the security of our platform.

MANAGEMENT

Below is a list of the names, ages as of January 15, 2025, positions, and a brief account of the business experience of the individuals who serve as our executive officers or directors or are expected to become directors prior to completion of this offering. Upon the completion of this offering, nine directors are anticipated to be elected to our Board.

Name	Age	Position

Mark McClain	62	Chief Executive Officer and Director

Matt Mills	67	President

Brian Carolan	54	Chief Financial Officer

Chris Schmitt	52	Executive Vice President, General Counsel, and Secretary

Abby Payne	48	Chief People Officer

Kristin Nimsger Weston	51	Chair of the Board of Directors

Andrew Almeida	37	Director

William Bock	74	Director

Seth Boro	49	Director

Ronald Green	56	Director

James (Jim) Hagan	51	Director

Sacha May	31	Director

Tracey Newell	58	Director

Mark McClain co-founded STHI in December 2005 and has served as our Chief Executive Officer and on our Board since August 2022, and previously served in such capacities at STHI until the Take-Private Transaction in August 2022. Mr. McClain has more than 20 years of experience developing and leading innovative technology companies that have operated in the identity management market. In 2000, he founded Waveset Technologies (“Waveset”), a pioneer in the identity management market. Following the acquisition of Waveset by Sun Microsystems (“Sun”) in 2003, Mr. McClain served as Vice President of Software Marketing for Sun. Mr. McClain’s career also includes experience in international sales and marketing with HP (NYSE: HPQ) and IBM Tivoli Systems. Mr. McClain holds a B.A. in Economics from Point Loma Nazarene University and an M.B.A. from the University of California, Los Angeles. The Board believes that Mr. McClain’s industry expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve as a director.

Matt Mills has served as our President since June 2024 and served as our President, Worldwide Field Operations from August 2022 until June 2024, and previously served in such capacity at STHI from February 2021 until the Take-Private Transaction in August 2022. Mr. Mills initially joined STHI as its Chief Revenue Officer in August 2019, serving in that capacity until becoming President, Worldwide Field Operations in February 2021. Mr. Mills brings more than 30 years of experience to this role. Before joining STHI, Mr. Mills was the chief executive officer of MapR Technologies, an enterprise software company, from October 2015 until February 2018. Immediately prior to that, he spent 20 years at Oracle Corporation (NYSE: ORCL), most recently as Senior Vice President North America Sales, where he oversaw more than 8,000 employees and was responsible for $4.5 billion in annual revenue. Since September 2018, Mr. Mills has served as board member and advisor to various early-stage SaaS companies. Additionally, Mr. Mills currently serves as a managing partner of Tappan Hill Venture Partners II, LLC, a venture capital fund. Mr. Mills holds a B.S. in Business from Ferris State University in Michigan.

Brian Carolan has served as our Chief Financial Officer since December 2022. Prior to his role at SailPoint, Mr. Carolan worked at Commvault Systems, Inc. (NASDAQ: CVLT) (“Commvault”), a data protection and cyber resilience company, for over twenty years, serving as Chief Financial Officer from October 2012 until June 2022,

Vice President, Finance and Chief Accounting Officer from July 2006 until September 2012, and Controller from February 2001 until June 2006. Prior to joining Commvault, Mr. Carolan worked in the Technology, Communications, and Entertainment audit practice of Ernst & Young LLP from 1993 until January 2001. Mr. Carolan holds a B.S. in Accounting from Villanova University and an M.B.A. from New York University. Mr. Carolan is a certified public accountant in the State of New Jersey.

Chris Schmitt has served as our General Counsel and Secretary since August 2022 and as an Executive Vice President since July 2020, and previously served as General Counsel and Secretary for STHI from March 2017 and as an Executive Vice President for STHI from July 2020 until the Take-Private Transaction in August 2022. Mr. Schmitt has nearly 25 years of corporate legal experience. Prior to joining STHI, Mr. Schmitt was a Partner at the law firm Vinson & Elkins L.L.P. from January 2010 until March 2017, practicing in the firm’s Capital Markets and Mergers & Acquisitions group. His practice focused on mergers and acquisitions, public and private securities offerings, technology transactions, and compliance and corporate governance. Prior to that, Mr. Schmitt was an Associate attorney at Vinson & Elkins and, before that, at the law firm Baker Botts L.L.P. Mr. Schmitt holds a B.S. in Political Science and Economics and a J.D., both from the University of Michigan.

Abby Payne has served as our Chief People Officer since August 2022, and previously served in such capacity at STHI from December 2019 until the Take-Private Transaction in August 2022. Ms. Payne previously served as the Vice President of Human Resources at STHI starting in October 2011. Ms. Payne has nearly 25 years of experience serving in various human resources capacities for technology companies. Prior to joining STHI, Ms. Payne worked at BMC Software, an IT services and IT consulting company, as a Senior Human Resources Business Partner from July 2009 to October 2011, and at Trilogy, a software development company, as a Human Resources Manager from December 1999 to June 2009. Ms. Payne holds a B.B.A. in Business Management from the University of Texas at Austin.

Kristin Nimsger Weston has served on our Board since August 2022. Ms. Weston has served as an Operating Partner of Thoma Bravo since November 2020. Ms. Weston was the Interim Chief Executive Officer of Talend, a data integration and data management company, from October 2022 to May 2023. Ms. Weston previously served as Senior Advisor, Private Equity to Vista Equity Partners, a private equity firm, from April 2020 to November 2020. Ms. Weston also previously served Social Solutions Global, a software provider, as the Chief Executive Officer from October 2016 to April 2020, and MicroEdge, LLC (“MicroEdge”), a software and services company, as the Chief Executive Officer from November 2013 until its acquisition in October 2014 by Blackbaud, Inc. and thereafter, she continued leading the MicroEdge business until April 2016. Prior to joining MicroEdge, Ms. Weston served as General Manager of the litigation software division of Thomson Reuters Corporation (NYSE: TRI), a news and information-based tools provider, from February 2012 to November 2013, and as President of Kroll Ontrack, Inc., an information services provider, where she held a variety of roles from 2001 to 2011. Ms. Weston currently serves on the board of directors of several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment. Ms. Weston also previously served on the board of directors of other software and technology companies, including N-able, Inc. (NYSE: NABL) from July 2021 to November 2022. Ms. Weston received a B.A. in English from the University of Minnesota and a J.D. from William Mitchell College of Law. Ms. Weston also received a Certificate in Management and Leadership from the MIT Sloan School of Management. The Board believes that Ms. Weston’s industry experience and overall knowledge of our business qualify her to serve as a director.

Andrew Almeida has served on our Board since August 2022. Mr. Almeida is a Partner at Thoma Bravo. Mr. Almeida joined Thoma Bravo in 2012 as an Associate, was promoted to Senior Associate in 2014, to Vice President in 2016, to Principal in 2019, and to Partner in 2022. Mr. Almeida previously worked in investment banking at Bank of America Merrill Lynch. Mr. Almeida currently serves on the board of directors of several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment. Mr. Almeida received a B.B.A. in Finance, Investment, and Banking and a B.A. in Economics from The University of Wisconsin—Madison and an M.S. from Vanderbilt University. The Board believes that Mr. Almeida’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

William Bock has served on our Board since August 2022 and previously served on the board of directors of STHI since 2011. Mr. Bock has served on the board of directors of Silicon Laboratories Inc. (NASDAQ: SLAB) (“Silicon Labs”), a provider of silicon, software, and solutions for the IoT, internet infrastructure, industrial, consumer, and automotive markets, since 2011. In addition, Mr. Bock has served as Chairman of the board of directors of N-able, Inc. (NYSE: NABL), an IT enablement company, since July 2021 and as a member of the board of directors of SolarWinds Corporation (NYSE: SWI) (“SolarWinds”), a software company, since October 2018, being appointed as Chairman of SolarWinds’ board in August 2020. From 2013 to his retirement in 2016, Mr. Bock served as the President of Silicon Labs. Mr. Bock also served Silicon Labs as Senior Vice President of Finance and Administration and Chief Financial Officer from 2006 to 2011. Prior to joining Silicon Labs, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures, a venture capital firm, and previously held senior executive positions with various venture-backed companies. Mr. Bock began his career with Texas Instruments (NASDAQ: TXN), a semiconductor company. Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. The Board believes that Mr. Bock’s extensive financial and industry experience as well as his prior board experience qualify him to serve as a director.

Seth Boro has served on our Board since August 2022 and previously served on the board of directors of STHI from September 2014 until November 2018. Mr. Boro has served as a Managing Partner at Thoma Bravo since 2013. Mr. Boro joined Thoma Bravo in 2005 and became a Partner in 2010, serving in that capacity until becoming a Managing Partner in 2013. Mr. Boro was previously an associate with the private equity firm Summit Partners and an analyst with Credit Suisse. Mr. Boro currently serves on the board of directors of several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment. Mr. Boro also previously served on the board of directors of other cybersecurity companies, including Dynatrace (NYSE: DT) from January 2015 to February 2024 and SolarWinds (NYSE: SWI) from February 2016 to October 2022. Mr. Boro is a graduate of Queen’s University School of Business (Canada), where he received a Bachelor of Commerce degree, and he received an M.B.A. from the Stanford Graduate School of Business. The Board believes that Mr. Boro’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

Ronald Green has served on our Board since August 2022 and previously served on the board of directors of STHI since July 2021. Mr. Green is an experienced security leader and has served as Cybersecurity Fellow at Mastercard Inc. (NYSE: MA) (“Mastercard”), a payment services company, since November 2023. Prior to that, Mr. Green served as Mastercard’s Executive Vice President, Chief Security Officer beginning in January 2014, leading a global team that ensures the safety and security of Mastercard’s network, products, and services, and serving on Mastercard’s Management Committee. Prior to joining Mastercard, Mr. Green served as Deputy CISO at Fidelity Information Services, a fintech software company, from December 2012 to January 2014. Prior to this position, Mr. Green was Director, Investigation, and Protections Operations at BlackBerry Limited (NYSE: BB), a cybersecurity software company, and before that he served as a senior vice president across several areas at Bank of America (NYSE: BAC), a financial services company. He also has extensive experience working with international and federal law enforcement agencies, both as a special agent in the United States Secret Service, where among other things he worked on fraud investigations, and as an officer in the United States Army. Mr. Green currently serves as Chair of the Financial Services Sector Coordinating Council and as a member of the United States Secret Service Cyber Investigations Advisory Board. Mr. Green holds a B.S. in mechanical engineering from the United States Military Academy at West Point, is a graduate of the FBI’s Domestic Security Executive Academy, and holds a graduate certification in Information Assurance from The George Washington University. The Board believes that Mr. Green’s business and security expertise qualify him to serve as a director.

James (Jim) Hagan has served on our Board since August 2022. Mr. Hagan has served as an Operating Partner of Thoma Bravo since September 2019. Mr. Hagan previously served as the Chief Financial Officer of MedeAnalytics, Inc. (“MedeAnalytics”), a healthcare analytics company, from September 2016 to October 2020. Prior to MedeAnalytics, Mr. Hagan served in various management roles at Forcepoint LLC (“Forcepoint”), a cybersecurity company, including Chief Operating Officer and Interim Chief Executive Officer, from March

2016 to August 2016. Before joining Forcepoint, Mr. Hagan served in various financial roles at Websense, Inc. (formerly NASDAQ: WBSN), a cybersecurity company, including Chief Financial Officer, from May 2007 to March 2016. Mr. Hagan also served as the Director of Finance of Fair Isaac (NYSE: FICO), an analytics company, and as an associate in both the Industrial and Global Financial Sponsors groups at Lehman Brothers from June 2003 to March 2005. Mr. Hagan currently serves on the board of directors of several software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment. Mr. Hagan received a B.S. in Management Science from University of California, San Diego and an M.B.A. from UCLA Anderson School of Management. The Board believes that Mr. Hagan’s industry experience and overall knowledge of our business qualify him to serve as a director.

Sacha May has served on our Board since August 2022. Mr. May has served as a Vice President at Thoma Bravo since August 2021. Mr. May previously was with TA Associates as a Senior Associate from July 2018 to July 2021 where he focused on software investments and worked in investment banking at Moelis & Company from July 2015 to June 2018. Mr. May currently serves on the board of directors of software and technology service companies in which certain private equity funds advised by Thoma Bravo hold an investment. Mr. May received his B.S. in Business from NYU Stern School of Business. The Board believes that Mr. May’s industry experience and overall knowledge of our business qualify him to serve as a director.

Tracey Newell has served on our Board since August 2022 and previously served on the board of directors of STHI since March 2019. Ms. Newell served as President of Global Field Operations at Informatica LLC (“Informatica”), an enterprise cloud data management company, from July 2018 until her retirement in January 2021, during which time she was responsible for worldwide field sales, alliances, channels and sales operations, and customer success. From December 2020 until May 2023, Ms. Newell served on the board of directors of Sumo Logic, Inc. (NASDAQ: SUMO), a SaaS log analytics platform, and she also currently serves on the board of directors of several private technology companies. Ms. Newell previously served as a member of the Informatica board of directors from June 2016 to June 2018, and prior to joining Informatica, Ms. Newell was Executive Vice President of global field operations at Proofpoint, Inc. (“Proofpoint”), an enterprise security software and solutions company, from August 2013 until June 2018. Before Proofpoint, from July 2011 to August 2013, Ms. Newell was Executive Vice President, Global Sales at Poly Inc., formerly Polycom, a communications company. Ms. Newell has also held sales leadership positions at Juniper Networks, a networking products company, and at Cisco WebEx, a collaboration platform company. Ms. Newell holds a B.A. in Business Economics from the University of California, Santa Barbara. The Board believes that Ms. Newell’s management and extensive industry experience as well as her prior board experience qualify her to serve as a director.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Corporate Governance

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. Following completion of this offering, our Board will be composed of nine directors. Our certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of our Board. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Director Designation Agreement” for more details with respect to the director nomination rights.

Our certificate of incorporation will also provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors will be

Messrs. Bock, May, and McClain and will serve until the first annual meeting of stockholders following the completion of this offering, our Class II directors will be Messrs. Boro and Hagan and Ms. Newell and will serve until the second annual meeting of stockholders following the completion of this offering, and our Class III directors will be Messrs. Almeida and Green and Ms. Weston and will serve until the third annual meeting of stockholders following the completion of this offering.

In addition, our certificate of incorporation will provide that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Thoma Bravo beneficially owns 40% or more of the total number of shares of our common stock then outstanding. If Thoma Bravo’s beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our then-outstanding shares of stock entitled to vote thereon.

The listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

We anticipate that, prior to our completion of this offering, the Board will determine that, with the exception of Mark McClain, all other members of the Board meet the Nasdaq requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.

Controlled Company Status

Upon completion of this offering, Thoma Bravo will continue to control a majority of our outstanding common stock. As a result, we will be a “controlled company.” Under Nasdaq rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of our common stock:

•	we have a board that is composed of a majority of “independent directors,” as defined under the rules of such exchange;

•	we have a compensation committee that is composed entirely of independent directors; and

•	we have a nominating and corporate governance committee that is composed entirely of independent directors.

Following this offering, we intend to rely on this exemption. As a result, we may not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee may not consist entirely of independent directors or be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Board Committees

Upon completion of this offering, our Board will have an Audit Committee, a Compensation and Nominating Committee, and a Cybersecurity Committee. The composition, duties, and responsibilities of these committees will be as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation and Nominating Committee	Cybersecurity Committee
Mark McClain
Kristin Nimsger Weston
Andrew Almeida		X
William Bock	X	X
Seth Boro
Ronald Green	X		X
James (Jim) Hagan	X
Sacha May			X
Tracey Newell		X	X

Audit Committee

Following this offering, our Audit Committee will be composed of Messrs. Bock, Green, and Hagan, with Mr. Hagan serving as chair of the committee. We intend to comply with the audit committee requirements of the SEC and Nasdaq, which require that the Audit Committee be composed of at least one independent director at the closing of this offering, a majority of independent directors within 90 days following this offering, and all independent directors within one year following this offering. We anticipate that, prior to the completion of this offering, our Board will determine that Messrs. Bock, Green, and Hagan meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. We anticipate that, prior to our completion of this offering, our Board will determine that each of Messrs. Bock and Hagan is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of Nasdaq. The Audit Committee’s responsibilities upon completion of this offering will include:

•	appointing, approving the compensation of, and assessing the qualifications, performance, and independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit and tax services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing our policies on risk assessment and risk management;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual meeting proxy statement;

•	reviewing, approving, and overseeing any related party transactions on an ongoing basis, in accordance with our policies and procedures; and

•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.

Compensation and Nominating Committee

Following this offering, our Compensation and Nominating Committee will be composed of Messrs. Almeida and Bock and Ms. Newell, with Ms. Newell serving as chair of the committee. As a controlled company, we intend to rely upon the exemption for the requirement that we have a Compensation and Nominating Committee comprised entirely of independent directors. The Compensation and Nominating Committee’s responsibilities upon completion of this offering will include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	appointing, compensating, and overseeing the work of any compensation consultant, director search firm, outside legal counsel, or other advisor retained by the Compensation and Nominating Committee;

•

conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, director search firm, outside legal counsel, or other advisor retained by the Compensation and Nominating Committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•	reviewing and establishing our overall management compensation, philosophy, and policy;

•	overseeing and administering our compensation and similar plans;

•	reviewing and making recommendations to our Board with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;

•	developing and recommending to our Board criteria for board and committee membership;

•

subject to the rights of Thoma Bravo under the Director Designation Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	developing and recommending to our Board a set of corporate governance guidelines; and

•	reviewing and recommending to our Board the structure and membership of the committees of our Board.

Cybersecurity Committee

Following this offering, our Cybersecurity Committee will be composed of Messrs. Green and May and Ms. Newell, with Mr. Green serving as chair of the committee. The Cybersecurity Committee’s responsibilities upon completion of this offering will include:

•

reviewing and assessing the effectiveness of our cybersecurity programs and their practices for identifying, assessing, and mitigating cybersecurity risks across our solutions, products, services, and business operations;

•	reviewing our security strategy and technology planning processes;

•	reviewing and assessing the safeguards used to protect the confidentiality, integrity, availability, and resiliency of our solutions, products, services, and business operations;

•	overseeing our cyber crisis preparedness, security breach, and incident response plans, communication plans, and disaster recovery and business continuity capabilities;

•	overseeing our compliance with applicable information security and data protection laws and industry standards;

•	overseeing our cybersecurity budget, investments, training, and staffing levels to ensure they are sufficient to sustain and advance successful cybersecurity and industry compliance programs;

•	assessing and discussing with management the threat landscape facing us and our solutions, products, services, and business operations; and

•	reviewing and discussing with management any new or updated legal, regulatory, and compliance implications of security risks to us or our solutions, products, services, and business operations.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation and Nominating Committee.

Risk Oversight

Our Board will oversee the risk management activities designed and implemented by our management. Our Board will execute its oversight responsibility for risk management both directly and through its committees. The full Board will also consider specific risk topics, including risks associated with our strategic plan, business operations, and capital structure. In addition, our Board will receive detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board will delegate to the Audit Committee oversight of our risk management process. Our other committees of our Board will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Code of Business Conduct and Ethics

Prior to completion of this offering, we intend to adopt a code of business conduct and ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of business conduct and ethics will be available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis section is to provide information about the material elements of compensation that are paid, awarded to, or earned by, our “Named Executive Officers,” who consist of our principal executive officer, our principal financial officer, and the three other most highly compensated executive officers (other than our principal executive officer and principal financial officer). For fiscal 2025 (i.e., our fiscal year ended January 31, 2025), our Named Executive Officers and their positions were:

•	Mark McClain, Chief Executive Officer;

•	Brian Carolan, Chief Financial Officer;

•	Matt Mills, President;

•	Chris Schmitt, Executive Vice President, General Counsel, and Secretary; and

•	Abby Payne, Chief People Officer.

Historical Compensation Decisions

Our compensation approach reflects our current stage in our development as a business and also our ownership structure. For more than two years prior to this offering, we and our operating subsidiaries were privately held and controlled by Thoma Bravo, one of the largest software-focused investors in the world. Our prior compensation policies and determinations, including those made for fiscal 2025, have been the determinations of, and approved by, the compensation and nominating committee of our Board (which we refer to as the “Compensation Committee” in this Compensation Discussion and Analysis) and were informed by various factors, including our compensation philosophy, company and individual performance, the scope and responsibilities of each executive’s role relative to market benchmarks, and the compensation levels of our other executive officers.

Compensation Philosophy and Objectives

We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards, and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills, and performance are critical to our success;

•	align the interests of our executive officers and shareholders by motivating executive officers to increase shareholder value and rewarding executive officers when shareholder value increases;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

To achieve these objectives, the Compensation Committee expects to maintain our current compensation plans and consider implementing new compensation plans in order to tie a substantial portion of the executives’ overall compensation to key strategic financial goals.

Our executive compensation program rewards team accomplishments while promoting individual accountability and depends on Company results as well as individual impact. A portion of total compensation is placed at risk through annual performance bonuses and long-term incentives. The combination of incentives is designed to balance annual operating objectives and Company earnings performance with longer-term shareholder value creation.

We seek to provide competitive compensation that is commensurate with performance and to promote a long-term commitment to the Company by our executives. Our team-focused culture and management processes are designed to foster this commitment.

Risk Assessment

The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to shareholders. The combination of performance measures for annual bonuses and the equity compensation programs, as well as the multiyear vesting schedules for equity awards, encourages employees to maintain both a short and a long-term view with respect to Company performance.

Elements of Compensation

Our current executive compensation program, which is set by our Compensation Committee, consists of the following components:

•	base salary;

•	annual cash incentive awards linked to our overall performance;

•	grants of profits interests as long-term equity-based compensation; and

•	other employee benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational, and strategic objectives, and align the interests of our executive officers and other senior personnel with those of our stockholders.

Pay Mix

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of secure compensation, retention value, and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive a measure of security in the minimum expected level of compensation, while motivating the executive to focus on business metrics that will produce a high level of short-term and long-term performance for the Company and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors.

Base Salary

We pay base salaries to retain the individual executive’s services and to reward and motivate individual performance. The Board makes adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of the Board and our Chief Executive Officer.

Base salaries were reviewed by our Compensation Committee in fiscal 2024 (i.e., our fiscal year ended January 31, 2024) with changes effective July 1 of that year. In setting base salaries, the Compensation

Committee considers peer group comparisons and assesses the individual skills, performance, experience, responsibilities, and time in position of each Named Executive Officer. Below are the annual base salaries for our Named Executive Officers for fiscal 2024 (i.e., our fiscal year ended January 31, 2024) and fiscal 2025, reported as of January 31 of each year.

Annual Base Salary
Name	FY 2024	FY 2025
Mark McClain	$525,000	$600,000
Brian Carolan	$425,000	$450,000
Matt Mills	$465,000	$525,000
Chris Schmitt	$365,000	$400,000
Abby Payne	$345,000	$375,000

The base salaries paid to our Named Executive Officers in fiscal 2025 are set forth in the Summary Compensation Table below.

Annual Incentive Compensation

Historically, our Compensation Committee has awarded annual cash bonuses to our Named Executive Officers under our corporate bonus plan on an annual basis, or at the commencement of an executive officer’s employment with us, by setting a target level of bonus compensation that is structured as a percentage of such executive officer’s annual base salary. In 2024, we changed our fiscal year from a calendar year to the 12-month period ending January 31. Our Compensation Committee is in the process of determining how bonuses will be measured in future years in light of this change. As such, in fiscal 2024 our Compensation Committee elected to award discretionary annual cash bonuses to our Named Executive Officers in the amounts set forth in the table below. The bonuses were paid following a year-end review by the Compensation Committee of the Named Executive Officer’s performance but were not measured against pre-established performance objectives. The following table shows fiscal year 2024 discretionary bonus payouts and calendar year 2023 bonus payouts under the Company’s bonus plan.

Name	Fiscal Year 2024 Discretionary Bonus Payout	Calendar Year 2023 Bonus Plan Payout
Mark McClain	$548,637	$656,250
Brian Carolan	$289,063	$318,750
Matt Mills	$482,785	$581,250
Chris Schmitt	$223,818	$273,750
Abby Payne	$185,558	—

Long-Term Equity-Based Awards

We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, motivate, retain, and adequately compensate executive talent. To that end, on June 30, 2023, we awarded equity-based compensation to our executive officers in the form of profits interests (“Incentive Units”) under the SailPoint Parent, LP Incentive Equity Plan (the “Equity Plan”). We believe such Incentive Unit awards, of which 50% are subject to time-vesting and 50% are subject to performance-vesting, provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time. We did not grant any additional Incentive Units to our Named Executive Officers in fiscal 2025.

The time-vesting Incentive Units vested 25% on August 16, 2023 (December 12, 2023 for Mr. Carolan), and the remaining unvested time-vesting Incentive Units vest ratably in a series of 36 equal monthly installments, subject to the Named Executive Officer’s continued employment. The performance vesting Incentive Units vest in five yearly installments through December 31, 2026, upon the achievement of target financial performance metrics which are determined yearly by the Board, beginning with calendar year 2023. For calendar year 2024, the Compensation Committee approved the vesting of the applicable installment of Incentive Units at its discretion without measuring against the pre-established performance objective.

The Incentive Unit grant agreements (the “Profits Interest Grant Agreements”) provide that upon confirmation by the Board that financial performance measures for any given fiscal year do not equal or exceed the applicable target financial performance (an “Unvested Year”), then all performance-vesting Incentive Units for such Unvested Year that would have otherwise vested had the financial performance for such fiscal year equaled or exceeded the applicable target financial performance will remain unvested (the “Unvested Performance Incentive Units”). To the extent that the Board confirms for the fiscal year immediately subsequent to such Unvested Year that financial performance for such subsequent fiscal year equals or exceeds the target financial performance for such subsequent fiscal year (and the Named Executive Officer is and has been in continuous service with the Company through the end of such subsequent fiscal year) then all Unvested Performance Incentive Units from such immediately preceding Unvested Year outstanding as of such date that would have otherwise vested had the financial performance for such previous Unvested Year equaled or exceeded the applicable target financial performance for such Unvested Year will become immediately vested upon the date of such determination by the Board.

Other Executive Benefits and Perquisites

We provide benefits to our executive officers on the same basis as other eligible employees including:

•	health insurance;

•	vacation, personal holidays, and sick days; and

•	a 401(k) plan with matching contributions.

Stock Ownership Guidelines and Holding Requirements

We plan to establish stock ownership guidelines pursuant to which covered persons (including our Named Executive Officers) will be prohibited from selling or disposing of any shares of our common stock unless and until the covered person holds an aggregate value of our common stock (or equivalents recognized under our policy) equal to a to-be-determined multiple of their annual base salary.

Clawback Policy

In connection with this offering, we intend to adopt a “clawback” policy that is compliant with the listing rules of the applicable listing exchange, as required by the Dodd-Frank Act.

2025 Summary Compensation Table

The following table sets forth certain information with respect to compensation for fiscal 2025, fiscal 2024 (i.e., our fiscal year ended January 31, 2024), and fiscal 2023 (i.e., our fiscal year ended January 31, 2023) earned by, awarded to, or paid to our Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Mark McClain	2025	568,750	548,637	—	—	—	10,538	1,127,925
Chief Executive Officer	2024	525,000	—	—	22,162,963	656,250	9,188	23,353,401
	2023	514,583	—	4,377,111	2,389,508	—	5,262	7,286,464
Brian Carolan	2025	439,583	289,063	—	—	—	10,412	739,058
Chief Financial Officer	2024	425,000	—	—	5,194,441	318,750	9,900	5,948,091
	2023	59,564	—	—	—	—	1,063	60,627
Matt Mills	2025	500,000	482,785	—	—	—	—	982,785
President, Worldwide Field Operations	2024	465,000	—	—	7,757,034	581,250	—	8,803,284
	2023	458,750	300,000	2,501,189	1,365,424	—	—	4,625,363
Chris Schmitt	2025	385,417	223,818	—	—	—	10,438	619,673
General Counsel	2024	365,000	—	—	3,989,327	273,750	9,900	4,637,977
	2023	358,750	500,000	1,094,278	597,367	—	5,050	2,555,445
Abby Payne	2025	362,500	185,558	—	—	—	—	548,058
Chief People Officer	2024	—	—	—	—	—	—	—
	2023	—	—	—	—	—	—	—

(1)

The amounts reported in this column represent the grant date fair value of awards granted to the Named Executive Officers during the applicable fiscal year, computed in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”). The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in Note 13 to the consolidated financial statements included elsewhere in this prospectus. The amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be ultimately realized by the Named Executive Officers for the awards.

(2)

In fiscal 2024, the Named Executive Officers were awarded Incentive Units that are intended to constitute profits interests for U.S. federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.”

The target financial performance metrics applicable to the performance-vesting Incentive Units are determined yearly by the Board, so for accounting purposes, the tranches of performance-vesting Incentive Units eligible for vesting as of December 31, 2025 and 2026 are not considered granted. Accordingly, in addition to the grant date fair value of the time-vesting Incentive Units, only the grant date fair value of the performance-vesting Incentive Units eligible for vesting as of December 31, 2022, 2023, and 2024 for which the target financial performance metrics have been established (December 31, 2023 and 2024 for Mr. Carolan) are reported in this column. The grant date fair values of the performance-vesting Incentive Units eligible for vesting as of December 31, 2025 and 2026 will be reported in this column in future years once the target financial performance metrics are established.

For additional details on the Incentive Units, see the section titled “—Pay Mix—Long-Term Equity-Based Awards” above.

(3)	The amounts reported in this column reflect matching contributions by the Company under its 401(k) plan.

2025 Grants of Plan-Based Awards

In fiscal 2025, the Company did not grant any plan-based awards to our Named Executive Officers.

Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for Fiscal 2025

Employment Agreements

We have not entered into Employment Agreements with any of our Named Executive Officers.

Outstanding Equity Awards at Fiscal 2025 Year End

The following table sets forth certain information with respect to outstanding equity awards of our Named Executive Officers as of January 31, 2025.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date(2)
Mark McClain	1,007,721.42	331,258.09	—	N/A	N/A
Brian Carolan	213,573.74	100,249.38	—	N/A	N/A
Matt Mills	352,701.91	115,940.90	—	N/A	N/A
Chris Schmitt	181,389.02	59,627.13	—	N/A	N/A
Abby Payne	181,389.02	59,627.13	—	N/A	N/A

(1)

This column does not include the performance-vesting Incentive Units with respect to the performance periods ending December 2025 and December 2026 for which the applicable target financial performance metrics have not been set such that for accounting purposes such Incentive Units are not considered granted. See “—Potential Payments Upon Termination or a Change in Control” below for more information on these Incentive Units.

(2)

The Incentive Units are not traditional options, and therefore, there is no exercise price or expiration date, but rather the Incentive Units participate in distributions attributable to the appreciation in the fair market value of SailPoint Parent, LP, or profits of SailPoint Parent, LP, after their respective dates of grant.

Options Exercised and Stock Vested in Fiscal 2025

In fiscal 2025, our Named Executive Officers did not vest in any stock awards or exercise any option awards.

Potential Payments Upon Termination or a Change in Control

Outstanding Equity

Sale of the Partnership

Under the terms of the Profits Interest Grant Agreements, upon the occurrence of a Sale of SailPoint Parent, LP (which we refer to as the “Partnership” in this Compensation Discussion and Analysis), 100% of unvested Incentive Units will vest, provided that the Named Executive Officer remains in continuous service with the Company until immediately prior to the Sale of the Partnership. Notwithstanding the foregoing, unvested performance-vesting Incentive Units from any Unvested Year(s) and/or Forfeited Year(s) will vest if (i) the Thoma Bravo Funds have achieved an IRR of at least 20% and (ii) the Thoma Bravo Funds have achieved a

Cash-on-Cash Return of at least 2.0. Any unvested performance-vesting Incentive Units which remain unvested and do not accelerate or vest pursuant to the preceding sentence in connection with a Sale of the Partnership will automatically terminate and be cancelled for no payment of any kind.

As defined in the Amended and Restated Limited Partnership Agreement of the Partnership (the “LP Agreement”), “Sale of the Partnership” means any transaction or series of transactions pursuant to which any person or group of related persons (other than the investors and their controlled affiliates) in the aggregate acquire(s) (i) a majority of the Class A Units and Class B Units or a majority of the outstanding equity securities of the Partnership by vote or by value (in each case whether by merger, consolidation, reorganization, combination, asset sale, or transfer of equity securities, securityholder or voting agreement, proxy, power of attorney, or otherwise) or (ii) all or substantially all of the Partnership’s and its subsidiaries’ assets determined on a consolidated basis; provided that, unless otherwise determined by the Board and the holders of the required interest, in no event shall a public offering or subsidiary public offering constitute a Sale of the Partnership; provided, further, that in the sole discretion of the Board and the holders of the required interest, a special purpose acquisition company (SPAC) transaction may be considered a Sale of the Partnership for purposes of the LP Agreement only.

Although the value of the unvested Incentive Units that would accelerate and vest as of a Sale of the Partnership cannot be quantified at this time, the number of such awards held by each Named Executive Officer as of January 31, 2025 is as follows: (i) for Mr. McClain approximately 666,003.08 Incentive Units, (ii) for Mr. Carolan approximately 204,857.39 Incentive Units, (iii) for Mr. Mills approximately 233,101.94 Incentive Units, (iv) for Mr. Schmitt approximately 119,881.51 Incentive Units, and (v) for Ms. Payne approximately 119,881.51 Incentive Units. The foregoing amounts include performance-vesting Incentive Units with respect to the performance periods ending December 2025 and December 2026 for which the applicable target financial performance metrics have not been set, such that for accounting purposes such Incentive Units are not considered granted, in the following amounts: (i) for McClain approximately 334,744.99 Incentive Units, (ii) for Mr. Carolan approximately 104,608.01 Incentive Units, (iii) for Mr. Mills approximately 117,161.49 Incentive Units, (iv) for Mr. Schmitt approximately 60,254.83 Incentive Units, and (v) for Ms. Payne approximately 60,254.83 Incentive Units.

Termination of Employment Due to Death

At the closing of the Take-Private Transaction, outstanding restricted stock units were converted into the right to receive cash in the amount of the number of restricted stock units held by each grantee multiplied by the merger consideration (such awards, “Converted RSU Awards”) and such awards retained the original vesting schedule of the restricted stock units. Upon a termination of employment due to a Named Executive Officer’s death, such Named Executive Officer’s unvested Converted RSU Awards will accelerate and vest, in an amount up to $1,000,000. The value of the unvested Converted RSU Awards that would accelerate and vest upon a termination of employment due to a Named Executive Officer’s death as of January 31, 2025 is as follows: (i) for Mr. McClain, $1,000,000, (ii) for Mr. Carolan, $0, (iii) for Mr. Mills, $1,000,000, (iv) for Mr. Schmitt, $629,988.75, and (v) for Ms. Payne, $629,988.75.

The Named Executive Officers are not entitled to receive any additional potential payments upon a termination of employment or a change in control.

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board during fiscal 2025. Other than as set forth in the table, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of the Board in fiscal 2025.

2025 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
William Bock	70,000	—	70,000
Ronald Green	45,000	—	45,000
James (Jim) Hagan	125,000	—	125,000
Tracey Newell	45,000	—	45,000
Kristin Nimsger Weston	150,000	—	150,000

(1)

At the end of fiscal 2025, (i) Mr. Bock held approximately 11,297.64 outstanding Incentive Units, (ii) Mr. Green held approximately 11,297.64 outstanding Incentive Units, (iii) Mr. Hagan held approximately 31,633.39 outstanding Incentive Units, (iv) Ms. Newell held approximately 11,297.64 outstanding Incentive Units, and (v) Ms. Weston held approximately 61,007.25 outstanding Incentive Units.

Actions Taken in Connection with this Offering

Treatment of Incentive Units in Connection with this Offering

Immediately prior to the consummation of the Corporate Conversion, (i) all unvested Incentive Units held by our Named Executive Officers and non-employee directors shall be accelerated and vest and (ii) a portion of the unvested Incentive Units held by all other unitholders shall be accelerated and vest. Thereafter, in connection with the Corporate Conversion, any vested outstanding Incentive Units will be converted into fully vested shares of common stock and any unvested outstanding Incentive Units will be converted into restricted shares with such awards subject to the same vesting schedule as that underlying the Incentive Units (after accounting for the partial accelerated vesting). See “Corporate Conversion” for additional details regarding the treatment of outstanding Incentive Units. Following the closing of this offering, there will be no further liability with respect to the Incentive Units and it is expected that any long-term incentive compensation will be awarded to our Named Executive Officers pursuant to the Omnibus Plan (as defined below) that we expect our Board to adopt in connection with this offering, as described in the paragraph below.

Omnibus Incentive Plan

Following the completion of this offering, we anticipate that our Board will adopt the SailPoint, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) for employees, consultants and directors prior to the completion of this offering. Our Named Executive Officers will be eligible to participate in the Omnibus Plan, which we expect will become effective upon the consummation of this offering. We anticipate that the Omnibus Plan will provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of service providers, including our Named Executive Officers, with those of our stockholders.

Securities to be Offered

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the Omnibus Plan, a number of shares of common stock equal to 11% of the number of shares of common stock outstanding at the closing of this offering (on a fully diluted basis) (the “Share Reserve”) will be reserved for issuance pursuant to awards under the Omnibus Plan. The total number of shares reserved for issuance under the Omnibus Plan will be increased annually on February 1 of each fiscal year beginning in 2026 and ending and including February 1, 2035, by the lesser of (i) 5% of the aggregate number of shares of common stock, outstanding on January 31 of the immediately preceding fiscal year and (ii) the number of shares of common stock as is determined by our Board. No more than the initial Share Reserve may be issued pursuant to incentive stock options. Shares of common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares and shares withheld to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the Omnibus Plan.

Administration

The Omnibus Plan will be administered by a committee of our Board (the “Committee”), except to the extent our Board does not duly authorize such Committee to administer the Omnibus Plan and in which case our Board will serve as the administrator. The Committee has broad discretion to administer the Omnibus Plan, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the Omnibus Plan. To the extent the Omnibus Plan administrator is not the Committee, our Board will retain the authority to take all actions permitted by the administrator under the Omnibus Plan. Additionally, our Board retains the right to exercise the authority of the Committee to the extent consistent with applicable law.

Eligibility

Our employees, consultants and non-employee directors, and employees and consultants of our affiliates, will be eligible to receive awards under the Omnibus Plan.

Non-Employee Director Compensation Limits

Under the Omnibus Plan, in a single fiscal year, a non-employee director may not be granted awards for such individual’s service on our Board having a value, taken together with any cash fees paid to such non-employee director, in excess of $750,000 (except that the Committee may make exceptions to such limit and for any year in which a non-employee director (i) first commences service on our Board, (ii) serves on a special committee of our Board or (iii) serves as lead director or non-executive chair of our Board, such limit may be increased).

Types of Awards

Stock Options. We may grant stock options to eligible persons, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date on which the stock option is granted and the stock option must not be exercisable for longer than 10 years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Stock Appreciation Rights. A stock appreciation right (“SAR”) is the right to receive an amount equal to the excess of the fair market value of one share of common stock on the date of exercise over the grant price of the SAR. The grant price of a SAR generally cannot be less than 100% of the fair market value of a share of common stock on the date on which the SAR is granted. The term of a SAR may not exceed 10 years. SARs may be granted in connection with, or independent of, other awards. The Committee has the discretion to determine other terms and conditions of a SAR award.

Restricted Stock Awards. A restricted stock award is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a stockholder, including the right to vote the shares of common stock subject to the restricted stock award or to receive dividends on the shares of common stock subject to the restricted stock award during the restriction period. In the discretion of the Committee or as set forth in the applicable award agreement, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units. A restricted stock unit is a right to receive cash, shares of common stock or a combination of cash and shares of common stock at the end of a specified period equal to the fair market value of one share of common stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. If the Committee so provides, a grant of restricted stock units may provide a participant with the right to receive dividend equivalents.

Performance Awards. A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards (which include performance stock units) may be granted alone or in addition to other awards under the Omnibus Plan, and may be paid in cash, shares of common stock, other property or any combination thereof, in the sole discretion of the Committee.

Stock Awards. A stock award is a transfer of unrestricted shares of common stock on terms and conditions, if any, determined by the Committee.

Dividend Equivalents. Dividend equivalents entitle a participant to receive cash, shares of common stock, other awards or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of common stock. Dividend equivalents may be granted on a free-standing basis or in connection with another award (other than stock options, SARs, restricted stock or stock awards).

Other Stock-Based Awards. Other stock-based awards are awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of our shares of common stock.

Cash Awards. Cash awards may be granted on terms and conditions, including vesting conditions, and for consideration, including no consideration or minimum consideration as required by applicable law, as the Committee determines in its sole discretion.

Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, awards may be granted in substitution for any other award granted before the merger or consolidation by such entity or its affiliates.

Certain Transactions

If any change is made to our capitalization, such as a share split, share combination, share dividend, exchange of shares or other recapitalization, merger or otherwise, that results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Committee in the shares subject to an award under the Omnibus Plan. The Committee will also have the discretion to make certain adjustments to awards in the event of a change in control, such as accelerating the vesting or exercisability of awards, requiring the surrender of an award, with or without consideration, or making any other adjustment or modification to the award that the Committee determines is appropriate in light of such transaction.

Clawback

All awards granted under the Omnibus Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions.

Plan Amendment and Termination

Our Board or the Committee may amend or terminate any award, award agreement or the Omnibus Plan at any time; however, stockholder approval will be required for any amendment to the extent necessary to comply with applicable law. Stockholder approval will be required to make amendments that (i) increase the aggregate number of shares that may be issued under the Omnibus Plan or (ii) change the classification of individuals eligible to receive awards under the Omnibus Plan. The Omnibus Plan will remain in effect for a period of 10 years (unless earlier terminated by our Board).

IPO Equity Grants

In connection with this offering, we expect to grant up to 27,000,000 restricted stock units under the Omnibus Plan to certain employees, including our named executive officers, and certain of our non-employee directors, with the actual number of restricted stock units to be determined at the pricing of this offering. As of the date of this prospectus, the individual award values for each named executive officer and non-employee director are not yet known. The restricted stock units granted to our named executive officers will vest over a period of two or four years, in each case, subject to such executive’s continued service through the applicable vesting dates and the restricted stock units granted to our non-employee directors will vest on the date of our annual shareholder meeting in 2026, subject to the non-employee director’s continued service through such vesting date.

Employee Stock Purchase Plan

In order to incentivize employees of the Company, its designated affiliates and subsidiaries (the “Designated Subsidiaries”), we anticipate that our Board will adopt, and our shareholders will approve, the SailPoint, Inc. Employee Stock Purchase Plan (the “ESPP”), the material terms of which are summarized below, prior to the completion of this offering. The ESPP is comprised of two distinct components in order to provide increased flexibility to grant rights to purchase shares under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of rights to purchase shares to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (ii) the grant of rights to purchase shares that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”). Although not yet adopted, we expect that the ESPP will have the features described below.

Shares Available for Awards; Administration

A total number of shares of common stock equal to 2% of the number of shares of common stock outstanding at the closing of this offering (on a fully diluted basis) will initially be reserved for issuance under the ESPP. In addition, the number of shares available for issuance under the ESPP will be increased annually on February 1 of each fiscal year beginning in 2026 and ending and including February 1, 2035, by an amount equal to the lesser of (i) 1% of the shares outstanding on January 31 of the immediately preceding fiscal year or (ii) such smaller number of shares as determined by our Board. Our Committee or other individuals to which authority has been delegated under the ESPP will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The entity that conducts the general administration of this ESPP (which is the Committee unless the Board assumes the authority for administration) is referred to herein as the “plan administrator”.

Eligibility

We expect that all of our employees and employees of any Designated Subsidiary will be eligible to participate in the ESPP, with certain exclusions as determined by the plan administrator. However, an employee may not be granted rights to purchase stock under the ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power of all classes of our stock.

Grant of Rights

Under the ESPP, participants will be offered the right to purchase shares of our common stock at a discount during one or more offering periods, which may be successive or overlapping and will be selected by the plan administrator in its sole discretion with respect to which rights will be granted to participants. The plan administrator will designate the terms and conditions of each offering in writing, including the offering period, and may change the duration and timing of offering periods in its discretion. However, in no event may an offering period be longer than 27 months in length.

Unless otherwise set forth in the ESPP or in an offering document, a participant may participate in the ESPP only by means of payroll deductions of up to a specified percentage of their eligible compensation. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the plan administrator in lieu of or in addition to payroll deductions. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any purchase period or offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted the right to purchase shares of our common stock. The right will expire at the end of the applicable offering period and will be exercised on each applicable purchase date during an offering period to the extent of the payroll deductions accumulated during the applicable purchase period. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock.

A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable only by the participant.

Purchase Price

The purchase price will be designated by the plan administrator, but, with respect to the Section 423 Component, will not be less than 85% of the fair market value of a share of our common stock on the applicable enrollment date or the applicable exercise date, whichever is lower.

Certain Transactions

In the event of certain transactions or events affecting our common stock, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In the event of certain unusual or non-recurring transactions or events, the plan administrator may provide for (i) either the termination of outstanding rights in exchange for cash or the replacement of outstanding rights with other rights or property, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation. or a parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods, or (v) the termination of all outstanding rights.

ESPP Amendment and Termination

The plan administrator may amend, suspend or terminate the ESPP at any time. However, shareholder approval will be required for any amendment that (i) increases the aggregate number or changes the type of shares subject to the ESPP or (ii) changes the ESPP in any manner that would be considered the adoption of a new plan within the meaning of Treasury Regulation § 1.423-2(c)(4). In the event that the plan administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify or amend the ESPP to reduce or eliminate those consequences. Upon termination of the ESPP, the balance in each participant’s plan account will be refunded as soon as practicable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock as of January 15, 2025, assuming the completion of the Corporate Conversion, as described below, and as adjusted to reflect the sale of the common stock in this offering, for

•	each person or group known to us who beneficially owns more than 5% of our common stock immediately prior to this offering;

•	each of the selling stockholders;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Each stockholder’s percentage ownership (i) before the offering is based on 499,060,464 shares of common stock outstanding as of January 15, 2025, (ii) after the offering, assuming no exercise of the underwriters’ option, is based on 546,560,464 shares of our common stock, and (iii) after the offering, assuming full exercise of the underwriters’ option, is based on 554,060,464 shares of our common stock, and in each case, gives effect to the Corporate Conversion as if it had occurred on January 15, 2025 (based on $20.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus).

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable and restricted stock units that have vested or will vest within 60 days of January 15, 2025, are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

For information regarding material transactions between us and the selling stockholders, see the section titled “Certain Relationships and Related Party Transactions.”

Unless otherwise noted below, the address of each beneficial owner listed on the table is 11120 Four Points Drive, Suite 100, Austin, TX 78726. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Prior to this Offering		Shares Offered Hereby	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number of Shares	Percentage	Number of Shares	Number of Shares	No Exercise of Underwriters’ Option	Full Exercise of Underwriters’ Option
					Percentage	Percentage
5% Stockholders:
Thoma Bravo(1)	486,173,387	97.4	2,500,000	483,673,387	88.5	87.3
Directors and Named Executive Officers:
Mark McClain	3,633,542	*	—	3,633,542	*	*
Matt Mills	592,364	*	—	592,364	*	*
Brian Carolan	441,710	*	—	441,710	*	*
Chris Schmitt	352,985	*	—	352,985	*	*
Abby Payne	352,985	*	—	352,985	*	*
Kristin Nimsger Weston	72,722	*	—	72,722	*	*
Andrew Almeida	—	—	—	—	—	—
William Bock	85,795	*	—	85,795	*	*

	Shares Beneficially Owned Prior to this Offering		Shares Offered Hereby	Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number of Shares	Percentage	Number of Shares	Number of Shares	No Exercise of Underwriters’ Option	Full Exercise of Underwriters’ Option
					Percentage	Percentage
Seth Boro	—	—	—	—	—	—
Ronald Green .	15,055	*	—	15,055	*	*
James (Jim) Hagan	45,873	*	—	45,873	*	*
Sacha May	—	—	—	—	—	—
Tracey Newell	26,211	*	—	26,211	*	*
Directors and executive officers as a group (13 individuals)	5,619,242	1.1	—	5,619,242	1.0	1.0

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)

Consists of (A) prior to this offering, 538,995 shares held directly by Thoma Bravo Executive Fund XIII, L.P. (“TB Exec Fund XIII”), 28,432,617 shares held directly by Thoma Bravo Fund XIII, L.P. (“TB Fund XIII”), 32,326,584 shares held directly by Thoma Bravo Fund XIII-A, L.P. (“TB Fund XIII-A”), 901,761 shares held directly by Thoma Bravo Executive Fund XV, L.P. (“TB Exec Fund XV”), 93,546,895 shares held directly by Thoma Bravo Fund XV, L.P. (“TB Fund XV”), 164,603,638 shares held directly by Thoma Bravo Fund XV-A, L.P. (“TB Fund XV-A”), 34,741 shares held directly by Thoma Bravo Employee Fund, L.P. (“TB Employee Fund”), 154,046,509 shares held directly by Project Hotel California Co-Invest Fund, L.P. (“TB Co-Invest Fund”), 2,141,023 shares held directly by Thoma Bravo Co-Invest Opportunities XV-1, L.P. (“TB Co-Invest XV-1 Fund”), 1,117,791 shares held directly by Thoma Bravo Co-Invest Opportunities XV-3, L.P. (“TB Co-Invest XV-3 Fund”), and 8,482,833 shares held directly by Project Quail Opportunities, L.P. (“TB Quail Fund”), and (B) after this offering (whether assuming no or full exercise of the underwriters’ option), 536,223 shares held directly by TB Exec Fund XIII, 28,286,410 shares held directly by TB Fund XIII, 32,160,355 shares held directly by TB Fund XIII-A, 897,124 shares held directly by TB Exec Fund XV, 93,065,858 shares held directly by TB Fund XV, 163,757,214 shares held directly by TB Fund XV-A, 34,563 shares held directly by TB Employee Fund, 153,254,372 shares held directly by TB Co-Invest Fund, 2,130,013 shares held directly by TB Co-Invest XV-1 Fund, 1,112,043 shares held directly by TB Co-Invest XV-3 Fund, and 8,439,212 shares held directly by TB Quail Fund.

Thoma Bravo Partners XIII, L.P. (“TB Partners XIII”) is the general partner of each of TB Exec Fund XIII, TB Fund XIII, and TB Fund XIII-A. Thoma Bravo Partners XV, L.P. (“TB Partners XV”) is the general partner of each of TB Exec Fund XV, TB Fund XV, TB Fund XV-A, TB Employee Fund, TB Co-Invest Fund, TB Co-Invest XV-1 Fund, TB Co-Invest XV-3 Fund, and TB Quail Fund.

Thoma Bravo UGP XIII, LLC (“TB UGP XIII”) is the general partner of TB Partners XIII, and Thoma Bravo UGP XV, LLC (“TB UGP XV”) is the general partner of TB Partners XV.

Thoma Bravo UGP, LLC is the managing member of TB UGP XIII and TB UGP XV. Thoma Bravo UGP, LLC’s voting and investment decisions are made by an investment committee comprised of Seth Boro, Orlando Bravo, S. Scott Crabill, Lee Mitchell, Holden Spaht, and Carl Thoma. By virtue of the relationships described in this footnote, Thoma Bravo UGP, LLC may be deemed to exercise voting and dispositive power with respect to the shares held directly by TB Exec Fund XIII, TB Fund XIII, TB Fund XIII-A, TB Exec Fund XV, TB Fund XV, TB Fund XV-A, TB Employee Fund, TB Co-Invest Fund, TB Co-Invest XV-1 Fund, TB Co-Invest XV-3 Fund, or TB Quail Fund. Messrs. Boro, Bravo, Crabill, Mitchell, Spaht, and Thoma disclaim beneficial ownership of the shares held directly by TB Exec Fund XIII, TB Fund XIII, TB Fund XIII-A, TB Exec Fund XV, TB Fund XV, TB Fund XV-A, TB Employee Fund, TB Co-Invest Fund, TB Co-Invest XV-1 Fund, TB Co-Invest XV-3 Fund, or TB Quail Fund.

The principal business address of the entities identified in this footnote is c/o Thoma Bravo, L.P., 110 North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies for Approval of Related Party Transactions

Prior to completion of this offering, we intend to adopt a policy with respect to the review, approval, and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•	the related person’s relationship to us and interest in the transaction;

•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•	the benefits to us of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, under our code of business conduct and ethics, which will be adopted prior to the consummation of this offering, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described below were entered into prior to the adoption of the Company’s written related party transactions policy (which policy will be adopted prior to the consummation of this offering), but all were approved by our Board considering similar factors to those described above.

Related Party Transactions

Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section titled “Executive Compensation,” below we describe transactions since February 1, 2021 to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Agreements and Transactions Related to the Take-Private Transaction

As a result of the completion of our Take-Private Transaction on August 16, 2022, we are controlled by Thoma Bravo. Upon the close of our Take-Private Transaction, Andrew Almeida, Seth Boro, and Sacha May, each of whom are employed by Thoma Bravo, became members of our Board and have dual responsibilities with Thoma Bravo.

On August 16, 2022, we entered into an advisory services agreement with Thoma Bravo, pursuant to which we engaged Thoma Bravo as a financial, transactional, and management consultant for consultation and advice related to corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings. Under the Advisory Services Agreement, and to the extent permitted under the Credit Agreement, we must reimburse the travel expenses and out-of-pocket fees and expenses in performing the ongoing services. We paid approximately $70,000 pursuant to the reimbursement provision in each of the years ended January 31, 2024 and 2023. We are also required to pay an annual monitoring fee as part of the Advisory Services Agreement equal to $15.0 million. The Advisory Services Agreement will be terminated in connection with this offering, and in connection therewith, we expect to use approximately $9.3 million of our net proceeds from this offering to pay all outstanding fees under the Advisory Services Agreement. There is no expectation that such an arrangement will be entered into again in the future, and we do not expect to receive similar services in the future.

In connection with the Take-Private Transaction, on August 16, 2022, we issued approximately 1,589,850.46 Class A Units and approximately 347,333.27 Class B Units to Mark McClain, our Chief Executive Officer, in exchange for rollover equity of $26.1 million.

Sales of Class A Units and Class B Units

On March 23, 2023, certain directors and current and former executive officers purchased Class A Units and Class B Units from us. In particular, (i) William Bock, one of our directors, purchased approximately 60,913.81 Class A Units and approximately 13,307.76 Class B Units for an aggregate purchase price of $1.0 million, (ii) James (Jim) Hagan, one of our directors, purchased approximately 3,045.69 Class A Units and approximately 665.39 Class B Units for an aggregate purchase price of $50,000, (iii) Tracey Newell, one of our directors, purchased approximately 9,137.07 Class A Units and approximately 1,996.16 Class B Units for an aggregate purchase price of $150,000, (iv) Kristin Nimsger Weston, one of our directors, purchased approximately 4,568.54 Class A Units and approximately 998.08 Class B Units for an aggregate purchase price of $75,000, (v) Brian Carolan, our Chief Financial Officer, purchased approximately 15,228.45 Class A Units and approximately 3,226.94 Class B Units for an aggregate purchase price of $250,000, (vi) Chris Schmitt, our Executive Vice President, General Counsel, and Secretary, purchased approximately 39,593.98 Class A Units and approximately 8,650.04 Class B Units for an aggregate purchase price of $650,000, (vii) Abby Payne, our Chief People Officer, purchased a total of approximately 30,456.91 Class A Units and approximately 6,653.88 Class B Units for an aggregate purchase price of $500,000, (viii) a trust of which Ms. Payne serves as trustee purchased a total of approximately 9,137.07 Class A Units and approximately 1,996.16 Class B Units for an aggregate purchase price of $150,000, and (ix) Grady Summers, a former executive officer, purchased approximately 121,827.62 Class A Units and approximately 26,615.52 Class B Units for an aggregate purchase price of $2.0 million.

On December 23, 2024, we entered into a purchase agreement with Thoma Bravo, pursuant to which Thoma Bravo purchased approximately 36,548,286.44 Class A Units and approximately 7,984,676.29 Class B Units for an aggregate purchase price of $600 million. We have used $550 million and $25 million of the proceeds from such sales to Thoma Bravo to repay borrowings outstanding under our Term Loan and Revolving Credit Facility, respectively, and plan to use the remainder for general corporate purposes. See “—Term Loan” for more details with respect to the Term Loan. In addition, on January 7, 2025, in connection with Thoma Bravo’s purchase, certain of our directors and other equityholders exercised their preemptive rights under our partnership agreement and purchased a total of approximately 19,567.57 Class A Units and approximately 4,274.91 Class B Units for an aggregate purchase price of approximately $0.3 million. In particular, the following directors or entities controlled by them made the following purchases: (i) Ronald Green purchased approximately 3,041.60 Class A Units and approximately 664.50 Class B Units for an aggregate purchase price of $49,932.83, (ii) Mr. Hagan purchased approximately 8,516.60 Class A Units and approximately 1,860.62 Class B Units for an aggregate purchase price of $139,813.98, (iii) an entity owned by Ms. Newell purchased approximately 3,041.60 Class A Units and approximately 664.50 Class B Units for an aggregate purchase price of $49,932.83, and

(iv) Ms. Weston purchased approximately 4,568.54 Class A Units and approximately 998.08 Class B Units for an aggregate purchase price of $75,000. We plan to use those proceeds for general corporate purposes.

Director Designation Agreement

In connection with this offering, we will enter into a Director Designation Agreement with Thoma Bravo that provides Thoma Bravo the right to designate nominees for election to our Board for so long as Thoma Bravo beneficially owns 40% or more of the total number of shares of our common stock that it owns as of the completion of this offering. Thoma Bravo may also assign its designation rights under the Director Designation Agreement to an affiliate.

The Director Designation Agreement will provide Thoma Bravo the right to designate: (i) all of the nominees for election to our Board for so long as Thoma Bravo beneficially owns 40% or more of the Original Amount; (ii) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Thoma Bravo beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Thoma Bravo beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of nominees for election to our Board (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Thoma Bravo beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one nominee for election to our Board for so long as Thoma Bravo beneficially owns at least 5% of the Original Amount. In each case, Thoma Bravo’s nominees must comply with applicable law and stock exchange rules. In addition, Thoma Bravo shall be entitled to designate the replacement for any of its board designees whose board service terminates prior to the end of the director’s term regardless of Thoma Bravo’s beneficial ownership at such time. Thoma Bravo shall also have the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law and stock exchange rules. This agreement will terminate at such time as Thoma Bravo owns less than 5% of the Original Amount.

Registration Rights Agreement

We are party to a registration rights agreement with Thoma Bravo. Thoma Bravo is entitled to request that we register Thoma Bravo’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Thoma Bravo is also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. Certain of our pre-initial public offering equityholders, including, among others, Mark McClain, our Chief Executive Officer and a member of our Board, five of our other directors (William Bock, Ronald Green, James (Jim) Hagan, Tracey Newell, and Kristin Nimsger Weston), and our other executive officers (Matt Mills, Brian Carolan, Chris Schmitt, and Abby Payne), are entitled to piggyback on registered offerings initiated by us or by Thoma Bravo (such individuals entitled to piggyback rights, the “Piggyback Holders”). We will pay Thoma Bravo’s and the Piggyback Holders’ expenses in connection with such parties’ exercise of these rights. The registration rights described in this paragraph will apply to (i) shares of our common stock held by Thoma Bravo and its affiliates, (ii) shares of our common stock held by the Piggyback Holders, and (iii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) by way of dividend, distribution, split, or combination of securities, or any recapitalization, merger, consolidation, or other reorganization (“Registrable Securities”). These registration rights will also be for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act, repurchased by us or our subsidiaries, or distributed to the partners of Thoma Bravo, unless Thoma Bravo determines otherwise.

Indemnification of Officers and Directors

Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the DGCL. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

Term Loan

In connection with our entry into the Credit Facilities on August 16, 2022, Thoma Bravo acquired $50.0 million of our Term Loan, and as of January 15, 2025, Thoma Bravo collectively held $32.7 million of our Term Loan. During the years ended January 31, 2023, 2024, and 2025, the largest principal amount of debt under the Term Loan held by Thoma Bravo was $50.0 million. During the years ended January 31, 2023 and 2024, Thoma Bravo was not paid any principal, and during the year ended January 31, 2025, Thoma Bravo was paid $17.3 in principal. During the years ended January 31, 2023, 2024, and 2025, Thoma Bravo was paid $2.1 million, $5.7 million, and $4.8 million in interest, respectively, on the portion of the Term Loan held by them.

Assuming an initial public offering price of $20.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we expect to use approximately $690.0 million of our net proceeds from this offering to repay a portion of our Term Loan. As a result, we expect that Thoma Bravo will receive $21.7 million of our net proceeds in connection with such repayment.

Imprivata Acquisition

On December 13, 2024, we acquired the Identity Governance and Administration business of Imprivata, a digital identity company for life- and mission-critical industries that is majority owned by Thoma Bravo, for a cash payment at closing of $10.7 million and up to an additional cash amount of $7.4 million payable eight months after the closing subject to the achievement of certain customer contract assignments or migrations.

CORPORATE CONVERSION

We currently operate as a Delaware limited partnership under the name SailPoint Parent, LP, which directly and indirectly holds all of the equity interests in our operating subsidiaries. Prior to the effectiveness of the registration statement of which this prospectus forms a part, SailPoint Parent, LP will convert into a Delaware corporation pursuant to a statutory conversion and will change its name to SailPoint, Inc. In this prospectus, we refer to all of the transactions related to our conversion into a corporation as the Corporate Conversion.

The purpose of the Corporate Conversion is to reorganize our corporate structure so that the entity that is offering our common stock to the public in this offering is a corporation rather than a limited partnership and so that our existing equity holders will own our common stock rather than partnership interests in a limited partnership.

In conjunction with the Corporate Conversion, all of our outstanding partnership units will be converted into an aggregate of 499,060,464 shares of our common stock. The number of shares of common stock issuable to holders of Class A Units and holders of Class B Units in connection with the Corporate Conversion will be determined pursuant to the applicable provisions of the plan of conversion.

We expect to be controlled by Thoma Bravo following the Corporate Conversion. After giving effect to the Corporate Conversion and the completion of this offering, assuming an offering size as set forth in “Prospectus Summary—The Offering,” participation in this offering as set forth in “Principal and Selling Stockholders,” and an initial public offering price of $20.00 (the midpoint of the estimated price range set forth on the cover page of this prospectus), Thoma Bravo will control approximately 88.5% of the voting power of our company.

As a result of the Corporate Conversion, SailPoint, Inc. will succeed to all of the property and assets of SailPoint Parent, LP and will succeed to all of the debts and obligations of SailPoint Parent, LP. SailPoint, Inc. will be governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material provisions of which are described under the heading “Description of Capital Stock.” On the effective date of the Corporate Conversion, each of our directors and officers will be as described elsewhere in this prospectus. See the section titled “Management.”

Except as otherwise noted herein, the consolidated financial statements and other financial information included in this prospectus and elsewhere in the registration statement of which this prospectus forms a part are those of SailPoint Parent, LP and its consolidated subsidiaries and do not give effect to the Corporate Conversion. We do not expect that the Corporate Conversion will have a material effect on the results of our operations.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Set forth below is a summary of the terms of the Credit Agreement governing certain of our outstanding indebtedness. This summary is not a complete description of all of the terms of the Credit Agreement. The Credit Agreement setting forth the terms and conditions of certain of our outstanding indebtedness is filed as an exhibit to the registration statement of which this prospectus forms a part.

Credit Facilities

On August 16, 2022 (which, for purposes of this section, will be referred to as the “Closing Date”), STHI entered into a Credit Agreement (as amended by the First Amendment to Credit Agreement, dated March 4, 2024, the “Credit Agreement”) with a syndicate of lenders, Golub Capital Markets LLC, as administrative agent and collateral agent, and Golub Capital Markets LLC, Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, Antares Capital LP, Macquarie Capital (USA) Inc., Onex Falcon Direct Lending BDC Fund, LLC, and Fortress Credit Corp., collectively, as joint bookrunners and joint lead arrangers.

The Credit Agreement provides for a senior secured term loan facility (the “Term Loan”) in an original aggregate principal amount of $1.59 billion. The Credit Agreement also provides for a senior secured revolving credit facility in an aggregate principal amount of $125.0 million (the “Revolving Credit Facility” and, together with the Term Loan, the “Credit Facilities”). The Revolving Credit Facility includes a $5.0 million sublimit for the issuance of letters of credit. As of January 15, 2025, we had $1.04 billion outstanding under the Term Loan and no borrowings outstanding or letters of credit issued under the Revolving Credit Facility. The Term Loan matures on August 16, 2029. Borrowings, if any, under the Revolving Credit Facility mature on August 16, 2028.

Amortization, Interest Rates, and Fees

For any date of determination prior to the first business day after delivery of the financial statements for the quarter ending September 30, 2023 (the “Pricing Grid Date”), the Credit Facilities bear interest at a rate equal to (i) 5.25% plus the highest of (w) the prime rate (as determined by reference to the Wall Street Journal), (x) the Federal funds open rate plus 0.50% per annum, (y) a daily Eurodollar rate based on an interest period of one month plus 1.00% per annum, and (z) 1.75% or (ii) Term SOFR plus 6.25% per annum, subject to a 0.75% Term SOFR floor. On the Pricing Grid Date, the applicable margins shall be determined as set forth in the grid below that corresponds to the most recent Annual Recurring Revenue Net Leverage Ratio calculation.

Annual Recurring Revenue Net Leverage Ratio	Alternate Base Rate	Term SOFR
> 3.50:1.00	5.25%	6.25%
< 3.50:1.00	5.00%	6.00%

Beginning on the Pricing Grid Date, and for each fiscal quarter following the Pricing Grid Date, we have the option to (i) retain the applicable margins set forth above, through but not including the last day of the next fiscal quarter or (ii) switch to the applicable margins set forth in the grid below (in each case, a “Pricing Grid Election”); provided, that (x) no such Pricing Grid Election shall be made unless the pro forma total net leverage ratio is less than or equal to 7.00 to 1.00 and (y) at any time after an initial public offering, the applicable margin shall be reduced by 0.25%.

Consolidated Total Debt to Consolidated EBITDA Ratio Level	Alternate Base Rate	Term SOFR
> 7.00:1.00	5.00%	6.00%
< 7.00:1.00 and > 6.50:1.00	4.75%	5.75%
< 6.50:1.00	4.50%	5.50%

After the Pricing Grid Election, the Credit Agreement requires us to repay the principal of the Term Loan in equal quarterly repayments equal to 0.25% of the aggregate original principal amount of the Term Loan.

In addition to paying interest on loans outstanding under the Term Loan and the Revolving Credit Facility, we are required to pay a commitment fee of up to 0.50% per annum of unused commitments under the Revolving Credit Facility. We are also required to pay letter of credit fees on a per annum basis equal to the daily maximum amount available to be drawn under each letter of credit multiplied by the applicable margin for Term SOFR loans under the Revolving Credit Facility. We are required to pay customary fronting, issuance, and administrative fees for the issuance of letters of credit.

Voluntary Prepayments

We are permitted to voluntarily prepay or repay outstanding loans under the Revolving Credit Facility or the Term Loan at any time, in whole or in part, subject to minimum amounts, and, with respect to the Revolving Credit Facility only, to subsequently reborrow amounts prepaid. In connection with prepayments of the Term Loan pursuant to a voluntary prepayment or mandatory prepayments of certain debt issuances, certain asset sales (solely in respect of a sale of all or substantially all of the assets of the loan parties and their subsidiaries), and upon acceleration of the maturity date, we are required to pay (1) a 2.00% prepayment fee of the aggregate principal amount of such prepayment of the Term Loan prior to the twelve month anniversary of the Closing Date; (2) a 1.00% prepayment fee of the aggregate principal amount of such prepayment of the Term Loan following the twelve month anniversary of the Closing Date through the twenty-four month anniversary of the Closing Date; and (3) 0.00% thereafter. With respect to the Revolving Credit Facility, prepayments are without premium or penalty.

We are permitted to reduce commitments under the Revolving Credit Facility at any time, in whole or in part, subject to minimum amounts.

Mandatory Prepayments

The Credit Agreement requires us to prepay, subject to certain exceptions, the Term Loan (i) with a portion of our excess cash flow in an amount ranging from 0% to 50% of excess cash flow depending on our total net leverage ratio, (ii) with 100% of the net cash proceeds of certain asset sales and dispositions, subject to certain reinvestment rights, and (iii) with 100% of the proceeds from certain debt issuances, in each case, subject to certain exceptions.

Guarantees

Subject to certain exceptions, all obligations under the Credit Facilities, as well as certain hedging and cash management arrangements, are jointly and severally, fully and unconditionally, guaranteed on a senior secured basis by SailPoint Intermediate Holdings III, LP, a Delaware limited partnership and its current and future direct and indirect domestic subsidiaries (other than unrestricted subsidiaries, joint ventures, subsidiaries prohibited by applicable law from becoming guarantors, and certain other exempted subsidiaries) (the “Guarantors”).

Security

Our obligations and the obligations of the Guarantors under the Credit Facilities are secured by first priority pledges of and security interests in (i) substantially all of the existing and future equity interests of our and each Guarantor’s direct domestic subsidiaries, as well as 65% of the equity interests of certain first-tier foreign subsidiaries held by us and each Guarantor and (ii) substantially all of our and each Guarantor’s tangible and intangible assets, in each case subject to other exceptions.

Certain Covenants

The Credit Agreement contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur liens or additional debt;

•	engage in mergers, consolidations, liquidations, or dissolutions;

•	pay dividends and distributions on, or redeem, repurchase, or retire our capital stock;

•	make investments, acquisitions, loans, or advances;

•	create negative pledge or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	sell, transfer, or otherwise dispose of assets, including capital stock of subsidiaries;

•	make prepayments of material debt that is subordinated with respect to right of payment;

•	engage in certain transactions with affiliates;

•	modify certain documents governing material debt that is subordinated with respect to right of payment;

•	change our fiscal year;

•	change our lines of business; and

•	issue or repurchase capital stock.

In addition, the terms of the Credit Agreement include financial covenants which require that (i) prior to a Pricing Grid Election, at the end of each fiscal quarter, the Annual Recurring Revenue Net Leverage Ratio does not exceed 4.75 to 1.00 (with a step down to 4.25 to 1.00 for each quarter from October 31, 2024 and each fiscal quarter ending thereafter prior to a Pricing Grid Election), (ii) prior to a Pricing Grid Election, we maintain a minimum liquidity of at least $10.0 million, and (iii) following a Pricing Grid Election, at the end of each fiscal quarter, the total net leverage ratio does not exceed 10.75 to 1.00 (with step downs to 10.25 to 1.00 and 9.75 to 1.00 at the eighth full Test Period ending after the Conversion Date and the sixteenth full Test Period ending after the Conversion Date, respectively).

Events of Default

The Credit Agreement contains certain customary events of default, including, among others, failure to pay principal, interest or other amounts; material inaccuracy of representations and warranties; violation of covenants (including the financial covenants); specified cross-default and cross-acceleration to other material indebtedness; certain bankruptcy and insolvency events; certain Employee Retirement Income Security Act (ERISA) events; certain undischarged judgments; material invalidity of guarantees or grant of security interest; and change of control.

DESCRIPTION OF CAPITAL STOCK

General

Below is a summary of the material terms and provisions of our certificate of incorporation and bylaws to be in effect upon the completion of the Corporate Conversion, the Registration Rights Agreement, and relevant provisions of Delaware law affecting the rights of our stockholders. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, bylaws, and Registration Rights Agreement, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Upon completion of this offering, our authorized capital stock will consist of 1,750,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of January 15, 2025, we had 499,060,464 shares of common stock outstanding held by 1,527 stockholders of record and no shares of preferred stock outstanding, in each case, assuming the completion of the Corporate Conversion as of January 15, 2025. After consummation of this offering, we expect to have 546,560,464 shares of our common stock outstanding, assuming no exercise by the underwriters of their over-allotment option, and no shares of preferred stock outstanding. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws to be in effect upon the Corporate Conversion, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time.

Voting Rights

Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Preemptive Rights

Our common stock will not be entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights

Our common stock will be neither convertible nor redeemable.

Liquidation Rights

Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

Our Board may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of our common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation, bylaws, and the DGCL will contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest, or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Classified Board

Our certificate of incorporation will provide that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation will also provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board. Upon completion of this offering, we expect that our Board will have nine members.

Stockholder Action by Written Consent

Our certificate of incorporation will preclude stockholder action by written consent at any time when Thoma Bravo beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Special Meetings of Stockholders

Our certificate of incorporation and bylaws will provide that, except as required by law, special meetings of our stockholders may be called at any time only by or at the direction of our Board or the Chair of our Board; provided, however, at any time when Thoma Bravo beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by our Board or the Chair of our Board at the request of Thoma Bravo. Our bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying, or discouraging hostile takeovers or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our Board; provided, however, at any time when Thoma Bravo beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to Thoma Bravo. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by Thoma Bravo pursuant to the Director Designation Agreement. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Director Designation Agreement” for more details with respect to the Director Designation Agreement.

Removal of Directors; Vacancies

Our certificate of incorporation will provide that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our then-outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Thoma Bravo beneficially owns 40% or more of the total number of shares of our common stock then outstanding. If Thoma Bravo’s beneficial ownership falls below 40% of the total number of shares of our common stock outstanding, then our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our then-outstanding shares of stock entitled to vote thereon. In addition, our certificate of incorporation will provide that, subject to the rights granted to one or more series of preferred stock then outstanding and except as otherwise provided in the Director Designation Agreement, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum or by a sole remaining director.

Supermajority Approval Requirements

Our certificate of incorporation and bylaws will provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind, or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as Thoma Bravo beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, or repeal. At any time when Thoma Bravo beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission, or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation will provide that at any time when Thoma Bravo beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, or rescinded only by the affirmative vote of the holders of at least 66 2/3% (as opposed to a majority threshold that would apply if Thoma Bravo beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified board of directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting, and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. One of the effects of the existence of authorized but unissued common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Business Combinations

Upon completion of this offering, we will not be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset, or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers and employee stock plans, in some instances; or (3) at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares.

We will opt out of Section 203; however, our certificate of incorporation will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation will provide that Thoma Bravo, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, or stockholders to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws, or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that, for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action,” will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder; accordingly, we cannot be certain that a court would enforce such provision. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above; however, our stockholders will not be deemed to have waived (and cannot waive) compliance with the federal securities laws and the rules and regulations thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or the Securities Act, as applicable, for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find any of the forum selection provisions contained in our certificate of incorporation to be inapplicable or unenforceable, we may incur additional costs associated with having to litigate such action in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and Board.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. Our certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors, or stockholders or their respective affiliates, other than those officers, directors, stockholders, or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation will provide that, to the fullest extent permitted by law, none of Thoma Bravo or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that Thoma Bravo or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, respectively, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director.

Our bylaws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its phone number is (914) 330-7195.

Listing

We have applied to list our common stock on Nasdaq Global Select Market under the symbol “SAIL.”

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has been no public market for our common stock. As described below, only a limited number of shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise capital through sales of our equity securities.

Upon the closing of this offering, based on the number of shares of our common stock outstanding as of January 15, 2025, we will have 546,560,464 outstanding shares of our common stock, after giving effect to the Corporate Conversion and the issuance of shares of our common stock in this offering, assuming no exercise by the underwriters of their over-allotment option.

Of the 546,560,464 shares that will be outstanding immediately after the closing of this offering, we expect that the shares to be sold in this offering by us and the selling stockholders will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the safe harbor under Rule 144 of the Securities Act described below.

The remaining 496,560,464 shares of our common stock outstanding after this offering will be “restricted securities,” as that term is defined in Rule 144 of the Securities Act, and we expect that substantially all of these restricted securities will be subject to the lock-up agreements described below. These restricted securities may be sold in the public market only if the sale is registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 of the Securities Act, which are summarized below.

We intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our Omnibus Plan. Such registration statement is expected to be filed and become effective as soon as practicable after completion of this offering. Upon effectiveness, the shares of common stock covered by the registration statement of which this prospectus forms a part will generally be eligible for sale in the public market, subject to certain contractual and legal restrictions summarized below.

Lock-up Agreements

We, Thoma Bravo, the selling stockholders, and each of our directors and executive officers, which together represent substantially all of our outstanding shares of common stock, have agreed or will agree that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days after the date of this prospectus. The lock-up restrictions and specified exceptions are described in more detail under “Underwriting.”

Prior to the consummation of the offering, certain of our employees, including our executive officers and/or directors, may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Exchange Act. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Following the lock-up periods set forth in the agreements described above, and assuming that the representatives of the underwriters do not release any parties from these agreements, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Registration Rights Agreement

Pursuant to the registration rights agreement that we are party to with Thoma Bravo, we have granted Thoma Bravo the right to cause us, in certain instances at our expense, to file registration statements under the Securities Act covering resales of our common stock held by Thoma Bravo or to piggyback on registered offerings initiated by us in certain circumstances. Certain of our pre-initial public offering equityholders, including, among others, Mark McClain, our Chief Executive Officer and a member of our Board, five of our other directors (William Bock, Ronald Green, James (Jim) Hagan, Tracey Newell, and Kristin Nimsger Weston), and our other executive officers (Matt Mills, Brian Carolan, Chris Schmitt, and Abby Payne), are entitled to piggyback on registered offerings initiated by us or by Thoma Bravo. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Registration Rights Agreement.” These shares will represent approximately 1% of our outstanding common stock after this offering.

Rule 144

In general, under Rule 144, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, any person who is not our affiliate, who was not our affiliate at any time during the preceding three months, and who has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us and subject to applicable lock-up restrictions. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

Beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act and subject to applicable lock-up restrictions, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of: (1) 1% of the number of shares of our common stock outstanding, which will equal approximately 5,456,605 shares (or 5,540,605 shares if the underwriters exercise their option to purchase additional shares in full), immediately after this offering and (2) the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements, and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, or officers who acquired shares from us in connection with a compensatory stock or option plan or other compensatory written agreement before the effective date of this offering are, subject to applicable lock-up restrictions, eligible to resell such shares in reliance upon Rule 144 beginning 90 days after the date of this prospectus. If such person is not an affiliate and was not our affiliate at any time during the preceding three months, the sale may be made subject only to the manner-of-sale restrictions of Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with the holding period requirements under Rule 144, but subject to the other Rule 144 restrictions described above.

Equity Incentive Plans

Following this offering, we intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are subject to awards issuable pursuant to our Omnibus Plan. Shares covered by such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates and the terms of lock-up agreements applicable to those shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax considerations relating thereto. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial decisions and published rulings, and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case as in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

This discussion is limited to Non-U.S. Holders who purchase our common stock pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or any aspects of U.S. state, local, or non-U.S. taxation. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions (except to the extent specifically set forth below);

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers, or traders in securities or currencies;

•	persons that elect to use a mark-to-market method of accounting for their holdings in our common stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock options or otherwise as compensation;

•	persons that own or have owned (actually or constructively) more than five percent of our capital stock (except to the extent specifically set forth below);

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken in account in an “applicable financial statement” (as defined in Section 451(b)(3) of the Code);

•	“qualified foreign pension funds” (within the meaning of Section 897(1)(2)) of the Code and entities, all of the interests of which are held by qualified foreign pension funds; and

•	tax-qualified retirement plans.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our common stock through such partnerships. If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “United States person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes. A United States person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a non-taxable return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess amounts generally will be treated as capital gain and will be treated as described below under “Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, backup withholding, and Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty, provided that the Non-U.S. Holder furnishes to the applicable withholding agent prior to the payment of the dividends a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation or successor form) certifying qualification for the lower treaty rate. The Non-U.S. Holder will be required to update such forms and certifications, as applicable, from time to time as required by law. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above if the Non-U.S. Holder satisfies applicable certification and disclosure requirements. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The Non-U.S. Holder will be required to update such forms and certifications, as applicable, from time to time as required by law. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different treatment.

Any such effectively connected dividends will generally be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to “United States persons” (as defined in the Code). A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected dividends. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different treatment.

Sale or Other Taxable Disposition

Subject to the discussion below on backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (a “USRPI”), by reason of our status as a U.S. real property holding corporation (a “USRPHC”), for U.S. federal income tax purposes at any time within the shorter of (1) the five-year period preceding the Non-U.S. Holder’s disposition of our common stock and (2) the Non-U.S. Holder’s holding period for our common stock. Generally, a domestic corporation is a USRPHC, on any applicable determination date, the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other business assets.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such effectively connected gain.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may generally be offset by U.S. source capital losses of the Non-U.S. Holder for the applicable taxable year (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market during the calendar year in which the taxable disposition occurs, and such Non-U.S. Holder owned, actually and constructively, five percent or less of our common stock throughout the shorter of (1) the five-year period ending on the date of the sale or other taxable disposition or (2) the Non-U.S. Holder’s holding period. No assurance can be provided that our common stock will be regularly traded on an established securities market at all times for purposes of the rules described above. If we were to become a USRPHC and our common stock were not considered to be “regularly traded” on an established securities market during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different treatment.

Information Reporting and Backup Withholding

Payments of distributions on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable or successor form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers by a Non-U.S. Holder generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. If a Non-U.S. Holder does not provide the certification described above or the applicable withholding agent has actual knowledge or reason to know that such Non-U.S. Holder is a United States person, payments of distributions or of proceeds of the sale or other taxable disposition of our common stock may be subject to backup withholding at a rate currently equal to 24% of the gross proceeds of such distribution, sale, or taxable disposition. Proceeds of a sale or other taxable disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding information reporting and backup withholding.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under FATCA and other administrative guidance issued thereunder, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the discussion of certain proposed Treasury Regulations below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) if the foreign entity is not a “foreign financial entity,” the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each direct and indirect substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise establishes that it qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the Code, applicable Treasury Regulations, and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. On December 13, 2018, the U.S. Department of the Treasury released proposed regulations (which may be relied upon by taxpayers until final regulations are issued), which eliminate FATCA withholding on the gross proceeds from a sale or other disposition of our common stock. We will not pay additional amounts or “gross up” payments to Non-U.S. Holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, certain Non-U.S. Holders might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representative, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Evercore Group L.L.C.
BofA Securities, Inc.
Barclays Capital Inc.
Jefferies LLC
RBC Capital Markets, LLC
BMO Capital Markets Corp.
BTIG, LLC
Mizuho Securities USA LLC
Piper Sandler & Co.
TD Securities (USA) LLC
Truist Securities, Inc.
Netrex Capital Markets, LLC
Academy Securities, Inc.
CastleOak Securities, L.P.
Penserra Securities LLC
R. Seelaus & Co., LLC

Total:	50,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $    per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative. Sales of common stock made outside of the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 7,500,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the over-allotment option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The cornerstone investors have, severally and not jointly, indicated an interest in purchasing up to an aggregate of 20% of the shares of common stock in this offering (excluding the underwriters’ option to purchase additional shares) at the initial public offering price. The shares of common stock to be purchased by the cornerstone investors will not be subject to a lock-up agreement with the underwriters. Because these indications of interest are not binding agreements or commitments to purchase, the cornerstone investors may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investors. The underwriters will receive the same discount on any shares of common stock purchased by the cornerstone investors as they will from any other shares of common stock sold to the public in this offering.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds, before expenses, to us and to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Underwriting discounts and commissions to be paid by the selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $11.7 million. We have agreed to reimburse the underwriters for their expenses relating to clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have applied to list our common stock on Nasdaq Global Select Market under the trading symbol “SAIL.”

We will agree that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we will not, during the period ending 180 days after the date of this prospectus (the “Restricted Period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

a.	the shares to be sold hereunder;

b.

the issuance by us of shares of common stock upon the exercise (including any net exercise) of an option or warrant, the vesting and settlement (including any net settlement) of restricted stock units or the conversion of a security, in each case outstanding on the date hereof and identified in this prospectus;

c.

the grant or issuance by us, or exercise or settlement (in cash, shares of common stock or otherwise), of options, restricted stock awards, restricted stock units or any other type of equity award to our employees, officers, directors, advisors or consultants pursuant to employee benefit plans described in this prospectus or the issuance by us of common stock pursuant to an employee stock purchase plan of ours described in this prospectus;

d.

the filing by us of a registration statement with the SEC on Form S-8 with respect to employee benefit plans described in this prospectus or any assumed employee benefit plan contemplated by clause (h) below;

e.

the establishment or amendment of a trading plan on behalf of a shareholder of ours pursuant to Rule 10b5-1 under the Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Act, if any, is required of, or voluntarily made by, us regarding the establishment or amendment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Restricted Period;

f.

sales of common stock on behalf of an employee of ours to satisfy the withholding taxes payable upon the vesting, exercise or settlement of such employee’s equity awards pursuant to employee benefit plans described in this prospectus;

g.	shares of common stock or other securities issued in connection with the Corporate Conversion; or

h.

the sale or issuance of, or entry into an agreement to sell or issue, common stock or any securities convertible into or exercisable or exchangeable for common stock in connection with our or any of our subsidiaries acquisition of one or more businesses, assets, products or technologies (whether by means of merger, stock or equity purchase, asset purchase or otherwise), including pursuant to an employee benefit plan assumed by us in connection with such acquisition, or in connection with joint ventures, commercial relationships or other strategic corporate transactions or alliances; provided that the aggregate number of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (on an as-converted, as-exercised or as-exchanged basis) that we may sell or issue or agree to sell or issue pursuant to this clause (h) shall not exceed 10% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering (as adjusted for stock splits, stock dividends and other similar events after the date hereof), and provided further that we will cause each such recipient to execute and deliver to the representatives of the underwriters, on or prior to the such issuance, a lock-up agreement substantially in the form of the Lock-Up Agreements with respect to the remaining portion of the Restricted Period.

Thoma Bravo, the selling stockholders, and each of our directors and executive officers, which together represent substantially all of our outstanding shares of common stock, have agreed, or will agree, pursuant to the Lock-Up Agreements, that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, they will not, during the Restricted Period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, each such person has agreed or will agree that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, such person will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

a.

transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the Restricted Period in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

b.

transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift or for bona fide estate planning purposes, (ii) upon death or by will, testamentary document, or intestate succession, (iii) to an immediate family member of the undersigned or to a trust for the direct or indirect benefit of the undersigned or one or more immediate family members of the undersigned, or (iv) if the undersigned is a trust, to any trustee or beneficiary of the undersigned or the estate of any such trustee or beneficiary;

c.

transfers or distributions of shares of common stock or any security convertible into or exercisable or exchangeable for common stock by a stockholder that is a corporation, partnership, limited liability company, or other business entity (i) to another corporation, partnership, limited liability company, or other business entity that controls, is controlled by or managed by, or is under common control with such stockholder, (ii) as part of a transfer or distribution to a limited partner, general partner, member, stockholder or holder of similar equity interests, or (iii) if a transferee referred to in clause (ii) is not a natural person, any direct or indirect limited partner, general partner, member, stockholder, or holder of similar equity interests of such transferee until the common stock or securities convertible into or exercisable or exchangeable for common stock come to be held by a natural person;

d.

transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a domestic relations order, divorce decree or settlement, separation agreement, court order or order by a regulatory agency, provided that any filing under Section 16(a) of the Exchange Act or any other public filing or disclosure of such transfer by or on behalf of the undersigned that is required to be made during the Restricted Period as a result of such transfer shall include a statement that such transfer has occurred by operation of law;

e.

the exercise by the undersigned of a stock option granted under a stock incentive plan or stock purchase plan described in this prospectus, and the receipt by the undersigned from us of shares of common stock upon such exercise, provided that the underlying shares will continue to be subject to the restrictions on transfer set forth in the Lock-Up Agreement, and provided further that, if required, any public report or filing under Section 16 of the Exchange Act will clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option, that no shares were sold to the public by the reporting person, and that the shares received upon exercise of the stock option are subject to a lock-up agreement with the underwriters of this offering;

f.

the disposition of shares of common stock to us, or the withholding of shares of common stock by us, in a transaction exempt from Section 16(b) of the Exchange Act, including on a “cashless” or “net exercise”

basis and in each case solely in connection with the payment of taxes due with respect to the vesting or settlement of restricted stock or restricted stock units or the exercise of options, granted under a stock incentive plan, stock purchase plan, or pursuant to a contractual employment arrangement described in this prospectus, provided that, if required, any public report or filing under Section 16 of the Exchange Act will clearly indicate in the footnotes thereto that such disposition to us or withholding by us of shares or securities was solely to us pursuant to the circumstances described in this clause (f);

g.

transfers of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock to us pursuant to arrangements under which we have the option or right to repurchase such shares;

h.

transfers pursuant to a bona fide merger, consolidation, or other similar transaction involving a Change of Control and approved by our Board (for purposes of the Lock-Up Agreement, “Change of Control” means the transfer (whether by tender offer, merger, consolidation, or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to our proposed initial public offering), of our voting securities if, after such transfer, such person or group of affiliated persons would hold at least 50% of our outstanding voting securities (or the surviving entity), provided that, in the event that such Change of Control transaction is not completed, this clause (i) will not be applicable and the undersigned’s shares will remain subject to the restrictions contained in the Lock-Up Agreement;

i.

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the Restricted Period;

j.

in the case of Thoma Bravo, any transfer of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock pledged in a bona fide transaction to third parties as collateral to secure obligations pursuant to lending or other arrangements in effect as of the date hereof between such third parties (or their affiliates or designees) and the undersigned and/or its affiliates or any similar arrangement relating to a financing arrangement for the benefit of the undersigned and/or its affiliates, provided that in the case of pledges or similar arrangements under this clause (j), any such pledgee or other party shall, upon foreclosure on the pledged securities, sign and deliver a lock-up agreement substantially in the form of the Lock-Up Agreement, and provided further that no filing under the Exchange Act, or any other public filing or disclosure, of such transfer by or on behalf of the undersigned, shall be required or shall be voluntarily made during the Restricted Period; or

k.

any transactions described under the heading “Corporate Conversion” in this prospectus, provided that any shares of common stock or other securities received upon such conversion shall be subject to the terms of this agreement;

provided that in the case of any transfer or distribution pursuant to clauses (b), (c), or (d), each transferee, donee, or distributee shall sign and deliver a lock-up agreement substantially in the form of the Lock-Up Agreement except that with respect to any related series of transfers or distributions to transferees or distributes permitted under clause (c) that are deemed to occur simultaneously, only the ultimate transferee or distribute in such series shall be required to sign and deliver such a lock-up agreement; further provided that in the case of any sale, transfer, or distribution pursuant to clause (b) through (d) or (g), no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock, shall be voluntarily made by the undersigned in connection with such transfer during the Restricted Period and if any such filing under Section 16(a) of the Exchange Act is required to be made by the undersigned in connection with such transfer during the Restricted Period, such filing shall clearly indicate in the footnotes thereto the nature and conditions of such transfer and, in the case of any transfer or distribution pursuant to clause (b), (c) or (d), that the securities subject to such transfer or distribution remain subject to restrictions set forth in the Lock-Up Agreement.

Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, in their sole discretion, may release our common stock and other securities subject to the Lock-Up Agreements described above in whole or in part at any time.

Furthermore, the remaining de minimis number of shares of our outstanding common stock are subject to the market standoff provisions in our amended and restated partnership agreement, pursuant to which such holders agreed not to directly or indirectly distribute, lend, pledge, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer such securities during the Restricted Period. We and Thoma Bravo have agreed not to amend or waive any such market standoff provisions during the Restricted Period without the prior consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, provided that we may release shares from such restrictions to the extent such shares would be entitled to release under the Lock-up Agreements signed by Thoma Bravo, the selling stockholders, and each of our directors and executive officers as described herein.

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option described above. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase shares of common stock in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders, and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

In the ordinary course of business, we sold, and may in the future sell, solutions to one or more of the underwriters or their respective affiliates in arms-length transactions on market competitive terms.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representative. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings, and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of our common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged, and agreed to and with each of the representatives and us that it is a “qualified investor” within the meaning of Article 2(e) in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged, and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the UK prior to the publication of a prospectus in relation to the shares of common stock which (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that shares of our common stock may be offered to the public in the UK at any time:

a.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

c.	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (“FSMA”),

provided that no such offer of shares of our common stock shall require us or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the UK means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020.

In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our common stock in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of common stock.

Accordingly, the shares of common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Brazil

The offer and sale of our shares of common stock has not been, and will not be, registered (or exempted from registration) with the Brazilian securities commission, Comissão de Valores Mobiliários (“CVM”), and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM resolution No. 160, dated July 13, 2022, as amended (“CVM Resolution 160”) or unauthorized distribution under Brazilian laws and regulations. The shares of our common stock will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian professional investors (as defined by applicable CVM regulation), who may only acquire our shares of common stock through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these securities on regulated securities markets in Brazil is prohibited.

Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland.

This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under, art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us, or the shares of our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of our common stock.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

Shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation, or document relating to shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where shares of common stock are subscribed or purchased under Section 275 by a relevant person which is:

a.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within six months after that corporation or that trust has acquired shares of common stock under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulation 2018.

Solely for purposes of the notification requirements under Section 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons, that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take into account the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives, and circumstances and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Thoma Bravo. Kirkland & Ellis LLP represents Thoma Bravo and entities affiliated with Thoma Bravo in connection with legal matters. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of SailPoint Parent, LP (Successor) at January 31, 2024, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SailPoint Parent, LP as of January 31, 2023 (Successor), and for the period from August 16, 2022 to January 31, 2023 (Successor), the period from February 1, 2022 to August 15, 2022 (Predecessor) and the year ended January 31, 2022 (Predecessor), included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On March 18, 2024, the Company dismissed Grant Thornton LLP as our independent registered public accounting firm. The decision to change the Company’s independent auditors was approved by our Board.

The reports of Grant Thornton LLP did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years and the subsequent interim period through March 18, 2024, the Company had no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton LLP’s satisfaction, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreements in connection with its report.

During the Company’s two most recent fiscal years and the subsequent interim period through March 18, 2024, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Grant Thornton LLP with a copy of the foregoing disclosure and requested that Grant Thornton LLP furnish a letter addressed to the SEC stating whether it agrees with the above statements. A copy of Grant Thornton LLP’s letter, dated January 17, 2025, furnished in response to that request, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On March 18, 2024, the Company engaged Ernst & Young LLP as its independent registered public accounting firm. During the Company’s two most recent fiscal years and the subsequent interim period through March 18, 2024, neither the Company, nor anyone acting on its behalf, consulted with Ernst & Young LLP regarding (i) the application of accounting principles to a specified transaction, (completed or proposed) by the registrant, or the type of audit opinion that might be rendered on the registrant’s financial statements, and neither a written report nor oral advice was provided that Ernst & Young LLP concluded was an important factor considered by the registrant in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of a disagreement or reportable event pursuant to Item 304(a).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement and the attached exhibits. You will find additional information about us and our common stock in the registration statement. References in this prospectus to any of our contracts, agreements, or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements, or documents. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

On the closing of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above.

We also maintain a website at www.sailpoint.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Unitholders

SailPoint Parent, LP

Opinion on the financial statements

We have audited the accompanying consolidated balance sheet of SailPoint Parent, LP (a Delaware limited partnership) and subsidiaries (the “Company”) as of January 31, 2023 (Successor), the related consolidated statements of operations, stockholders’ equity (Predecessor), redeemable convertible units and partners’ deficit (Successor) and cash flows for each of the periods August 16, 2022 to January 31, 2023 (Successor); February 1, 2022 to August 15, 2022 (Predecessor); and the fiscal year ended January 31, 2022 (Predecessor), and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2023 (Successor), and the results of its operations and its cash flows for the period August 16, 2022 to January 31, 2023 (Successor), February 1, 2022 through August 15, 2022 (Predecessor), and the fiscal year ended January 31, 2022 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Change in accounting principle

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for its Convertible Senior Notes outstanding at February 1, 2021 due to the adoption of Accounting Standard Update 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

Critical audit matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition – identification of performance obligations and allocation of the transaction price to multiple performance obligations

As described further in Notes 1 and 2 to the consolidated financial statements, the Company’s revenues consist of fees for software as a service (“SaaS”), perpetual and term licenses for software products, post-contract customer support (referred to as maintenance), and professional services which includes training and other revenue. The Company has contracts with customers that may have multiple performance obligations. When multiple promised products and services are included within one contract, management applies judgment to determine whether promised products and services are capable of being distinct and distinct in the context of the contract. Additionally, the Company establishes the standalone selling price for each of its performance obligations to allocate transaction price. Management applies judgment and considers many factors including past transactions, market conditions and internally approved pricing guidelines related to the identification of performance obligations and their allocation of transaction price. We identified management’s identification of distinct performance obligations and their allocation of transaction price as a critical audit matter principally due to the volume of contracts that contain multiple products or services and the complexity and estimation involved.

The principal considerations for our determination that the identification of performance obligations and allocation of the transaction price to multiple performance obligations is a critical audit matter include the volume of contracts that contain multiple products or services and the complexity and estimation involved in the identification of distinct performance obligations and determination of appropriate allocation of transaction price based on their established standalone selling prices for all distinct performance obligations. Auditing the related revenue requires both extensive audit effort and a high degree of auditor judgement.

Our audit procedures related to the identification of performance obligations and allocation of total transaction price included the following, among others.

•

We obtained an understanding and evaluated the appropriateness of management’s process and methodology as it relates to the identification of distinct performance obligations in its contracts with customers. This included evaluating management’s determination of whether the promises are distinct and inspecting the consistency of management applying its policies in identifying the performance obligations within the contracts.

•	We obtained an understanding and evaluated the design of the controls over the identification of performance obligations and allocation of total transaction price.

•	For each distinct performance obligation, we obtained management’s analysis to establish standalone selling price and performed the following procedures:

–	Evaluated the reasonableness of available data and factors used in management’s determination, including considering other sources of information that would be relevant to the analysis.

–	Tested the completeness and accuracy of the data used in management’s determinations.

•	We selected a sample of contracts and performed the following procedures:

–	Obtained and evaluated management’s identification of the performance obligations within the contract with the customer.

–	Recalculated the allocation of transaction price based on the established standalone selling price for each distinct performance obligation.

Valuation of customer relationship intangible assets acquired through the Thoma Bravo acquisition

As described in Note 5 to the consolidated financial statements, the Company completed the acquisition of SailPoint Technologies Holdings, Inc. during fiscal year 2023 for a total purchase price of $6.3 billion, which was accounted for as a business combination. In connection with this acquisition, management recognized customer relationship intangible assets of $1.1 billion. We identified the valuation of the acquired SailPoint Technologies Holdings, Inc. customer relationships as a critical audit matter.

The principal considerations for our determination that the valuation of the SailPoint Technologies Holdings, Inc. customer relationship intangible assets is a critical audit matter were the complex and judgmental assumptions used in the valuation models used by management when determining their estimated fair value. In particular, the fair value estimates for these acquired assets are sensitive to changes in assumption of customer attrition rate. Auditing management’s valuation of these customer relationship intangible assets is complex due to the auditor judgment required to evaluate management’s assumptions used in determining the fair value of these assets.

Our audit procedures related to the valuation of these customer relationship intangible assets included the following, among others.

•	We assessed the qualifications of the third-party valuation firm engaged by the Company based on their credentials and experience.

•	We evaluated the reasonableness of the significant assumptions used by the Company to develop the customer attrition rate using historical results of the acquired business.

•	We utilized our valuation specialists to evaluate the methodologies used and whether they were acceptable for these customer relationship intangible assets and applied correctly.

Thoma Bravo transaction costs

As described further in notes 5 and 15 to the consolidated financial statements, the Company recorded a reduction of the capital contribution and an uncertain tax position related to the Thoma Bravo transaction costs associated with the acquisition of SailPoint Technologies Holdings, Inc. We identified the uncertain tax position arising from the tax treatment of the Thoma Bravo transaction costs as a critical audit matter.

The principal considerations for our determination that the uncertain tax position is a critical audit matter are the high degree of auditor judgment in evaluating management’s conclusions, the subjectivity involved in the tax treatment, and the need for specialized skills and knowledge.

Our audit procedures related to the uncertain tax position arising from the tax treatment of the Thoma Bravo transaction costs included the following, among others.

•

We obtained and inspected the underlying agreement for the Thoma Bravo transaction costs comparing the terms of the agreement to management’s accounting for the transaction costs and tax treatment under accounting principles generally accepted in the United States of America.

•	We utilized resources with specialized skill and knowledge in taxes to evaluate the tax treatment which included evaluating court cases of similar scenarios.

/s/ GRANT THORNTON LLP

We served as the Company’s auditor from 2010 to 2024.

St. Louis, Missouri

September 12, 2024 (except Note 21 and the effects thereof, as to which the date is February 4, 2025)

Report of Independent Registered Public Accounting Firm

To the Unitholders and the Board of Managers of SailPoint Parent, LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SailPoint Parent, LP and subsidiaries (the Company) as of January 31, 2024, the related consolidated statements of operations, redeemable convertible units and partners’ deficit, and cash flows for the year then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at January 31, 2024, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition – Allocation of Transaction Price to Performance Obligations

Description of the Matter

As described in Note 1 of the consolidated financial statements, the Company recognizes revenue upon transfer of control of promised goods or services to customers in an amount that reflects the consideration the company expects to be entitled in exchange for those goods or services.

The Company enters into contracts with customers that included various combinations of licenses, subscriptions, and professional services. Judgment exists in determining the timing and amount of revenue recognition for these customer contracts, which includes multiple performance obligations, including the estimation of standalone selling prices for each distinct performance obligation, particularly for those goods and services that are not sold separately.

Given these factors, auditing management’s recognition of revenue requires judgment because of the significant management estimates required in allocating standalone selling prices.

How We Addressed the Matter in Our Audit

To test management’s estimation of the standalone selling prices for distinct performance obligations, our audit procedures included, among others, obtaining an understanding of the Company’s various product and service offerings and evaluating management’s application of the revenue recognition accounting requirements to determine which product and service offerings were distinct. To test management’s determination of relative standalone selling price for performance obligations, we performed audit procedures that included, among others, assessing the appropriateness of the methodology applied including the judgements and assumptions used to determine standalone selling price per service offering, testing the mathematical accuracy of the underlying data and calculations, and testing transactions to corroborate the data underlying the Company’s calculations. We also assessed the appropriateness of the related disclosures in the consolidated financial statements.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2024.

Austin, Texas

September 12, 2024, except for Note 21, as to which the date is February 4, 2025

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except units)

	January 31, 2023	January 31, 2024
Assets
Current assets
Cash and cash equivalents	$424,323	$211,647
Accounts receivable, net of allowance	158,322	213,307
Contract acquisition costs	6,432	18,668
Contract assets, net of allowance	42,341	51,703
Prepayments and other current assets	35,033	35,752

Total current assets	666,451	531,077
Property and equipment, net	20,162	16,332
Contract acquisition costs, non-current	23,696	61,657
Contract assets, non-current, net of allowance	15,628	28,717
Other non-current assets	34,376	33,219
Goodwill	5,129,967	5,138,855
Intangible assets, net	2,032,643	1,779,875

Total assets	$7,922,923	$7,589,732

Liabilities, redeemable convertible units and partners’ deficit
Current liabilities
Accounts payable	$4,338	$8,820
Accrued expenses and other liabilities	98,044	117,570
Deferred revenue	272,288	335,465

Total current liabilities	374,670	461,855
Deferred tax liabilities, non-current	328,483	206,464
Other long-term liabilities	23,206	24,954
Deferred revenue, non-current	32,932	36,575
Long-term debt, net	1,558,497	1,562,215

Total liabilities	2,317,788	2,292,063
Commitments and contingencies (Note 8)
Redeemable convertible units, no par value, unlimited units authorized, 443,592,965 and 454,618,712 units issued and outstanding as of January 31, 2023 and 2024, respectively; aggregate liquidation preference of $6,227,240 and $6,861,381 as of January 31, 2023 and 2024, respectively	5,788,394	5,838,864
Partners’ deficit
Additional paid in capital	—	37,431
Accumulated deficit	(183,259)	(578,626)

Total partners’ deficit	(183,259)	(541,195)

Total liabilities, redeemable convertible units and partners’ deficit	$7,922,923	$7,589,732

See accompanying notes to consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit amounts)

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Revenue
Subscription	$338,905	$227,398	$233,047	$622,830
Perpetual licenses	57,716	13,841	10,806	5,842
Services and other	53,414	34,915	32,820	70,900

Total revenue	450,035	276,154	276,673	699,572
Cost of revenue
Subscription	62,783	49,440	85,044	205,053
Perpetual licenses	2,653	908	3,718	2,227
Services and other	49,268	32,454	28,055	69,355
Impairment of intangible assets	744	—	—	—

Total cost of revenue	115,448	82,802	116,817	276,635

Gross profit	334,587	193,352	159,856	422,937
Operating expenses
Research and development	119,533	81,261	78,223	180,778
Sales and marketing	212,868	140,939	201,331	461,187
General and administrative	62,477	115,723	51,896	113,701

Total operating expenses	394,878	337,923	331,450	755,666

Loss from operations	(60,291)	(144,571)	(171,594)	(332,729)
Other income (expense), net
Interest income	730	360	1,933	10,658
Interest expense	(2,676)	(1,492)	(74,844)	(187,059)
Other income (expense), net	(821)	(1,873)	(1,278)	(3,219)

Total other income (expense), net	(2,767)	(3,005)	(74,189)	(179,620)

Loss before income taxes	(63,058)	(147,576)	(245,783)	(512,349)
Income tax benefit (expense)	(99)	(1,663)	62,524	116,982

Net loss	$(63,157)	$(149,239)	$(183,259)	$(395,367)

Class A yield			$(250,638)	$(583,672)

Net loss attributable to Class B unitholders			$(433,897)	$(979,039)

Loss per unit attributable to Class B unitholders—basic and diluted			$(5.46)	$(12.13)

Weighted average Class B units outstanding—basic and diluted			79,535	80,746

See accompanying notes to consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Preferred stock		Common stock		Additional paid in capital	Accumulated Deficit	Total Stockholders’ Equity
Predecessor	Shares	Amount	Shares	Amount
Balance at January 31, 2021	—	$—	91,406	$9	$486,840	$(27,670)	$459,179
Cumulative effect adjustment from the adoption of ASU 2020-06	—	—	—	—	(65,517)	3,365	(62,152)
Exercise of stock options	—	—	599	—	7,622	—	7,622
Restricted stock units vested, net of tax settlement	—	—	1,349	—	(6,093)	—	(6,093)
Equity-based compensation expense	—	—	—	—	53,885	—	53,885
Common stock issued under employee stock purchase plan	—	—	277	—	10,099	—	10,099
Partial conversion of convertible senior notes	—	—	182	—	—	—	—
Settlement of capped calls related to partial conversion of convertible senior notes	—	—	(37)	—	—	—	—
Net loss	—	—	—	—	—	(63,157)	(63,157)

Balance at January 31, 2022	—	—	93,776	9	486,836	(87,462)	399,383
Exercise of stock options	—	—	156	—	2,825	—	2,825
Restricted stock units vested, net of tax settlement	—	—	749	—	(1,534)	—	(1,534)
Equity-based compensation expense	—	—	—	—	39,554	—	39,554
Common stock issued under employee stock purchase plan	—	—	134	—	5,435	—	5,435
Net loss	—	—	—	—	—	(149,239)	(149,239)

Balance at August 15, 2022	—	$—	94,815	$9	$533,116	$(236,701)	$296,424

See accompanying notes to consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE UNITS AND PARTNERS’ DEFICIT

(In thousands)

	Redeemable Convertible Units		Additional paid in capital	Accumulated Deficit	Total Partners’ Deficit
Successor	Units	Amount
Balance at August 16, 2022	—	$—	$—	$—	$—
Issuance of Class A Units	364,058	3,926,009	—	—	—
Issuance of Class B Units	79,535	1,862,385	—	—	—
Net loss	—	—	—	(183,259)	(183,259)

Balance at January 31, 2023	443,593	5,788,394	—	(183,259)	(183,259)
Issuance of Class A Units	3,152	35,095	—	—	—
Issuance of Class B Units	689	16,648	—	—	—
Repurchase of Class A Units	(78)	(863)	(38)	—	(38)
Repurchase of Class B Units	(19)	(410)	—	—	—
Equity-based compensation expense	—	—	37,469	—	37,469
Vesting of incentive units into Class B Units	1,603	—	—	—	—
Net loss	—	—	—	(395,367)	(395,367)

Balance at January 31, 2024	448,940	$5,838,864	$37,431	$(578,626)	$(541,195)

See accompanying notes to consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Operating activities
Net loss	$(63,157)	$(149,239)	$(183,259)	$(395,367)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	22,791	12,366	118,838	263,638
Amortization of debt discount and issuance costs	2,036	1,017	1,748	4,152
Amortization of contract acquisition costs	21,004	16,211	2,762	11,519
Loss on disposal of property and equipment	37	26	126	36
Provision for credit losses	3,023	244	2,554	1,662
Impairment of intangible assets	744	—	—	—
Equity-based compensation expense	53,885	39,554	—	37,469
Deferred taxes	(3,442)	(967)	(64,883)	(124,919)
Net changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions
Accounts receivable	(45,166)	14,908	(36,002)	(57,397)
Contract acquisition costs	(61,303)	(23,078)	(32,890)	(61,716)
Contract assets	(27,507)	(5,364)	(3,217)	(21,139)
Prepayments and other current assets	(2,984)	(8,553)	(1,206)	(594)
Other non-current assets	1,158	(502)	(2,257)	(87)
Operating leases, net	(707)	(792)	163	335
Accounts payable	6,221	4,514	(9,293)	4,232
Accrued expenses and other liabilities	25,508	43,687	(115,584)	22,634
Deferred revenue	59,005	4,452	53,118	65,188

Net cash used in operating activities	(8,854)	(51,516)	(269,282)	(250,354)

Investing activities
Purchase of property and equipment	(3,984)	(5,295)	(1,730)	(2,577)
Proceeds from sale of property and equipment	33	9	22	31
Purchase of intangible assets	(40)	—	—	(1,900)
Business acquisitions, net of cash acquired	(70,960)	—	(5,824,632)	(8,218)

Net cash used in investing activities	(74,951)	(5,286)	(5,826,340)	(12,664)

Financing activities
Proceeds from issuance of units	—	—	5,762,294	51,743
Proceeds from issuance of long-term debt	—	—	1,590,000	—
Payment of debt issuance costs	—	—	(33,052)	—
Settlement of capped calls	—	—	111,376	—
Repayment of debt	—	—	(903,942)	—
Payments for partial conversion of convertible senior notes	(10,160)	—	—	—
Payment for taxes related to net share settled restricted stock units	(6,093)	(1,534)	—	—
Proceeds from employee stock purchase plan	10,099	5,435	—	—
Net proceeds from exercise of stock options	7,622	2,825	—	—
Repurchase of units	—	—	—	(1,311)

Net cash provided by financing activities	1,468	6,726	6,526,676	50,432

Net change in cash, cash equivalents and restricted cash	(82,337)	(50,076)	431,054	(212,586)
Cash, cash equivalents and restricted cash, beginning of period	526,553	444,216	—	431,054

Cash, cash equivalents and restricted cash, end of period	$444,216	$394,140	$431,054	$218,468

See accompanying notes to consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

Organization

SailPoint Parent, LP (the “Company”) was formed as a Delaware limited partnership in April 2022 and is a holding company that, through its subsidiaries, owns all of the outstanding partnership units of SailPoint Intermediate Holdings III, LP (“Holdings”), a Delaware limited partnership, that was formed in June 2022. The Company is an affiliated entity of Thoma Bravo.

On August 16, 2022 (the “Closing Date” or “Merger Date”) Holdings closed on the Agreement and Plan of Merger (the “Merger Agreement”) by and among Holdings, SailPoint Technologies Holdings, Inc. (“Technologies Holdings”), and Project Hotel California Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Technologies Holdings (the “Merger”), with Technologies Holdings surviving the Merger as a wholly owned subsidiary of Holdings.

The Company did not have any significant operations prior to the Merger. Subsequent to the Merger, the Company succeeded substantially all of the business of Technologies Holdings and Technologies Holdings is viewed as the predecessor to the Company (the “Predecessor”). Accordingly, these consolidated financial statements include certain historical consolidated financial and other data of the Predecessor for periods prior to the completion of the business combination. Periods subsequent to the Merger Date reflect the financial statements of the Company after the business combination (“the Successor”).

The consolidated financial statements and footnotes include a black line division between the columns titled “Predecessor” and “Successor” to signify that the amounts shown for the periods prior to and following the Merger are not comparable. The Predecessor has recorded all expenses that were contingent on the closing of the Merger in the Predecessor period. See Note 5 Business Combinations for additional information on the Merger.

The Company conducts business as SailPoint and delivers solutions to enable comprehensive identity security for the enterprise. For ease of reference, the terms “SailPoint,” or the “Company” as used in this report refer to both the Predecessor and the Successor and their respective subsidiaries.

Basis of Presentation

The accompanying consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of SailPoint Parent, LP and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

The Company has not entered into transactions that require presentation as other comprehensive income (loss). Total comprehensive income (loss) is equal to net income (loss) for all periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management periodically evaluates such estimates and assumptions for continued reasonableness. In particular, the Company makes estimates with respect to the fair value allocation of multiple performance obligations in revenue recognition, the expected period of benefit of contract acquisition costs, the assumptions underlying the fair value used for equity-based compensation expense, and estimated useful lives and impairment of intangible assets and goodwill arising from business combinations. Appropriate adjustments, if any, to the estimates used are made prospectively based upon such periodic evaluation. Actual results could differ from those estimates.

Cash, Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less from date of purchase to be cash equivalents. The Company is required to maintain cash collateral for an unconditional standby letter of credit in the amount of $6.0 million related to the Company’s corporate headquarters lease.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3: Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank deposit accounts that exceeded federally insured limits as of January 31, 2023 and 2024. There was no concentration of credit risk for customers as of January 31, 2023 and 2024 as no individual entity represented more than 10% of accounts receivable. No customer represented more than 10% of revenue during the Predecessor and Successor periods presented. The Company does not experience concentration of credit risk in foreign countries as no foreign country represents more than 10% of the Company’s consolidated revenues or net assets.

The Company’s revenue by geographic region based on the customer’s location is presented in Note 16 “Segments and Geographic Information.”

Accounts Receivable and Allowance for Expected Credit Losses

The Company continuously assesses the collectability of outstanding customer balances and in doing so, the Company assesses the need to maintain an allowance for expected credit losses resulting from the non-collection of customer balances. The allowance for expected credit losses is a valuation account that is deducted from the financial asset’s amortized cost basis to present the net amount expected to be collected on contracts with customers. Accounts receivable and contract assets are written off when management believes the amount is not collectible. Recoveries of financial assets previously written off are recorded directly to earnings when received.

Management estimates the allowance for expected credit losses using relevant available information relating to past events, current conditions and reasonable and supportable forecasts over a financial asset’s contractual term. The Company’s historical credit loss experience provides the basis for the estimation of expected credit losses. The Company reviews renewals and new businesses for factors such as past collection experience, age of the customer balances, significant trends in current balances, internal operations, and macroeconomic conditions. The Company evaluates these economic conditions and makes adjustments to historical loss information for certain economic risk factors. In development of the expected credit loss model, the Company evaluated its financial assets with similar risk characteristics on a collective (pool) basis. A financial asset will be measured individually only if it does not share similar risk characteristics with other financial assets.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets, generally three years to five years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the related lease term. Repairs and maintenance costs are expensed as incurred. Assets to be disposed of are reported at the lower of carrying value or net realizable value.

Goodwill

Goodwill represents acquisition costs in excess of the fair value of the identified net assets acquired. The Company has one reporting unit for goodwill impairment purposes. Goodwill is tested for impairment annually, or more often if and when events or circumstances indicate that an impairment may exist. The Company performs the annual impairment test in the fourth quarter of each fiscal year.

The Company first performs a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the assessment indicates that the fair value of the reporting unit is less than its carrying amount, a quantitative assessment is performed. The Company estimates the fair value of the reporting unit and compares this amount to the carrying value of the reporting unit. If the carrying value of the reporting unit exceeds its fair value, an impairment charge is recorded.

Intangible Assets

Intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense is recognized in the consolidated statements of operations based on the use of the intangible asset. The Company’s intangible assets primarily consist of customer relationships, developed technology, and trade names. The Company periodically reviews the estimated remaining useful life of intangible assets and whether events or changes in circumstances warrant a revision to the remaining period of amortization.

Long-Lived Assets

Periodically, the Company evaluates the recoverability of its long-lived assets, including property and equipment and intangible assets, for possible impairment whenever events or circumstances indicate that the carrying amount of such assets or asset groups may not be recoverable. Recoverability of these assets or asset groups is measured by comparison of the carrying amount of each asset, or related asset group, to the future undiscounted cash flows the asset or asset group is expected to generate. If the undiscounted cash flows are less than the carrying amount, an impairment charge is recorded to reduce the carrying amount of the asset group to its fair value.

Business Combinations

The Company allocates the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated acquisition-date fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets may include, but are not limited to, future expected cash flows from acquired users, acquired technology, and trade names from a market participant perspective, useful lives, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Software Development Costs

Software development costs for products intended to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. Technological feasibility is established when a product design and working model have been completed and the completeness of the working model and its consistency with the product design have been confirmed by testing. To date, the establishment of technological feasibility of the Company’s products and general release of such software have substantially coincided. As a result, the Company has not capitalized any software development costs through January 31, 2024 and all such costs have been recorded as research and development expenses as incurred in the consolidated statements of operations.

Internal Use Software Development Costs

Costs to develop software internally are capitalized and recorded as a component of property and equipment, net. The Company capitalizes qualifying costs associated with internally-developed software incurred during the application development stage. Costs incurred during the preliminary project and post-implementation stages, including training and maintenance, are expensed as incurred. Capitalized costs are amortized on a project-by-project basis using the straight-line method over the estimated economic life of the application. During the Predecessor and Successor periods of 2022, 2023, and 2024, the Company’s capitalizable internal use software development costs were not material.

Capitalized Implementation Costs

Costs to implement cloud computing hosting arrangements are capitalized and amortized using the straight-line method over the expected term of the arrangement, including periods which are reasonably expected to be renewed. Costs include direct costs for third-party consulting services. Software maintenance and training costs are expensed in the period in which the services are received. Capitalized costs, net of accumulated amortization, are included in prepayments and other non-current assets. During the Predecessor and Successor periods of 2022, 2023, and 2024, the Company’s capitalized implementation costs related to hosting arrangements were not material.

Deferred Offering Costs

Deferred offering costs, which consist of direct incremental legal, accounting, consulting, and other fees related to the Company’s planned initial public Offering (“IPO”) are capitalized in other noncurrent assets on the consolidated balance sheets. The deferred offering costs will be offset against IPO proceeds upon the consummation of an IPO. In the event the planned IPO is terminated, the deferred offering costs will be immediately expensed in the consolidated statements of operations. There were no deferred offering costs as of January 31, 2023 and 2024.

Revenue Recognition

The Company recognizes revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled in exchange for those goods or services. To achieve this, the following steps are applied:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when or as performance obligations are satisfied

Revenue consists of fees for software-as-a-service (“SaaS”) subscriptions, perpetual and term licenses for the Company’s software products, post-contract customer support (referred to as maintenance and support) and other subscription services and professional services including training and other revenue. The Company recognizes revenue net of any applicable value added or sales tax.

Subscription Revenue

Subscription revenue consists of (i) fees for access to, and related support for, the SaaS offerings, (ii) fees for term subscriptions to the Company’s software solutions, (iii) fees for ongoing maintenance and support of perpetual licensed solutions and (iv) other subscription services, which includes cloud managed services, and certain professional services.

Term subscriptions include the term licenses and ongoing maintenance and support. Maintenance and support agreements consist of fees for providing software updates on a when and if available basis and for providing technical support for software products for a specified term.

Subscription revenue, including support for term licenses, is recognized straight-line over the term of the applicable agreement. Revenue related to term license performance obligations is generally recognized upfront at the point in time when the customer has taken control of the software license.

Subscription arrangements generally have a term of three years and are non-cancellable. The Company typically invoices the customer in advance and in annual installments.

Perpetual License Revenue

Perpetual licenses provide customers with the same functionality as term licenses but differs primarily in duration of the license. Revenues from license performance obligations are generally recognized upfront at the point in time when the customer has taken control of the software license. All license transactions include maintenance and support performance obligations, which are recognized as subscription revenue.

Services and Other Revenue

Services and other revenue consist primarily of fees from professional services provided to customers and partners to configure and optimize the use of the Company’s solutions as well as non-subscription training services. The Company’s professional services are structured on a time-and-materials or fixed priced basis and the related revenue is recognized as the services are rendered. For time-and-material contracts, as the invoiced amount corresponds directly with the value to the customer, the Company applied the practical expedient to recognize revenue in the amount for which it has the right to invoice. For fixed price contracts, the Company uses a cost-based input method as the measure of progress toward satisfying the performance obligation.

Contracts with Multiple Performance Obligations

The majority of the Company’s contracts with its customers include various combinations of licenses, subscriptions, and professional services. The Company accounts for individual performance obligations separately if they are distinct from other promises in the contract. If not considered distinct, the promised goods or services are combined with other goods or services and accounted for as a combined performance obligation. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (“SSP”) basis.

Judgement is required to determine the SSP for each distinct performance obligation. The Company typically determines SSP based on observable prices for performance obligations when sold separately. When such observable prices are not available, the Company estimates SSP based on pricing objectives, market conditions and other factors, including customer size and geography, and product and service specific factors.

Contract Balances

The timing of revenue recognition may differ from the timing of invoicing to customers. The Company records a receivable when revenue is recognized prior to invoicing and payment will become due solely based on the passage of time. A contract asset results when revenue is recognized prior to invoicing and payment is contingent upon transfer of control of another separate performance obligation. Deferred revenue is recorded when payment is received prior to the recognition of revenue. Contract assets and deferred revenue that will be realized during the succeeding 12-month period is recorded as current, and the remaining balance of deferred revenue is recorded as non-current.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days from the date of invoice. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined its contracts generally do not include a significant financing component.

Contract Acquisition Costs

Sales commissions paid to the Company’s sales force and the related employer payroll taxes, collectively “contract acquisition costs,” are considered incremental and recoverable costs of obtaining a contract with a customer. The Company defers these costs and amortizes them over the expected period of benefit provided. The Company typically pays sales commissions for both initial and follow-on sales of perpetual licenses, inclusive of initial maintenance and support, term subscriptions and SaaS subscriptions. Initial commissions are allocated to each performance obligation within the contract. The portion allocated to the perpetual license element is expensed at the time the license is delivered. Commissions allocated to the remaining elements are deferred and amortized over the expected period of benefit which the Company has determined to be five years. Commissions for renewals of subscription offerings are amortized over each renewal’s expected period of benefit. The Company determines the period of benefit by taking into consideration customer contracts, customer turnover rates, the life of the Company’s technology and other factors. The Company does not pay sales commissions on renewals of maintenance and support agreements related to perpetual licenses.

The portion of contract acquisition costs that the Company anticipates will be recognized within twelve months is recorded as current contract acquisition costs and the remaining portion is recorded as non-current contract acquisition costs in the consolidated balance sheets. Amortization of contract acquisition costs is included in sales and marketing expenses in the accompanying consolidated statements of operations.

Cost of Revenue

Cost of Subscription Revenue. Cost of subscription revenue consists primarily of employee-based costs (which consists of salaries, benefits, bonuses, and equity-based compensation and allocated overhead) of the customer support organization, contractor costs to supplement staff levels, amortization expense for developed technology acquired, third party royalties, and third-party cloud-based hosting costs.

Cost of Perpetual License Revenue. Cost of perpetual license revenue consists of amortization expense for developed technology acquired and third-party royalties.

Cost of Services and Other Revenue. Cost of services and other revenue consists primarily of employee-based costs of professional services and training organizations, travel-related costs, and contractor costs to supplement staff levels.

Impairment of Intangible Assets. Impairment of intangible assets consists of impairment charges for developed technology acquired.

Research and Development Expenses

Research and development expenses consist primarily of employee-based costs, software and hosting arrangement expenses, professional services expense, and amortization expense for acquired intangible assets.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of personnel costs and the related overhead costs to support the Company’s staff, costs for events and travel, costs of general marketing and promotional activities, payment processing fees, and allocated facilities and overhead costs.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs and the related overhead costs to support the Company’s staff across the corporate functions of executive, finance, human resources, information technology, internal operations and legal, as well as third-party professional fees, bad debt expense, travel and facilities costs.

Advertising Expenses

Advertising costs are expensed as incurred and are included in sales and marketing expense. Advertising expenses were approximately $11.5 million, $8.1 million, $11.9 million, and $22.3 million for the year ended January 31, 2022, the Predecessor and Successor periods in 2023, and the year ended January 31, 2024, respectively.

Redeemable Convertible Units

The Class A and Class B Units are classified as mezzanine equity and outside of Partners’ deficit because they include a redemption provision upon a sale or reorganization, which are deemed liquidation events that are considered outside of the Company’s control. The Class A and Class B Units were recorded at the original issue price, net of issuance costs. The Company did not adjust the carrying values of the Class A and Class B Units to the redemption value associated with such deemed liquidation events because such events were not considered probable at the reporting dates.

Certain of the Class A and Class B Units issued pursuant to individual equity agreements contain repurchase provisions allowing for the repurchase of such units, generally at fair value, at the Company’s option upon the unitholders’ termination of services to the Company. Subsequent adjustments to increase or decrease the carrying values to their respective redemption values are to be made only if and when the redemption event becomes probable. Increases to the carrying value of redeemable convertible units recognized are charged to retained earnings, or in the absence of retained earnings, to additional paid in capital, or in the absence of additional paid in capital, to accumulated deficit.

Equity-Based Compensation

Predecessor Period

The Company granted service-based stock options and restricted stock units to employees, directors, and nonemployees. The Company recognizes equity-based compensation expense for its awards on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant date fair values.

The Company estimated the fair value of stock options granted using the Black-Scholes option-pricing model, which required the Company to estimate the expected term, fair value of common stock, expected volatility, risk-free interest rate, and dividend yield. The fair value of restricted stock units were estimated on the date of grant based on the fair value of the Company’s common stock.

Equity-based compensation expense associated with the Company’s Employee Stock Purchase Plan (“ESPP”) was measured at fair-value using a Black-Scholes option-pricing model at commencement of each offering period and recognized over that offering period.

Successor Period

In connection with the Merger, unvested stock options and restricted stock units on the Closing Date were converted to contingent rights to receive an amount in cash. The cost of the cash-settled awards is expensed straight-line over the vesting period.

During the year end January 31, 2024 service-based and performance based incentive units were granted to employees, directors, and non-employees. Equity-based compensation costs for granted units are recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period for awards with only a service condition. For units subject to performance conditions, the Company records expense based on the accelerated attribution method when the performance condition becomes probable. The Company recognizes the effect of forfeitures in equity-based compensation expense based on actual forfeitures when they occur.

The fair value of the units underlying the incentive awards had been determined by the Board of Managers (the “Board”), with input from management and contemporaneous third-party valuations, as there was no public market for the Company’s units. Given the absence of a public trading market, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, the Board exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of the units at each option grant date using an option pricing method. The Company makes assumptions to determine the fair value of the units, including the value of the Company, expected time to liquidity, and expected volatility.

Foreign Currency

The Company manages its foreign subsidiaries as integral direct components of its operations. The Company has determined that its functional currency is the U.S. dollar. The Company periodically assesses the applicability of the U.S. dollar as the Company’s functional currency by reviewing the salient indicators as indicated in the authoritative guidance for foreign currency matters. Assets and liabilities denominated in other currencies are remeasured into U.S. dollars at current exchange rates for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities. Revenue and expense incurred in other currencies are remeasured into U.S. dollars when incurred. Remeasurement losses in currencies other than the functional currency were $0.9 million, $2.0 million, $1.0 million, and $2.9 million for the year ended January 31, 2022, the Predecessor and Successor periods in 2023, and the year ended January 31, 2024, respectively.

Income Taxes

The Successor is a limited partnership and is not taxable for federal and most state income tax purposes. As a result, the Successor’s earnings or losses, to the extent not included in a taxable subsidiary, for federal and most state purposes are included in the tax returns of the individual partners. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial basis of assets and liabilities, differences between the tax accounting and financial accounting treatment of certain items, and due to allocation requirements related to taxable income under the Company’s partnership agreement.

The Successor conducts certain activities through corporate subsidiaries which are subject to federal, state, local and foreign income taxes. The Predecessor was a corporation subject to federal and state taxes. The Company and its subsidiaries account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Deferred income tax assets are reduced by a valuation allowance when, considering all sources of taxable income, in the opinion of management, it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Accordingly, the need to establish such allowance is assessed periodically by considering matters such as future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. The evaluation of recoverability of the deferred tax assets requires the Company to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax assets will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company accounts for uncertainty of income taxes based on a “more-likely-than-not” threshold for the recognition and de-recognition of tax positions, which includes the accounting for interest and penalties relating to tax positions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority.

Leases

The Company accounts for a contract as a lease when it has the right to control the asset for a period of time while obtaining substantially all of the assets’ economic benefits. The Company’s non-cancelable operating lease agreements are primarily for facilities.

Right-of-use (“ROU”) assets and lease liabilities are recognized upon lease commencement at the present value of future lease payments. ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets include adjustments related to lease incentives, and upfront lease payments. ROU assets are subject to evaluation for impairment or disposal on a basis consistent with other long-lived assets.

The implicit rates within the operating leases are generally not determinable and therefore the Company uses the incremental borrowing rate at the lease commencement date to determine the present value of lease payments. The lease term includes the non-cancelable period of the lease plus any additional periods covered by an option to extend that the Company is reasonably certain to exercise. Lease expense is recognized on a straight-line basis over the lease term. The Company does not recognize right-of-use assets and lease liabilities for leases with a term of twelve months or less.

The Company accounts for lease agreements with lease and non-lease components as a single lease component. The Company’s non-lease components are primarily related to property taxes, insurance and maintenance costs, which are typically variable in nature, and are expensed in the period incurred.

Net Loss Per Unit

Predecessor

Net losses for the Predecessor period for the year ended January 31, 2022 and the period from February 1, 2022 to August 15, 2022 were entirely attributable to Predecessor shareholders. Additionally, due to the impact of the Merger, the Company’s capital structures for the Predecessor and Successor periods are not comparable. As a result, the presentation of loss per share for the periods prior to such transaction is not meaningful.

Successor

The Company considers its redeemable convertible Class A Units to be preferred stock in the computation of basic net loss per unit because the Class A Units have dividend rights, preference upon liquidation, and do not share in the residual distributions with the Class B Units. Therefore, the Class B Units are subordinated to the Class A Units. The Class B Units are considered common stock (“common units”).

Basic net loss per unit attributable to common unitholders is computed by dividing the net loss attributable to common unitholders by the weighted-average number of common units outstanding during the period, without the consideration for potential dilutive common units. For the purpose of calculating basic net loss per unit, the Company calculated the net loss attributable to common unitholders by adjusting the net loss to include the yield earned during the applicable period on Class A Units. Refer to Note 12 for further details regarding the Class A yield.

Dilutive net loss per unit is computed by giving effect to all of the Company’s potential common units outstanding of the Company’s Class B Units to the extent the potential shares are dilutive. Basic and diluted net loss per unit were the same as the inclusion of all potential units of the Company’s common units would have been anti-dilutive. As of January 31, 2023, there were no antidilutive securities as the incentive units were not yet granted. As of January 31, 2024, there were 5.7 million unvested incentive units that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been antidilutive.

Recently Adopted Accounting Pronouncements

Accounting Standards Update 2021-08

In October 2021, the Financial Accounting Standards Board (“FASB”) issued Account Standards Update (“ASU”) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, (“ASU 2021-08”), which requires application of ASC 606, Revenue from Contracts with Customers, to recognize and measure contract assets and liabilities from contracts with customers acquired in a business combination. ASU 2021-08 creates an exception to the general recognition and measurement principle in ASC 805, Business Combinations, and will result in recognition of contract assets and contract liabilities consistent with those recorded by the acquiree immediately before the acquisition date. The Company adopted this ASU effective February 1, 2022. The adoption of this standard impacted how the Company treated the contract assets and contract liabilities acquired.

Accounting Standards Update 2020-06

In August 2020, the FASB issued ASU 2020-06, Debt—Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40):

Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, (“ASU 2020-06”), which simplifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts in an entity’s own equity. ASU 2020-06 removes certain accounting models that separate the embedded conversion features from the host contract for convertible instruments. The Company early adopted ASU 2020-06 effective February 1, 2021 using the modified retrospective approach, which requires a cumulative adjustment to be recorded to accumulated deficit.

Adoption of ASU 2020-06 allowed the Company to no longer separately present in equity an embedded conversion feature. The result as of February 1, 2021 was a decrease to additional paid in capital by $65.5 million and a decrease to accumulated deficit by $3.4 million, with a corresponding offset to the Notes, and the deferred tax liabilities. During the year ended January 31, 2022, interest expense recognized was reduced by approximately $17.1 million as a result of accounting for the convertible debt instrument as a single liability measured at its amortized cost. This adoption did not have a material impact on the Company’s consolidated statement of cash flows.

Recently Issued Accounting Standards Not Yet Adopted

Accounting Standards Update 2023-07

In November 2023, the FASB issued ASU-2023-07, Improvements to Reportable Segment Disclosures, (“ASU 2023-07”), which requires public entities to disclose information about their reportable segments’ significant expenses on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. Adoption of ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of the new standard on its disclosures related to its consolidated financial statements.

Accounting Standards Update 2023-09

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, (“ASU 2023-09”), which requires public business entities on an annual basis to disclose specific categories in a tabular rate reconciliation and provide additional information for reconciling items that meet a five percent quantitative threshold. Additionally, the ASU requires all entities to disclose the amount of income taxes paid disaggregated by federal, state, and foreign taxes, as well as individual jurisdictions where income taxes paid are equal to or greater than five percent of total income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and the updated should be applied on a prospective basis, with a retrospective application permitted in the financial statements. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

Accounting Standards Update 2024-01

In March 2024, the FASB issued ASU 2024-01, Compensation-Stock Compensation (Topic 718): Scope Applications of Profits Interests and Similar Awards, (“ASU 2024-01”), which provides illustrative guidance on how to apply the scope guidance to determine whether profits interests and similar awards should be accounted for as share-based payment arrangements under Topic 718 or under other GAAP. ASU 2024-01 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and may be adopted prospectively or retrospectively. The Company is currently evaluating the impact of the new standard on its consolidated financial statements and related disclosures.

2. Revenue Recognition

Disaggregation of Revenue

The following table presents the Company’s revenue disaggregated by subscription product categories (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Subscription
SaaS	$119,161	$99,342	$105,451	$312,259
Maintenance	142,126	80,755	71,522	155,528
Term subscriptions	70,788	42,470	52,183	144,181
Other subscription services	6,830	4,831	3,891	10,862

Total subscription	338,905	227,398	233,047	622,830
Perpetual licenses	57,716	13,841	10,806	5,842
Services and other	53,414	34,915	32,820	70,900

Total revenue	$450,035	$276,154	$276,673	$699,572

The following table summarizes the revenue the Company recognizes at a point in time and over time (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Revenue recognized at a point in time	$114,760	$43,020	$48,377	$106,450
Revenue recognized over time	335,275	233,134	228,296	593,122

Total revenue	$450,035	$276,154	$276,673	$699,572

Contract Acquisition Costs

A summary of the activity impacting contract acquisition costs is presented below (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Beginning Balance	$53,248	$93,547	$—	$30,128
Additional contract acquisition costs	61,303	23,078	32,890	61,716
Amortization of contract acquisition costs	(21,004)	(16,211)	(2,762)	(11,519)

Ending Balance	$93,547	$100,414	$30,128	$80,325

There were no material impairments of contract acquisition costs for the year ended January 31, 2022, the Predecessor and Successor periods in 2023, and the year ended January 31, 2024.

Contract Balances

As of January 31, 2022, the balance of accounts receivable, contract assets, and contract assets, non-current is $137.3 million, $33.5 million, and $17.4 million, respectively. As of January 31, 2022, the balance of deferred revenue and deferred revenue, non-current is $214.4 million, and $27.9 million, respectively.

Deferred revenue consists primarily of payments received in advance of revenue recognition under the Company’s contracts with customers. Revenue recognized during the reporting periods that was previously deferred was $158.6 million, $153.6 million, $60.7 million, and $272.3 million, for the year ended January 31, 2022, the Predecessor and Successor periods in 2023, and the year ended January 31, 2024, respectively.

Remaining Performance Obligations

The Company’s contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. These remaining performance obligations represent contract value that has not yet been recognized as revenue. Remaining performance obligations includes both invoices that have been issued to customers but have not been recognized as revenues and amounts that will be invoiced and recognized as revenue in future periods. As of January 31, 2024, remaining performance obligations were $994.0 million, of which the Company expects to recognize $525.5 million as revenue over the next 12 months.

3. Allowance for Expected Credit Losses

The following tables present the changes in the allowance for expected credit losses for accounts receivable measured at amortized cost (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Beginning Balance	$376	$563	$—	$733
Provision for credit losses	1,114	400	1,376	3,604
Write-offs	(927)	(474)	(643)	(3,152)

Ending Balance	$563	$489	$733	$1,185

The following tables present the changes in the allowance for expected credit losses for contract assets measured at amortized cost (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Beginning Balance	$50	$2,387	$—	$1,453
Provision for (reduction in) credit losses	2,337	(10)	1,453	(1,312)

Ending Balance	$2,387	$2,377	$1,453	$141

4. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis (in thousands):

	January 31, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$169,250	$—	$—	$169,250

	January 31, 2024
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$181,202	$—	$—	$181,202

The Company’s carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses are considered Level 1 and approximate their fair values due to their short maturities as of January 31, 2023 and 2024 and are excluded from the fair value tables above. The carrying value of debt is considered Level 1 and approximates fair value.

5. Business Combinations

Acquisition of SailPoint Technologies Holdings, Inc.

On August 16, 2022, pursuant to the Merger Agreement, Holdings completed the acquisition of the Predecessor in a transaction valued at approximately $6.3 billion. Upon the Closing Date, the separate existence of Merger Sub ceased and the Predecessor survived the Merger as a wholly owned subsidiary of Holdings.

Pursuant to the Merger Agreement, each share of common stock, par value $0.0001 per share, of the Predecessor (the “Common Stock”) outstanding immediately prior to the effective time of the Merger, was converted into the right to receive $65.25 per share in cash, subject to applicable withholding taxes (the “Merger Consideration”). Trading of the Predecessor’s Common Stock was suspended on the New York Stock Exchange (“NYSE”) and the Common Stock was subsequently delisted.

The Company accounted for this transaction as a business combination in accordance with the acquisition method of accounting, which generally requires, among other things, that assets acquired and liabilities assumed be recognized at their estimated fair values as of the Closing Date. Acquisition-related transaction costs incurred as part of the Merger, primarily included advisory, legal and accounting fees and were expensed as incurred.

The valuation of the assets acquired and liabilities assumed was based on estimated fair values at the Closing Date. The allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed reflect various fair value estimates and analyses, including work performed by third-party valuation specialists.

The purchase price for the Predecessor consisted of the following (in thousands):

Cash consideration for SailPoint common stock	$6,160,575
Rollover equity	26,100
Liability for vested options	52,092
Fair value of restricted stock units and options exchanged	30,654

Total purchase price	$6,269,421

Reconciliation of cash contributions for the Predecessor (in thousands):

Capital contribution	$5,950,502
Rollover equity	26,100

Total capital contribution	5,976,602
Thoma Bravo transaction costs	(188,208)

Total net capital contribution	5,788,394
Non-cash contribution	(26,100)

Net cash contribution	5,762,294
Debt proceeds (Note 9)	398,281

Total cash consideration for SailPoint common stock	$6,160,575

The purchase price has been allocated to the fair value of the individual assets acquired and liabilities assumed as follows (in thousands):

Cash and cash equivalents	$394,140
Accounts receivable	233,490
Contract assets, current	39,817
Prepayments and other current assets	26,379
Property and equipment	21,805
Contract assets, non-current	16,388
Other non-current assets	31,567
Goodwill	5,086,091
Intangible assets	2,122,500
Accounts payable	(13,410)
Accrued expenses and other liabilities	(130,125)
Convertible senior notes	(903,942)
Deferred revenue	(218,599)
Deferred tax liabilities, non-current	(384,694)
Other long-term liabilities	(23,883)
Deferred revenue, non-current	(28,103)

Total fair value of assets acquired and liabilities assumed	$6,269,421

The Company recorded definite-lived intangible assets related to the customer relationships, developed technology, and trade name. Fair value was determined using the multi-period excess earnings method and relief from royalty method, under the income approach. The Company applied judgment which involved the use of significant assumptions with respect to revenue growth rates, customer attrition rate, discount rate, and terminal growth rate in relation to the customer relationships and developed technology.

The fair values of the identifiable intangible assets acquired on the Closing Date were as follows:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Customer relationships	$1,061,000	10-16
Developed technology	697,000	7
Trade name	243,000	18
Other	121,500	2

Total identifiable intangible assets	$2,122,500

Transaction costs were expensed as incurred and recorded to general and administrative expenses on the consolidated statements of operations. The Company incurred transaction costs associated with the Merger Agreement of $72.2 million and $1.0 million in the Predecessor and Successor periods in 2023, respectively. Transaction costs of $71.3 million that were paid on the Merger Date were recorded in the Predecessor period and included as an assumed liability. Transaction-related bonuses of $4.8 million were also recorded to general and administrative expenses on the consolidated statements of operations in the Predecessor period and were paid after the Closing Date.

2024 Acquisitions

Osirium

On October 30, 2023, the Company acquired all of the outstanding stock of Osirium Technologies PLC (“Osirium”), a SaaS company delivering privileged access management, privileged endpoint management, and IT process automation solutions. The aggregate consideration paid in connection with this acquisition was $8.2 million, net of cash acquired.

The following table summarizes the preliminary purchase price allocation as of the date of acquisition (in thousands):

Cash and cash equivalents	$534
Accounts receivable	562
Prepayments and other current assets	304
Goodwill	8,276
Intangible assets	2,361
Accounts payable	(250)
Accrued expenses and other liabilities	(813)
Deferred tax liabilities, non-current	(590)
Deferred revenue	(1,632)

Total fair value of assets acquired and liabilities assumed	$8,752

The fair value of the developed technology was estimated using a market approach.

The following table presents the fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Developed technology	$2,361	6

Other 2023 Acquisitions

SecZetta

On January 12, 2023, the Company acquired all of the outstanding stock of SecZetta Inc. (“SecZetta”), a leading provider of third-party identity risk solutions. The aggregate consideration paid in connection with this acquisition was $58.2 million, net of cash acquired.

The following table summarizes the final purchase price allocation as of the date of acquisition (in thousands):

Cash and cash equivalents	$6,712
Accounts receivable	1,306
Prepayments and other current assets	643
Goodwill	35,180
Intangible assets	25,830
Accounts payable	(221)
Accrued expenses and other liabilities	(723)
Deferred tax assets, non-current	1,582
Deferred revenue	(5,400)

Total fair value of assets acquired and liabilities assumed	$64,909

The following table presents the fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Developed technology	$19,750	6
Customer relationships	5,900	4
Trade name	180	2

Total identifiable intangible assets	$25,830

The fair value of developed technology and trade names were estimated using the relief from royalty method utilizing assumptions for annual obsolescence, royalty rates, tax rate, and discount rate. The fair value of customer relationships was estimated using the replacement cost method, which utilized assumptions for the cost to recreate the relationships, such as the timing and resources required, distributor’s profit mark-up and opportunity cost.

2022 Acquisitions

Intello

On February 22, 2021, the Company acquired all of the outstanding stock of Intello Inc. (“Intello”), an early-stage SaaS management company that helps organizations discover, manage, and secure SaaS applications. The aggregate consideration paid in connection with this acquisition was $42.9 million, net of cash acquired.

The following table summarizes the final purchase price allocation as of the date of acquisition (in thousands):

Cash and cash equivalents	$1,143
Accounts receivable	146
Prepayments and other current assets	43
Property and equipment, net	17
Goodwill	32,425
Intangible assets	12,300
Accrued expenses and other liabilities	(97)
Deferred tax liabilities, non-current	(1,409)
Deferred revenue	(536)

Total fair value of assets acquired and liabilities assumed	$44,032

The following table presents the fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Developed technology	$9,500	5
Customer relationships	2,800	3

Total identifiable intangible assets	$12,300

The fair value of developed technology was estimated using the relief from royalty method utilizing assumptions for annual obsolescence, royalty rates, tax rate, and discount rate. The fair value of customer relationships was estimated using the replacement cost method, which utilized assumptions for the cost to recreate the relationships, such as the timing and resources required, distributor’s profit mark-up and opportunity cost.

ERP Maestro

On March 15, 2021, the Company acquired all of the outstanding stock of ERP Maestro, Inc. (“ERP Maestro”), an early-stage SaaS governance, risk and compliance solution that provides separation-of-duty controls monitoring for an organization’s most critical applications. The aggregate consideration paid in connection with this acquisition was $28.1 million, net of cash acquired.

The following table summarizes the final purchase price allocation as of the date of acquisition (in thousands):

Cash and cash equivalents	$924
Accounts receivable	850
Prepayments and other current assets	59
Property and equipment, net	152
Right-of-use assets	223
Goodwill	15,902
Intangible assets	13,900
Accrued expenses and other liabilities	(503)
Deferred tax liabilities, non-current	(1,314)
Deferred revenue	(1,200)

Total fair value of assets acquired and liabilities assumed	$28,993

The following table presents the fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Developed technology	$10,000	5
Customer relationships	3,900	3

Total identifiable intangible assets	$13,900

The fair value of developed technology was estimated using the replacement cost method utilizing assumptions for the cost to replace, such as the workforce, timing, and resources required, annual obsolescence, as well as a theoretical developer’s profit margin and entrepreneurial incentive and opportunity cost. The fair value of customer relationships was estimated using the replacement cost method, which utilized assumptions for the cost to recreate the customer relationships, such as the timing and resources required, distributor’s profit mark-up and opportunity cost, and customer age.

Additional Acquisition Related Information

The operating results of the acquired companies are included in the Company’s consolidated statements of operations from the respective dates of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions excluding the Merger, individually and in the aggregate, were not material to the Company’s consolidated statements of operations.

The Company believes that for each acquisition, the acquired companies will provide opportunities for growth through investing in additional products and capabilities, among other factors. This contributed to a purchase price in excess of the estimated fair value of each acquired company’s net identifiable assets acquired and, as a result, goodwill was recorded in connection with each acquisition. The excess of the purchase price over the tangible assets, identifiable intangible assets, and assumed liabilities was recorded as goodwill. Goodwill arising from these acquisitions are not deductible for tax purposes.

6. Goodwill and Intangible Assets

Goodwill

As of January 31, 2022, and August 15, 2022, the balance of goodwill was $289.4 million and there were no changes in the carrying amount of goodwill during the Predecessor period in 2023.

The changes in the carrying amounts of goodwill for the Successor period in 2023 and the year ended January 31, 2024, were as follows (in thousands):

Successor
Balance, August 16, 2022	$—
Goodwill acquired	5,121,271
Measurement period adjustments	8,696

Balance, January 31, 2023	5,129,967
Goodwill acquired	8,276
Measurement period adjustments	612

Balance, January 31, 2024	$5,138,855

The measurement period adjustments for the Predecessor period in 2023 related to changes in deferred tax assets. The measurement period adjustments for the year ended January 31, 2024 were not significant. There were no impairments of goodwill during any of the periods presented.

Intangible Assets

Total cost and amortization of intangible assets comprised of the following:

	Weighted Average Useful Life	January 31, 2023	Weighted Average Useful Life	January 31, 2024
Intangible assets, net	(In years)	(In thousands)	(In years)	(In thousands)
Customer relationships	14.7	$1,066,900	14.7	$1,066,900
Developed technology	7.0	716,750	7.0	719,111
Trade names	18	243,180	18	243,180
Other	2.0	121,500	2.1	123,400

Total intangible assets		2,148,330		2,152,591
Less: accumulated amortization		(115,687)		(372,716)

Total intangible assets, net		$2,032,643		$1,779,875

Total accumulated amortization of intangible assets is comprised of the following (in thousands):

Accumulated amortization	January 31, 2023	January 31, 2024
Customer relationships	$(35,846)	$(115,538)
Developed technology	(45,805)	(148,771)
Trade names	(6,192)	(19,782)
Other	(27,844)	(88,625)

Total accumulated amortization	$(115,687)	$(372,716)

During the year ended January 31, 2022, the Company recorded an impairment charge of $0.7 million related to certain developed technology assets due to a decrease in the fair value of the underlying assets. There were no impairments for intangible assets during the Predecessor and Successor periods in 2023 or the year ended January 31, 2024.

Amortization expense for the periods presented was as follows (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cost of revenue—subscription	$7,660	$4,603	$42,422	$100,820
Cost of revenue—perpetual licenses	1,818	562	3,383	2,147
Research and development	603	367	—	32
Sales and marketing	6,287	3,526	69,882	154,030

Total amortization expense	$16,368	$9,058	$115,687	$257,029

The total estimated future amortization expense of intangible assets as of January 31, 2024 is as follows (in thousands):

Year Ending January 31,
2025	$229,765
2026	196,773
2027	196,698
2028	195,298
2029	195,098
Thereafter	766,243

Total remaining amortization expense	$1,779,875

7. Leases

As of January 31, 2024, the Company’s leases, primarily relating to office leases, have remaining lease terms of less than 1 year to 6 years. Certain leases include early termination and/or extension options; however, exercises of these options are at the Company’s sole discretion. As of January 31, 2024, the Company determined it is not reasonably certain it will exercise the options to extend its leases or terminate them early. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. As of January 2023 and 2024, the Company had no financing leases.

The Company measures its lease liabilities at the net present value of the remaining lease payments. The Company’s incremental borrowing rate is estimated to approximate the interest rate on similar terms and payments and in economic environments where the leased asset is located.

As of the Successor periods of January 31, 2023 and 2024, the Company’s weighted-average discount rate was 9.50%, and 9.40%, respectively.

As of the Successor periods of January 31, 2023 and 2024, the Company’s weighted-average remaining lease term was 5.90 and 5.04 years, respectively.

Operating lease costs for the periods presented were as follows (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Lease cost
Operating lease cost	$4,858	$2,925	$3,072	$6,492
Variable lease cost	2,744	1,322	1,216	2,514
Short-term lease cost	798	460	332	932

Total lease cost	$8,400	$4,707	$4,620	$9,938

Other supplemental cash flow information related to operating leases for the periods presented is as follows (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$6,219	$3,688	$2,521	$6,134
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	$472	$2,270	$901	$1,702

The undiscounted annual future minimum lease payments are summarized by year in the table below (in thousands):

Year Ending January 31,
2025	$6,018
2026	6,046
2027	6,201
2028	5,659
2029	5,654
Thereafter	1,380

Total minimum lease payments	30,958
Less: interest	(6,237)

Total present value of operating lease liabilities	$24,721

8. Commitments and Contingencies

As of January 31, 2024, the Company had in aggregate $299.1 million in contractual purchase commitments associated with agreements that are enforceable and legally binding, of which $102.6 million are due within the next 12 months. Such amounts do not include obligations under contracts that the Company can cancel without significant penalty or purchase orders as the purchase orders represent authorizations to purchase rather than binding agreements.

Included in the aggregate contractual purchase commitments as of January 31, 2024 is the remaining commitment with a cloud storage provider that has a term of July 2023 through June 2028. Under the terms of the contract, the Company committed to spend $54.0 million, $59.0 million, $62.0 million, $65.0 million and $67.5 million in contract years one, two, three, four, and five respectively, for a total of $307.5 million. If the Company does not meet the minimum purchase obligation during any of those years, it will be required to pay the difference. As of January 31, 2024, the Company had spent $36.2 million of the first year commitment.

Indemnification Arrangements

In the ordinary course of business, the Company enters into contractual arrangements under which it agrees to provide indemnification of varying scope and terms to customers, business partners, and other parties with respect to certain matters, including, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities with respect to the Company’s products and services and business. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in a particular contract. The Company includes service level commitments to the Company’s cloud customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels.

To date, the Company has not incurred any material costs as a result of these commitments, and the Company expects the time between any potential claims and issuance of the credits to be short. As a result, the Company had not accrued any liabilities related to these commitments in the Company’s consolidated financial statements.

Litigation Claims and Assessments

The Company is subject to claims and suits that may arise from time to time in the ordinary course of business. In addition, some legal actions, claims and governmental inquiries may be instituted or asserted in the future against the Company and its subsidiaries. Although the outcome of these legal proceedings cannot be predicted with certainty and no assurances can be provided, based upon current information, the Company does not believe the liabilities, if any, which may ultimately result from the outcome of such matters, individually or in the aggregate, will have a material adverse impact on the Company’s consolidated financial statements.

9. Credit Agreement and Debt

Credit Agreement

In connection with the Merger Agreement, on the Closing Date, Merger Sub entered into a new Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for (i) a six-year $125.0 million senior secured revolving credit facility, including a letter of credit sub-facility of up to $5.0 million (the “Revolving Credit Facility”) and (ii) a seven-year $1.59 billion term loan facility (the “Term Loans”). The Revolving Credit Facility matures in August 2028 and the Term Loans mature in August 2029. The proceeds from the Term Loans were used to finance a portion of the purchase consideration and fees and expenses relating to the acquisition of the Company and the establishment of the Credit Agreement, and for working capital and general corporate purposes. Borrowings under the Revolving Credit Facility may be used to provide ongoing working capital as well as for other general corporate purposes of the Company. On the Closing Date, the Company became the borrower under the Credit Agreement.

The Company (i) incurred deferred financing costs of $33.1 million related to the issuance of the Term Loans that were recorded as a reduction to the outstanding debt balances as of the Merger Date and (ii) incurred deferred financing costs of $2.6 million related to the issuance of the Revolving Credit Facility. The remaining unamortized balance of $2.4 million, and $2.0 million are included in other non-current assets on the accompanying consolidated balance sheets as of January 31, 2023 and 2024. These costs are being amortized to interest expense over the life of the Term Loans and the life of the Revolving Credit Facility using the effective interest method and on a ratable basis, respectively. Amortization of debt issuance costs were $1.7 million and $4.2 million in the Successor period in 2023 and the year ended January 31, 2024, respectively.

The Credit Agreement contains covenants that, among other things and subject to certain exceptions and qualifications, restrict the ability of the Company and the ability of certain of its subsidiaries to incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; pay dividends and make other distributions or repurchase stock; make certain investments; create or incur liens; sell assets; create restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances or transfer assets to the Company or the restricted subsidiaries; enter into certain transactions with the Company’s affiliates; designate restricted subsidiaries as unrestricted subsidiaries; and merge, consolidate or transfer or sell all or substantially all of the Company’s assets. The Company is subject to quarterly financial covenants relating to maintaining a minimum liquidity and annual recurring revenue ratio as defined in the Credit Agreement.

All obligations under the Term Loans and Revolving Credit Facility are unconditionally guaranteed by Holdings and each of the existing and future direct and indirect material, wholly-owned domestic subsidiaries of the Company, subject to certain exceptions. Obligations outstanding under the Credit Agreement are secured by perfected first priority pledges of and security interests in (i) the equity interests of the Company held by its direct parent and (ii) substantially all of the assets of the Company and each subsidiary guarantor (subject to customary exceptions as more fully described in the Credit Agreement), including equity interests of each subsidiary guarantor under the Credit Agreement.

Borrowings under the Term Loans will bear interest, initially, at a rate equal to, at the Company’s option, either:

•

a base rate determined by reference to the highest of (i) the Federal Funds Rate (determined for any day as the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day) plus 0.5%, (ii) the rate of interest in effect for such day as published by The Wall Street Journal as its “prime rate”, (iii) to the extent ascertainable, one month Adjusted Term SOFR (determined as set forth below) plus 1.00%, and (iv) 1.75% plus, in any such case, 5.25%; or

•

Adjusted Term SOFR determined by reference to the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York, plus a credit spread adjustment for interest periods of one month, three months, and six months, respectively, plus, in each case, 6.25%.

From and after the delivery by the Company to the administrative agent for the Credit Agreement of financial statements for the first fiscal quarter ended after the effective date of the Credit Agreement, the applicable margin over the base rate or Adjusted Term SOFR for the Term Loans will be in the range of 6.00% and 6.25% (for SOFR loans) and 5.00% and 5.25% (for base rate loans) based on a pricing grid as determined by reference to the applicable Annual Recurring Revenue Net Leverage Ratio (as defined in the Credit Agreement) for the most recent four fiscal quarter period for which financial statements have been delivered.

As of January 31, 2024, the Term Loans bear interest at a rate of 11.31% based on the Adjusted Term SOFR for a three month interest period.

In addition, the Company will be required to pay a commitment fee on any unused portion of the Revolving Credit Facility at a rate of 0.50% per annum. The Company will also pay customary letter of credit fees, including a fronting fee equal to 0.25% per annum of the dollar equivalent of the maximum amount available to be drawn under all outstanding letters of credit, as well as customary issuance and administration fees. These fees are recorded as interest expense on the consolidated statement of operations.

The Company may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility at any time without a premium or a penalty. The Company had no outstanding Revolving Credit Facility balance as of January 31, 2024. The Company was in compliance with all applicable covenants as of January 31, 2024.

The net carrying amount of the Term Loans for the Successor periods presented is as follows (in thousands):

	January 31, 2023	January 31, 2024
Principal	$1,590,000	$1,590,000
Unamortized issuance costs	(31,503)	(27,785)

Net carrying amount	$1,558,497	$1,562,215

Contractual interest expense was $73.1 million and $182.9 million for the Successor period in 2023, and the year ended January 31, 2024, respectively.

Prior Credit Agreement

On March 11, 2019, SailPoint Technologies, Inc., as borrower (the “Borrower”), and certain other wholly owned subsidiaries entered into a credit agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time through the date hereof, the “Prior Credit Agreement”). The Prior Credit Agreement was guaranteed by SailPoint Technologies Intermediate Holdings, LLC, a wholly owned subsidiary, and the Borrower’s material domestic subsidiaries (the “Guarantors” and, together with the Borrower, (the “Loan Parties”) and was supported by a security interest in substantially all of the Loan Parties’ personal property and assets.

The Company incurred total debt issuance costs of $0.8 million in connection with the Credit Agreement. These costs are being amortized to interest expense over the life of the Credit Agreement using the effective interest method. Amortization of debt issuance costs were $0.2 million for the year ended January 31, 2022, and $0.1 million for the Predecessor period in 2023, and were recorded in interest expense on the accompanying consolidated statements of operations.

In connection with the Merger Agreement, on the Closing Date, the Company terminated the existing Prior Credit Agreement. Unamortized debt issuance costs of $0.3 million were determined to not have a fair value under ASC 805 as of the Merger Date and were therefore not recognized by the Company in the Successor period.

10. Convertible Senior Notes and Capped Call Transactions

In September 2019, the Company issued $400.0 million aggregate principal amount of 0.125% Convertible Senior Notes (the “Notes”) due in 2024 in a private offering (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an indenture (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee.

The net proceeds from the Offering were approximately $391.2 million, after deducting discounts and commissions and other fees and expenses payable by the Company in connection with the Offering. The Company used $37.1 million of the net proceeds from the Offering to pay the cost of the privately negotiated capped call transactions (the “Capped Call Transactions”) it entered into with the initial purchasers of the Notes or their respective affiliates and another financial institution. The Notes were senior unsecured obligations of the Company and interest was payable semiannually on March 15 and September 15, in arrears at a fixed rate of 0.125% per year.

Pursuant to the terms of the Indenture, a supplemental indenture was required to be entered into in connection with the consummation of the Merger.

In connection with the Merger Agreement, on the Closing Date, SailPoint Technologies Holdings, Inc. and U.S. Bank Trust Company, National Association (previously known as “U.S. Bank National Association”), as trustee (the “Trustee”), entered into the First Supplemental Indenture (the “Supplemental Indenture”) to the Indenture, dated as of September 24, 2019 (the “Indenture”), between the Company and the Trustee, relating to the Company’s 0.125% Convertible Senior Notes due 2024 (the “Notes”).

The Supplemental Indenture provides that, from and after the effective time of the Merger, for all conversions of the Notes, (i) the consideration due upon conversion of each $1,000 principal amount of Notes will be solely cash in an amount equal to the conversion rate then in effect on the conversion date (as may be increased pursuant to the terms of the Indenture), multiplied by $65.25 and (ii) the Company will satisfy its conversion obligation by paying cash to converting holders of the Notes on the second business day immediately following the relevant conversion date.

During the Successor period in 2023, the Company settled the conversion of the remaining $903.9 million in aggregate principal amount of the Notes with cash.

Transaction costs related to the issuance of the Notes were $8.8 million and were being amortized to interest expense using the effective interest method. Unamortized debt issuance costs of $3.6 million were determined to not have a fair value under ASC 805 as of the Merger Date and were therefore not recognized by the Company in the Successor period.

Interest expense related to the amortization of debt issuance costs was $1.9 million and $0.9 million for the year ended January 31, 2022, and the Predecessor period in 2023, respectively. Contractual interest expense was $0.5 and $0.1 million for the year ended January 31, 2022, and the Predecessor period in 2023, respectively.

Capped Call Transactions

In September 2019, the Company entered into privately negotiated Capped Call Transactions in connection with the pricing of the Notes and the initial purchasers’ exercise in full of their option to purchase additional Notes. The Capped Call Transactions were generally expected to reduce potential dilution to common stock upon any conversion of the Notes and/or offset any potential cash payments the Company was required to make in excess of the principal amount of converted Notes. The Capped Call Transactions had an initial strike price of $28.42 per share, and an initial cap price of $41.34 per share. The Capped Call Transactions were determined to be separate transactions that were indexed to the Company’s own stock and therefore, equity classified. The cost of $37.1 million was recorded as a reduction to additional paid in capital.

The Capped Call Transactions initially covered, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, approximately 14.1 million shares of common stock. In connection with the settlement of the 2021 Converted Notes during the year ended January 31, 2022, the Company terminated a pro rata amount of the Capped Call Transactions and received 37,301 shares of its common stock with an aggregate value of approximately $1.9 million based on the trading price of the common stock at that time.

Termination of Capped Call Transactions

In connection with the Merger, SailPoint Technologies Holdings, Inc. entered into a termination agreement with each Capped Call Counterparty pursuant to which the Capped Call Transactions with such Capped Call Counterparty terminated upon the Closing Date in exchange for an agreed cash payment from such Capped Call Counterparty payable on the Closing Date. The Company received cash payments during the Successor period in 2023 of $111.4 million for settlement of the Capped Call Transactions.

11. Related Party Transactions

The Company is an affiliate of Thoma Bravo. The Company engaged in ordinary sales transactions of $0.4 million and $1.0 million and ordinary purchase transactions of $0.7 million and $2.1 million for the Successor period of 2023 and the year ended January 31, 2024, respectively, with entities affiliated with Thoma Bravo. In conjunction with the Merger, the Company entered into an advisory services agreement with an affiliate of Thoma Bravo for consultation and advice related to corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies, and debt and equity financings. Under this agreement the Company shall pay an annual amount of $15.0 million, payable quarterly in advance. Thoma Bravo may elect to receive a lesser amount or elect to make such amount contingent on the occurrence of certain events. The Company made payments of $9.4 million and $11.3 million under this agreement in the Successor period in 2023 and the year ended January 31, 2024, respectively. The Company expensed $6.9 million and $15.0 million in the Successor period in 2023 and the year ended January 31, 2024, respectively, which is included in general and administrative expenses in the Company’s consolidated statements of operations. The advisory services agreement will be terminated in connection with this offering. There is no expectation that such an arrangement will be entered into again in the future, and we do not expect to receive similar services in the future. The Company has $2.5 million in prepayments and other current assets and $1.2 million included in accrued expenses and other liabilities in the consolidated balance sheets as of January 31, 2023, and January 31, 2024, respectively.

Under the terms of the Credit Agreement, an entity affiliated with Thoma Bravo provided $50.0 million of the Term Loans as part of the syndicate of lenders on August 16, 2022. As a result, the Company made interest payments of $2.1 million and $5.7 million and incurred interest expense of $2.4 million and $5.9 million to the affiliate of Thoma Bravo for the Successor period of 2023 and year ended January, 31, 2024, respectively. As of January 31, 2023 and 2024, the total principal balance owed to the affiliate of Thoma Bravo was $50.0 million, and the total accrued interest was insignificant.

The Company did not have any related party balances or incur any material related party transactions as of and during the year ended January 31, 2022, and the Predecessor period of 2023.

12. Partners’ Deficit

The Company operates under the terms and conditions of the amended and restated SailPoint Parent, LP Limited Partnership Agreement (the “Partnership Agreement”) dated August 16, 2022. The partnership interests are represented by Class A and Class B Units. Under the Partnership Agreement, there is an unlimited number of Class A and Class B Units that may be issued. The Company’s Board has the sole authority and right to manage the business and affairs of the Company and to make all decisions and take all actions for the Company, except for certain exceptions defined within the Partnership Agreement.

On August 16, 2022, the Company issued 362.5 million Class A Units and 79.2 million Class B Units for an aggregate net proceeds of $5.8 billion, and the proceeds from such issuance was used to fund the Merger. On August 16, 2022, in connection with the Merger, a former shareholder of the Predecessor rolled over their equity interest into the Company in the amount of $26.1 million for 1.6 million Class A Units and 0.3 million Class B Units.

In August 2022, as part of the Merger, the Board approved the SailPoint Parent, LP Co-Invest Agreement (the “Co-Invest Agreement”) to incentivize employees and to align the employees and management with the owners of the business. The Co-Invest Agreement offers employees the one-time opportunity to invest in the Company by purchasing units directly from the Company for cash. Under the Co-Invest Agreement, the purchase price was $16.42 for one Class A Unit and a number of Class B Units, based on a ratio of one Class A Unit to 0.2185 Class B Units. The Company determined the Co-Invest Agreement was not compensatory as the units were issued at fair value. In March 2023, the Company issued 3.2 million Class A Units and 0.7 million Class B Units for an aggregate purchase price of $51.7 million pursuant to Co-Invest Agreements.

Redeemable Convertible Units

Redeemable convertible units consisted of the following as of the following dates:

	January 31, 2023
	Units issued and outstanding	Aggregate liquidation preference	Net carrying value
	(In thousands)
Class A Units	364,058	$6,227,240	$3,926,009
Class B Units	79,535	—	1,862,385

Total redeemable convertible units	443,593	$6,227,240	$5,788,394

	January 31, 2024
	Units issued and outstanding	Aggregate liquidation preference	Net carrying value
	(In thousands)
Class A Units	367,132	$6,861,381	$3,960,241
Class B Units	81,808	—	1,878,623

Total redeemable convertible units	448,940	$6,861,381	$5,838,864

The cumulative unpaid Class A yield earned was $250.6 million and $834.3 million as of January 31, 2023 and 2024, respectively. The cumulative unpaid Class A yield earned per share was $0.69 and $2.27 as of January 31, 2023 and 2024, respectively.

The issued and outstanding units disclosed on the consolidated balance sheet includes all legally outstanding units, which are different from the number of units considered outstanding in the table above due to the timing of incentive units vesting.

The following are the relevant terms related to the Class A and Class B Units:

Class A Yield

The Class A unitholders are entitled to a cumulative preferred return at the per annum rate of 9% (“Class A Yield”), compounded on a quarterly basis, on the sum of unpaid yield (“Unpaid Yield”) plus unreturned capital (“Unreturned Capital”). Unpaid Yield represents the amount equal to the excess of the aggregate Class A Yield accrued on such Class A Units for all prior periods, over the aggregate amount of prior distributions made by the Company related to such Class A Yield. Unreturned Capital is the aggregate contributions made in exchange for Class A Units reduced by distributions made by the Company to such unitholders for all prior periods.

At each reporting date, the Company evaluates whether the Class A Units are considered currently redeemable or probable of becoming redeemable upon a deemed liquidation event. The Company does not record the cumulative yield in the consolidated financial statements until the Company determines that such units are probable of becoming redeemable. As of January 31, 2023, and 2024, the Class A and Class B Units are not currently redeemable as the deemed liquidation events that would give rise to the redemption of the units were not probable. The Board may in its discretion make distributions at any time or from time to time.

Class B Yield

The Class B unitholders are not entitled to any yield or dividend.

Liquidation Rights

The Class A unitholders are entitled to liquidation preference over Class B unitholders. The distribution will first be made to settle Unpaid Yield, and then to settle Unreturned Capital. Any remaining amounts shall be distributed pro rata among holders of Class B Units based on the outstanding Class B Units held at the time of such distribution. Therefore, all Class A unitholders have first priority with regard to any distributions made by the Company to its unitholders. The Class B unitholders then have the residual interests in the Company.

Redemption Rights

In accordance with the terms and conditions of the Partnership Agreement, the Class A and Class B Units are contingently redeemable upon occurrence of a sale or reorganization, which are deemed liquidation events that are considered outside of the Company’s control. Upon redemption, each Class A and Class B unitholder shall receive in exchange for each unit, the same cash value of consideration and the same portion of the aggregate consideration as if a liquidation event occurred and a distribution was made pursuant to the liquidation rights.

Repurchase Rights

In accordance with the terms and conditions of certain investor agreements, Co-Invest Agreements, or other incentive unit agreements entered into between the Company and its unitholders, the Class A and Class B Units are subject to repurchase at the election of the Company, Thoma Bravo, or another related party upon the unitholder’s termination or in connection with a sale of the Company. The repurchase price for each Class A Unit is the fair market value of such unit as of the date of repurchase; provided, however, that if the unitholder is terminated for cause, the repurchase price shall be the lesser of the unitholder’s original cost for such unit and the fair market value of such unit. The repurchase price for each Class B Unit is the fair market value of such unit as of the date of repurchase.

Conversion Rights

The Class A and Class B Units are contingently convertible upon occurrence of a reorganization in anticipation of a public offering. In connection with such event, the Board will determine what securities or other property the units will be converted to or exchanged for.

Voting Rights

The majority of the Class A and Class B Units are owned by funds managed by Thoma Bravo (“TB Funds”). TB Funds have control of the Board through their election rights, and the TB Funds also have certain approval rights as defined within Partnership Agreement including, but not limited to authorizing any distributions upon any securities of the Company and authorizing the issuance of any notes or debt securities.

13. Equity-Based Compensation

Successor Period

In August 2022, as part of the Merger, the Board approved the SailPoint Parent, LP Incentive Equity Plan (the “Plan”) and the SailPoint Parent, LP Co-Invest Agreement (the “Co-Invest Agreement”) to incentivize employees and to align the employees and management with the owners of the business.

The Plan provides for the grant of options, profits interest, equity appreciation rights and other forms of awards to employees and non-employees granted or denominated in units of Parent. Under the Plan, 10,972 million Class B Units (“Incentive Units”) were reserved for issuance. The Plan allows for awards to generally vest over four years based on continued service to the Company and/or its affiliates. Equity-based compensation costs for granted units are recognized as expense on a straight-line basis over the requisite service period as the services performed.

The Co-Invest Agreement offers employees the one-time opportunity to co-invest in the Company by purchasing units directly from the Company for cash. Under the Co-Invest Agreement, the purchase price was $16.42 for one Class A Unit and a number of Class B Units, based on a ratio of one Class A Unit to 0.2185 Class B Units. The Company determined the Co-Invest Agreement was not compensatory in nature as the terms are no more favorable than those available to all holders of the same class of equity, therefore it does not give rise to recognizable compensation cost.

Incentive Units

The following table summarizes incentive equity unit activity for the periods presented:

	Number	Weighted Average Grant Date Fair Value
	(In thousands)	(Per unit)
Non-vested at January 31, 2023	—	$—
Granted	7,486	$17.09
Vested	(1,603)	$16.55
Forfeited	(204)	$16.78

Non-vested at January 31, 2024	5,678	$17.25

The total fair value of the Incentive Units vested during the year ended January 31, 2024 was $26.5 million. Total unrecognized equity-based compensation expense for service based awards as of January 31, 2024 is $87.0 million which will be recognized over the remaining weighted average vesting period of 2.7 years.

Included in the table above are performance-based Incentive Units that include certain service conditions in the award agreement. During the year ended January 31, 2024, the Company granted 1.8 million performance-based Incentive Units to certain executives. The service condition for these awards is satisfied by providing service to the Company based on the defined service period under the award agreement. The executive will vest in the performance-based Incentive Unit upon the achievement of certain target financial performance metrics as defined in the award agreement. The Board will determine the target financial performance metric each fiscal year. During the year ended January 31, 2024, the Company recognized $11.1 million of expense as achievement of the performance condition was probable.

During the year ended January 31, 2024, the Company also granted equity appreciation rights awards under the Plan that are required to be settled in cash. The awards are classified as liabilities and are remeasured each reporting period. The liability is included in other long-term liabilities on the consolidated balance sheets and is included in the consolidated statement of operations as equity-based compensation expense.

Cash-Settled Awards

Immediately prior to the Closing Date all vested stock options and restricted stock units were converted into a right to receive an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration of $65.25 less any per-share exercise price (not applicable to restricted stock units) multiplied by the total number of shares of Common Stock underlying the vested stock option or restricted stock unit.

In connection with the Merger, $1.0 million of expense related to the restricted stock units was accelerated upon the Closing Date and recorded in the Predecessor period in 2023.

Immediately prior to the Closing Date unvested equity awards were converted into the contingent right to receive an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration of $65.25 less any per-share exercise price (not applicable to restricted stock units) multiplied by the total number of shares of Common Stock underlying the unvested stock option or restricted stock unit. The cash-settled awards generally remain subject to the same terms and conditions as were applicable to such awards immediately prior to the Closing Date and generally will vest and become payable at the same time as the unvested stock option or unvested restricted stock unit would have vested.

As of January 31, 2024, the total unrecognized compensation expense related to non-vested cash-settled awards granted is $105.6 million and is expected to be recognized over a weighted average period of 1.9 years.

Predecessor Period

Prior to the Merger Date, the Company granted stock options and restricted stock units to employees, directors, officers and consultants of the Company and its subsidiaries under the 2015 Stock Option Plans (defined below) and the 2017 Long Term Incentive Plan (defined below). Prior to the Merger Date, the Company also had an Employee Stock Purchase Plan (defined below) that permitted eligible employees to purchase common shares as discount.

In connection with the Merger, the 2015 Stock Option Plans, the 2017 Long-Term Incentive Plan, and the Employee Stock Purchase Plan were terminated as of the Closing Date.

2015 Stock Option Plans

In 2015, the Company adopted (i) the Amended and Restated 2015 Stock Option and Grant Plan and (ii) the 2015 Stock Incentive Plan (together the “2015 Stock Option Plans”) under which it may grant incentive stock options (“ISOs”), nonqualified stock options for the right to purchase shares of common stock and restricted stock units (“RSUs”). Under the 2015 Stock Option Plan, ISOs may not be granted at less than fair market value on the date of the grant and generally vest over a four-year period based on continued service.

2017 Long Term Incentive Plan

In November 2017, the Company’s Board of Directors adopted the 2017 Long Term Incentive Plan (the “2017 Plan”) under which it may grant stock options to purchase shares of common stock and RSUs. Options and RSUs granted under the 2017 Plan generally vest over terms of one to four years based on continued service.

The fair value for the Company’s stock options granted and Employee Stock Purchase Plan (“ESPP”) purchase rights, as discussed further below, during the periods presented were estimated at grant date using a Black-Scholes option-pricing model using the following weighted average assumptions:

	Predecessor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022
Stock Options
Expected dividend rate	—%	—%
Expected volatility	47.3% - 50.8%	50.8%
Risk-free interest rate	0.80% - 1.14%	2%
Expected term (in years)	6.25	6.25
ESPP
Expected dividend rate	—%	—%
Expected volatility	47.9% - 50.8%	47.9%
Risk-free interest rate	0.04% - 0.09%	0.1%
Expected term (in years)	0.50	0.50

Stock Options

The total fair value of stock options vested was $6.8 million and $4.8 million for year ended January 31, 2022, and the Predecessor period in 2023, respectively.

The weighted average grant date fair value of stock options granted was $29.51 and $20.15 for the year ended January 31, 2022, and the Predecessor period in 2023, respectively.

Restricted Stock Units

The total fair value of restricted stock units vested was $40.8 million and $29.5 million for the year ended January 31, 2022, and the Predecessor period in 2023, respectively.

The weighted-average grant date fair value of restricted stock units granted was $52.89 and $44.38 for the year ended January 31, 2022, and the Predecessor period in 2023, respectively.

Employee Stock Purchase Plan

In November 2017, the Company’s Board of Directors adopted the Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective November of 2017, after the date the Company’s registration statement was declared effective by the SEC. The first offering period opened July 1, 2018 and permitted eligible employees to purchase shares by authorizing payroll deductions from 1% to 15% of employee’s eligible compensation during the offering period, which is generally six-months, with an annual cap of $25,000 in fair market value, determined at the grant date. Unless an employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase shares after the closing of the offering period at a price equal to 85% of the closing price of the shares at the opening or closing of the offering period, whichever is lower. Expense associated with ESPP purchase rights is recognized on a straight-line basis over the offering period.

During the year ended January 31, 2022 and the Predecessor period in 2023, approximately 0.3 million and 0.1 million shares of common stock have been purchased or distributed pursuant to the ESPP, respectively.

Equity-based Compensation Expense

A summary of the Company’s equity-based compensation expense, which includes stock options, incentive units, RSUs, the ESPP and cash-settled awards, is presented below (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Incentive equity units	$—	$—	$—	$37,469
Equity appreciation rights	—	—	—	3,982
Stock options	6,476	3,822	—	—
RSUs	43,881	34,495	—	—
ESPP	3,528	1,237	—	—
Cash-settled awards	—	—	59,033	93,368

Total equity-based compensation expense	$53,885	$39,554	$59,033	$134,819

A summary of the Company’s equity-based compensation expense as recognized in the consolidated statements of operations is presented below (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cost of revenue—subscription	$3,871	$2,246	$3,276	$6,675
Cost of revenue—services and other	3,827	1,921	2,744	5,772
Research and development	16,125	11,222	14,775	30,373
Sales and marketing	19,208	14,393	21,480	52,292
General and administrative	10,854	9,772	16,758	39,707

Total equity-based compensation expense	$53,885	$39,554	$59,033	$134,819

14. Balance Sheet Related Items

Property and Equipment

The cost and accumulated depreciation of property and equipment are as follows (in thousands):

	January 31, 2023	January 31, 2024
Computer equipment	$6,791	$8,961
Furniture and fixtures	3,354	3,517
Leasehold improvements	11,710	11,770
Other	873	1,207

Total property and equipment	22,728	25,455
Less: accumulated depreciation	(2,566)	(9,123)

Total property and equipment, net	$20,162	$16,332

In connection with the Merger, property and equipment was adjusted to fair value on the Closing Date.

Depreciation expense was $6.4 million, $3.3 million, $3.2 million, and $6.6 million for the year ended January 31, 2022, the Predecessor and Successor periods in 2023, and the year ended January 31, 2024, respectively.

Prepayments and Other Current Assets and Other Non-Current Assets

Prepayments and other current assets consisted of the following (in thousands):

	January 31, 2023	January 31, 2024
Prepaid expenses	$21,882	$23,794
Restricted cash	6,731	6,821
Income tax receivables	363	597
Other	6,057	4,540

Total prepayments and other current assets	$35,033	$35,752

Other non-current assets consisted of the following (in thousands):

	January 31, 2023	January 31, 2024
Prepaid expenses	$728	$797
Deferred tax assets, non-current	4,368	6,066
Right-of-use assets, net	26,732	24,223
Other	2,548	2,133

Total other non-current assets	$34,376	$33,219

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	January 31, 2023	January 31, 2024
Commissions	$19,717	$26,771
Bonus	8,737	35,300
Cash-settled awards	27,260	8,567
Payroll and related benefits	7,953	9,494
Operating lease liabilities—current	3,689	3,921
Interest payable	7,166	8,054
Income taxes payable	1,492	2,896
Other	22,030	22,567

Total accrued expenses and other liabilities	$98,044	$117,570

Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

	January 31, 2023	January 31, 2024
Long-term operating lease liabilities	$23,206	$20,800
Equity appreciation rights	—	4,154

Total other long-term liabilities	$23,206	$24,954

15. Income Taxes

Provision for income taxes consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which the Company and its taxable subsidiaries conduct business.

The following table presents consolidated loss before income taxes (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Domestic	$(66,958)	$(147,142)	$(250,574)	$(519,395)
Foreign	3,900	(434)	4,791	7,046

Total loss before income taxes	$(63,058)	$(147,576)	$(245,783)	$(512,349)

The provision (benefit) expense for income taxes consisted of the following (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Current
Federal	$—	$—	$(36)	$1,711
State	116	88	70	301
Foreign	3,321	2,551	2,320	5,895

Total current	3,437	2,639	2,354	7,907
Deferred
Federal	(2,210)	(207)	(55,978)	(106,764)
State	(1,201)	(602)	(10,683)	(17,448)
Foreign	73	(167)	1,783	(677)

Total deferred	(3,338)	(976)	(64,878)	(124,889)

Provision (benefit) expense for income taxes	$99	$1,663	$(62,524)	$(116,982)

The significant components of the Company’s taxable subsidiaries’ deferred taxes are as follows (in thousands):

	January 31, 2023	January 31, 2024
Deferred tax assets:
Research and development and other credits	$21,918	$28,669
Capitalized research expenditures	36,348	62,384
Net operating loss carryforward	64,999	55,904
Disallowed interest carryforward	27,956	66,025
Deferred revenue	28,333	40,526
Stock compensation	5,839	2,297
Operating lease liabilities	6,607	6,127
Accrued expenses	2,173	8,255
Other	6,445	123

Total deferred tax assets	200,618	270,310
Less valuation allowance for deferred tax assets	(10,937)	(8,330)

Net deferred tax asset	189,681	261,980
Deferred tax liabilities:
Fixed assets	(3,762)	(2,485)
Operating lease ROU assets	(6,359)	(6,000)
Capitalized commissions	(7,386)	(19,692)
Intangible assets	(496,289)	(434,201)

Total deferred tax liabilities	(513,796)	(462,378)

Net deferred tax (liabilities) assets	$(324,115)	$(200,398)

As of January 31, 2024, the Company’s taxable subsidiaries have federal, state and foreign net operating loss carryforwards of $177.6 million, $187.9 million and $34.4 million, respectively. Approximately $5.0 million of the federal net operating loss carryforwards will begin to expire in 2035 and $172.6 million do not expire. The state net operating loss carryforwards will begin to expire in 2029, if not utilized. The foreign net operating losses do not expire.

As of January 31, 2024, the Company’s taxable subsidiaries have federal and state research and development credit carryforwards of $23.9 million and $6.3 million, respectively. The federal and state research and development credits will begin to expire in 2025 and 2034, respectively, if not utilized.

The Partnership’s tax basis of net assets and liabilities exceeds the book basis by $183.3 million and $541.2 million as of January 31, 2023 and 2024, respectively. The primary difference between financial statement basis and tax basis is related to the deficit in retained earnings.

The Company’s taxable subsidiaries have a valuation allowance of $10.9 million and $8.3 million as of January 31, 2023 and 2024, respectively, related to loss and credit carryforwards. The Company assessed all available positive and negative evidence to determine whether it expects that sufficient future taxable income will be generated to allow it to realize its existing deferred tax assets. The increased book basis recorded in acquisition accounting for intangible assets generated a significant deferred tax liability that provides an objectively verifiable source of future taxable income. As a result, the Company believes it is more likely than not to realize its U.S. and state deferred tax assets in future periods.

The following table reconciles the Company’s effective tax rate to the federal statutory tax rate:

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
U.S. federal taxes at statutory rate	21.0%	21.0%	21.0%	21.0%
State taxes, net of federal benefit	4.5	3.7	4.0	3.1
Foreign tax rate differentials	(0.5)	(0.1)	(0.2)	(0.1)
Foreign tax on earnings	(2.0)	(0.8)	(0.4)	(0.5)
Research and development credits	7.7	2.3	2.2	2.2
Nondeductible officer compensation	(3.4)	(0.5)	—	—
Equity-based compensation	13.2	1.0	—	(1.6)
Change in valuation allowance	(38.9)	(27.3)	(0.2)	—
Change in unrecognized tax benefits	(2.1)	(0.2)	(0.2)	(0.9)
Other	0.3	(0.1)	(0.6)	(0.4)

Total	(0.2%)	(1.0%)	25.6%	22.8%

Judgment is required in evaluating the Company’s uncertain tax positions and determining the Company’s provision for income taxes. The reconciliation of unrecognized tax benefits is as follows (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Beginning Balance	$1,902	$2,620	$2,988	$40,402
Additions based on tax positions related to prior year	—	—	—	6,635
Reductions based on tax positions related to prior year	(357)	—	(257)	—
Additions based on tax positions related to current year	1,075	368	37,671	3,349

Ending Balance	$2,620	$2,988	$40,402	$50,386

Included in the balance of unrecognized tax benefits as of January 31, 2022, 2023 and 2024 is $0.9 million, $38.8 million and $48.6 million, respectively, of tax benefits that, if recognized, would affect the Company’s effective tax rate.

Although the timing of resolution or closure of uncertain tax positions is not certain, the Company believes it is reasonably possible that certain tax matters could be concluded within the next twelve months. The resolution of these matters could reduce the Company’s unrecognized tax benefits by up to $1.5 million including interest and penalties.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. During the year ended January 31, 2022 the Predecessor and Successor periods in 2023, and the year ended January 31, 2024 the Company did not record any material interest or penalties.

The Company files income tax returns in U.S. federal, state, and foreign jurisdictions. The Company has net operating loss carryforwards for the U.S. federal and certain state jurisdictions allowing the statute of limitations to remain open as early as 2013. The foreign jurisdiction’s statute of limitations is closed for tax years before 2018. As of January 31, 2024, the Company was under audit for income tax in a foreign jurisdiction. The Company does not expect any material impact to the consolidated financial statements in a future period as a result of the audit.

16. Segments and Geographic Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision makers allocate resources and assess performance based on financial information presented at a consolidated level. Accordingly, the Company determined that it operates in one reportable segment. The Predecessor also determined that it operates in one reportable segment.

The following is a summary of consolidated revenues within geographic areas determined by the billing address of the customer for the periods presented (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
United States	$311,174	$183,714	$188,716	$472,830
EMEA	82,875	58,243	56,846	143,023
Rest of the World	55,986	34,197	31,111	83,719

Total revenue	$450,035	$276,154	$276,673	$699,572

No single country other than the United States represented more than 10% of the Company’s revenue or total long-lived assets.

17. Employee Benefit Plans

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a percentage of their annual compensation as defined in the 401(k) Plan. The Company matches portions of employees’ voluntary contributions. Additional employer contributions may also be made at the Company’s discretion. The Company recorded expense of $2.4 million, $3.3 million, $2.7 million, and $6.4 million, for the year ended January 31, 2022, the Predecessor and Successor periods in 2023 and the year ended January 31, 2024, respectively, for matching contributions to the 401(k) Plan.

18. Supplemental Cash Flow Information

The supplemental cash flow information is as follows (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cash paid for:
Interest	$646	$327	$66,018	$182,029
Income taxes, net of refunds	$3,485	$2,902	$2,135	$5,584

A reconciliation of cash, cash equivalents, and restricted cash from the consolidated balance sheets to the consolidated statements of cash flows is as follows (in thousands):

	Predecessor		Successor
	Year Ended January 31, 2022	February 1, 2022 to August 15, 2022	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Cash and cash equivalents	$437,506	$387,429	$424,323	$211,647
Restricted cash within prepayments and other current assets	6,710	6,711	6,731	6,821

Total cash, cash equivalents, and restricted cash in the consolidated statements of cash flows	$444,216	$394,140	$431,054	$218,468

19. Condensed Financial Information of Registrant (Parent Company Only)

SAILPOINT PARENT, LP

Parent Company Only

Condensed Balance Sheets

(in thousands, excepts units)

	January 31, 2023	January 31, 2024
Assets
Current assets
Cash and cash equivalents	$—	$—

Total current assets	—	—
Investment in subsidiary	5,605,135	5,297,669

Total assets	$5,605,135	$5,297,669

Liabilities, redeemable convertible units and partners’ deficit
Current liabilities
Total current liabilities	$—	$—

Total liabilities	—	—
Redeemable convertible units, no par value, unlimited units authorized, 443,592,965 and 454,618,712 units issued and outstanding as of January 31, 2023 and 2024, respectively; aggregate liquidation preference of $6,227,240 and $6,861,381 as of January 31, 2023 and 2024, respectively	5,788,394	5,838,864
Partners’ deficit
Additional paid in capital	—	37,431
Accumulated deficit	(183,259)	(578,626)

Total partners’ deficit	(183,259)	(541,195)

Total liabilities, redeemable convertible units and partners’ deficit	$5,605,135	$5,297,669

SAILPOINT PARENT, LP

Parent Company Only

Condensed Statements of Operations

(in thousands)

	August 16, 2022 to January 31, 2023	Year Ended January 31, 2024
Revenue
Total revenue	$—	$—
Cost of revenue:
Total cost of revenue	—	—

Gross profit	—	—
Operating expenses:
Total operating expenses	—	—

Income from operations	—	—
Other expense:
Total other expense	—	—
Equity in net loss of subsidiary	(183,259)	(395,367)

Net loss	$(183,259)	$(395,367)

Description of Business and Basis of Presentation

Organization

SailPoint Parent, LP, which is controlled by the TB Funds, became the ultimate parent of Technologies Holdings in August 2022 and is referred to as the “Parent” herein. The Parent has no operations or significant assets or liabilities other than its investment in Technology Holdings through its subsidiaries. Accordingly, the Parent is primarily dependent upon distributions from its subsidiary for funding. However, Holdings and Technologies Holdings’ ability to pay dividends or lend to the Parent is limited under the Credit Agreement. All obligations under the Credit Agreement are guaranteed by Holdings.

The Credit Agreement contains certain affirmative, negative, and financial covenants, including limitations on dividends and distributions, sales of assets, and other similar activities. Because of these qualitative restrictions, substantially all of the assets of the Parent’s subsidiaries are restricted. See Note 9.

Basis of Presentation

These condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Parent’s investment in subsidiary is presented under the equity method of accounting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. As such, these parent-only financial statements should be read in conjunction with the accompanying notes to the consolidated financial statements of the Parent.

During the Successor period in 2023, the Parent generated net cash from financing activities of $5.8 billion related to proceeds for the issuance of Class A and B Units. The Parent invested the cash of $5.8 billion for the acquisition of Technologies Holdings.

During the year ended January 31, 2024, the Parent generated cash from financing activities of $51.7 million related to proceeds for the issuance of Class A and B units. The cash received of $51.7 million was used to invest in Technologies Holdings.

A condensed statement of cash flows was not presented because the Parent has no other material operating, investing, or financing cash flow activities for the Successor period in 2023 and for the year ended January 31, 2024.

During the year ended January 31, 2024, the Parent recorded additional paid in capital of $37.5 million related to the Incentive Units issued under the Plan. On behalf of the Parent, Technology Holdings repurchased Class A and Class B Units of the Parent for $1.3 million, which resulted in a reduction of investment in subsidiary.

20. Subsequent Events

The Company evaluated subsequent events through September 12, 2024 which is the date the financial statements were available to be issued.

During fiscal year 2025, the Company granted 0.6 million Incentive Units that will vest based on continued service. The grant date fair value of the award will be recognized as equity-based compensation expense over the requisite service period, which is generally over 4 years.

During fiscal year 2025, the Company repurchased less than 0.1 million and 0.1 million Class A and Class B Units, respectively, for cash consideration of $2.5 million.

21. Unit Split

On January 31, 2025, the Company effected a 60.91-for-1 forward unit split and a 0.45-for-1 reverse unit split of the Company’s Class A Units and Class B Units, respectively. All Class A Unit and Class B Unit and per unit information included in the accompanying consolidated financial statements have been retroactively adjusted to reflect this unit split for all periods presented. Additionally, all incentive unit and per unit information was adjusted to reflect the 0.45-for-1 reverse unit split of the Company’s Class B Units.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except units)

(Unaudited)

	January 31, 2024	October 31, 2024
Assets
Current assets
Cash and cash equivalents	$211,647	$68,166
Accounts receivable, net of allowance	213,307	207,291
Contract acquisition costs	18,668	26,859
Contract assets, net of allowance	51,703	58,348
Prepayments and other current assets	35,752	37,294

Total current assets	531,077	397,958
Property and equipment, net	16,332	22,979
Contract acquisition costs, non-current	61,657	77,434
Contract assets, non-current, net of allowance	28,717	34,155
Other non-current assets	33,219	41,059
Goodwill	5,138,855	5,142,421
Intangible assets, net	1,779,875	1,600,532

Total assets	$7,589,732	$7,316,538

Liabilities, redeemable convertible units and partners’ deficit
Current liabilities
Accounts payable	$8,820	$12,144
Accrued expenses and other liabilities	117,570	132,522
Deferred revenue	335,465	339,699

Total current liabilities	461,855	484,365
Deferred tax liability, non-current	206,464	130,603
Other long-term liabilities	24,954	26,640
Deferred revenue, non-current	36,575	29,684
Long-term debt, net	1,562,215	1,565,242

Total liabilities	2,292,063	2,236,534
Commitments and contingencies (Note 6)
Redeemable convertible units, no par value, unlimited units authorized, 454,618,712 and 454,540,317 units issued and outstanding as of January 31, 2024 and October 31, 2024, respectively; aggregate liquidation preference of $6,861,381 and $7,328,547 as of January 31, 2024 and October 31, 2024, respectively	5,838,864	5,834,148

Partners’ deficit
Additional paid in capital	37,431	60,208
Accumulated deficit	(578,626)	(814,352)

Total partners’ deficit	(541,195)	(754,144)

Total liabilities, redeemable convertible units, and partners’ deficit	$7,589,732	$7,316,538

See accompanying notes to unaudited condensed consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per unit data)

(Unaudited)

	Nine Months Ended
	October 31, 2023	October 31, 2024
Revenue
Subscription	438,542	569,540
Perpetual licenses	5,100	360
Services and other	53,223	51,590

Total revenue	496,865	621,490
Cost of revenue
Subscription	150,236	174,174
Perpetual licenses	2,063	121
Services and other	51,364	51,089

Total cost of revenue	203,663	225,384

Gross profit	293,202	396,106
Operating expenses
Research and development	134,845	124,274
Sales and marketing	338,350	350,038
General and administrative	87,508	80,314

Total operating expenses	560,703	554,626

Loss from operations	(267,501)	(158,520)
Other income (expense), net
Interest income	8,031	3,615
Interest expense	(139,490)	(140,125)
Other (expense), net	(2,335)	(3,199)

Total other income (expense), net	(133,794)	(139,709)

Loss before income taxes	(401,295)	(298,229)
Income tax benefit	93,191	62,503

Net loss	$(308,104)	$(235,726)

Class A yield	$(431,512)	$(472,439)

Net loss attributable to Class B unitholders	$(739,616)	$(708,165)

Loss per unit attributable to Class B unitholders - basic and diluted	$(9.19)	$(8.56)

Weighted average Class B units outstanding - basic and diluted	80,441	82,687

See accompanying notes to unaudited condensed consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE UNITS AND PARTNERS’ DEFICIT

(In thousands)

(Unaudited)

	For the Nine Months Ended October 31, 2023
	Redeemable Convertible Units		Additional paid in capital	Accumulated Deficit	Total Partners’ Deficit
	Units	Amount
Balance at January 31, 2023	443,593	$5,788,394	$—	$(183,259)	$(183,259)
Issuance of Class A Units	3,152	35,095	—	—	—
Issuance of Class B Units	689	16,648	—	—	—
Repurchase of Class A Units	(73)	(816)	(33)	—	(33)
Repurchase of Class B Units	(16)	(387)	—
Equity-based compensation expense	—	—	28,592	—	28,592
Vesting of incentive units into Class B Units	1,285	—	—	—	—
Net loss	—	—	—	(308,104)	(308,104)

Balance at October 31, 2023	448,630	$5,838,934	$28,559	$(491,363)	$(462,804)

	For the Nine Months Ended October 31, 2024
	Redeemable Convertible Units		Additional paid in capital	Accumulated Deficit	Total Partners’ Deficit
	Units	Amount
Balance at January 31, 2024	448,940	5,838,864	37,431	(578,626)	(541,195)
Repurchase of Class A Units	(287)	(3,198)	(558)	—	(558)
Repurchase of Class B Units	(313)	(1,518)	(623)	—	(623)
Equity-based compensation expense	—	—	23,958	—	23,958
Vesting of incentive units into Class B Units	1,561	—	—	—	—
Net loss	—	—	—	(235,726)	(235,726)

Balance at October 31, 2024	449,901	$5,834,148	$60,208	$(814,352)	$(754,144)

See accompanying notes to unaudited condensed consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 31, 2023	October 31, 2024
Operating activities
Net loss	$(308,104)	$(235,726)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	197,670	185,608
Amortization of debt issuance costs	3,072	3,342
Amortization of contract acquisition costs	7,367	17,259
(Gain) loss on disposal of fixed assets	6	(7)
Provision for credit losses	1,840	1,807
Equity-based compensation expense	28,592	23,958
Deferred taxes	(97,470)	(75,245)
Net changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business acquisitions:
Accounts receivable	(25,963)	4,261
Contract acquisition costs	(38,165)	(41,227)
Contract assets	(15,566)	(12,110)
Prepayments and other current assets	7,125	(1,421)
Other non-current assets	369	(4,009)
Operating leases, net	(788)	168
Accounts payable	3,261	3,283
Accrued expenses and other liabilities	2,711	12,842
Deferred revenue	36,057	(2,968)

Net cash used in operating activities	(197,986)	(120,185)

Investing activities
Purchase of property and equipment	(1,922)	(3,823)
Proceeds from sale of property and equipment	30	12
Capitalized software development costs	—	(7,776)
Business acquisitions, net of cash acquired	(8,218)	(4,694)

Net cash used in investing activities	(10,110)	(16,281)

Financing activities
Proceeds from issuance of units	51,743	—
Payments of deferred offering costs	—	(1,053)
Repurchase of units	(1,237)	(5,897)

Net cash provided by (used in) financing activities	50,506	(6,950)

Net decrease in cash, cash equivalents and restricted cash	(157,590)	(143,416)
Cash, cash equivalents and restricted cash, beginning of period	431,054	218,468

Cash, cash equivalents and restricted cash, end of period	$273,464	$75,052

	Nine Months Ended
	October 31, 2023	October 31, 2024
	(In thousands) (Unaudited)
Supplemental cash flow information
Cash paid for:
Interest	135,350	107,096
Income taxes, net of refunds	4,825	11,482
Deferred offering costs included in accounts payable and accrued expenses and other liabilities	—	4,301
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	4,628	4,563
Right of use assets obtained in exchange for lease liabilities:
Operating leases	—	1,725

Reconciliation of cash, cash equivalents and restricted cash from the condensed consolidated balance sheets to the condensed consolidated statements of cash flows:
Cash and cash equivalents	266,699	68,166
Restricted cash within prepayments and other current assets	6,765	6,886

Total cash, cash equivalents, and restricted cash in the consolidated statements of cash flows	273,464	75,052

See accompanying notes to unaudited condensed consolidated financial statements.

SAILPOINT PARENT, LP AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

Organization

SailPoint Parent, LP (the “Company”) conducts business as SailPoint and delivers solutions to enable comprehensive identity security for the enterprise. The Company was formed as a Delaware limited partnership in April 2022 and is a holding company that, through its subsidiaries, owns all of the outstanding partnership units of SailPoint Intermediate Holdings III, LP (“Holdings”), a Delaware limited partnership, that was formed in June 2022. The Company is an affiliated entity of Thoma Bravo.

Basis of Presentation

The accompanying condensed consolidated financial statements, which include the accounts of the Company and its wholly owned subsidiaries, have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to Accounting Standards Codification (“ASC”) 270, Interim Reporting. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s audited financial statements for the year ended January 31, 2024. The condensed consolidated financial statements include the accounts of SailPoint Parent, LP and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, the accompany condensed consolidated financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods.

Except as described elsewhere in this Note 1, there have been no material changes to the Company’s significant accounting policies as described in the audited consolidated financial statements as of and for the year ended January 31, 2024.

The Company has not entered into transactions that require presentation as other comprehensive income (loss). Total comprehensive income (loss) is equal to net income (loss) for all periods presented.

Use of Estimates

Management makes estimates and assumptions about future events that affect the amounts reported in its condensed consolidated financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates judgments and assumptions.

The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s condensed consolidated financial statements. There have been no material changes to the Company’s use of estimates as described in the audited consolidated financial statements as of January 31, 2024.

Concentration of Credit and Other Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, accounts receivable, and contract assets. The Company maintains its cash in bank deposit accounts that exceeded federally insured limits. There was no concentration of credit risk for customers as no individual entity represented more than 10% of accounts receivable and contract assets as of January 31, 2024 and October 31, 2024. No customer accounted for more than 10% of revenue during the nine months ended October 31, 2023 or 2024. The Company does not experience concentration of credit risk in foreign countries as no foreign country represents more than 10% of the Company’s consolidated revenues or net assets.

Recently Issued Accounting Standards Not Yet Adopted

Accounting Standards Update 2023-07

In November 2023, the FASB issued ASU-2023-07, Improvements to Reportable Segment Disclosures, (“ASU 2023-07”), which requires public entities to disclose information about their reportable segments’ significant expenses on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024 with early adoption permitted. Adoption of ASU 2023-07 should be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of the new standard on its disclosures related to its consolidated financial statements.

Accounting Standards Update 2023-09

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740), Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public business entities on an annual basis to disclose specific categories in a tabular rate reconciliation and provide additional information for reconciling items that meet a five percent quantitative threshold. Additionally, the ASU requires all entities to disclose the amount of income taxes paid disaggregated by federal, state, and foreign taxes, as well as individual jurisdictions where income taxes paid are equal to or greater than five percent of total income taxes paid. ASU 2023-09 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and the updated should be applied on a prospective basis, with a retrospective application permitted in the financial statements. The Company is currently evaluating the impact of the new standard on its condensed consolidated financial statements and related disclosures.

Accounting Standards Update 2024-01

In March 2024, the FASB issued ASU 2024-01, Compensation-Stock Compensation (Topic 718), Scope Applications of Profit Interests and Similar Awards (“ASU 2024-01”), which provides illustrative guidance on how to apply the scope guidance to determine whether profits interests and similar awards should be accounted for as share-based payment arrangements under Topic 718 or under other GAAP. ASU 2024-01 is effective for annual periods beginning after December 15, 2025. Early adoption is permitted and may be adopted prospectively or retrospectively. The Company is currently evaluating the impact of the new standard on its condensed consolidated financial statements and related disclosures.

Accounting Standards Update 2024-03

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosure (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires disaggregated disclosures, in the notes to the financial statements, of certain categories of expenses that are included in expense line items on the face of the income statement. ASU 2024-03 is effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. ASU 2024-03 should be applied on a prospective basis, with a retrospective application permitted in the financial statements. The Company is currently evaluating the impact of the new standard on its condensed consolidated financial statements and related disclosures.

2. Revenue Recognition

Disaggregation of Revenue

The following table presents the Company’s revenue disaggregated by subscription product categories (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
Subscription
SaaS	$220,045	$320,540
Maintenance	116,480	115,676
Term subscriptions	94,270	118,616
Other subscription services	7,747	14,708

Total Subscription	438,542	569,540
Perpetual licenses	5,100	360
Services and other	53,223	51,590

Total revenue	$496,865	$621,490

The following summarizes the revenue the Company recognized at a point in time and over time (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
Revenue recognized at a point in time	$69,152	$71,429
Revenue recognized over time	427,713	550,061

Total revenue recognized	$496,865	$621,490

Contract Balances

Deferred revenue consists primarily of payments received in advance of revenue recognition under the Company’s contracts with customers. Revenue recognized that was previously deferred was $243.9 million during the nine months ended October 31, 2023 compared to $308.3 million during the nine months ended October 31, 2024.

Remaining Performance Obligations

The Company’s contracts with customers include amounts allocated to performance obligations that will be satisfied at a later date. These remaining performance obligations represent contract value that has not yet been recognized as revenue. Remaining performance obligations includes both invoices that have been issued to customers but have not been recognized as revenues and amounts that will be invoiced and recognized as revenue in future periods. As of October 31, 2024, remaining performance obligations were $1.18 billion of which the Company expects to recognize $598.9 million as revenue over the next 12 months.

3. Allowance for Expected Credit Losses

The following table presents the balance of the allowance for expected credit losses for accounts receivable and contract assets (in thousands):

	January 31, 2024	October 31, 2024
Allowance for credit losses - accounts receivable	$1,185	$616
Allowance for credit losses - contract assets	$141	$168

For the nine months ended October 31, 2023 and 2024, there were no material changes in the allowance for credit losses.

4. Fair Value Measurements

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2: Observable inputs, other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3: Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following tables present information about the Company’s financial assets that are measured at fair value on a recurring basis (in thousands):

	As of January 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents
Money market funds	$181,202	—	—	$181,202

	As of October 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents
Money market funds	$34,890	—	—	$34,890

The Company’s carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses are considered Level 1 and approximate their fair values due to their short maturities as of January 31, 2024 and October 31, 2024 and are excluded from the fair value tables above. The carrying value of debt is considered Level 1 and approximates fair value.

5. Business Combinations

2025 Acquisitions

Double Zero

On April 9, 2024 (“Acquisition Date”), the Company acquired all of the outstanding stock of Double Zero Security, Inc. (“Double Zero”), a third-party provider of digital-identity threat detection and response for secure enterprise access. The aggregate consideration transferred in connection with this acquisition was $5.4 million, net of cash acquired, and $0.8 million was held back from the amount paid on the Acquisition Date for certain indemnities (“Holdback Consideration”). The Holdback Consideration is recorded in the condensed consolidated balance sheets in accrued expenses and other liabilities. The Company paid $0.1 million of the Holdback Consideration 60 days after the Acquisition Date and the remaining Holdback Consideration is payable on the one-year anniversary of the Acquisition Date.

The following table summarizes the preliminary purchase price allocation as of the date of acquisition (in thousands):

Cash and cash equivalents	$9
Accounts receivable	25
Prepayments and other current assets	18
Deferred tax assets, non-current	860
Goodwill	3,566
Intangible assets	1,360
Accounts payable	(41)
Accrued expenses and other liabilities	(108)
Deferred revenue	(311)

Total fair value of assets acquired and liabilities assumed	$5,378

The preliminary fair value estimates and assumptions regarding certain tangible assets acquired and liabilities assumed, and the valuation of intangible assets acquired and income taxes are subject to change as additional information is obtained during the measurement period.

The fair value of the developed technology was estimated using a market approach. The following table presents the estimated fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Developed technology	$1,360	6

2024 Acquisitions

Osirium

On October 30, 2023, the Company acquired all of the outstanding stock of Osirium Technologies PLC (“Osirium”), a SaaS company delivering privileged access management, privileged endpoint management and IT process automation solutions. The aggregate consideration paid in connection with this acquisition was $8.2 million, net of cash acquired.

The following table summarizes the final purchase price allocation as of the date of acquisition (in thousands):

Cash and cash equivalents	$534
Accounts receivable	562
Prepayments and other current assets	304
Goodwill	8,276
Intangible assets	2,361
Accounts payable	(250)
Accrued expenses and other liabilities	(813)
Deferred tax liabilities, non-current	(590)
Deferred revenue	(1,632)

Total fair value of assets acquired and liabilities assumed	$8,752

The fair value of the developed technology was estimated using a market approach. The following table presents the estimated fair values and useful lives of the identifiable intangible assets acquired:

	Amount	Estimated Useful Life
	(In thousands)	(In years)
Developed technology	$2,361	6

6. Commitments and Contingencies

Contingencies

The Company has contractual commitments associated with agreements that are enforceable and legally binding. These contractual commitments do not include obligations under contracts that the Company can cancel without significant penalty and purchase orders as the purchase orders represent authorizations to purchase rather than binding agreements. There were no material changes outside the ordinary course of business to the Company’s non-cancelable contractual commitments disclosed in the Company’s audited consolidated financial statements for the year ended January 31, 2024.

Indemnification Arrangements

In the ordinary course of business, the Company enters into contractual arrangements under which it agrees to provide indemnification of varying scope and terms to customers, business partners and other parties with respect to certain matters, including, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities with respect to the Company’s products and services and business. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in a particular contract. The Company includes service level commitments to the Company’s cloud customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels.

To date, the Company has not incurred any material costs as a result of these commitments, and expects the time between any potential claims and issuance of the credits to be short. As a result, the Company has not accrued any liabilities related to these commitments in the accompanying condensed consolidated financial statements.

Litigation Claims and Assessments

The Company is subject to claims and suits that may arise from time to time in the ordinary course of business. In addition, some legal actions, claims and governmental inquiries may be instituted or asserted in the future against the Company. Although the outcome of these legal proceedings cannot be predicted with certainty and no assurances can be provided, based upon current information, the Company does not believe the liabilities, if any, which may ultimately result from the outcome of such matters, individually or in the aggregate, will have a material adverse impact on these condensed consolidated financial statements.

7. Credit Agreement

In connection with the Agreement and Plan of Merger, on August 16, 2022 (the “Closing Date” or “Merger Date”), Project Hotel California Merger Sub, Inc. entered into a new Credit Agreement (the “Credit Agreement”). The Credit Agreement provides for (i) a six-year $125.0 million senior secured revolving credit facility, including a letter of credit sub-facility of up to $5.0 million (the “Revolving Credit Facility”) and (ii) a seven-year $1.59 billion term loan facility (the “Term Loans”). The Revolving Credit Facility matures in August 2028 and the Term Loans mature in August 2029. The proceeds from the Term Loans were used to finance a portion of the purchase consideration and fees and expenses relating to the acquisition of the Company and the establishment of the Credit Agreement, and for working capital and general corporate purposes. Borrowings under the Revolving Credit Facility may be used to provide ongoing working capital as well as for other general corporate purposes of the Company. On the Closing Date, the Company became the borrower under the Credit Agreement.

The Company (i) incurred deferred financing costs of $33.1 million related to the issuance of the Term Loans that were recorded as a reduction to the outstanding debt balances as of the Merger Date and (ii) incurred deferred financing costs of $2.6 million related to the issuance of the Revolving Credit Facility, which are included in other non-current assets on the accompanying condense consolidated balance sheets as of the Merger Date. These costs are being amortized to interest expense over the life of the Term Loans and the life of the Revolving Credit Facility using the effective interest method and on a ratable basis, respectively.

The Credit Agreement contains covenants that, among other things and subject to certain exceptions and qualifications, restrict the ability of the Company and the ability of certain of its subsidiaries to incur or guarantee additional indebtedness or issue disqualified stock or certain preferred stock; pay dividends and make other distributions or repurchase stock; make certain investments; create or incur liens; sell assets; create restrictions affecting the ability of restricted subsidiaries to make distributions, loans or advances or transfer assets to the Company or the restricted subsidiaries; enter into certain transactions with the Company’s affiliates; designate restricted subsidiaries as unrestricted subsidiaries; and merge, consolidate or transfer or sell all or substantially all of the Company’s assets. The Company is subject to quarterly financial covenants relating to maintaining a minimum liquidity and annual recurring revenue ratio as defined in the Credit Agreement.

All obligations under the Term Loans and Revolving Credit Facility are unconditionally guaranteed by Holdings and each of the existing and future direct and indirect material, wholly-owned domestic subsidiaries of the Company, subject to certain exceptions. Obligations outstanding under the Credit Agreement are secured by perfected first priority pledges of and security interests in (i) the equity interests of the Company held by its direct parent and (ii) substantially all of the assets of the Company and each subsidiary guarantor (subject to customary exceptions as more fully described in the Credit Agreement), including equity interests of each subsidiary guarantor under the Credit Agreement.

Borrowings under the Term Loans will bear interest, initially, at a rate equal to, at the Company’s option, either:

•

a base rate determined by reference to the highest of (i) the Federal Funds Rate (determined for any day as the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day) plus 0.5%, (ii) the rate of interest in effect for such day as published by The Wall Street Journal as its “prime rate”, (iii) to the extent ascertainable, one month Adjusted Term SOFR (determined as set forth below) plus 1.00%, and (iv) 1.75% plus, in any such case, 5.25%; or

•

Adjusted Term SOFR determined by reference to the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York, plus a credit spread adjustment for interest periods of one month, three months and six months, respectively, plus, in each case, 6.25%.

From and after the delivery by the Company to the administrative agent for the Credit Agreement of financial statements for the first fiscal quarter ended after the effective date of the Credit Agreement, the applicable margin over the base rate or Adjusted Term SOFR for the Term Loans will be in the range of 6.00% and 6.25% (for SOFR loans) and 5.00% and 5.25% (for base rate loans) based on a pricing grid as determined by reference to the applicable Annual Recurring Revenue Net Leverage Ratio (as defined in the Credit Agreement) for the most recent four fiscal quarter period for which financial statements have been delivered.

As of October 31, 2024, the Term Loans bear interest at a rate of 11.10% based on the Adjusted Term SOFR for a three-month interest period.

In addition, the Company will be required to pay a commitment fee on any unused portion of the Revolving Credit Facility at a rate of 0.50% per annum. The Company will also pay customary letter of credit fees, including a fronting fee equal to 0.25% per annum of the dollar equivalent of the maximum amount available to be drawn under all outstanding letters of credit, as well as customary issuance and administration fees. These fees are recorded as interest expense on the condensed consolidated statement of operations.

The Company may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility due 2028 at any time without a premium or a penalty.

The Company had no outstanding Revolving Credit Facility balance as of January 31, 2024 and October 31, 2024. The Company was in compliance with all applicable covenants as of October 31, 2024.

The net carrying amount of the Term Loans as of January 31, 2024 was $1.56 billion consisting of principal of $1.59 billion and unamortized issuance costs of $27.8 million.

The net carrying amount of the Term Loans as of October 31, 2024 was $1.57 billion consisting of principal of $1.59 billion and unamortized issuance costs of $24.8 million.

The interest expense recognized related to the Term Loans for the nine months ended October 31, 2023 and 2024 was $139.1 million and $139.8 million, respectively, consisting of contractual interest expense of $136.4 million and amortization of debt issuance costs of $2.7 million for the nine months ended October 31, 2023, and contractual interest expense of $136.8 million and amortization of debt issuance costs of $3.0 million for the nine months ended October 31, 2024.

8. Related Party Transactions

The Company has an advisory services agreement with an affiliate of Thoma Bravo, for which there has been no changes during the nine months ended October 31, 2024.

The Company made payments of $9.5 million and $5.6 million to the affiliate, and included $11.4 million and $11.3 million in general and administrative expenses in the accompanying condensed consolidated statements of operations for the nine months ended October 31, 2023 and the nine months ended October 31, 2024, respectively.

Accrued expenses and other liabilities due to the affiliate of $1.2 million were recorded in the condensed consolidated balance sheets as of January 31, 2024 compared to $6.9 million as of October 31, 2024.

There were no prepayments to the affiliate that was recorded in prepaid assets in the condensed consolidated balance sheets as of January 31, 2024 and October 31, 2024, respectively.

The Company also engaged in ordinary sales transactions with entities affiliated with Thoma Bravo. The Company generated revenue of $0.6 million and $0.3 million from such affiliates for the nine months ended October 31, 2023 and the nine months ended October 31, 2024, respectively.

The Company also engaged in ordinary purchase transactions with entities affiliated with Thoma Bravo. The Company made purchases of $2.0 million and $2.0 million from such affiliates for the nine months ended October 31, 2023 and the nine months ended October 31, 2024, respectively.

The accounts payable and liabilities due to such affiliates and the amounts receivable from such affiliates were not material as of January 31, 2024 and October 31, 2024, respectively.

Under the terms of the Credit Agreement, an entity affiliated with Thoma Bravo provided $50.0 million of the Term Loans as part of the syndicate of lenders on August 16, 2022. There has been no changes to the Credit Agreement during the nine months ended October 31, 2024.

The Company made interest payments of $4.3 million and $3.4 million to the affiliate, and incurred interest expense of $4.4 million and $4.4 million to the affiliate for the nine months ended October 31, 2023 and the nine months ended October 31, 2024, respectively.

The total principal balance owed to the affiliate of Thoma Bravo was $50.0 million, and the total accrued interest was $0.3 million and $1.2 million as of January 31, 2024 and October 31, 2024, respectively.

9. Partners’ Deficit

Redeemable Convertible Units

The Class A and Class B Units are classified as mezzanine equity and outside of Partners’ deficit because they include a redemption provision upon a deemed liquidation events that are considered outside of the Company’s control. The Company did not adjust the carrying values of the Class A and Class B Units to the redemption value associated with such deemed liquidation events because such events were not considered probable at the reporting dates.

Redeemable convertible units consisted of the following as of the following dates (in thousands):

	January 31, 2024
	Units issued and outstanding	Aggregate liquidation preference	Net carrying value
Class A Units	367,132	$6,861,381	$3,960,241
Class B Units	81,808	—	1,878,623

Total redeemable convertible units	448,940	$6,861,381	$5,838,864

	October 31, 2024
	Units issued and outstanding	Aggregate liquidation preference	Net carrying value
Class A Units	366,845	$7,328,547	$3,957,042
Class B Units	83,056	—	1,877,106

Total redeemable convertible units	449,901	$7,328,547	$5,834,148

The cumulative unpaid Class A Yield earned was $834.3 million and $1.31 billion as of January 31, 2024 and October 31, 2024, respectively.

There were no material changes to the relevant terms related to the Class A and Class B Units as described in the audited consolidated financial statements for the year ended January 31, 2024.

10. Equity-Based Compensation

The Incentive Equity Plan (the “Plan”) provides for the grant of options, profits interest, equity appreciation rights and other forms of awards to employees and non-employees granted or denominated in units of the Company. Under the Plan, 24.3 million Class B Units (“Incentive Units”) were reserved for issuance for which there has been no changes during the nine months ended October 31, 2024.

A summary of the Company’s equity-based compensation expense, which includes incentive units, equity appreciation rights, and cash-settled awards, is presented below (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
Incentive equity units	$28,592	$23,958
Equity appreciation rights	2,364	3,423
Cash-settled awards	73,275	44,813

Total equity-based compensation expense	$104,231	$72,194

There were 5.1 million and 4.6 million unvested incentive units as of October 31, 2023 and 2024, respectively, that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS because to do so would have been antidilutive.

A summary of the Company’s stock-based compensation expense as recognized on the unaudited condensed consolidated statements of operations is presented below (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
Cost of revenue
Subscription	$5,284	$5,120
Services and other	4,381	4,854
Operating expenses
Research and development	23,062	17,283
Sales and marketing	40,756	26,481
General and administrative	30,748	18,456

Total equity-based compensation expense	$104,231	$72,194

11. Balance Sheet Related Items

Property and Equipment, Net

The cost and accumulated depreciation of property and equipment are as follows (in thousands):

	January 31, 2024	October 31, 2024
Computer equipment	$8,961	$11,906
Capitalized software development costs	—	7,776
Furniture and fixtures	3,517	3,629
Leasehold improvements	11,770	12,305
Other	1,207	1,216

Total property and equipment	25,455	36,832
Less: accumulated depreciation	(9,123)	(13,853)

Total property and equipment, net	$16,332	$22,979

Depreciation expense for the nine months ended October 31, 2023 and 2024 was $5.0 million and $4.9 million, respectively.

Prepayments and Other Current Assets and Other Non-Current Assets

Prepayments and other current assets consisted of the following (in thousands):

	January 31, 2024	October 31, 2024
Prepaid expenses	$23,794	$19,078
Restricted cash	6,821	6,886
Income tax receivables	597	1,883
Other	4,540	9,447

Total prepayments and other current assets	$35,752	$37,294

Other non-current assets consisted of the following (in thousands):

	January 31, 2024	October 31, 2024
Prepaid expenses	$797	$4,945
Deferred tax assets, non-current	6,066	6,310
Right-of-use assets, net	24,223	22,777
Other	2,133	7,027

Total other non-current assets	$33,219	$41,059

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	January 31, 2024	October 31, 2024
Commissions	$26,771	$16,918
Bonus	35,300	20,850
Cash-settled awards	8,567	6,006
Payroll and related benefits	9,494	8,626
Operating lease liabilities—current	3,921	4,348
Interest payable	8,054	37,743
Income taxes payable	2,896	3,454
Thoma Bravo advisory fees	1,250	6,875
Other	21,317	27,702

Total accrued expenses and other liabilities	$117,570	$132,522

Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

	January 31, 2024	October 31, 2024
Long-term operating lease liabilities	$20,800	$19,095
Equity appreciation rights	4,154	7,545

Total other long-term liabilities	$24,954	$26,640

12. Income Taxes

Income Taxes

The effective tax rate for the nine months ended October 31, 2023 and 2024 is 23.2% and 21.0%, respectively. The effective tax rate differs from the statutory rate primarily as a result of the tax expense recognized for the US return-to-provision adjustments in each period.

Provision for income taxes consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which the Company conducts business. The Company is in an overall deferred tax asset position and maintains its valuation allowance for certain federal and state tax jurisdictions as existing deferred tax liabilities do not provide sufficient future taxable income to realize the full benefit of its deferred tax assets.

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. During the nine months ended October 31, 2023 and 2024, the Company did not record any material interest or penalties.

13. Geographic Information

ASC 280, Segment Reporting, establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and derives revenues from the licensing of software and the sale of our maintenance, SaaS subscription offerings, professional services and technical support. Revenue is classified by the following major geographic areas: (i) United States, (ii) Europe, the Middle East and Africa (“EMEA”) and (iii) the rest of the world.

The following is a summary of consolidated revenues within geographic areas (in thousands):

	Nine Months Ended
	October 31, 2023	October 31, 2024
United States	$345,019	$425,157
EMEA	96,069	118,125
Rest of the World	55,777	78,208

Total revenue	$496,865	$621,490

No single country outside of the United States represented more than 10% of our revenue or total long-lived assets.

14. Employee Benefit Plans

The Company has established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The 401(k) Plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a percentage of their annual compensation as defined in the 401(k) Plan. The Company matches portions of employees’ voluntary contributions. Additional employer contributions in the form of profit sharing may also be made at the Company’s discretion and are expenses as incurred. Matching contribution expense for the nine months ended October 31, 2023 and 2024 was $4.3 million and $4.8 million, respectively.

15. Condensed Financial Information of Registrant (Parent Company Only)

SAILPOINT PARENT, LP

Parent Company Only

Condensed Balance Sheets

(in thousands, excepts units)

	January 31, 2024	October 31, 2024
Assets
Current assets
Cash and cash equivalents	$—	$—

Total current assets	—	—
Investment in subsidiary	5,297,669	5,080,004

Total assets	$5,297,669	$5,080,004

Liabilities, redeemable convertible units and partners’ deficit
Current liabilities
Total current liabilities	$—	$—

Total liabilities	—	—
Redeemable convertible units, no par value, unlimited units authorized, 454,618,712 and 454,540,317 units issued and outstanding as of January 31, 2024 and October 31, 2024, respectively; aggregate liquidation preference of $6,861,381 and $7,328,547 as of January 31, 2024 and October 31, 2024, respectively	5,838,864	5,834,148
Partners’ deficit
Additional paid in capital	37,431	60,208
Accumulated deficit	(578,626)	(814,352)

Total partners’ deficit	(541,195)	(754,144)

Total liabilities, redeemable convertible units and partners’ deficit	$5,297,669	$5,080,004

SAILPOINT PARENT, LP

Parent Company Only

Condensed Statements of Operations

(in thousands)

Nine Months Ended
	October 31, 2023	October 31, 2024
Revenue
Total revenue	$—	$—
Cost of revenue:
Total cost of revenue	—	—

Gross profit	—	—
Operating expenses:
Total operating expenses	—	—

Income from operations	—	—
Other expense:
Total other expense	—	—
Equity in net loss of subsidiary	(308,104)	(235,726)

Net loss	$(308,104)	$(235,726)

Description of Business and Basis of Presentation

Organization

SailPoint Parent, LP, which is controlled by the TB Funds, became the ultimate parent of Technologies Holdings in August 2022 and is referred to as the “Parent” herein. The Parent has no operations or significant assets or liabilities other than its investment in Technology Holdings through its subsidiaries. Accordingly, the Parent is primarily dependent upon distributions from its subsidiary for funding. However, Holdings and Technologies Holdings’ ability to pay dividends or lend to the Parent is limited under the Credit Agreement. All obligations under the Credit Agreement are guaranteed by Holdings.

The Credit Agreement contains certain affirmative, negative, and financial covenants, including limitations on dividends and distributions, sales of assets, and other similar activities. Because of these qualitative restrictions, substantially all of the assets of the Parent’s subsidiaries are restricted. See Note 7.

Basis of Presentation

These condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Parent’s investment in subsidiary is presented under the equity method of accounting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. As such, these parent-only financial statements should be read in conjunction with the accompanying notes to the consolidated financial statements of the Parent.

During the nine months ended October 31, 2023, the Parent generated cash from financing activities of $51.7 million related to proceeds for the issuance of Class A and B units. The cash received of $51.7 million was used to invest in Technologies Holdings.

A condensed statement of cash flows was not presented because the Parent has no other material operating, investing, or financing cash flow activities for the nine months ended October 31, 2023 and 2024.

During the nine months ended October 31, 2023, the Parent recorded additional paid in capital of $28.6 million related to the Incentive Units issued under the Plan. On behalf of the Parent, Technology Holdings repurchased Class A and Class B Units of the Parent for $1.2 million, which resulted in a reduction of investment in subsidiary.

During the nine months ended October 31, 2024, the Parent recorded additional paid in capital of $24.0 million related to the Incentive Units issued under the Plan. On behalf of the Parent, Technology Holdings repurchased Class A and Class B Units of the Parent for $5.9 million, which resulted in a reduction of investment in subsidiary.

16. Subsequent Events

The Company evaluated subsequent events through December 30, 2024 which is the date the financial statements were available to be issued.

On November 8, 2024, the Company drew $25.0 million on its Revolving Credit Facility in preparation for a business acquisition. As a result, $100.0 million is available to be drawn on the Revolving Credit Facility.

On December 13, 2024, the Company closed on an agreement with Imprivata, a Thoma Bravo portfolio company, to acquire their existing Identity Governance and Administration business for a cash payment of $10.7 million at closing and up to an additional cash amount of $7.4 million payable eight months after the closing subject to the achievement of certain customer contract assignments or migrations. We are currently in the process of finalizing the accounting for this transaction and expect to complete our preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed in the fourth quarter of fiscal year 2025.

On December 23, 2024, the Company entered into a purchase agreement with Thoma Bravo, pursuant to which Thoma Bravo purchased 36,548,286 Class A Units and 7,984,676 Class B Units for an aggregate purchase price of $600.0 million. In connection with Thoma Bravo’s purchase, certain of the Company’s directors and officers have preemptive rights under the Partnership Agreement to purchase Class A and Class B units, which will be exercised or waived in January 2025. The Company used $575 million of the proceeds from such to repay $550 million and $25 million of borrowings under the Term Loan and Revolving Credit Facility, respectively, and plans to use the remainder for general corporate purposes.

17. Unit Split

On January 31, 2025, the Company effected a 60.91-for-1 forward unit split and a 0.45-for-1 reverse unit split of the Company’s Class A Units and Class B Units, respectively. All Class A Unit and Class B Unit and per unit information included in the accompanying condensed consolidated financial statements have been retroactively adjusted to reflect this unit split for all periods presented. Additionally, all incentive unit and per unit information was adjusted to reflect the 0.45- for-1 reverse unit split of the Company’s Class B Units.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee, the Nasdaq listing fee, and the FINRA filing fee.

SEC registration fee	$184,868
FINRA filing fee	181,625
Nasdaq listing fee	295,000
Printing expenses	600,000
Legal fees and expenses	4,750,000
Accounting fees and expenses	3,200,000
Transfer agent fees and registrar fees	12,500
Miscellaneous expenses	2,476,007

Total expenses	$11,700,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend, or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. Our certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is, or is threatened to be made, party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were, or are a party to any threatened, pending, or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our bylaws will provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement to the fullest extent permitted under the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

We will maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of our directors and officers by the underwriters party thereto against certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Since January 1, 2021, we have made sales of the following unregistered securities:

•

In connection with the Take-Private Transaction, on August 16, 2022, we issued approximately 362,467,732.36 Class A Units and approximately 79,188,048.57 Class B Units for an aggregate of $5,950,501,667 to Thoma Bravo.

•

In connection with the Take-Private Transaction, on August 16, 2022, we issued approximately 1,589,850.46 Class A Units and approximately 347,333.27 Class B Units to Mark McClain, our Chief Executive Officer, in exchange for rollover equity of $26,100,000.

•

In March 2023, we issued employees and directors an aggregate of approximately 3,151,863.31 Class A Units and approximately 688,583.46 Class B Units for a total value of $51,743,000, of which approximately 2,787,050.50 Class A Units remain outstanding and approximately 608,883.28 Class B Units remain outstanding as of October 31, 2024.

•

From June 2023 through October 2024, we granted directors and employees an aggregate of approximately 8,492,521.45 time-based restricted Class B Units, subject to certain participation thresholds, for a total value of $148,392,423, of which approximately 7,551,706.45 remain outstanding as of October 31, 2024.

•	On December 23, 2024, we issued approximately 36,548,286.44 Class A Units and approximately 7,984,676.29 Class B Units to Thoma Bravo for an aggregate purchase price of $600,000,000.

•

On January 7, 2025, we issued approximately 19,567.57 Class A Units and approximately 4,274.91 Class B Units to certain of our directors and other equityholders who exercised their preemptive rights under our partnership agreement in connection with Thoma Bravo’s purchase for an aggregate purchase price of approximately $0.3 million.

The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the above securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon any stock certificates issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(i)	Exhibits

Exhibit Number	Description

1.1	Form of Underwriting Agreement

2.1+

Agreement and Plan of Merger, dated as of April 10, 2022, by and among SailPoint Technologies Holdings, Inc., Project Hotel California Holdings, LP, and Project Hotel California Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by SailPoint Technologies Holdings, Inc. on April 11, 2022)

3.1	Form of Certificate of Incorporation of SailPoint, Inc., to be in effect upon the completion of the Corporate Conversion

3.2	Form of Bylaws of SailPoint, Inc., to be in effect upon the completion of the Corporate Conversion

4.1+	Registration Rights Agreement, dated August 16, 2022, by and among SailPoint Parent LP, Thoma Bravo and the other parties thereto

5.1	Opinion of Kirkland & Ellis LLP

10.1+

Credit Agreement, dated August 16, 2022, by and among SailPoint Technologies Holdings, Inc., the Guarantors, the Lenders, Golub Capital Markets LLC, as administrative agent and collateral agent, and Golub Capital Markets LLC, Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, Antares Capital LP, Macquarie Capital (USA) Inc., Onex Falcon Direct Lending BDC Fund, LLC and Fortress Credit Corp., collectively, as joint bookrunners and joint lead arrangers

10.2+	First Amendment to Credit Agreement, dated March 4, 2024, by and between SailPoint Technologies Holdings, Inc., Golub Capital Markets LLC, as administrative agent, and the lenders party thereto

10.3+

Lease, dated October  2, 2017, by and between BDN Four Points Land LP and SailPoint Technologies, Inc. (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 filed by SailPoint Technologies Holdings, Inc. on October 20, 2017)

10.4+	First Amendment to Lease, dated March 27, 2019, by and between BDN Four Points Land LP and SailPoint Technologies, Inc.

10.5+	Form of Director Designation Agreement by and among SailPoint, Inc. and the stockholders party thereto

10.6+	Form of SailPoint, Inc. Omnibus Incentive Plan

10.7	Form of Restricted Stock Unit Grant Notice and Award Agreement (Executive Officers) under the SailPoint, Inc. Omnibus Incentive Plan

10.8	Form of Restricted Stock Unit Grant Notice and Award Agreement (Non-employee Directors) under the SailPoint, Inc. Omnibus Incentive Plan

10.9+	Form of SailPoint, Inc. Employee Stock Purchase Plan

10.10+	Form of Indemnification Agreement between Sailpoint, Inc. and each of its directors and executive officers

10.11+

Amended and Restated Senior Management and Restricted Stock Agreement, dated November 5, 2017, by and among SailPoint Technologies Holdings, Inc., SailPoint Technologies, Inc., and Mark McClain (incorporated by reference to Exhibit 10.12 to Amendment No. 3 to the Registration Statement on Form S-1 filed by SailPoint Technologies Holdings, Inc. on November 14, 2017)

Exhibit Number	Description

10.12+

Amendment No. 1 to Amended and Restated Senior Management and Restricted Stock Agreement, dated as of April 2, 2019, by and among SailPoint Technologies Holdings, Inc., SailPoint Technologies, Inc., and Mark McClain (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by SailPoint Technologies Holdings, Inc. on August 6, 2019 for the quarter ended September 30, 2019)

10.13+

Offer Letter, dated August 19, 2019, by and between SailPoint Technologies, Inc. and Matt Mills (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by SailPoint Technologies Holdings, Inc. on November 6, 2019 for the quarter ended September 30, 2019)

10.14+	Offer Letter, dated December 2, 2022, by and between SailPoint Technologies, Inc. and Brian Carolan

10.15+

Offer Letter, dated February 1, 2017, by and between SailPoint Technologies, Inc. and Chris Schmitt (incorporated by reference to Exhibit 10.35 to the Annual Report on Form 10-K filed by SailPoint Technologies Holdings, Inc. on February 28, 2022 for the year ended December 31, 2021)

10.16+	Offer Letter, dated October 7, 2011, by and between SailPoint Technologies, Inc. and Abby Payne

16.1+	Letter from Grant Thornton LLP Regarding Change in Certifying Accountant

21.1+	List of Subsidiaries of SailPoint, Inc.

23.1	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young, LLP

23.3	Consent of Grant Thornton LLP

24.1+	Powers of Attorney (included on signature page)

107	Filing Fee Table

+	Indicates previously filed.

(ii)	Financial statement schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on February 4, 2025.

SailPoint Parent, LP

By:	/s/ Mark McClain
Name: Mark McClain
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark McClain Mark McClain	Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2025

/s/ Brian Carolan Brian Carolan	Chief Financial Officer (Principal Financial Officer)	February 4, 2025

/s/ Mitra Rezvan Mitra Rezvan	Chief Accounting Officer (Principal Accounting Officer)	February 4, 2025

* Kristin Nimsger Weston	Director	February 4, 2025

* Andrew Almeida	Director	February 4, 2025

* William Bock	Director	February 4, 2025

* Seth Boro	Director	February 4, 2025

* Ronald Green	Director	February 4, 2025

* James (Jim) Hagan	Director	February 4, 2025

* Sacha May	Director	February 4, 2025

* Tracey Newell	Director	February 4, 2025

* By:	/s/ Brian Carolan
Brian Carolan
Attorney-in-Fact